Use these links to rapidly review the document

EXECUTIVE COMPENSATION AND RELATED INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

QUALCOMM INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

QUALCOMM Incorporated

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

January 23, 2020

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm's 2020 Annual Meeting of Stockholders (Annual Meeting) on Tuesday, March 10, 2020. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by a presentation on Qualcomm's fiscal 2019 performance.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote as our Board of Directors recommends.

Thank you for your support and continued interest in Qualcomm. I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on Tuesday, March 10, 2020.

Sincerely, Steve Mollenkopf Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 10, 2020

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (Company), will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 10, 2020 at 9:30 a.m. Pacific Time for the following purposes:

■
To elect 10 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

■
To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2020.

■
To approve the amended and restated 2016 Long-Term Incentive Plan, including an increase in the share reserve by 74,500,000 shares.

■
To approve, on an advisory basis, our executive compensation.

■
To approve, on an advisory basis, the frequency of future advisory votes on our executive compensation.

■
To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 13, 2020 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg Executive Vice President, General Counsel and Corporate Secretary
San Diego, California January 23, 2020

2020 PROXY STATEMENT	i

PROXY OVERVIEW

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

2020 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	Location	Record Date

March 10, 2020 9:30 a.m. Pacific Time	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive San Diego, California 92121	January 13, 2020

DATE OF FIRST DISTRIBUTION OF PROXY MATERIALS IS JANUARY 23, 2020

Voting

Stockholders of record as of the Record Date may vote via the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting (see "Voting Methods" section on page 3).

In person at the Annual Meeting	By telephone at 1 (800) 690-6903	Over the Internet at www.proxyvote.com	By mailing your completed proxy card in the envelope provided	By scanning the QR code with your mobile device

Voting Matters and Board Recommendations

The Board of Directors unanimously recommends that you vote as follows:

Proposal	Board Recommendation	Page Reference

PROPOSAL 1: Election of Directors	FOR each Nominee	14

PROPOSAL 2: Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2020	FOR	19

PROPOSAL 3: Approval of the amended and restated 2016 Long-Term Incentive Plan, including an increase in the share reserve by 74,500,000 shares.	FOR	21

PROPOSAL 4: Approval, on an advisory basis, of our executive compensation	FOR	34

PROPOSAL 5: Approval, on an advisory basis, of the frequency of future advisory votes on our executive compensation	ANNUAL	36

2020 PROXY STATEMENT	1

PROXY OVERVIEW

Director Nominees (See page 14)

Name	Age	Director Since	Occupation / Experience	Independent
Mark Fields	58	2018	Current: Senior Advisor at TPG Capital LP. Prior experience includes serving as President and CEO of Ford Motor Company.	✓

Jeffrey W. Henderson	55	2016	Current: Director of Halozyme Therapeutics, Inc., FibroGen, Inc., and Becton, Dickinson and Company. Prior experience includes serving as CFO of Cardinal Health Inc.	✓

Ann M. Livermore	61	2016	Current: Director of Hewlett Packard Enterprise Company and United Parcel Services. Prior experience includes serving as Executive Vice President of the Enterprise Business at Hewlett-Packard Company.	✓

Harish Manwani	66	2014	Current: Senior Operating Partner for The Blackstone Group. Prior experience includes serving as COO of Unilever PLC.	✓

Mark D. McLaughlin(1)	54	2015	Current: Vice Chairman of the Board of Palo Alto Networks, Inc. Prior experience includes serving as Chairman of the Board and CEO of Palo Alto Networks, Inc. and President and CEO of VeriSign, Inc.	✓

Steve Mollenkopf	51	2013	Current: CEO of Qualcomm Incorporated.

Clark T. Randt, Jr.	74	2013	Current: President of Randt & Co. LLC. Prior experience includes serving as U.S. Ambassador to the People's Republic of China and as a partner at Shearman & Sterling, an international law firm.	✓

Irene B. Rosenfeld	66	2018	Current: Director of Conyers Park II Acquisition Corp. Prior experience includes Chairman and CEO of Mondelēz International, Inc., Chairman and CEO of Frito-Lay and President of Kraft Foods North America.	✓

Kornelis "Neil" Smit	61	2018	Current: Vice Chairman of Comcast Corporation. Prior experience includes serving as President and CEO of Comcast Cable Communications.	✓

Anthony J. Vinciquerra	65	2015	Current: Chairman of the Board and CEO of Sony Pictures Entertainment Inc. Prior experience includes serving as the President and CEO of FOX Networks Group.	✓

(1)
Chair of the Board

2	2020 PROXY STATEMENT

PROXY STATEMENT

In this document, the words "Qualcomm," "the Company," "we," "our," "ours" and "us" refer only to QUALCOMM Incorporated, a Delaware corporation, and its consolidated subsidiaries and not to any other person or entity.

MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated is soliciting your proxy for use at the Company's 2020 Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 10, 2020, at 9:30 a.m. Pacific Time and at any adjournment or postponement thereof. Admission to the meeting is restricted to stockholders of record as of January 13, 2020 (Record Date) and/or their designated representatives. All stockholders will be required to show valid picture identification. If your shares are in the name of your bank, broker or other holder of record, you will also need to bring evidence of your stock ownership, such as your most recent brokerage account statement or a copy of your voting instruction form. For security purposes, packages and bags may be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,142,326,091 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If you do not provide voting instruction on your proxy, your shares will be voted as described in the section "How Your Shares Will Be Voted" below. All votes will be counted by an independent inspector of election appointed for the Annual Meeting (Inspector of Election).

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 23, 2020, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.

This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability of Proxy Materials and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically (via email) unless you elect otherwise.

This proxy statement and our Annual Report on Form 10-K for fiscal year 2019 are available at http://www.qualcomm.com.

VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following four options depending on the method of delivery by which you received the proxy materials:

•
Vote via the Internet.  Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•
Vote by Telephone.  Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•
Vote by Mail.  Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

•
Vote in Person.  Complete, sign and date a ballot at the Annual Meeting.

2020 PROXY STATEMENT	3

PROXY STATEMENT
•
Vote by Scanning the QR code.  Scan the QR code provided on your proxy card or the Notice of Internet Availability of Proxy Materials mailed to you with your mobile device.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance via the Internet, by telephone or by mailing in your proxy card.

If your shares are held by a bank, broker or other holder of record, in nominee name or otherwise, exercising fiduciary powers, you are the beneficial owner of those shares, which are commonly referred to as being held in "street name." Most individual stockholders hold their shares in street name. If you are a beneficial owner, please follow the instructions you receive from your bank, broker or other holder of record. You may need to contact your bank, broker or other holder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

PLEASE NOTE THAT IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, SINCE YOUR SHARES ARE HELD BY A BANK, BROKER OR OTHER HOLDER OF RECORD, IF YOU WISH TO VOTE AT THE ANNUAL MEETING YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE HOLDER OF RECORD. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted as set forth in the table below.

Proposal		Vote	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	14

PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2020	FOR	19

PROPOSAL 3	Approval of the amended and restated 2016 Long-Term Incentive Plan, including an increase in the share reserve by 74,500,000 shares.	FOR	21

PROPOSAL 4	Approval, on an advisory basis, of our executive compensation	FOR	34

PROPOSAL 5	Approval, on an advisory basis, of the frequency of future advisory votes on our executive compensation	ANNUAL	36

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.

See the section entitled "Broker Non-Votes" below, as well as the "Required Vote and Board Recommendation" sections of the individual proposals for additional information.

VOTING RESULTS

We will publicly disclose voting results of the Annual Meeting within four business days by filing a Current Report on Form 8-K with the SEC, based on the tabulation of the Inspector of Election.

BROKER NON-VOTES

A "broker non-vote" occurs when a bank, broker or other holder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in "street name") submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the voting results. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include, among others, the election of directors and advisory votes on executive compensation.

4	2020 PROXY STATEMENT

PROXY STATEMENT

DETERMINATION OF QUORUM

The representation in person or by proxy of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum. Under Delaware law, abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

REVOCABILITY OF PROXIES

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

•
Submitting a valid, later-dated proxy card in a timely manner;

•
Submitting a later-dated vote by telephone or through the Internet in a timely manner;

•
Giving written notice of such revocation to the Company's corporate secretary (at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714) prior to or at the Annual Meeting; or

•
Attending and voting at the Annual Meeting (although attendance at the meeting will not by itself revoke a proxy).

If your shares are held in "street name" (i.e., held of record by a bank, broker or other holder of record) and you wish to revoke a proxy, you should contact your bank, broker or other holder of record and follow its procedures for changing your voting instructions.

PROXY SOLICITATION

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow Sodali LLC to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, email, facsimile transmission, electronic transmission or personal solicitation by certain of our directors, officers or other employees. No additional compensation (other than reimbursement for expenses) will be paid to directors, officers or other employees for such services.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders is September 25, 2020. Stockholder nominations for director that are to be included in our proxy materials under the proxy access provision of our Bylaws must be received no earlier than August 26, 2020 and no later than the close of business on September 25, 2020. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 10, 2020 and no later than the close of business on December 10, 2020. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 10 for further information.

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called "householding." Under this procedure, multiple stockholders who reside at the same address will receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless one of the stockholders has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings, and save printing and postage costs as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address and you and your spouse have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the our proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household

2020 PROXY STATEMENT	5

PROXY STATEMENT

receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have a separate copy of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free 1-866-540-7095 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and/or proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS as provided above. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy material for purposes of this year's Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS as provided above.

FINANCIAL INFORMATION

Attached as Appendix A is certain financial information from our Annual Report on Form 10-K for fiscal 2019 that we filed with the SEC on November 6, 2019. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix A together with any subsequent information we have filed with the SEC and other publicly available information.

PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix B is a graph that compares total stockholder return on our common stock from September 28, 2014 to September 29, 2019 to two indices, the Standard & Poor's 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).

CORPORATE DIRECTORY

Attached as Appendix C is a listing of our executive officers and members of our Board.

6	2020 PROXY STATEMENT

CORPORATE GOVERNANCE

CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including our executive officers and employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed within four business days of such amendment or waiver on our website at www.qualcomm.com under the "Governance" section of our "Investor Relations" page, which appears under the "Company" tab. To date, there have not been any waivers by us under the Code of Ethics.

The Board has also adopted Corporate Governance Principles and Practices, which includes information regarding the Board's policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.

The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at http://www.qualcomm.com under the "Governance" section of our "Investor Relations" page.

BOARD LEADERSHIP STRUCTURE

Chair of the Board

The Board appoints the Chair of the Board (Chair). The Chair is not required to be an independent director. However, at all times when the Chair is not an independent director, the Board shall have a "Lead Independent Director" who shall be an "independent" director, as described below. Currently, our Chair is Mark D. McLaughlin, who is an independent director.

The Chair has the following responsibilities and authority:

•
Help set the overall leadership and strategic direction of the Company.

•
Help delineate, in consultation with the Chief Executive Officer and the Board, responsibilities of the Board and management.

•
Authorized to call special meetings of stockholders.

•
Preside at meetings of stockholders.

•
Authorized to call special meetings of the Board.

•
Preside at all meetings of the Board (unless conflicted on a matter).

•
In collaboration with the Chief Executive Officer and the Lead Independent Director (if one is appointed), develop Board meeting agendas and communicate with independent Board members to ensure that matters of interest are being included.

•
If an independent director, chair and set agendas for executive sessions of independent directors (unless conflicted on a matter).

•
With the Chief Executive Officer, represent the Board in outreach to key constituencies.

•
Work with the Lead Independent Director (if one is appointed) on investor outreach.

•
Together with the Lead Independent Director (if one is appointed), represent the Board in interactions and negotiations with any company making an acquisition proposal or proxy contest for control of the Board.

•
Evaluate the Chief Executive Officer's performance, in coordination with the HR and Compensation Committee.

Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chair. The Board evaluates its leadership structure and elects the Chair and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as both Chair and Chief Executive Officer, since March 2014, the positions have been held by separate individuals.

2020 PROXY STATEMENT	7

CORPORATE GOVERNANCE

Lead Independent Director

At all times when the Chair of the Board is not an independent director, the Board shall have a Lead Independent Director who shall be an "independent" director. In the event the Chair is an independent director and the Board elects not to have a Lead Independent Director, the Chair shall have the responsibilities and authority (as applicable) of the Lead Independent Director set forth below. If the Board decides to elect a Lead Independent Director, at or before each annual meeting of the Board, which follows immediately after the annual meeting of stockholders, (i) the Governance Committee shall recommend the Board member who would serve as Lead Independent Director for the next term, and (ii) the Lead Independent Director shall be elected by a vote of the independent members of the Board. An individual shall serve as the Lead Independent Director for a one-year period, commencing with the annual meeting of the Board. In general, the Board expects that a Lead Independent Director will serve two consecutive terms, but the independent members of the Board may extend a Lead Independent Director's length of service (on a year-by-year basis) up to four consecutive terms. No Lead Independent Director shall serve more than four consecutive terms.

The Lead Independent Director shall have the following responsibilities and authority:

•
Preside at all meetings of the Board at which the Chair is not present.

•
In collaboration with the Chair and the Chief Executive Officer, develop agendas for Board meetings, and communicate with independent Board members to ensure that matters of interest are being included on agendas for Board meetings.

•
Communicate with independent Board members and with management to affirm that appropriate briefing materials are being provided to Board members sufficiently in advance of Board meetings to allow for proper preparation and participation at such meetings.

•
Authorized, with the concurrence of at least one additional Board member, to call special meetings of the Board.

•
Lead investor outreach from an independent director perspective.

•
Together with the Chair, represent the Board in interactions and negotiations with any company making an acquisition proposal or proxy contest for control of the Board.

•
Lead the Board in governance matters, coordinating with the Governance Committee.

Principally because our current Chair is an independent director, the Board has elected not to fill the role of Lead Independent Director at this time.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2019, the Board held eleven meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Chair of the Board leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have three standing Board committees: the Audit, HR and Compensation and Governance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at the annual meeting of the Board that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board and reviewed annually. Copies of each charter can be found on our website at www.qualcomm.com under the "Governance" section of our "Investor Relations" page as follows:

Name of Committee	Website Link
Audit Committee	https://d1io3yog0oux5.cloudfront.net/_7dc067290e81cadb9365f0254309168e/qualcomm/db/720/6499/file/Audit+Committee+Charter+07-15-19.pdf

HR and Compensation Committee	https://d1io3yog0oux5.cloudfront.net/_7dc067290e81cadb9365f0254309168e/qualcomm/db/720/6501/file/Compensation+Committee+Charter+7-15-19.pdf

Governance Committee	https://d1io3yog0oux5.cloudfront.net/_7dc067290e81cadb9365f0254309168e/qualcomm/db/720/6500/file/Governance+Committee+Charter+07-15-19.pdf

8	2020 PROXY STATEMENT

CORPORATE GOVERNANCE

The table below provides current committee membership information for each of the Board committees.

Committees

Name	Audit	HR and Compensation	Governance
Barbara T. Alexander		Chair

Mark Fields	X

Jeffrey W. Henderson	Chair

Ann M. Livermore			X

Harish Manwani		X

Mark D. McLaughlin*

Steve Mollenkopf

Clark T. Randt, Jr.			Chair

Francisco Ros			X

Irene B. Rosenfeld		X

Kornelis "Neil" Smit	X

Anthony J. Vinciquerra	X

Number of Committee Meetings Held in Fiscal 2019	9	11	5

*
Chair of the Board

The Audit Committee.    The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits, reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, and oversees our IT/cybersecurity programs and procedures, among other functions. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended, and Messrs. Henderson, Smit and Vinciquerra are audit committee financial experts as defined by the SEC.

The HR and Compensation Committee.    The HR and Compensation Committee determines compensation levels for the Chief Executive Officer, the other executive officers and directors, administers and approves stock offerings under our employee stock purchase and long-term incentive plans, reviews our employee compensation and talent management policies and practices, administers our incentive recoupment policy, reviews our policies, programs and initiatives focusing on diversity and inclusion, monitors the effectiveness of strategic initiatives designed to attract, engage, motivate and retain employees, and reviews executive officer development and succession planning. All of the members of the HR and Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605.

The Governance Committee.    The Governance Committee reviews, approves and oversees various corporate governance-related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Governance Committee oversees our political activity and contributions to ensure consistency with our business objectives and public policy priorities, including reviewing our Political Contributions and Expenditures Policy annually and reviewing a report on our political contributions and expenditures no less than annually. The Governance Committee also reviews Chief Executive Officer succession planning. In addition, the Governance Committee evaluates and recommends nominees, including stockholder nominees, for membership on the Board and its committees. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

During fiscal 2019, each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served and that were held during the period for which he or she was a Board or committee member.

2020 PROXY STATEMENT	9

CORPORATE GOVERNANCE

BOARD'S ROLE IN RISK OVERSIGHT

We do not view risk in isolation but consider risk as part of our regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management's responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of our risk management efforts, either directly or through its committees. We approach risk management by integrating our strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon our strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.

While the Board has primary responsibility for oversight of our risk management, the Board's standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our Enterprise Risk Management program, as well as risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The HR and Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, Chief Executive Officer succession planning and emergency procedures (including disaster recovery and security). Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving on the Board, he promotes open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.

DIRECTOR NOMINATIONS

Our Bylaws contain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition, the "proxy access" provisions of our Bylaws provide that, under certain circumstances, a stockholder or group of up to 20 stockholders may seek to include director nominees in our proxy statement if such stockholder or group of stockholders own at least 3% of our outstanding common stock continuously for at least the previous three years. The number of stockholder nominees appearing in the proxy statement for our annual meeting cannot exceed 20% of the number of directors to be elected. If 20% of the number of directors is not a whole number, the maximum number of stockholder nominees is rounded down to the next whole number. If the number of stockholder nominees exceeds 20%, one nominee from each nominating stockholder or group of stockholders, based on the order of priority provided by such nominating stockholder or group of stockholders, would be selected for inclusion in our proxy materials until the maximum number is reached. The order of priority among nominating stockholders or groups of stockholders would be determined based on the number (largest to smallest) of shares of our common stock held by such nominating stockholders or groups of stockholders. Each nominating stockholder or group of stockholders must provide the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year's annual meeting must be received by the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714, no earlier than August 26, 2020 and no later than the close of business on September 25, 2020. Stockholders are advised to review our Bylaws, which contain additional requirements for submitting director nominees.

The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the "Governance" section of our "Investor Relations" page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-585L, San Diego, California 92121-1714. A stockholder's recommendation must be received by us within the time limits set forth above under "Stockholder Proposals." A stockholder's

10	2020 PROXY STATEMENT

CORPORATE GOVERNANCE

recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder's name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the recommendation is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the recommendation is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee nominees.

In evaluating director nominees, the Governance Committee considers, among others, the following factors:

•
The appropriate size of the Board;

•
Our needs with respect to the particular talents, experience and diversity of our directors;

•
The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•
Familiarity with national and international business matters;

•
Experience in political affairs;

•
Experience with accounting rules and practices;

•
Appreciation of the relationship of our business to the changing needs of society;

•
Board tenure, including the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspectives provided by new members; and

•
The nominee's other commitments, including the other boards on which the nominee serves.

The qualifications and criteria considered in the selection of director nominees have the objective of assembling a Board that brings to the Company a reasonable diversity and variety of backgrounds, perspectives, experience and skills derived from high quality business and professional experience, with the Governance Committee also giving consideration to candidates with appropriate non-business backgrounds. As part of its efforts to create a diverse Board, including with respect to race, ethnicity and gender, the Governance Committee will include, and instruct any search firm it engages to include, women and racially/ethnically diverse candidates in the pool from which the Governance Committee selects director nominees.

There are no stated minimum criteria for director nominees, although the Governance Committee considers the foregoing and may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an "audit committee financial expert" as defined by the SEC, and for a majority of the members of the Board to meet the definition of "independent director" under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

MAJORITY VOTING

Under our Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of "withhold" votes (ignoring abstentions and broker non-votes) than votes cast "for" his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions

2020 PROXY STATEMENT	11

CORPORATE GOVERNANCE

should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director's past contributions to us and the availability of other qualified candidates for director. The Governance Committee's evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the annual meeting of stockholders. In reviewing the Governance Committee's recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director's resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board's decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director's resignation. The director in question will not participate in the Governance Committee's or the Board's considerations of the appropriateness of his or her continued service, except to respond to requests for information.

STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive's base salary, ranging from two to six times, with the size of the multiple based on the individual's position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board.

COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

    [Name of Director(s), Board of Directors or Board Committee]

    Qualcomm Incorporated
    Attn: General Counsel
    5775 Morehouse Drive, N-585L
    San Diego, California 92121-1714

Our General Counsel maintains records of all such communications (and the disposition of such communications) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Board, or the appropriate Board committee or member(s) of the Board.

ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All continuing directors then in office attended our last annual meeting.

DIRECTOR INDEPENDENCE

The Board has determined that, except for Mr. Steve Mollenkopf, all of the members of the Board are independent directors within the meaning of NASDAQ Rule 5605.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING

Our Insider Trading Policy (Policy) provides that our employees, officers, directors and consultants, as well as persons or entities over which such individuals have or share voting or investment control (collectively, Covered Persons) may not engage in hedging transactions in Qualcomm securities. Specifically, the Policy provides that Covered Persons may not purchase

12	2020 PROXY STATEMENT

CORPORATE GOVERNANCE

financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Qualcomm securities. The Policy applies to Qualcomm securities granted to Covered Persons as part of their compensation, and to any other Qualcomm securities held directly or indirectly by Covered Persons.

In addition, the Policy provides that Covered Persons may not engage in short sales or derivative transactions in Qualcomm securities (whether for purposes of hedging, income, monetization or otherwise); and our officers, directors and certain other employees designated as "affiliates" may not pledge Qualcomm securities or hold Qualcomm securities in a margin account.

2020 PROXY STATEMENT	13

PROPOSAL 1: ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

Our Certificate of Incorporation and our Bylaws provide that directors are to be elected at our annual meeting of stockholders, to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor has been elected and qualified.

Our Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted from time to time by the Board. Ms. Barbara T. Alexander and Dr. Francisco Ros will conclude their service as directors at the Annual Meeting. The Board, upon recommendation of its Governance Committee, has set the number of directors at 10, effective as of the time stockholders vote on the election of directors at the Annual Meeting. Therefore, 10 directors will stand for election at the Annual Meeting to serve as directors until the 2021 annual meeting of stockholders.

In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted "for" a director nominee must exceed the number of "withhold" votes cast against that nominee). In a contested election, a director nominee will be elected by a plurality of the votes cast. In either case, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of "withhold" votes than votes "for" his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading "Majority Voting."

The nominees receiving a majority of votes cast with respect to his or her election will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 10 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION

MARK FIELDS	Age: 58	Director Since: 2018

Mr. Fields has been a Senior Advisor at TPG Capital LP, a global alternative asset firm, since October 2017. Mr. Fields was President and Chief Executive Officer of Ford Motor Company from July 2014 to May 2017, and Chief Operating Officer from December 2012 to July 2014. Mr. Fields joined Ford in 1989 and served in various leadership positions throughout his tenure, including Executive Vice President and President, Americas; Executive Vice President and Chief Executive Officer, Ford of Europe and Premier Automotive Group (PAG); Chairman and Chief Executive Officer, PAG; and President and Chief Executive Officer, Mazda Motor Corporation. Mr. Fields served as a director of Ford Motor Company from July 2014 to May 2017 and IBM Corporation from March 2016 to April 2018. Mr. Fields holds an M.B.A. degree from Harvard University and a B.A. degree in Business Administration from Rutgers University.

Qualifications: We believe Mr. Fields' qualifications to serve on our Board include his extensive operational experience in senior positions in the automotive industry, a key growth area for us, including leading complex global business organizations with large workforces and organizations pursuing emerging opportunities through expansion into adjacent areas, which brings valuable insights to our Board as well as provides a useful resource to our senior management. Our Board and senior management also benefit from Mr. Fields' experience from serving on other public company boards.
Mr. Fields is a member of the Audit Committee.

14	2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

JEFFREY W. HENDERSON	Age: 55	Director Since: 2016

Mr. Henderson served as an Advisory Director to Berkshire Partners LLC, a private equity firm, from September 2015 to January 2020. He served as Chief Financial Officer of Cardinal Health Inc., a health care services company, from May 2005 to November 2014. Prior to joining Cardinal Health, Mr. Henderson held multiple positions at Eli Lilly and General Motors, including serving as President and General Manager of Eli Lilly Canada, Controller and Treasurer of Eli Lilly Inc., and in management positions with General Motors in Great Britain, Singapore, Canada and the U.S. Mr. Henderson has been a director of Halozyme Therapeutics, Inc. since August 2015, a director of FibroGen, Inc. since August 2015, and a director of Becton, Dickinson and Company since August 2018. Mr. Henderson holds a B.S. degree in Electrical Engineering from Kettering University and an M.B.A. degree from Harvard Business School.

Qualifications: We believe Mr. Henderson's qualifications to serve on our Board include his financial and operational management experience, including his significant experience in international operations, which is a source of valuable insights to our Board. His experience in senior operational and financial management positions at companies that experienced significant growth and transformation, including into additional business areas, also provides a useful resource to our senior management. He has been designated as an audit committee financial expert.
Mr. Henderson is Chair of the Audit Committee.

ANN M. LIVERMORE	Age: 61	Director Since: 2016

Ms. Livermore served as Executive Vice President of the Enterprise Business at Hewlett-Packard Company (HP) from May 2004 to June 2011 and as Executive Vice President of HP Services from 2002 to May 2004. She joined HP in 1982 and served in a number of management and leadership positions across the company. Ms. Livermore has been a director of United Parcel Services, Inc. since November 1997 and Hewlett Packard Enterprise Company since November 2015. Ms. Livermore was a director of HP from June 2011 to November 2015. Ms. Livermore holds a B.A. degree in Economics from the University of North Carolina, Chapel Hill and an M.B.A. degree from Stanford University.

Qualifications: We believe Ms. Livermore's qualifications to serve on our Board include her extensive operational experience in senior positions, including leading complex global business organizations with large workforces. Her significant experience in the areas of technology, marketing, sales, research and development and business management provide valuable insights to our Board and also provide useful resources to our senior management. Our Board and senior management also benefit from Ms. Livermore's experience from serving on other public company boards.
Ms. Livermore is a member of the Governance Committee.

2020 PROXY STATEMENT	15

PROPOSAL 1: ELECTION OF DIRECTORS

HARISH MANWANI	Age: 66	Director Since: 2014

Mr. Manwani has been a Senior Operating Partner for The Blackstone Group, a private equity firm, since February 2015. Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever's President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to September 2011. He served as Unilever's President, Home & Personal Care, North America from March 2004 to March 2005. He served as Unilever's President, Home & Personal Care, Latin America and as the Chairman of Unilever's Latin America Advisory Council from April 2001 to February 2004. He served as Unilever's Senior Vice President, Global Hair and Oral Care from June 2000 to March 2001. He joined Hindustan Unilever Limited as a management trainee in 1976 and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been a director of Whirlpool Corporation since August 2011, Nielsen Holdings plc since January 2015, and Gilead Sciences, Inc. since May 2018. He previously served as the Non-Executive Chairman of Hindustan Unilever Limited from July 2005 to June 2018 and as a director of Pearson plc from October 2013 to May 2018. Mr. Manwani holds a B.Sc. honors degree in Statistics and an M.M.S. degree in Management Studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School.

Qualifications: We believe that Mr. Manwani's qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.
Mr. Manwani is a member of the HR and Compensation Committee.

MARK D. McLAUGHLIN	Age: 54	Director Since: 2015

Mr. McLaughlin has been the Vice Chairman of the Board of Palo Alto Networks, Inc., a network security company, since June 2018. He served as Chairman of the Board and Chief Executive Officer of Palo Alto Networks from August 2016 to June 2018. He served as Chairman of the Board, President and Chief Executive Officer of Palo Alto Networks from April 2012 to August 2016. He joined Palo Alto Networks as President and Chief Executive Officer, and as a director, in August 2011 and became Chairman of the Board in April 2012. Mr. McLaughlin served as President and Chief Executive Officer and as a director of VeriSign, Inc., a provider of Internet infrastructure services, from August 2009 to August 2011 and as President and Chief Operating Officer from January 2009 to August 2009. Mr. McLaughlin served in various other management and leadership roles at VeriSign from February 2000 through November 2007 and provided consulting services to VeriSign from November 2008 to January 2009. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an internet payments company acquired by VeriSign in February 2000. President Barack Obama appointed Mr. McLaughlin to serve on the National Security Telecommunications Advisory Committee (NSTAC) in January 2011 and to the position of Chairman of the NSTAC in November 2014. Mr. McLaughlin served as a director of Opower, Inc. from October 2013 to June 2016. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

Qualifications: We believe Mr. McLaughlin's qualifications to serve on our Board include his operational and management experience at several technology companies. Mr. McLaughlin's service on the National Security Telecommunications Advisory Committee, as well as his experience as Chief Executive Officer and a member of the board of directors of a network security company, provide him with significant knowledge regarding the operations and security of telecommunications systems and cybersecurity matters, which bring valuable insights to our Board.
Mr. McLaughlin is Chair of the Board.

16	2020 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

STEVE MOLLENKOPF	Age: 51	Director Since: 2013

Mr. Mollenkopf has served as our Chief Executive Officer since March 2014 and as a director since December 2013. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, and as Executive Vice President and President of QCT from August 2008 to September 2010. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf served as a director of General Electric Company from November 2016 to April 2018. Mr. Mollenkopf holds a B.S. degree in Electrical Engineering from Virginia Tech and an M.S. degree in Electrical Engineering from the University of Michigan.

Qualifications: We believe Mr. Mollenkopf's qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

CLARK T. "SANDY" RANDT, JR.	Age: 74	Director Since: 2013

Ambassador Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. Ambassador to the People's Republic of China, where he served from July 2001 to January 2009. He was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm's China practice, from January 1994 to June 2001. Ambassador Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing from August 1982 to October 1984. He was the China representative of the National Council for United States-China Trade in 1974, and he served in the U.S. Air Force Security Service from August 1968 to March 1972. Ambassador Randt has been a director of Valmont Industries, Inc. since February 2009, a director of the United Parcel Service, Inc. since August 2010 and a director of Wynn Resorts Ltd. since October 2015. He is fluent in Mandarin Chinese. Ambassador Randt holds a B.A. degree in English Literature from Yale University and a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China.

Qualifications: We believe Ambassador Randt's qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business in China and more generally throughout Asia, which is one of the most important regions to our business. He brings to our Board substantial experience in diplomacy, international trade and cross-border commercial transactions, including service as the U.S. Ambassador to the People's Republic of China. His international experience and knowledge of Asian business operations, as well as his experience from serving on other public company boards, provide valuable insights to our Board.
Ambassador Randt is Chair of the Governance Committee.

IRENE B. ROSENFELD	Age: 66	Director Since: 2018

Ms. Rosenfeld served as Chairman of Mondelez International, Inc., a global snack food and beverage company (which changed its name from Kraft Foods, Inc. in October 2012), from November 2017 to March 2018, as Chairman and CEO from March 2007 to November 2017, and as CEO and a director from June 2006 to March 2007. Prior to that, she served as Chairman and CEO of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies, in various capacities from 1981 to 2003, including President, Kraft Foods North America; President, Kraft Foods Operations, Technology & Information Systems; and President, Kraft Foods Canada, Mexico and Puerto Rico. Ms. Rosenfeld has been a director of Conyers Park II Acquisition Corp. since July 2019. Ms. Rosenfeld holds a B.A. degree in Psychology, an M.S. in Business and a Ph.D. in Marketing & Statistics from Cornell University.

Qualifications: We believe Ms. Rosenfeld's qualifications to serve on our Board include her extensive management experience, including experience in international operations, which is a source of important insights to our Board and provides a useful resource to our senior management. Her experience with corporate governance matters and service on other public company boards also provide valuable insights to our Board.
Ms. Rosenfeld is a member of the HR and Compensation Committee.

2020 PROXY STATEMENT	17

PROPOSAL 1: ELECTION OF DIRECTORS

KORNELIS "NEIL" SMIT	Age: 61	Director Since: 2018

Mr. Smit has been Vice Chairman of Comcast Corporation, a global media and technology company, since April 2017. He was President and Chief Executive Officer of Comcast Cable Communications from November 2011 to April 2017, and President from March 2010 to November 2011. Before joining Comcast, Mr. Smit was President and Chief Executive Officer and a director of Charter Communications, Inc. from August 2005 to March 2010. Prior to joining Charter Communications, Mr. Smit was President of AOL Access (AOL/Time Warner) and held various leadership positions at Nabisco and Pillsbury. Mr. Smit holds an M.A. degree in International Business from Tufts University-Fletcher School of Law and Diplomacy and a B.S. degree in Geology from Duke University.

Qualifications: We believe Mr. Smit's qualifications to serve on our Board include his extensive management experience at media and technology companies, which is a source of valuable insights to our Board. His experience in senior operational positions also provides a useful resource for our senior management. He has been designated as an audit committee financial expert.
Mr. Smit is a member of the Audit Committee.

ANTHONY J. VINCIQUERRA	Age: 65	Director Since: 2015

Mr. Vinciquerra has been Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc., where he leads Sony's television and film division, since June 2017. He was a Senior Advisor to Texas Pacific Group (TPG) in the Technology, Media and Telecom sectors, where he advised TPG on acquisitions and operations, from September 2011 to June 2017. Mr. Vinciquerra was Chairman of Fox Networks Group, the largest operating unit of News Corporation, from September 2008 to February 2011, and President and Chief Executive Officer from June 2002 to February 2011. Earlier in his career, he held various management positions in the broadcasting and media industry. He previously served as a director of Pandora Media, Inc. from March 2016 to June 2017 and a director of DirecTV from September 2013 to July 2015. Mr. Vinciquerra holds a B.A. degree in marketing from the State University of New York.

Qualifications: We believe Mr. Vinciquerra's qualifications to serve on our Board include his management experience, including significant experience in operations, which is a source of important insights to our Board, as well as providing a useful resource to our senior management. His prior media industry experience is especially valuable with the convergence of the Internet, wireless, media and computing industries. He has been designated as an audit committee financial expert.
Mr. Vinciquerra is a member of the Audit Committee.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to elect each of the 10 nominees for director, meaning that the number of shares cast "for" a nominee's election exceeds the number of "withhold" votes cast against that nominee. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 10 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE NOMINEES.

18	2020 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2020, and the Board has directed that management submit this selection for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.

The Audit Committee has evaluated PricewaterhouseCoopers LLP's qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 29, 2019 and September 30, 2018 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following table were approved in conformity with the Audit Committee's pre-approval process described below.

	Fiscal 2019	Fiscal 2018
Audit fees (1)	$10,726,000	$11,552,000

Audit-related fees (2)	1,921,000	1,742,000

Tax fees (3)	463,000	1,155,000

All other fees (4)	13,000	42,000

Total	$13,123,000	$14,491,000

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in our quarterly reports and audits of certain of our subsidiaries for statutory, regulatory and other purposes.
(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under "audit fees." This category includes fees principally related to field verification of royalties from certain licensees.
(3)
Tax fees consist of professional services rendered for tax compliance, tax advice and tax planning. This category includes fees for permissible advisory services regarding general tax consulting services, and in fiscal 2018, consulting on tax matters related to merger and acquisition activity.
(4)
All other fees consist of fees for technical publications purchased from PricewaterhouseCoopers LLP and in fiscal 2018 also included permissible advisory services in connection with market condition studies.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by our independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the nature of the particular service or category of services and an estimated fee. The Audit Committee has delegated certain pre-approval authority to its Chair when expedition of approval is necessary, and such approval is reported to the Audit Committee at its next meeting. Our independent public accountants and management periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.

2020 PROXY STATEMENT	19

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will have the authority, but are not required, to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING SEPTEMBER 27, 2020.

20	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

We are asking stockholders to vote in favor of the amended and restated 2016 Long-Term Incentive Plan (the "2016 LTIP"), which was initially approved by stockholders on March 8, 2016. The Board of Directors (the "Board") has amended and restated the 2016 LTIP, subject to stockholder approval, in order to increase the current share reserve under the 2016 LTIP by 74,500,000 shares, as well as change the cap on non-employee director compensation from being applicable to equity only to a cap on compensation inclusive of both cash and equity, as described herein. The increase in the share reserve will enable us to continue to grant equity awards authorized by the 2016 LTIP to deserving individuals and remain competitive with our industry peers. We believe that equity awards are critical incentives to recruiting, retaining and motivating the best employees in our industry. As of December 1, 2019, 18,981,095 shares remain available for issuance under the 2016 LTIP. The approval of the proposed amended and restated 2016 LTIP will allow us to continue to provide such incentives under the 2016 LTIP. If this proposal is not approved, we believe we would be at a significant disadvantage against our competitors for recruiting, retaining and motivating those individuals who are critical to our success. We could be forced to increase cash compensation, reducing resources available to meet our other business needs.

FACTORS REGARDING OUR EQUITY USAGE & NEEDS:
•
Continued Growth Necessitates Additional Shares

It is important to our Board to ensure that we are being fiscally responsible with respect to how and where we fund programs that promote our ability to motivate and retain key talent in a competitive market. Balancing these competing concerns has put us on course to achieve sustainable returns for our stockholders and long-term profitability. We firmly believe that employees with a stake in the future success of our business are highly motivated to achieve long-term growth of our business and are well-aligned with the interests of our other stockholders to increase stockholder value.

•
Equity is Essential to Talent Acquisition and Retention

It is essential that we continue the use of equity compensation to better position us in the market and allow us to retain our skilled employees while attracting talented new employees to help us achieve our objectives, which include increasing stockholder value by growing the business. Without the approval of an addition to our share reserve, we will not be able to continue to compete in this highly competitive market. This would ultimately result in the loss of critical talent and inhibit our ability to meet our future growth objectives. We intend to use the additional shares to recruit and retain employees globally.

KEY FEATURES OF THE 2016 LTIP:

In addition to increasing the current share reserve by 74,500,000 shares, the proposed amendment and restatement of the 2016 LTIP would change the cap on non-employee director compensation from being applicable to equity only to a cap on compensation inclusive of both cash and equity, thereby removing any discretion for excessive cash awards and providing a more meaningful non-employee director compensation limit. No other material changes to the 2016 LTIP are proposed. Some Key Features of the 2016 LTIP as amended and restated are described below, subject to the Summary of the 2016 LTIP:

•
Administration.  The 2016 LTIP is administered by the HR and Compensation Committee of the Board (the Committee), which is composed entirely of independent, non-employee directors.

•
Minimum Vesting Requirement.  Awards generally vest over a period of no less than 12 months from the date of grant.

•
Fungible Share Ratio.  Awards other than stock options and stock appreciation rights (full-value awards) are charged against the 2016 LTIP share reserve at the rate of two shares for each share actually granted.

•
Stockholder Approval is Required for Any Additional Shares.  The 2016 LTIP does not contain an annual "evergreen" provision, but instead reserves a fixed maximum number of shares of common stock. Additional stockholder approval is required to increase that number.

•
Repricings.  Stock options and freestanding stock appreciation rights may not be granted below fair market value and may not be repriced without stockholder approval.

2020 PROXY STATEMENT	21

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES
•
No Liberal Share Recycling for Stock Options or Stock Appreciation Rights.  Shares tendered, exchanged or withheld to pay the exercise price or to satisfy withholding taxes with respect to stock options or stock appreciation rights are not available again for grant.

•
Annual Award Limits.  No employee shall be granted within any fiscal year:

  •
  Options or freestanding stock appreciation rights which in the aggregate are for more than 3,000,000 shares,

  •
  Restricted stock awards, restricted stock unit awards and performance shares subject to vesting conditions based on the attainment of performance goals for more than 2,000,000 shares, or

  •
  Performance units which could result in such employee receiving more than $10,000,000.

•
Award Limits for Non-Employee Directors.   The aggregate value of all regular compensation paid to any non-employee director for services rendered in any calendar year, inclusive of cash and the grant date fair value of equity awards under the 2016 LTIP, is limited to $650,000 for the non-executive Chair of the Board and for the Lead Independent Director (if one is appointed) and $500,000 for all other non-employee directors.

•
Dividend Payment Until Underlying Shares Vest.  Dividends and dividend equivalents on restricted stock, restricted stock units and performance share awards vest and are paid only if and to the extent those underlying awards become vested.

•
Limited Transferability.  Awards are not transferable except by will or by the laws of descent and distribution or under certain limited circumstances to family members for no consideration if approved by the Committee.

•
No Liberal Change in Control Definition.  The 2016 LTIP defines change in control based, in part, on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

HISTORICAL AWARD INFORMATION:

The following table provides information regarding the grant of equity awards under the 2016 LTIP:

Key Equity Metrics	Fiscal 2017 (1)	Fiscal 2018	Fiscal 2019
Percentage of equity awards granted to NEOs (2)	3.4%	5.4%	2.9%

Equity burn rate (3)	0.9%	1.2%	1.8%

(1)
The 2016 LTIP became effective on March 8, 2016.
(2)
Percentage of equity awards granted to individuals who were named executive officers (NEOs) in the relevant year is calculated by dividing the number of shares that were issuable pursuant to equity awards that were granted to NEOs during the fiscal year by the number of shares issuable pursuant to all equity awards that were granted during the fiscal year.
(3)
Equity burn rate is calculated by dividing the number of shares issuable pursuant to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the fiscal year.

For purposes of the table above, the number of shares issuable pursuant to equity awards does not include any dividend equivalents that may be earned after the date of grant, and the number of shares issuable to an award that provides for issuance of a variable number of shares based on the extent to which performance targets are satisfied is deemed to be the maximum number of shares that may be issued on attainment of maximum performance targets, even though a lesser number of shares may be or may have been issued on actual performance.

SUMMARY OF THE 2016 LTIP

The following paragraphs summarize material terms of the 2016 LTIP as amended and restated, subject to stockholder approval. Material differences between the current 2016 LTIP and the amended and restated 2016 LTIP are identified in this Summary. This summary does not purport to be a complete description of all of the provisions of the 2016 LTIP as amended and restated. It is qualified in its entirety by reference to the full text of the amended and restated 2016 LTIP, a copy of which is attached to this Proxy Statement as Appendix F.

General
The 2016 LTIP provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares (including performance stock units), deferred compensation awards and other stock-based awards. Incentive stock options granted under the 2016 LTIP are intended to qualify as

22	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

"incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2016 LTIP are not intended to qualify as incentive stock options under the Code.

Purpose
The purpose of the 2016 LTIP is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Company, by motivating such persons to contribute to the growth and profitability of the Company, by aligning their interests with the interests of the Company's stockholders, and by rewarding such persons for their services by tying a portion of their total compensation package to the success of the Company.

Administration
The 2016 LTIP is administered by the Committee. Subject to the limitations in the 2016 LTIP, the Committee has the authority to interpret the 2016 LTIP and to determine the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable or vest, the exercise price, the type of consideration to be paid upon exercise and other terms of the award. To the extent permitted by applicable law and the terms of the 2016 LTIP, the Committee may delegate to the appropriate officers of the Company the authority to grant, amend, modify, cancel, extend or renew awards to persons other than directors or executive officers whose transactions are subject to Section 16 of the Securities Exchange Act of 1934, as amended. If no Committee has been appointed, the Board of Directors may exercise all powers of the Committee authorized by the 2016 LTIP. Accordingly, as used herein with respect to the 2016 LTIP, references to the "Committee" include the full Board, the HR and Compensation Committee and any officer(s) of the Company to whom such authority may be delegated as provided in the 2016 LTIP.

Aggregate Number of Shares Issuable Under the 2016 LTIP
The share reserve under the 2016 LTIP was initially equal to 110.1 million shares, which consisted of 90 million shares initially authorized by the 2016 LTIP plus 20.1 million shares that remained available under the Company's 2006 LTIP on March 8, 2016. This share reserve is automatically increased as provided in the 2016 LTIP by the number of shares subject to stock options that were granted under the Company's 2006 LTIP and outstanding as of March 8, 2016, that after that date expire or for any reason, are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options that were granted under the 2006 LTIP and outstanding as of March 8, 2016, that after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by us to satisfy any tax withholding or tax payment obligations related to such award. As of December 1, 2019, 40,853,220 shares are subject to outstanding awards and 18,981,095 shares remain available for future grants under the 2016 LTIP.

The table below presents the number of shares, including accrued dividend equivalents, that were subject to outstanding equity awards under the 2016 LTIP and other equity plans at December 1, 2019. No fully vested stock awards were outstanding at December 1, 2019.

	Number of Shares

Outstanding Award Type	Under the 2016 LTIP December 1, 2019	Under All Equity Plans December 1, 2019
Stock Options (1)	496,397	591,641

Weighted-average exercise price	$74.60	$69.09

Weighted-average remaining term (years)	5.80	4.96

Restricted Stock Units	37,289,346	37,289,346

Performance Stock Units (2)	2,917,486	2,917,486

Deferred Stock Units	149,991	156,439

Total shares subject to outstanding awards	40,853,220	40,954,912

Number of shares remaining available for grant	18,981,095	18,981,095

(1)
Since inception of the 2016 LTIP through December 1, 2019, only one stock option had been granted under the 2016 LTIP. That option was granted to Mr. Mollenkopf on September 20, 2018, and was subject to performance conditions based on total stockholder return.
(2)
The number of performance stock units that are outstanding at December 1, 2019 reflect the maximum number of shares that could be earned based on satisfaction of the applicable performance goals.

2020 PROXY STATEMENT	23

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

If stockholders approve the amendment and restatement of the 2016 LTIP, as of the date of the 2020 Annual Meeting, the aggregate number of shares that could be issued pursuant to awards granted under the 2016 LTIP would be increased by 74,500,000 shares, and the aggregate number of shares of stock that may be issued pursuant to awards granted under the 2016 LTIP on and after the date of the 2020 Annual Meeting would be 93,481,095 shares of stock, reduced by one (1) share subject to any stock option or stock appreciation right, and two (2) shares subject to any full value award, that is granted after December 1, 2019 and prior to the date of the 2020 Annual Meeting. No additional shares would be added to this aggregate total as a result of any forfeiture, cancellation, termination or expiration of any awards granted under the 2006 LTIP.

Share Counting.    The following are the rules for counting shares against the aggregate number of shares that may be issued pursuant to the 2016 LTIP:

•
Shares issued with respect to full-value awards are counted against the 2016 LTIP's aggregate share limit as two shares for every one share actually issued in connection with the award.

•
To the extent that shares are delivered pursuant to the exercise of a stock option or stock appreciation right, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, regardless of the number of shares actually issued. Further, any shares that are exchanged by a participant or withheld by the Company as full or partial payment of the exercise price of any stock option or stock appreciation right or to satisfy any tax withholding or payment obligations related to any stock option or stock appreciation right will not be available for issuance of subsequent awards under the 2016 LTIP.

•
To the extent that an award is settled in cash, the shares that would have been issued had there been no such cash settlement will not be counted against the number of shares available for issuance under the 2016 LTIP.

•
Shares that are subject to awards that are forfeited, terminated, canceled, not earned due to any performance goal that is not met or otherwise fail to vest or are reacquired by the Company will again be available for subsequent awards under the 2016 LTIP. Any such shares subject to full value awards will be credited as two shares for purposes of determining the maximum number of shares available for issuance under the 2016 LTIP.

•
If shares are exchanged by a participant or withheld by the Company to satisfy the minimum statutory tax withholding or payment obligations related to any full-value award, the maximum number of shares that are issuable pursuant to the 2016 LTIP will be credited with two (2) shares for each such share (any shares withheld or exchanged to satisfy any amount in excess of the minimum statutory withholding will be counted against the aggregate number of shares that may be issued pursuant to the 2016 LTIP).

•
Shares tendered (by attestation or otherwise), exchanged or withheld as full or partial payment of the exercise price of any option or stock appreciation right will not be available for subsequent awards; shares exchanged or withheld to satisfy the tax withholding or tax payment obligations related to any option or stock appreciation right will not be available for subsequent awards; shares purchased or repurchased by the Company with option proceeds will not be available for subsequent awards; and shares covered by an option or stock appreciation right, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued upon exercise, will be considered issued or transferred pursuant to the 2016 LTIP.

•
Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2016 LTIP unless determined otherwise by the Board, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the 2016 LTIP.

•
Shares of stock of an acquired company that are available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition (as adjusted using the exchange ratio or other adjustment formula used in such acquisition or combination to determine the consideration payable to its stockholders) may be used for awards under the 2016 LTIP and will not reduce the number of shares available for issuance under the 2016 LTIP, provided that awards using such available shares cannot be made after the date the awards or grants could have been made under the terms of the pre-existing plan and will only be made to individuals who were not employees, consultants or non-employee directors of the Company prior to such acquisition or combination.

Eligibility and Award Limitations

Awards other than incentive stock options are generally granted to our employees and non-employee directors, although the 2016 LTIP permits the grant of awards to consultants. Incentive stock options may be granted only to employees. As of September 29, 2019, the Company had approximately 34,100 employees, 11 non-employee directors and approximately 5,100

24	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

consultants who were eligible to participate in the 2016 LTIP. Consistent with past practices, the Company does not currently intend to grant awards to consultants under the 2016 LTIP.

The 2016 LTIP provides the following award limits:

•
Stock options and stock appreciation rights:   No employee shall be granted within any fiscal year of the Company one or more options or freestanding stock appreciation rights which in the aggregate are for more than 3,000,000 shares.

•
Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals:  No employee shall be granted within any fiscal year of the Company one or more restricted stock awards or restricted stock unit awards subject to vesting conditions based on the attainment of performance goals for more than 2,000,000 shares.

•
Performance share awards:  No employee shall be granted within any fiscal year of the Company performance shares which could result in such employee receiving more than 2,000,000 shares.

•
Performance unit awards:  No employee shall be granted within any fiscal year of the Company performance units which could result in such employee receiving more than $10,000,000.

•
Awards to Non-employee Directors:  The 2016 LTIP currently limits the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of awards granted to any non-employee director under the 2016 LTIP to $500,000 for services rendered in that capacity during any calendar year. This limit does not apply to cash compensation or any awards made at the election of a non-employee director to receive stock awards in lieu of all or a portion of any cash compensation. If stockholders approve the amendment and restatement of the 2016 LTIP, this limitation would be eliminated and replaced with limits on the aggregate value of all cash and the grant date fair value of equity awards granted under the 2016 LTIP for services rendered for any calendar year, which will be $650,000 for the non-executive Chair of the Board and for the Lead Independent Director (if one is appointed), and $500,000 for all other non-employee directors. These limits would not apply to any compensation for service rendered as an employee or consultant or to any compensation that the Board determines is for special services or services beyond that required in the regular course of duties performed by a non-employee director.

If an incentive stock option is granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, the option must be granted at an exercise price that is at least 110% of the fair market value of the Company's stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2016 LTIP that are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000.

Vesting Requirements.    All awards vest or become exercisable no earlier than 12 months from the date on which it was granted, except for the Committee's discretion to provide for accelerated vesting or exercisability in connection with death, disability, retirement, termination of service without cause or upon a change in control. However, 5% of the aggregate number of shares authorized for issuance under the 2016 LTIP will not be subject to these vesting requirements.

Stock Options and Stock Appreciation Rights

The following is a general description of the terms of stock options and stock appreciation rights that may be awarded under the 2016 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2016 LTIP.

Exercise Price; Payment.    The exercise price of incentive stock options under the 2016 LTIP may not be less than the fair market value of the Company's common stock subject to the option on the date of grant, and in some cases may not be less than 110% of the fair market value on the grant date, as described previously. As of January 13, 2020, the fair market value (i.e., closing price) of a share of the Company's common stock was $90.97. The exercise price of a nonstatutory stock option and a stock appreciation right may not be less than the fair market value of the Company's stock subject to the award on the date of grant. The exercise price of options granted under the 2016 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender of shares of common stock of the Company subject to attestation to the ownership of the shares and to having a fair market value not less than the exercise price; (3) if permitted by the Committee (and provided that the participant is an employee and not an officer or non-employee director), and to the extent allowed by law, by means of a promissory note; (4) by net exercise whereby the number of shares issuable upon the exercise of the option is reduced by a number of shares having a fair market value equal to the exercise price; (5) in any other form of payment as may be approved by the Committee; or (6) by a combination of the above forms of payment.

2020 PROXY STATEMENT	25

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

Repricing and Reload Options Prohibited.    The Company may not, without obtaining stockholder approval, (1) amend or modify the terms of any outstanding option or stock appreciation right to reduce the exercise price; (b) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for an option or stock appreciation right with a lower exercise price; or (c) cancel, exchange or permit or accept the surrender of any outstanding option or stock appreciation right in exchange for any other award, cash or other securities for purposes of repricing that option or stock appreciation right. Also, no option may be granted to any participant on account of the use of shares to exercise a prior option.

Exercise.    Stock options and stock appreciation rights granted under the 2016 LTIP vest in cumulative increments as determined by the Committee, provided that the holder's employment by, or service as a director of or consultant to, the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Stock options and stock appreciation rights granted under the 2016 LTIP may be subject to different vesting terms, subject to the one-year minimum service vesting requirement (see "Vesting Requirements" above). In addition, the Committee has the power to accelerate the time during which an award may be exercised, subject to these limitations.

Term.    The maximum term of stock options and stock appreciation rights under the 2016 LTIP is 10 years, except for certain incentive stock options with a maximum term of five years, as described above. The 2016 LTIP provides for the earlier termination of an award due to the holder's termination of service.

Restrictions on Transfer.    During a participant's lifetime, stock options may be exercised only by the participant or the participant's guardian or legal representative. Stock options are not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment. Participants may not transfer incentive stock options granted under the 2016 LTIP, except by will or by the laws of descent and distribution. To the extent permitted by the Committee and set forth in the terms and conditions of award agreements, nonstatutory stock options may be assigned or transferrable to a family member pursuant to a gift, pursuant to a domestic relations order or to an entity in which is controlled by family members or the participant in exchange for an interest in that entity.

Restricted Stock Units

The Committee may grant restricted stock units under the 2016 LTIP. Restricted stock units represent a right to receive shares of the Company's common stock at a future date determined in accordance with the participant's award agreement. There is no purchase or exercise price associated with restricted stock units or with the shares issued in settlement of the award. The Committee may grant restricted stock unit awards that are subject to time-based vesting or performance-based vesting. Participants may not transfer shares acquired pursuant to restricted stock units until the units vest and are settled. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units or cash amounts on restricted stock units that vest based on the value of any cash dividends the Company declares prior to the settlement of vested restricted stock units. Any dividend equivalents are subject to the same restrictions and risk of forfeiture as the underlying award.

Restricted Stock Awards

The Committee may grant restricted stock awards under the 2016 LTIP specifying the number of shares of stock subject to the award and including such terms and conditions as the Committee shall from time to time establish. The Committee determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company's common stock. Restricted stock awards may be subject to vesting conditions specified by the Committee based on service or performance criteria. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, no dividends or distributions will be paid on shares of stock subject to vesting conditions except to the extent that such vesting conditions are satisfied, and the restrictions on the original restricted stock award apply to adjustments made upon a change in the capital structure of the Company, and any substituted or additional securities or property arising from such award.

Performance Awards

The Committee may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares are awards that provide for a payment in shares (or cash equivalent to the fair market value of shares) based on satisfaction of

26	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

performance goals established by the Committee, and performance units are awards that provide for the payment of cash based on the satisfaction of performance goals established by the Committee.

Performance goals may be based on one or more of the following measures: revenues, average selling price, average unit costs, excess and obsolete inventory costs, costs of revenues, gross profit, gross margin, research and development expenses, selling, marketing and general and administrative expenses, operating expenses, operating income, operating margin, contribution margin, earnings before any one or more of stock-based compensation expense, interest and dividend income, taxes, depreciation and amortization, net income, earnings per share, cost reductions or savings, stock price, economic value added, operating cash flow, free cash flow, return on capital, which includes return on invested capital, compound annual growth rate, return on stockholders' equity, total stockholder return, return on assets, balance of cash, cash equivalents and marketable securities, design wins, product launch, product quality, establishing relationships with commercial entities with respect to marketing, distribution and sale of the Company's products, supply chain achievements, customer satisfaction, customer leadership evaluation, completion of identified project(s), completion of a joint venture or corporate transaction, financing or other capital raising transactions (including sales of the Company's debt or equity), forecast accuracy, including demand or total addressable opportunities accuracy, regulatory achievements, including submitting or filing application or other documents with regulatory authorities or receiving approval of any such application or other document and passing preapproval inspections, brand reputation, market share or other measures as determined by the Committee. The degree of attainment of performance measures may be measured in absolute terms, relative terms (including but not limited to the passage of time or period to period comparisons and/or against other companies or financial metrics), on a per share and/or share per capita basis, against the performance of the Company as a whole or against particular entities, segments, operating or business units, regional operations or segments or products of the Company, in accordance with generally accepted accounting principles in the United States (GAAP) and/or other objective and pre-established principles which are not in accordance with GAAP, on a pre-tax or after-tax basis. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: restructurings, discontinued operations, extraordinary items and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation, claim or regulatory judgments, fines/penalties or settlements, acquisitions or divestitures, reorganization or change in corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, participating company, division, business, segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to common stock, any business interruption event, the cumulative effects of tax or accounting changes in accordance with GAAP, or the effect of changes in other laws or regulatory rules affecting reported results.

Following completion of the applicable performance period, the Committee certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant's award. The Committee may make positive or negative adjustments to performance award payments to reflect individual job performance or other factors. At its discretion, the Committee may provide for the payment of dividend equivalents (which will be subject to the same restrictions and risks of forfeiture as the underlying award) with respect to cash dividends paid on the Company's common stock to a participant awarded performance shares. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Deferred Compensation Awards

The 2016 LTIP authorizes the Committee to establish a deferred compensation award program. As implemented, participants designated by the Committee who are officers, non-employee directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant's award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Committee. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

2020 PROXY STATEMENT	27

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

Other Stock-Based Awards

The 2016 LTIP permits the Committee to grant other awards based on the Company's stock or based on dividends paid on its stock.

Adjustments Upon Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2016 LTIP provides for appropriate adjustments in (i) the maximum number and class of shares subject to the 2016 LTIP and to any outstanding awards, (ii) the award limits set out in the 2016 LTIP and (iii) the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any stock option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

Change-in-Control.    The Committee may provide in any award agreement or, in the event of a change in control, take such actions as it deems appropriate to accelerate the exercisability and vesting of stock options or stock appreciation rights in connection with a change in control; provided such acceleration may not occur solely upon a change in control to the extent the stock option or stock appreciation right is being assumed or substituted with a similar award in connection with such change in control. Further, with respect to awards other than stock options and stock appreciation rights in the event of a change in control or in the event of a termination of employment following a change in control, the Committee may provide in any award agreement for the lapsing of vesting conditions or restrictions, restriction periods, performance goals or other limitations applicable to the stock subject to such award held by a participant whose service has not terminated prior to the change in control; provided such acceleration or waiver may not occur solely upon a change in control if the awards are assumed or substituted. If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding awards or substitute substantially equivalent awards without the consent of the participant. With respect to awards that are not assumed or substituted with substantially equivalent awards, nor exercised as of the date of the change in control, will terminate and cease to be outstanding effective as of the date of the change in control.

Duration, Amendment and Termination

The Board may amend or terminate the 2016 LTIP at any time. If not earlier terminated, the 2016 LTIP will continue in effect until the date on which all of the shares available for issuance under the 2016 LTIP have been issued, all restrictions on such shares under the terms of the 2016 LTIP have lapsed and the agreements evidencing awards have lapsed. However, awards will not be granted under the 2016 LTIP later than the tenth anniversary of the date it was originally approved by stockholders (March 8, 2026). No amendment authorized by the Board will be effective unless approved by stockholders of the Company if the amendment would (1) increase the number of shares reserved under the 2016 LTIP; (2) change the class of persons eligible to receive incentive stock options; (3) reprice any stock option or stock appreciation right (see "Repricing and Reload Options Prohibited" above) or (4) modify the 2016 LTIP in any other way that requires stockholder approval under applicable law.

28	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

Awards Granted During Fiscal 2019 to Certain Persons under the 2016 LTIP

The following table shows information regarding the distribution of awards granted during fiscal 2019 under the 2016 LTIP among the persons and groups identified below. The number and dollar value of performance shares granted during fiscal 2019 reflects the maximum number of shares that could be earned based on satisfaction of the applicable performance goals. The dollar value of each award is based on the fair market value of our common stock on December 1, 2019 ($83.55).

Name and Position	Number of Restricted Stock Units (or Deferred Stock Units for Directors) Granted (#)	Dollar Value of Restricted Stock Units (or Deferred Stock Units for Directors) Granted ($)	Number of Performance Stock Units Granted (#)	Dollar Value of Performance Stock Units Granted ($)	Number of Special Stock Awards Granted (#)	Dollar Value of Special Stock Awards Granted ($)
Steve Mollenkopf Chief Executive Officer	156,986	13,116,180	143,186	11,963,190	40,794	3,408,339

Akash Palkhiwala Executive Vice President and Chief Financial Officer	53,925	4,505,434	—	—	167	13,953

Cristiano R. Amon President	60,178	5,027,872	128,866	10,766,754	24,930	2,082,902

James H. Thompson Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	54,161	4,525,152	115,980	9,690,129	19,264	1,609,507

Alexander H. Rogers Executive Vice President and President, Qualcomm Technology Licensing	30,089	2,513,936	64,434	5,383,461	15,865	1,325,521

George S. Davis Former Executive Vice President and Chief Financial Officer	—	—	—	—	—	—

David E. Wise Former Senior Vice President and Interim Chief Financial Officer	20,616	1,722,467	—	—	2,958	247,141

All executive officers as a group (10 persons)	437,639	36,564,738	584,558	48,839,821	135,141	11,291,031

All directors, who are not executive officers, as a group (12 persons) (1)	53,769	4,492,400	—	—	—	—

All employees, who are not executive officers, as a group (30,334 persons)	18,846,801	1,574,650,224	—	—	1,459,769	121,963,700

(1)
Amount includes 3,986 fully vested deferred stock units granted to non-employee directors in lieu of their annual cash retainer granted under the non-employee director compensation program.

Aggregate Past Grants Under the 2016 LTIP

The following table shows information regarding the distribution of aggregate past awards under the 2016 LTIP among the persons and groups identified below. The number of performance shares that were subject to past awards and the number of

2020 PROXY STATEMENT	29

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

performance shares that are outstanding at December 1, 2019 reflect the maximum number of shares that could be earned based on satisfaction of the applicable performance goals.

	Stock Options				Restricted Stock Units/Deferred Stock Units/Performance Stock Units/ Common Stock

							Number of
	Number of Shares	Number of Shares	Number of Shares Underlying Options as		Number of Units/Shares	Number of Units/Shares Vested as of	Units/Shares and Unvested as of
	Subject to	Acquired	of December 1, 2019		Subject to	December 1,	December 1,

Name and Position (1)	Past Grants	On Exercise	Exercisable	Unexercisable	Past Awards	2019 (3)	2019 (3)
Steve Mollenkopf Chief Executive Officer	496,397	—	165,465	330,932	1,120,082	40,794	1,140,964

Akash Palkhiwala Executive Vice President and Chief Financial Officer	—	—	—	—	101,743	29,607	75,246

Cristiano R. Amon President	—	—	—	—	693,141	116,153	610,306

James H. Thompson Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	—	—	—	—	532,386	72,897	481,582

Alexander H. Rogers, Executive Vice President and President, Qualcomm Technology Licensing	—	—	—	—	323,039	71,519	264,708

George S. Davis Former Executive Vice President and Chief Financial Officer	—	—	—	—	331,141	15,303	—

David Wise Former Senior Vice President and Interim Chief Financial Officer	—	—	—	—	43,364	26,066	—

All current executive officers as a group (8 persons)	496,397	—	165,465	330,932	3,682,888	489,414	3,378,736

All current directors, who are not executive officers, as a group (11 persons) (2)	—	—	—	—	163,341	174,525	139,623

All current employees, who are not executive officers, as a group (31,472 persons)	—	—	—	—	59,073,145	24,284,228	36,719,420

(1)
No options or other awards were granted to nominees for election as a director, or associates of directors, executive officers or director nominees, and no other person received 5% of the options or awards under the 2016 LTIP.
(2)
Amount includes 12,525 fully vested deferred stock units granted to non-employee directors in lieu of their annual cash retainer granted under the non-employee director compensation program.
(3)
Includes accrued dividend equivalents.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2016 LTIP and not of state or local taxes that may apply to awards under the 2016 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2016 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of

30	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

United States federal income taxes. This discussion is based on the provisions of the Code in effect at the time this summary was drafted for inclusion in this Proxy Statement. It does not include a discussion of or anticipate changes that may become effective or be implemented after December 31, 2019. Subsequent developments in the U.S. federal income tax law could have a material effect on the U.S. federal income tax consequences of awards granted under the 2016 LTIP.

Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.    Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the "determination date." The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Shares, Performance Units and Restricted Stock Unit Awards.    A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under "Restricted Stock" above. Upon the sale of any

2020 PROXY STATEMENT	31

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under "Restricted Stock"), will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.    A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they were transferred to the participant, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.

Limitation on Company Deductions.    Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its principal executive officer, principal financial officer or any of its three most highly-compensated named executive officers (other than its chief principal executive officer or principal financial officer). With respect to fiscal years beginning before December 31, 2017, and for compensation paid pursuant to certain binding written contracts in effect on November 2, 2017, that are not later materially modified, an exception may apply for certain "performance-based compensation" meeting various requirements. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 29, 2019 (number of shares in thousands):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (2)	32,046	(4)	$56.15	83,214	(5)

Equity compensation plans not approved by stockholders (3)	32		$35.43	—

Total	32,078		$55.57	83,214

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding performance stock units, time-based restricted stock units and performance-based restricted stock units, all of which were granted under equity compensation plans approved by stockholders.
(2)
Consists of three Company plans: the QUALCOMM Incorporated 2006 Long-Term Incentive Plan (2006 LTIP), the QUALCOMM Incorporated 2016 Long-Term Incentive Plan (2016 LTIP) and the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended (ESPP).
(3)
Consists of equity compensation plans assumed in connection with mergers and acquisitions.
(4)
Includes approximately 31,447,000 shares that may be issued pursuant to performance stock units, time-based restricted stock units, performance-based restricted stock units and stock options granted under the 2006 LTIP and the 2016 LTIP. The performance stock units include the maximum number of shares that may be issued.
(5)
Includes approximately 32,769,000 shares reserved for issuance under the ESPP.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

32	2020 PROXY STATEMENT

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES

Should stockholder approval not be obtained, the proposed amendment and restatement of the 2016 LTIP will not be implemented, and the 2016 LTIP will continue in effect pursuant to its current terms.

The Board believes that the proposed amendment and restatement of the 2016 LTIP is in the best interest of the Company and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 2016 LTIP, INCLUDING AN INCREASE IN THE SHARE RESERVE BY 74,500,000 SHARES.

2020 PROXY STATEMENT	33

PROPOSAL 4: ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION

This stockholder advisory vote, commonly known as "Say-on-Pay," is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). At our 2014 Annual Meeting of Stockholders, stockholders voted for the "Say-on-Pay" vote be held annually.

The Board recommends a vote "FOR" the following resolution:

"Resolved, that the stockholders of QUALCOMM Incorporated hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in this proxy statement, including in the Compensation Discussion and Analysis, compensation tables and narrative disclosures."

COMPENSATION PROGRAM BEST PRACTICES

We continued our many ongoing executive compensation practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the Compensation Discussion and Analysis (CD&A) section and include:

•
A significant portion of our executive officers' total direct compensation (TDC) varies with Company financial and stock-price performance.

•
We cap earnouts of performance-based compensation granted in the form of annual bonuses and long-term performance stock units (PSUs) at 200% of target awards, with relative TSR PSU awards capped at 100% of target if absolute TSR is negative over the three-year performance period.

•
Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers, where the Company is reasonably positioned in the middle of the range.

•
The HR and Compensation Committee engages an independent compensation consultant to advise on matters, including information on trends and regulatory developments, recommendations for potential peer companies, analyses of competitive practices for executive officers and directors, assessment of compensation-related risks and aggregate equity compensation spending.

•
We have a risk management process that includes compensation, talent management and succession planning.

•
We have stock ownership guidelines for executive officers and directors.

•
We do not provide tax gross-ups unless they are directly business related and provided under a policy generally applicable to all eligible employees, such as relocation.

•
We have a clawback policy that applies to cash incentives in the event of a material accounting restatement.

•
Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all executive officers and directors.

EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the HR and Compensation Committee. However, we value the opinions of our stockholders, and the HR and Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each

34	2020 PROXY STATEMENT

PROPOSAL 4: ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION

be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.

THE BOARD RECOMMENDS AN ADVISORY VOTE "FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION.

2020 PROXY STATEMENT	35

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are required by Section 14A of the Securities Exchange Act of 1934, as amended, to seek stockholder input at least every six years regarding how frequently we should hold stockholder advisory votes on our executive compensation, commonly known as the "Say-on-Pay" vote. We last sought stockholder input on the frequency of our Say-on-Pay vote in 2014 and have conducted annual advisory votes on Say-on-Pay since then. At the Annual Meeting, we are requesting that our stockholders indicate whether you would prefer annual, biennial (every two years) or triennial (every three years) "Say-on-Pay" votes. We currently expect to again seek stockholder input regarding how frequently we should hold our "Say-on-Pay" vote in 2026.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, we value the opinions of our stockholders, and the Board will take into account the outcome of this vote when considering the appropriate frequency of future advisory votes on our executive compensation.

REQUIRED VOTE AND BOARD RECOMMENDATION

We have afforded our stockholders the opportunity to express their opinions regarding our executive compensation annually since the "Say-on-Pay" advisory vote requirement went into effect in 2011. We acknowledge current governance expectations related to providing stockholders an annual opportunity to express their opinions on executive compensation. We also note the wide adoption of annual "Say-on-Pay" votes, both among our peer companies and more broadly. We have been responsive to previous "Say-on-Pay" outcomes and to other feedback we have received from our stockholders. As a result of the current expectations of investors and prevailing as well as our own practices, the Board recommends an "annual" advisory vote on executive compensation.

The frequency for holding stockholder advisory votes on our executive compensation (annual, biennial or triennial) receiving the highest number of votes cast in person or by proxy at the Annual Meeting at which a quorum is present will be considered the frequency preferred by our stockholders. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a bank, broker or other holder of record and you do not instruct them on how to vote on this proposal, they will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR AN "ANNUAL" ADVISORY VOTE ON EXECUTIVE COMPENSATION.

36	2020 PROXY STATEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 10, 2019, unless otherwise indicated, by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G filed with the SEC); (ii) each of our NEOs; (iii) each current director and nominee for director; and (iv) all of our current executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Number of Shares	Percent of Class
Vanguard Group Inc. (2)	97,218,322	8.48%

BlackRock, Inc. (3)	96,753,870	8.44%

Steve Mollenkopf (4)	861,661	*

Akash Palkhiwala	24,255	*

Cristiano R. Amon	50,434	*

James H. Thompson (5)	174,601	*

Alexander H. Rogers	14,982	*

George S. Davis (6)	142,642	*

David Wise (7)	27,227	*

Barbara T. Alexander (8)	41,849	*

Mark Fields (9)	—	*

Jeffrey W. Henderson (10)	4,067	*

Ann M. Livermore (11)	14,164	*

Harish Manwani (12)	8,717	*

Mark D. McLaughlin (13)	15,061	*

Clark T. Randt, Jr. (14)	2,203	*

Francisco Ros (15)	10,552	*

Irene B. Rosenfeld (16)	500	*

Kornelis "Neil" Smit (17)	—	*

Anthony J. Vinciquerra (18)	5,479	*

All current executive officers and directors as a group (19 persons) (19)	1,340,730	*

*
Less than 1%
(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,146,367,762 shares outstanding on December 10, 2019, adjusted as required by rules promulgated by the SEC.
(2)
Represents shares of Qualcomm common stock beneficially owned as of December 31, 2018 based on a Schedule 13G/A filed on February 12, 2019 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has sole voting power with respect to 1,463,412 shares of our common stock, shared voting power with respect to 311,047 shares of our common stock, sole dispositive power with respect to 95,472,727 shares of our common stock, and shared dispositive power with respect to 1,745,595 shares of our common stock.
(3)
Represents shares of Qualcomm common stock beneficially owned as of December 31, 2018 based on a Schedule 13G/A filed on February 6, 2019 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055, and indicates that it has sole voting power with respect to 86,179,798 shares of our common stock, and sole dispositive power with respect to 96,753,870 shares of our common stock.
(4)
Includes 696,196 shares held in family trusts. Also includes 165,465 shares issuable upon exercise of stock options exercisable within 60 days of December 10, 2019.
(5)
Includes 4,539 shares held in trusts for the benefit of his children and 90,906 shares held in Grantor Trusts for the benefit of Dr. Thompson and his spouse. Dr. Thompson disclaims all beneficial ownership for the shares held in trusts for the benefit of his children.
(6)
Includes 142,642 shares held in family trusts as of April 2, 2019, his last day of employment.
(7)
Amounts disclosed for Mr. Wise are as of August 23, 2019, his last day of employment.
(8)
Includes 41,637 shares held in family trusts and 212 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 15,241 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(9)
Excludes 2,953 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021 and 5,852 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

2020 PROXY STATEMENT	37

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(10)
Excludes 12,865 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(11)
Includes 80 shares held in family trusts and 14,084 shares held in Grantor Retained Annuity Trusts for the benefit of Ms. Livermore. Excludes 12,865 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(12)
Includes 8,717 shares held jointly with his spouse. Excludes 12,865 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(13)
Includes 14,636 shares held in family trusts and 425 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 17,621 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.
(14)
Includes 2,203 shares held jointly with his spouse. Excludes 6,448 fully vested deferred stock units and dividend equivalents that settle on March 4, 2020 and 12,865 fully vested deferred stock units and dividend equivalent shares that settle three years after the date of grant.
(15)
Includes 10,552 shares held jointly with his spouse. Excludes 12,865 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(16)
Includes 500 shares held jointly with her spouse. Excludes 1,627 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021 and 4,310 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.
(17)
Excludes 2,953 fully vested deferred stock units and dividend equivalents that settle on April 5, 2021 and 5,579 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.
(18)
Includes 5,479 shares held in family trusts. Excludes 18,523 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.
(19)
Includes 165,465 shares issuable upon exercise of stock options exercisable within 60 days of December 10, 2019. Also includes 637 fully vested deferred stock units and dividend equivalents to be released within 60 days of December 10, 2019 for all directors and executive officers as a group. Excludes 145,432 fully vested deferred stock units and related dividend equivalents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our HR and Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2019, no member of the HR and Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2019, none of our executive officers served on the compensation committee (or equivalent) or board of another entity that has or has had one or more executive officers who served on our HR and Compensation Committee or Board.

38	2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person's immediate family members or affiliates (other than employment and compensation related transactions, which are subject to review by the HR and Compensation Committee pursuant to its charter), which would be reportable as a related-person transaction under SEC rules. In considering the proposed arrangement, the Audit Committee or HR and Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2019, we employed the family members or other related persons of certain of our executive officers. The HR and Compensation Committee reviewed and approved the related-person transactions below.

Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer, except as otherwise described below. Each family member or other related person is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the executive officers as having a beneficial interest in the compensation of family members or other related person described below that is material to them or the Company. Restricted stock units were granted under our 2016 Long-Term Incentive Plan, and generally vest over three years from the grant date, contingent upon continued service with the Company.

Cristiano R. Amon, President, is the brother of Rogerio Amon, who serves as a Senior Director, Program Management, Qualcomm Technologies, Inc. During fiscal 2019, Rogerio Amon earned $218,894 in base salary and $74,002 in cash incentives and received a restricted stock unit grant of 3,578 shares with a grant date fair value of $225,020 and a special one-time fully vested stock award of 134 shares with a grant date fair value of $10,033.

Steve Mollenkopf, Chief Executive Officer, is the brother of James D. Mollenkopf, who serves as a Vice President, Strategic Development, Qualcomm Technologies, Inc. During fiscal 2019, James D. Mollenkopf earned $281,859 in base salary and $104,340 in cash incentives and received a restricted stock unit grant of 6,043 shares with a grant date fair value of $380,044 and a special one-time fully vested stock award of 167 shares with a grant date fair value of $12,503.

Michelle M. Sterling, Executive Vice President, Human Resources, shares her household with Mark E. Palamar, who serves as a Senior Director, Procurement. During fiscal 2019, Mark E. Palamar earned $233,930 in base salary and $50,690 in cash incentives and received a restricted stock unit grant of 1,591 shares with a grant date fair value of $100,058 and a special one-time fully vested stock award of 134 shares with a grant date fair value of $10,033. Michelle M. Sterling's sister, Deana K. Lemonovich, serves as a Project Analyst, Staff, Qualcomm Technologies, Inc. During fiscal 2019, Deana K. Lemonovich earned $98,589 in base salary and $8,209 in cash incentives and received a restricted stock unit grant of 255 shares with a grant date fair value of $16,037 and a special one-time fully vested award of 61 shares with a grant date fair value of $4,567.

2020 PROXY STATEMENT	39

HR AND COMPENSATION COMMITTEE REPORT

The HR and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the HR and Compensation Committee recommended to the Board that the CD&A be included in our 2020 Proxy Statement.

HR AND COMPENSATION COMMITTEE
Barbara T. Alexander, Chair Harish Manwani Irene B. Rosenfeld

40	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS

The HR and Compensation Committee oversees our executive compensation program. This Compensation Discussion and Analysis (CD&A) describes the program and the compensation awarded to, earned by or paid to our Named Executive Officers (NEOs) for fiscal 2019, along with the underlying rationale of our HR and Compensation Committee.

This CD&A is comprised of the following sections:

Page
41	Executive Summary
44	Our NEOs for Fiscal 2019
46	Program Overview
52	Other Compensation Components
53	Process and Rationale for Executive Compensation Decisions
57	Compensation Program Best Practices

Detailed compensation tables that quantify and further explain our NEOs' compensation follow these narrative sections.

EXECUTIVE SUMMARY

Business Highlights

Fiscal 2019 was an eventful year for the Company, with the start of the transition to 5G (fifth generation) wireless technologies; continued investment in new and expanded product areas, such as radio frequency front end (RFFE), and adjacent industry segments and applications outside of traditional cellular industries, such as automotive, computing, Internet of Things (IoT) and networking; our settlement of our previous disputes with Apple and its contract manufacturers; and our entering into a six-year global patent license agreement and a multi-year chipset supply agreement with Apple. All of this took place in the challenging backdrop of U.S./China trade tensions, weaker demand for handsets in China and certain developed regions, original equipment manufacturers (OEMs) managing inventory ahead of the transition to 5G, and the court order in the lawsuit brought against us by the United States Federal Trade Commission (FTC), in which we have since been granted a partial stay and expedited appeal.

In fiscal 2019, we achieved substantially all of our $1 billion cost reduction target under our Cost Plan announced in 2018 to align our cost structure with our long-term margin targets. In addition, we implemented a stock repurchase program announced in fiscal 2018 to repurchase up to $30 billion of our outstanding common stock, with $7.1 billion remaining authorized for repurchase as of the end of fiscal 2019.

Executive Compensation Highlights

The HR and Compensation Committee balances a number of factors in determining compensation for our executives, with pay for performance being a critical factor. With highly specialized experience establishing Qualcomm as a leader in innovations such as 5G, and demonstrated success driving market adoption, our executives have been increasingly pursued by our competitors as evidenced by the departure this past year of our Chief Financial Officer to Intel at a compensation package well in excess of what he had at Qualcomm. Retaining our executives is key to realizing our short- and long-term success, and has become an increasingly important consideration for the HR and Compensation Committee in determining executive compensation.

Target pay opportunities reflect intensifying competition for top talent.    Amidst the challenging geopolitical trade environment and lengthy regulatory and customer disputes, our executive team has focused on creating stockholder value for the long-term and positioning Qualcomm as a leader in 5G. The HR and Compensation Committee recognized that replacing high-performing executive-team members, who are also attractive recruiting targets for our competitors, would be difficult, and costly for our stockholders.

2020 PROXY STATEMENT	41

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Fiscal 2019 target total direct compensation (TDC) consisted of base salary, target annual bonus and equity awards split between time-based and performance-based awards. TDC for high performing executives deemed critical to retain was increased to reflect both market dynamics and individual contributions. Except for Mr. Davis, all of our NEOs received an increase to base salary. Target annual bonus percentages were unchanged, except for Dr. Thompson and Mr. Rogers, whose target bonus percentages increased by 10% and 40%, respectively. With respect to equity awards, which reflect the grant-date fair values of the awards and are earned based on future service and/or achievement of performance metrics, our NEOs received the following increases to their annual target grant date fair values: $2.0 million for Mr. Mollenkopf (after taking into account the $6.0 million in annual value attributable to his front-load restricted stock unit (RSU) award discussed below), $2.0 million for each of Mr. Amon and Dr. Thompson and $1.0 million for Mr. Rogers.

Mr. Palkhiwala was appointed Interim Chief Financial Officer (and became an executive officer of the Company) effective August 23, 2019 (approximately one month before the end of fiscal 2019). He was subsequently appointed Executive Vice President and Chief Financial Officer effective November 6, 2019. Accordingly, Mr. Palkhiwala's fiscal 2019 salary was determined prior to his becoming an executive officer. Similarly, he did not participate in the fiscal 2019 executive annual cash incentive plan (ACIP). Rather, his fiscal 2019 bonus was awarded under the Company's non-executive annual cash incentive plan. Further, since the Company grants non-executive equity awards in the beginning of the fiscal year, Mr. Palkhiwala's fiscal 2019 annual equity award was granted prior to his becoming an executive officer. In connection with his appointment as Interim Chief Financial Officer, the HR and Compensation Committee granted Mr. Palkhiwala an increase in his base salary and an additional equity award as described below.

Annual bonuses reward near-term financial performance measured against an adjusted earnings per share (EPS) goal. To balance short- and long-term performance focus, regular annual equity awards to our executive officers were split 54% in performance stock units (PSUs) and 46% in restricted stock units (RSUs). The PSUs were split with half earned for three-year relative total stockholder return (RTSR) performance compared to the NASDAQ-100 and the other half earned for three-year average adjusted return on invested capital (ROIC) performance. However, Mr. Mollenkopf's equity awards for fiscal 2019 were 33% in PSUs and 67% in RSUs to balance reward and retention, after receiving 100% PSUs in the previous five years following his front-loaded RSU award in 2013. The HR and Compensation Committee expects to return to a weighting of at least 50% of annual grant value in PSUs for Mr. Mollenkopf (consistent with other executive officers) in fiscal 2020.

Target TDC for our NEOs reflects the competitive market, individual performance, experience, internal equity and pay history. It is important to note that in a highly performance-based compensation program such as ours, target TDC is not an indication of actual earned or delivered pay. The following tables quantify the highly performance-based mix of our target TDC for fiscal 2019:

(1)
Excludes Mr. Davis, who left the Company prior to the fiscal 2019 equity awards, and the compensation for Messrs. Wise and Palkhiwala, who did not participate in our executive compensation program in fiscal 2019.

Real pay delivery aligns with performance through rigorous goal setting and performance measurement.    While our target TDC is primarily market driven, our real pay delivery reflects performance. No annual bonuses were earned by our NEOs

42	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

under our ACIP for performance in fiscal 2019 because our Adjusted EPS performance of $3.09 fell short of the Adjusted EPS threshold of $5.25 (target of $6.75) that was established to reflect the communications made to our investors in January 2018. Over the prior five years, our ACIP funding averaged approximately 80% of target, demonstrating consistently rigorous annual goal setting. Mr. Palkhiwala did not participate in the ACIP and earned a bonus under our non-executive cash incentive plan. Messrs. Davis and Wise were no longer employed by the Company at the end of fiscal 2019 and thus were not eligible for the fiscal 2019 annual bonus.

NEOs earned in aggregate 107% of target PSUs with performance periods ending in fiscal 2019, following 36% of target PSUs being earned in fiscal 2018 and no PSUs being earned in fiscal 2017 or 2015 (no PSUs had performance periods ending in fiscal 2016).    Earned PSUs compared to target for the performance periods ending in each of the last three fiscal years are depicted below.

NEO PSU Awards Earned FY17-FY19

(1)
Target PSUs for the period ending in fiscal 2019 exclude PSUs granted to Mr. Davis since he left the Company prior to the end of the performance period and forfeited his outstanding award.

One-time grants were made to recognize the Apple settlement, license and chipset supply agreements.    The HR and Compensation Committee granted special, one-time, fully-vested shares of the Company's common stock in May 2019 to our then-current executive officers, which ranged from $250 thousand to $3.6 million. These awards were granted to recognize outstanding efforts in entering into multi-year license and chipset supply agreements with Apple, and settlement agreements with Apple and its contract manufacturers to resolve the parties' prior disputes. In making these grants, the HR and Compensation Committee considered the anticipated long-term stockholder value resulting from these agreements with one of the Company's key customers. We made similar grants in August 2019 to non-executive officers, which at that time included Mr. Palkhiwala (collectively with the grants to our executive officers, the Special Grants).

There is strong governance and compensation-related risk mitigation.    Last year's Say-on-Pay proposal received approximately 79% approval from our stockholders at the annual meeting in March 2019. The HR and Compensation Committee did not make any material changes to our executive compensation program as a result of the vote because it believes that opposition was more reflective of low RTSR performance than program design or pay delivery. The HR and Compensation Committee continues to take stockholder views and market best practices into account in structuring our executive compensation program, and we will continue to engage with stockholders as needed to address their concerns. Our corporate governance "best practices" and policies to mitigate undue risk taking are described in more detail later in this CD&A.

2020 PROXY STATEMENT	43

EXECUTIVE COMPENSATION AND RELATED INFORMATION

OUR NEOs FOR FISCAL 2019

Our Current NEOs for Fiscal 2019:

Steve Mollenkopf
Current position:

•

Chief Executive Officer (CEO), since March 2014

Prior Qualcomm positions include:

•

CEO-Elect and President, December 2013 to March 2014

•

President and Chief Operating Officer, November 2011 to December 2013

25 years of service with Qualcomm

Akash Palkhiwala
Current position:

•

Executive Vice President and Chief Financial Officer (CFO), since November 2019

Prior Qualcomm positions include:

•

Senior Vice President and Interim CFO, August 2019 to November 2019

•

Senior Vice President, Finance, Qualcomm Technologies, Inc., December 2015 to August 2019

•

Senior Vice President and Treasurer, October 2014 to December 2015

•

Vice President, Finance, Qualcomm Technologies, Inc., October 2012 to October 2014

•

Vice President, Finance, October 2009 to October 2012

18 years of service with Qualcomm

Cristiano R. Amon
Current position:

•

President, since January 2018

Prior Qualcomm positions include:

•

Executive Vice President, Qualcomm Technologies, Inc. and President Qualcomm CDMA Technologies (QCT), November 2015 to January 2018

•

Executive Vice President, Qualcomm Technologies, Inc. and Co-President QCT, October 2012 to November 2015

•

Senior Vice President, Qualcomm Incorporated and Co-President QCT, June 2012 to October 2012

•

Senior Vice President, Product Management, October 2007 to June 2012

18 years of service with Qualcomm

44	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

James H. Thompson
Current position:

•

Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer, since March 2017

Prior Qualcomm positions include:

•

Executive Vice President, Engineering, Qualcomm Technologies, Inc., October 2012 to March 2017

•

Senior Vice President, Engineering, July 1998 to October 2012

28 years of service with Qualcomm

Alexander H. Rogers
Current position:

•

Executive Vice President and President, Qualcomm Technology Licensing (QTL), since October 2016

Prior Qualcomm positions include:

•

Senior Vice President and President, QTL, September 2016 to October 2016

•

Senior Vice President and Deputy General Counsel, October 2015 to September 2016

•

Senior Vice President, Legal Counsel, April 2007 to October 2015

19 years of service with Qualcomm

Other NEOs for Fiscal 2019:

George S. Davis	Former Executive Vice President and CFO from March 2013 to April 2019
David E. Wise	Former Senior Vice President and Interim CFO from April 2019 to August 2019

2020 PROXY STATEMENT	45

EXECUTIVE COMPENSATION AND RELATED INFORMATION

PROGRAM OVERVIEW

Primary Compensation Components

Figure 1 is an overview of the primary components of our fiscal 2019 executive compensation program. In structuring our cash and long-term equity incentives, the HR and Compensation Committee continued to use variations of non-GAAP financial performance measures that support our business strategy. See Appendix D for definitions of the various performance measures used in determining our cash and long-term equity incentive awards.

Figure 1: Fiscal 2019 Executive Compensation Program Overview (1)

Objective

Type	Component	Form	Attract and Retain Talent	Pay Delivery Aligned with Stockholders Interests	Performance Measures that Support the Execution of Strategy	Performance Periods that Balance Short- and Long-Term
Fixed Compensation	Salary	Cash	Competitive amounts that attract and retain executives who develop and execute our business strategy

Variable Compensation	Annual Cash Incentive Plan (ACIP)	Cash	Competitive amounts that attract and retain (through annual potential payouts) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to achieving the Company's annual financial objectives Payouts based on performance targets aligned with annual financial metrics	Adjusted EPS (weighted 100%)	Current fiscal year

Variable Compensation	Performance Stock Units (PSUs)	Equity	Competitive amounts that attract and retain (through 3-year cliff vesting) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to long-term performance targets Payouts based on performance targets aligned with long-term stock price performance and financial metrics	50% of the award is based on relative total stockholder return (RTSR) compared to the NASDAQ-100 (RTSR PSUs) and 50% is based on an average annual adjusted return on invested capital (ROIC PSUs)	3-year performance period; 3-year cliff vest

Variable Compensation	Restricted Stock Units (RSUs)	Equity	Competitive amounts that attract and retain (through annual vesting over a 3-year period) executives who develop and execute our business strategy	Aligns a portion of our executive officers' TDC to long-term absolute total stockholder return (TSR) since the realized value of the award amount varies based on stock price performance and dividends	Vests based on continued service and value is tied to stock price	Generally, annual vesting in equal installments over 3 years (2)

(1)
This figure provides an overview of our ongoing executive compensation program. It does not address special, one-time awards that are not considered part of that program, such as (i) the Special Grants discussed above, (ii) special awards granted to Messrs. Palkhiwala and Wise in connection with their taking on the role of Interim CFO or (iii) bonus or equity awards granted to Messrs. Palkhiwala and Wise under non-executive compensation programs prior to their becoming executive officers.
(2)
In September 2019, Mr. Mollenkopf received an RSU award that vests 58.3% in year one, 25% in year two and 16.7% in year three. The vesting provisions provide target pay delivery for Mr. Mollenkopf that is similar to most of the peer group following an extended period with no RSU awards.

46	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Additional objectives of our executive compensation program include:

•
Competitive for the Business.  The HR and Compensation Committee aims to set executive compensation at competitive levels to attract, motivate, engage and retain executives. We consider practices of peer companies as reference points for comparative purposes but do not set specific percentile objectives.

•
Internally Fair and Equitable.  The HR and Compensation Committee considers business and individual factors to evaluate internal fairness of compensation and monitors the internal compensation relationships among our executive officers. Predetermined formulas are not part of this evaluation.

•
High Standards for Governance and Compensation Risk Management.  The HR and Compensation Committee has a comprehensive charter that provides for oversight of our executive compensation program and includes annually reviewing the amounts of all components of executive compensation and conducting a compensation risk assessment. The risk assessment also covers incentive and commission arrangements for our non-executive employees. See the discussion of our risk-assessment process under the section "Compensation Risk Management" on page 58 for more details on our compensation-related corporate governance practices.

We also have competitive health, welfare and retirement benefits that are generally structured in the same manner for all U.S. employees. A summary of these and several other benefits begins on page 52.

2019 Executive Compensation Program

Base Salaries

In September 2018, the HR and Compensation Committee approved the fiscal 2019 base salaries for our then-current executive officers, resulting in increases for Mr. Mollenkopf, Dr. Thompson and Mr. Rogers to better align their base salaries with the market and to reflect their individual contributions. Subsequently, in May 2019, the HR and Compensation Committee approved an increase for Mr. Amon and additional increases for Dr. Thompson and Mr. Rogers to reflect continued outstanding performance and competitive peer practice.

In connection with the appointments of Messrs. Wise and Palkhiwala to serve as our Interim CFO in April 2019 and August 2019, respectively, the HR and Compensation Committee approved additional salaries of $150,000 per month for the period each served in this role to recognize their expanded responsibilities. Mr. Wise retired from the Company on August 23, 2019.

The ending fiscal 2019 base salaries for our NEOs and changes from fiscal 2018 are illustrated below in Figure 2.

Figure 2: NEO Base Salary

NEO	2019		2018		% Change
Steve Mollenkopf	$1,200,000		$1,130,000		6%

Akash Palkhiwala	$400,005	(1)	N/A	(2)	N/A	(2)

Cristiano R. Amon	$1,000,000		$900,000		11%

James H. Thompson	$900,000		$740,000		22%

Alexander H. Rogers	$800,000		$700,000		14%

George S. Davis	$760,000		$760,000		—%

David E. Wise	$432,806	(1)	N/A	(2)	N/A	(2)

(1)
Does not reflect the additional $150,000 per month received for serving as Interim CFO.
(2)
Not an executive officer in FY18.

Annual Cash Incentive Plan (ACIP)

2019 ACIP Structure.    The overriding objective of the ACIP is to reward annual operating performance. For fiscal 2019, the HR and Compensation Committee determined that annual bonuses under the ACIP would be solely tied to Adjusted EPS in order to reflect this key operating performance metric communicated to investors in January 2018.

ACIP awards are calculated using percent-of-salary target bonuses for our executive officers based on achievement of the Adjusted EPS goal. The funding range is zero to 200% and encompasses both upside reward and downside performance risk typical of peer practice. The individual target bonuses are determined by the HR and Compensation Committee based on practices of our peer companies and individual executive considerations. For fiscal 2019, the target bonus for Dr. Thompson

2020 PROXY STATEMENT	47

EXECUTIVE COMPENSATION AND RELATED INFORMATION

was increased from 140% to 150% of his salary and Mr. Rogers' target bonus was increased from 100% to 140% of his salary to better align with market. No other NEOs received a change in their target bonuses in fiscal 2019. The HR and Compensation Committee has the authority to apply discretion to individual ACIP earned amounts based on feedback from other Board members, feedback from our CEO and other performance measures. A summary of these factors is discussed in the "Process and Rationale for Executive Compensation Decisions" section beginning on page 53. See Appendix D for a listing of predefined adjustments. The HR and Compensation Committee did not exercise such discretion for fiscal 2019.

Figure 3: Fiscal 2019 ACIP Payout Schedule

Award Level	Achievement of Financial Objective (% of Target)	ACIP Funding (% of Target) (1)
Maximum Award Level	111.1%	200%

Target Award Level	100%	100%

Threshold Award Level	77.8%	0%

(1)
The ACIP Funding between award levels interpolates linearly with the Achievement of the Financial Objective.

Fiscal 2019 ACIP Earnings

Figure 4 shows the objectives and actual performance for Adjusted EPS and illustrates the following:

•
Under the terms of the ACIP, Adjusted EPS was weighted 100%.

•
At $3.09, we achieved 46% of our Adjusted EPS target of $6.75. The threshold EPS for a minimum annual bonus payment was $5.25.

•
As a result, our NEOs did not earn bonuses under the ACIP for fiscal 2019.

Figure 4: Fiscal 2019 ACIP Financial Objectives and Performance

Figure 5: Fiscal 2019 ACIP Target and Earned Amounts

Name	ACIP Target ($)	Weighted Performance Amount (% of target)	Earned Amount Approved by HR and Compensation Committee ($)
Steve Mollenkopf	$2,400,000	0%	$0

Cristiano R. Amon	$1,750,000	0%	$0

James H. Thompson	$1,350,000	0%	$0

Alexander H. Rogers	$1,120,000	0%	$0

48	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Mr. Davis resigned from the Company in April 2019 and therefore was not eligible for a bonus under the ACIP. Mr. Wise and Mr. Palkhiwala did not participate in the ACIP. Rather, they participated in the Company's cash incentive program for non-executive officers. Mr. Wise did not receive a bonus due to his retirement from the Company prior to the end of fiscal 2019, and Mr. Palkhiwala received $291,200.

Equity Awards

On September 20, 2019, the HR and Compensation Committee granted annual equity awards for fiscal 2019 to our executive officers (excluding our Interim CFO) in the form of RTSR PSUs, ROIC PSUs and RSUs. These awards include dividend equivalent rights that accrue in the form of additional shares with vesting and distribution at the same time as the earned and vested underlying awards. As noted on page 42 and further described on page 50, while Mr. Mollenkopf's equity awards for fiscal 2019 were 33% in PSUs and 67% in RSUs, the HR and Compensation Committee expects to return to a weighting of at least 50% of annual grant value in PSUs for Mr. Mollenkopf in fiscal 2020.

Figure 6: Ongoing Equity Awards Granted to NEOs in Fiscal 2019 (1)

(1)
This figure provides an overview of our ongoing annual equity awards granted to our NEOs in fiscal 2019. It does not address special, one-time equity awards that are not considered part of that program, such as (i) the Special Grants discussed previously or (ii) equity awards granted to Messrs. Palkhiwala and Wise in fiscal 2019, which consisted of equity awards granted in connection with their taking on the role of Interim CFO and equity awards granted under non-executive compensation programs prior to their becoming executive officers. This figure also excludes Mr. Davis who was no longer employed by the Company as of the grant date for the fiscal 2019 executive officer equity awards.

2019 RTSR PSUs.    The RTSR PSUs allow recipients to earn a variable number of shares of our common stock over a three-year period (fiscal 2020 - 2022) based on our total stockholder return (TSR) performance compared to companies comprising the NASDAQ-100, using the payout schedule set forth in Figure 7. The RTSR PSUs require achievement of performance at the 50th percentile in order to earn the target number of shares, while the maximum number of shares that could be earned are 2x the target for performance at or above the 90th percentile. No shares would be earned if performance is below the 25th percentile. The RTSR PSUs also provide that the total number of shares earned may not exceed the target number of shares if our absolute TSR for the entire three-year performance period is negative, regardless of the level of RTSR achieved. This provision considers stockholders' interests by limiting the number of shares that may be earned in the event RTSR performance is relatively strong despite a declining stock price.

2020 PROXY STATEMENT	49

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Figure 7: RTSR PSU Payout Schedule

Award Level	Qualcomm's TSR Percentile Rank Among the NASDAQ-100	Multiple of Target RTSR PSUs Earned (1)
Maximum Award Level	90th percentile and above	2x

Target Award Level	50th percentile	1x

Threshold Award Level	25th percentile	0.25x

Below Threshold	Below 25th percentile	No shares earned

(1)
The Multiple of Target RTSR PSUs Earned between award levels interpolates linearly with our TSR Percentile Rank Among the NASDAQ-100.

2019 ROIC PSUs.    The ROIC PSUs allow recipients to earn a variable number of shares of our common stock based on the achievement of a three-year (fiscal 2020 - 2022) Adjusted ROIC goal established by the HR and Compensation Committee at the time of grant. We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year. See Appendix D for the definitions of performance measures to be used in determining the number of ROIC PSUs for the performance period. The payout schedule is set forth in Figure 8. The HR and Compensation Committee intended that the target chosen for measuring performance under the ROIC PSUs would generally present a similar or higher degree of difficulty for achievement in comparison to the target chosen in recent years, and would reflect the rigor of our goal setting and the changes in our capital structure precipitated by the large share repurchase referenced on page 41. The annual process for determining the target includes consideration of our strategic plan, historical performance and peer company benchmarking.

Figure 8: ROIC PSU Payout Schedule

Award Level	Multiple of Target ROIC PSUs Earned (1)
Maximum Award Level	2x

Target Award Level	1x

Threshold Award Level	0.33x

Below Threshold	No shares earned

(1)
The Multiple of Target ROIC PSUs Earned between award levels interpolates linearly with our average Adjusted ROIC for the three-year performance period.

2019 RSUs.    These awards represent the right to receive one share of our common stock for each unit awarded, based on continued employment until vesting, which generally is in equal annual installments over three years. We continued to use RSUs as part of the annual equity awards for our executive officers in order to support ownership-accumulation and employment-retention objectives. Messrs. Wise and Palkhiwala were granted RSUs in October 2018 (prior to becoming executive officers) that vest over three years pursuant to the Company's annual equity award program for non-executive officers. When Messrs. Wise and Palkhiwala were appointed to serve as our Interim CFOs, each was granted RSUs in recognition of the additional responsibilities. Mr. Wise's award vested on July 5, 2019, and Mr. Palkhiwala's award vests in equal annual installments over three years.

Other Equity Awards in Fiscal 2019.    As described earlier, the HR and Compensation Committee granted special, one-time, fully-vested shares of the Company's common stock in May 2019 to our then-current executive officers. These awards were granted to recognize outstanding efforts in entering into multi-year license and chipset supply agreements with Apple, and settlement agreements with Apple and its contract manufacturers to resolve the parties' prior disputes. In making these awards, the HR and Compensation Committee considered the anticipated long-term stockholder value resulting from these agreements with one of the Company's key customers. We made similar awards in August 2019 to non-executive officers, which at that time included Mr. Palkhiwala.

Summary of Grant Date Fair Values of Fiscal 2019 Equity Awards.    Figure 9 shows the grant date fair values of the equity awards granted to our NEOs during fiscal 2019. For the fiscal 2019 equity awards, the HR and Compensation Committee approved increases in the ongoing values for most of our NEOs in order to better align with an increasingly competitive labor market and to further support retention. As previously noted, Mr. Mollenkopf's fiscal 2019 equity award included both PSUs and RSUs, following five years of equity awards that were 100% performance-based. The absence of any RSU awards for Mr. Mollenkopf over this five-year period satisfied the commitment made by the Board in December 2013, when Mr. Mollenkopf was granted a five-year, front-loaded RSU award, to grant only performance-based awards to Mr. Mollenkopf until the expiration of the period covered by the front-load award.

50	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Figure 9: Grant Date Fair Values of Equity Awarded to NEOs in Fiscal 2019

Name	RTSR PSUs	ROIC PSUs	RSUs		Other Grants	Total All Awards
Steve Mollenkopf	$3,000,092	$3,000,041	$12,000,010		$3,600,071	$21,600,214

Akash Palkhiwala	—	—	$3,825,111	(1)	$12,503	$3,837,614

Cristiano R. Amon	$2,700,045	$2,700,014	$4,600,006		$2,200,073	$12,200,138

James H. Thompson	$2,430,050	$2,430,028	$4,140,067		$1,700,048	$10,700,193

Alexander H. Rogers	$1,350,069	$1,350,007	$2,300,003		$1,400,086	$6,400,165

George S. Davis (2)	—	—	—		—	—

David E. Wise	—	—	$1,250,064	(1)	$250,069	$1,500,133

(1)
RSUs granted in connection with his appointment as Interim CFO, as well as RSUs granted in connection with the Company's annual equity award program for non-executive officers (prior to his becoming an executive officer).
(2)
Resigned from the Company in April 2019 and therefore did not receive annual equity awards in fiscal 2019.

PSUs with Performance Periods Ending in Fiscal 2019.    In February 2016, the HR and Compensation Committee granted RTSR PSUs and ROIC PSUs to Mr. Amon and Dr. Thompson, which vested in April 2019 and were earned based on our performance for Q3 fiscal 2016 through Q2 fiscal 2019 (the February 2016 PSUs). In September 2016, the HR and Compensation Committee granted RTSR PSUs and ROIC PSUs to our executive officers, including Messrs. Mollenkopf and Amon and Dr. Thompson, which vested in October 2019 and were earned based on our performance for fiscal 2017-2019 (the September 2016 PSUs). The fair market value of the awards was allocated 50% to RTSR and 50% to ROIC. After application of a Monte Carlo valuation to determine number of RTSR shares, the mix of target shares was 46% RTSR and 54% ROIC for the February 2016 PSUs, and 48% RTSR and 52% ROIC for the September 2016 PSUs. In the aggregate, based on the approximately 25% and 75% of target shares attributable to the February 2016 PSUs and September 2016 PSUs respectively, our NEOs earned approximately 107% of target. The performance and mix of February 2016 and September 2016 PSUs are shown in Figure 10.

Figure 10: PSUs with Performance Periods Ending in Fiscal 2019

		RTSR	ROIC	Total
	Target Shares	27,717	32,100	59,817

	Target Performance	60th percentile	14.9%	—

February 2016 PSUs	Actual Performance	34th percentile	10.8%	—

	Payout Percentage	35%	0%	16%

	Shares Awarded	9,701	0	9,701

	Target Shares	85,107	93,319	178,426

	Target Performance	60th percentile	14.9%	—

September 2016 PSUs	Actual Performance	48th percentile	18.9%	—

	Payout Percentage	70%	200%	138%

	Shares Awarded	59,575	186,638	246,213

	Target Shares	112,824	125,419	238,243

Total 2016 PSUs	Payout Percentage	61%	149%	107%

	Shares Awarded	69,276	186,638	255,914

2020 PROXY STATEMENT	51

EXECUTIVE COMPENSATION AND RELATED INFORMATION

OTHER COMPENSATION COMPONENTS

In addition to the primary compensation components summarized in Figure 1 on page 46, during fiscal 2019 we had competitive health and welfare benefits that were generally structured the same for all U.S.-based employees, plus several other benefits. Figure 11 describes the other benefits that were generally available to U.S.-based executives, and Figure 12 describes some of the other benefits that were generally available to all U.S.-based employees, including executives.

Figure 11: Fiscal 2019 U.S. Executive Benefits (1)

Component	Form and Purpose	Comment
Executive physicals	• A comprehensive physical exam designed to focus on wellness, prevention and early detection of potential health risks.	Charges are submitted by the provider directly to Qualcomm and paid by Qualcomm.

Nonqualified Deferred Compensation Plan (NQDC Plan) Company match

•

Company match on employees' deferred contributions up to a maximum amount based on a predefined formula.

•

Provide a competitive, nonqualified, tax-efficient defined contribution retirement program for employees deemed to be "highly compensated."

See the discussion titled "Fiscal 2019 Nonqualified Deferred Compensation" under the section "Compensation Tables and Narrative Disclosures" for a description of the Company match program.

Financial planning reimbursement	• Reimbursement of actual expenses, up to a pre-determined maximum amount, incurred for financial, estate and tax planning. • Attract and retain executive-level employees.	We reimburse up to $12,500 for our CEO and up to $8,000 for our other executive officers.

Additional life insurance	• Additional coverage, above the amount provided to all employees. • Attract and retain executive-level employees.	The additional coverage is $1,000,000 for our CEO and $750,000 for our other executive officers.

Use of corporate aircraft for personal travel (certain executives only)	• Facilitate flexible travel arrangements and provide security.	We have a program that limits personal travel on our corporate aircraft such that compensation reportable in the Summary Compensation Table does not exceed $250,000 for our CEO and $650,000 for all of our executive officers in the aggregate.

Severance and Change in Control Benefits

•

Provide severance payments and benefits upon a qualifying termination of employment, including following a change in control of the Company.

•

Provide transition income replacement that will allow the executive to not be distracted from business priorities.

•

Attract and retain executive-level employees.

We believe the levels of severance provided by our Executive Officer Severance Plan (Severance Plan) are consistent with market practices. In addition, in connection with our Executive Officer Change in Control Severance Plan (CIC Severance Plan), we do not provide for any "single trigger" payments. Our plans do not provide for any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control. These plans are described in more detail below.

(1)
Interim executive officers may not receive all such benefits or may not receive such benefits at the same coverage levels or thresholds.

52	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Figure 12: Fiscal 2019 U.S. All-Employee Benefits

Component	Form/Purpose	Comment
Health Plans	• Support a healthy and productive workforce. • Attract and retain employees.	Qualcomm's health plans encourage prevention and provide protection against catastrophic health care costs. We offer health savings account funding to encourage appropriate utilization and tax-efficient savings.

401(k) Plan	• Provide a tax-efficient retirement savings opportunity. • Attract and retain employees.	The 401(k) Plan is a tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees. If an employee contributes the maximum amount permitted under IRS rules, including the maximum catch-up contribution for employees age 50 or older, the Company's match would be $6,175 in 2019.

Employee Stock Purchase Plan (ESPP)	• Encourage ownership of Qualcomm stock and align employee and stockholder interests. • Attract and retain employees.	The ESPP is a tax-qualified plan available to all U.S.-based employees. Purchases through payroll deductions are limited to $12,500 in fair market value (FMV) of our common stock per 6-month offering period (determined on the first day of each offering period). The purchase price is equal to 85% of the lower of: (1) the FMV on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	• Matching cash paid to the charitable organization. • Encourage and extend employees' support of cultural, educational and community non-profit organizations.	We match 100% of employee contributions, up to predefined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee's job level. We will match up to $125,000 for our CEO and our President and up to $100,000 for our other executive officers.

Arrangement with David E. Wise.    Mr. Wise advised the Company of his intent to retire prior to his appointment as Interim CFO but agreed to extend his employment until the conclusion of his service as Interim CFO (or shortly thereafter). Mr. Wise retired on August 23, 2019. The Company paid Mr. Wise $100,000 a month for four months under a consulting agreement for his availability (not to exceed two days per month) to provide advisory services, including as part of the Company's transition to Mr. Palkhiwala as CFO.

Executive Severance and Change in Control Benefits

Please see the "Potential Post-Employment Payments" section of this Proxy Statement for information regarding the Severance Plan adopted by the HR and Compensation Committee in September 2018, the CIC Severance Plan adopted by the HR and Compensation Committee in May 2018, and details on the treatment of equity upon various types of employment terminations.

PROCESS AND RATIONALE FOR EXECUTIVE COMPENSATION DECISIONS

The HR and Compensation Committee considers several factors in determining the compensation of our executive officers. The HR and Compensation Committee does not have a predefined framework for prioritizing or weighting these factors, and the emphasis placed on specific factors may vary among our executive officers. Ultimately, it is the HR and Compensation Committee's judgment about these factors that forms the basis for determining our executive officers' compensation.

Late in the fourth quarter of each fiscal year, the HR and Compensation Committee sets salaries and ACIP targets for the next fiscal year and grants annual equity awards for the nearly completed fiscal year. Granting annual equity awards at the end of the fiscal year allows the HR and Compensation Committee to consider anticipated absolute and relative financial performance

2020 PROXY STATEMENT	53

EXECUTIVE COMPENSATION AND RELATED INFORMATION

and TSR for that year. Granting annual equity awards after the annual meeting of stockholders, which takes place during the second quarter of the fiscal year, also allows the HR and Compensation Committee to consider feedback from stockholders through the annual "Say-on-Pay" advisory vote and from other stockholder engagement efforts.

In executive session without our CEO or other executive officers present, the HR and Compensation Committee approved the fiscal 2019 equity award amounts, the fiscal 2019 ACIP earned amounts and any adjustments to base salaries and ACIP targets for fiscal 2020. In making these decisions and determining the amounts and mix of executive compensation, the HR and Compensation Committee considered the following factors, among others:

•
Labor market conditions, competitive compensation for comparable positions and threats to our business due to retention-related risks.

•
Business performance including operational management such as project milestones, process improvements and expense management.

•
Feedback from our CEO regarding the performance of our business, his performance and his evaluation of and compensation recommendations for the other executive officers.

•
The executive officers' individual performance and contributions to financial and strategic objectives, including expertise, skills, tenure in position and potential to assume increased responsibilities.

•
Internal working and reporting relationships and teamwork among our executive officers (for example, using the same ACIP financial metrics and objectives for all executive officers promotes teamwork and collaboration and our executive officers' contribution to Company-wide initiatives).

•
The HR and Compensation Committee's intention for compensation to be internally fair and equitable relative to roles, responsibilities and relationships, in addition to being competitively reasonable.

•
Leadership actions that support our ethical standards and compliance culture.

•
Developing and motivating employees (such as establishing processes for identifying and assessing high potential employees) and attracting and retaining employees (such as initiatives to increase the pipeline of women in leadership roles).

The HR and Compensation Committee reviews peer group compensation practices.

The HR and Compensation Committee identified peer companies to use for competitive analyses, considering recommendations made by FW Cook. The peer companies were identified based on the following characteristics:

•
Technology, telecommunications and media companies (excluding those that are primarily content producers) based on Global Industry Classification Standard codes; and

•
Companies of comparable size, with both market capitalization and revenues generally between 0.25x to 4.0x Qualcomm's market capitalization and revenues.

  •
  The HR and Compensation Committee used market capitalization as a quantitative criterion because:

  •
  Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of executive compensation among technology companies with large market capitalizations;

  •
  Market capitalization is directly related to stockholder benefit; and

  •
  A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

  •
  The HR and Compensation Committee also included revenues as a quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services.

FW Cook provides analyses of peer company competitive practices. The HR and Compensation Committee considers these peer company competitive practices, along with the other factors described in this section, when determining the salaries, ACIP targets, equity awards and TDC for our CEO and other executive officers.

54	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Figure 14 identifies the peer companies that the HR and Compensation Committee approved in March 2019 for purposes of determining our executive officers' equity awards. The peer companies and Qualcomm are ranked, high-to-low, on revenues, EBITDA (defined as earnings before interest, income taxes, depreciation and amortization) and market capitalization. Compared to the prior year's peer group, which the HR and Compensation Committee continued to use to determine our executive officers' salaries and bonus targets at the conclusion of the prior year, Facebook was removed because it was no longer within the size criteria and HP, Inc., Intuit and VMware were added, all of which satisfy the defined size and industry criteria and are viewed as relevant labor market competitors.

Figure 14: Qualcomm's Relative Rankings Among Peer Companies as of March 10, 2019 (1)

Revenue			EBITDA		Market Cap

Company	Ticker	$ Millions	Ticker	$ Millions	Ticker	$ Millions
Comcast	CMCSA	$94,507	INTC	$32,329	V	$298,316
IBM	IBM	$80,373	CMCSA	$30,024	INTC	$227,936
Intel	INTC	$70,848	MU	$20,619	CSCO	$208,050
HP	HPQ	$58,472	IBM	$16,954	ORCL	$188,617
Cisco	CSCO	$50,825	CHTR	$15,966	CMCSA	$162,123
Charter	CHTR	$43,634	ORCL	$15,899	NFLX	$142,217
T-Mobile	TMUS	$43,239	CSCO	$15,248	NVDA	$136,999
Oracle	ORCL	$39,893	V	$14,273	IBM	$128,822
Sprint	S	$33,242	S	$13,131	TXN	$102,210
Micron Technology	MU	$31,501	TMUS	$11,833	CRM	$100,956
HP Enterprise	HPE	$30,852	AVGO	$9,568	AVGO	$98,722
Qualcomm	QCOM	$21,539	TXN	$7,601	QCOM	$85,968
Visa	V	$21,253	QCOM	$6,389	CHTR	$72,272
Broadcom	AVGO	$20,848	AMAT	$5,253	ADP	$58,330
Applied Materials	AMAT	$17,253	HPQ	$4,854	VMW	$58,266
Texas Instruments	TXN	$15,817	NVDA	$4,821	MU	$54,014
Netflix	NFLX	$15,794	HPE	$3,706	TMUS	$53,935
ADP	ADP	$13,839	ADP	$3,232	INTU	$51,320
Salesforce	CRM	$12,484	EBAY	$3,004	AMAT	$45,337
NVIDIA	NVDA	$12,422	VMW	$2,359	HPQ	$36,870
eBay	EBAY	$10,746	INTU	$1,749	EBAY	$35,074
VMware	VMW	$8,669	NFLX	$1,688	HPE	$24,112
Intuit	INTU	$6,070	CRM	$1,176	S	$23,317
75th Percentile		$45,432		$15,916		$147,193
Median		$26,053		$8,585		$85,497
25th Percentile		$13,501		$3,175		$49,825

QCOM Percentile Rank		48%		45%		50%

(1)
Data above is from Standard & Poor's Capital IQ. Revenue and EBITDA data is based on financial filings through February 22, 2019. Market capitalization data is based on the 12-month average as of January 31, 2019.

2020 PROXY STATEMENT	55

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The HR and Compensation Committee engages independent advisors.

The HR and Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. As previously described, the HR and Compensation Committee engaged FW Cook, an independent executive compensation consulting firm, to advise it on compensation matters during fiscal 2019. FW Cook reports directly to the HR and Compensation Committee. The Company did not engage FW Cook for any services during fiscal 2019. The HR and Compensation Committee's engagement of FW Cook did not raise any conflicts of interest. Pursuant to the engagement, FW Cook:

•
Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•
Recommended peer group selection criteria and identified and recommended potential peer companies;

•
Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•
Provided analyses of potential risks arising from executive and non-executive compensation programs;

•
Provided analyses of aggregate equity compensation spending and related dilution;

•
Reviewed and commented on recommendations regarding executive officer compensation amounts;

•
Advised the HR and Compensation Committee on specific issues as they arose; and

•
Kept the HR and Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.

The HR and Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our Human Resources department supported the HR and Compensation Committee in its work, collaborated with FW Cook and DLA Piper, conducted additional analyses and manages our compensation and benefit programs.

The HR and Compensation Committee considers tax efficiency.

Prior to its amendment by the Tax Cuts and Jobs Act (Tax Legislation), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to "covered employees" (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for the Company in fiscal 2019. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for "grandfathering" of awards in effect as of November 2, 2017 if certain conditions are met, including lack of modification of the terms of the awards. As in prior years, the HR and Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, the HR and Compensation Committee may determine to make changes or amendments to the Company's existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

56	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION PROGRAM BEST PRACTICES

Our compensation program is market-based and supports our business strategy. We have avoided problematic pay practices and have implemented compensation plans that reinforce a performance-based company culture.

What We Do

A significant portion of our executive officers' compensation varies with the Company's performance. For fiscal 2019, 94% of our CEO's target TDC and 91% of our other NEOs' aggregate target TDC was based on Company performance (see page 42 in the Executive Summary of the CD&A).	We have a balanced approach to incentive programs with differentiated measures and time periods. Our 2019 ACIP was based on annual Adjusted EPS performance. Our future ACIP will be based on annual Adjusted Revenue and Adjusted EPS performance. PSUs are based on 3-year relative TSR and ROIC performance periods and have a 3-year cliff vest. RSUs vest annually over three years.

We have limits on the amounts of variable compensation that may be earned. Earned amounts under our ACIP are limited to 2x target amounts, and earned PSUs are limited to 2x the target shares. We further limit earned RTSR PSUs to no more than 1x the target shares if absolute TSR is negative over the three-year performance period regardless of the level of RTSR.	We have a cash incentive compensation repayment ("clawback") policy. We require executive officers to repay to us earned amounts under our ACIP if required by our clawback policy, SEC regulations or stock exchange rules.

We have robust stock ownership guidelines. Our CEO is required to own 6x his salary, our President is required to own 3x his salary, and our other executive officers are required to own 2x their respective salaries in our common stock. All NEOs who remained employed by us at the end of fiscal 2019 have met their stock ownership guidelines, except for Mr. Rogers who is required to meet his stock ownership guideline by October 2021. Additional information regarding stock ownership of management is contained in the "Stock Ownership of Certain Beneficial Owners and Management" section on page 37.	We manage potential compensation-related risks to the Company. We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review is supported by FW Cook, the HR and Compensation Committee's independent compensation consultant.

Our 2006 Long-Term Incentive Plan (LTIP), 2016 LTIP and CIC Severance Plan include a "double-trigger" provision for vesting of equity in connection with a change in control. In the event of a change in control where the acquirer assumes our outstanding unvested equity awards, the vesting of an executive officer's awards would accelerate only if the executive officer was involuntarily terminated other than for cause or the executive officer voluntarily resigned for good reason during a specified period after the change in control. If the awards are not assumed, the awards will vest in accordance with the terms of the LTIP.	We engage independent advisors. We obtain advice and assistance from external legal, accounting and other advisors. Our independent compensation consultant, FW Cook, provides information and advice regarding compensation philosophy, objectives and strategy, including trends and regulatory and governance considerations related to executive compensation.

What We Don't Do

Our executive officers are restricted in certain stock trading activities. Our insider trading policy, as applicable to executive officers, including NEOs, and directors, prohibits the pledging of our common stock, hedging transactions and trading in put and call options and other types of equity derivatives.	All U.S. employees, including all our executive officers, are employed "at will." This permits termination of employment with or without cause.

Our executive officers do not receive unique tax gross-ups. We do not provide tax gross-ups for benefits unless they are provided under a policy generally applicable to all U.S.-based employees, such as relocation.	Our executive officers are not covered by "single trigger" change-in-control provisions. We do not have severance arrangements that trigger solely by virtue of a change in control (i.e., no "single trigger" payments) or excise tax gross-ups for change-in-control payments.

2020 PROXY STATEMENT	57

COMPENSATION RISK MANAGEMENT

One element of the HR and Compensation Committee's engagement of FW Cook, the HR and Compensation Committee's independent compensation consultant, was for FW Cook to collaborate with Qualcomm's human resources staff to assess potential risks that may arise from our compensation programs. Based on this assessment, the HR and Compensation Committee concluded that our policies and practices do not encourage excessive or unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive and non-executive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered by our corporate compensation and benefits staff and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•
The alignment of pay philosophy, peer group companies and compensation levels relative to competitive practices to support our business objectives.

•
Balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and HR and Compensation Committee discretion.

•
Ownership guidelines, clawbacks, insider-trading prohibitions, an equity grant approval authorization policy and independent HR and Compensation Committee oversight to effectively mitigate compensation-related risk.

58	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2019.

SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each NEO for fiscal 2019, 2018 and 2017, except in the case of Messrs. Rogers, Wise and Palkhiwala, who were not NEOs in fiscal 2017 or fiscal 2018.

Fiscal 2019 Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($) (2)		Bonus ($) (3)	Stock Awards ($) (4)		Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Steve Mollenkopf	2019	1,198,709		—	21,600,213		—	—	266,130	23,065,052
Chief Executive Officer	2018	1,390,739		—	10,000,072		6,003,095	2,260,000	321,566	19,975,472
	2017	1,156,079		—	8,000,035		—	2,260,000	175,196	11,591,310

Akash Palkhiwala	2019	540,607	(8)	250,000	3,837,614	(9)	—	291,200	42,998	4,962,419
Executive Vice President and	2018
Chief Financial Officer	2017

Cristiano R. Amon	2019	1,111,577		—	12,200,138		—	—	113,190	13,424,905
President	2018	916,964		—	11,000,110		—	1,575,000	132,825	13,624,899
	2017	750,006		—	6,675,108		—	1,250,000	74,627	8,749,741

James H. Thompson	2019	837,361		—	10,700,192		—	—	182,136	11,719,689
Executive Vice President,	2018	905,634		—	7,000,156		—	1,036,000	194,792	9,136,582
Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer	2017	723,102		—	6,200,077		—	1,100,000	169,396	8,192,575

Alexander H. Rogers	2019	737,242		—	6,400,165		—	—	76,755	7,214,162
Executive Vice President and	2018
President, Qualcomm Technology Licensing	2017

George S. Davis	2019	400,467		—	—		—	—	91,901	492,368
Former Executive Vice President	2018	875,083		—	5,500,133		—	1,064,000	122,990	7,562,206
and Chief Financial Officer	2017	760,011		—	5,000,083		—	1,050,000	181,149	6,991,243

David E. Wise	2019	1,079,221	(8)	—	1,500,133	(9)	—	—	145,083	2,724,437
Former Senior Vice President and	2018
Interim Chief Financial Officer	2017

(1)
We do not offer a pension plan or other defined benefit retirement plan to our executive officers. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Non-Qualified Deferred Compensation (NQDC) Plan at a rate higher than dividends on our common stock. Accordingly, the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column has been omitted from the Fiscal 2019 Summary Compensation Table.
(2)
This column also includes portions of our NEOs' salaries that they may have deferred pursuant to the NQDC Plan. See "Fiscal 2019 Nonqualified Deferred Compensation" table.
(3)
In May 2018, Mr. Palkhiwala was awarded a retention bonus of $750,000, payable in three equal annual installments of $250,000 (subject to his continued employment by the Company, unless his employment is terminated due to a reduction in force).
(4)
Stock awards granted to NEOs include annual grants, a special one-time stock award, and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of common stock, PSUs and RSUs granted during the applicable fiscal year. The grant date fair values of common stock, RSUs and ROIC PSUs were determined based on the closing price of the Company's common stock on the date of grant. The grant date fair values of RTSR PSUs were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards when they vest. See the "Compensation Discussion and Analysis" section and the "Fiscal 2019 Grants of Plan-Based Awards" table for details on the stock awards granted to our NEOs during fiscal 2019. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2019 stock awards would be as follows: $27,600,345 for Mr. Mollenkopf; $17,600,197 for Mr. Amon; $15,560,270 for Dr. Thompson; and $9,100,241 for Mr. Rogers. Messrs. Wise and Palkhiwala have not been granted PSUs.
(5)
The grant date fair values of the Performance Stock Options (PSOs) were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards when they vest.
(6)
This column represents cash bonuses earned under our ACIP for performance during the applicable fiscal year, except the amount for Mr. Palkhiwala represents a cash bonus earned under the Company's non-executive cash incentive program and paid in December 2019. None of our other NEOs received

2020 PROXY STATEMENT	59

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

  cash bonuses for fiscal 2019. This column also includes portions of our NEOs' bonuses that they may have deferred pursuant to the NQDC Plan. See the "Fiscal 2019 Nonqualified Deferred Compensation" table.

(7)
See the "Fiscal 2019 All Other Compensation" table for an itemized account of all other compensation reported in this column for fiscal 2019.
(8)
Includes $150,000 per month additional salary for service as Interim CFO.
(9)
Also includes a one-time RSU award granted in connection with taking on the role of Interim CFO.

ALL OTHER COMPENSATION

We provide our NEOs with other compensation that is reasonable and consistent with our executive compensation program and supports our efforts to attract and retain executive-level employees. The cost of these benefits is disclosed in the "Fiscal 2019 Summary Compensation Table" and are itemized in the "Fiscal 2019 All Other Compensation" table below.

Fiscal 2019 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Nonqualified Deferred Compensation Plan ($) (2)	Consulting Fees (3)	Charitable Match ($) (4)(5)	Company Matching 401k Contributions ($) (6)	Life Insurance Premiums ($) (7)	All Other Compensation Total ($)
Steve Mollenkopf	76,006	56,500	—	125,000	5,575	3,049	266,130

Akash Palkhiwala	12,664	23,076	—	—	5,575	1,683	42,998

Cristiano R. Amon	—	98,986	—	6,000	5,575	2,629	113,190

James H. Thompson	—	71,549	—	102,383	5,575	2,629	182,136

Alexander H. Rogers	—	52,951	—	15,000	6,175	2,629	76,755

George S. Davis	—	72,960	—	12,750	4,617	1,574	91,901

David E. Wise	—	26,017	111,111	—	6,175	1,780	145,083

(1)
Perquisites and other personal benefits for an NEO are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for an NEO is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that NEO is identified by type and quantified.

The amounts in this column include: Mr. Mollenkopf—$68,342 for the personal use of our corporate aircraft and the remainder for other insurance premiums; Mr. Palkhiwala—for other insurance premiums and financial planning. Under certain circumstances, our executive officers may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance costs, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded.
(2)
The amounts disclosed represent the cash match of our NEOs' contributions made in the 2019 calendar year. See the Nonqualified Deferred Compensation discussion for a description of the NQDC Plan and the Company match program thereunder.
(3)
In connection with Mr. Wise's agreement to assume the role of Interim CFO, the Company agreed to pay him $100,000 per month for four months post-retirement under a consulting agreement for his availability to provide advisory services, including as part of the transition to the next CFO.
(4)
We match 100% of an employee's contributions, up to predetermined maximum amounts, to encourage and extend employees' support of qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our CEO and our President and up to $100,000 for our other (non-interim) executive officers.
(5)
Amounts include matching contributions made by the Company in fiscal 2019 for contributions made by the NEO in fiscal 2018 as follows: $6,000 for Mr. Amon and $2,383 for Dr. Thompson.
(6)
Our 401(k) plan is a voluntary, tax-qualified deferred compensation plan available to all U.S. employees. We match employee contributions in cash, up to certain limits, using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company's match of our NEO's contributions to the 401(k) plan.
(7)
We provide our executive officers additional life insurance above the amounts provided to other employees (executive life insurance). The additional coverage is $1 million for our CEO and $750,000 for our other (non-interim) executive officers. The amounts disclosed represent the premiums paid for such executive life insurance, as well as group term life insurance greater than $50,000.

60	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our NEOs in 2019. No incentive awards were granted to Mr. Davis in fiscal 2019. See the "Compensation Discussion and Analysis" section for detailed information regarding our annual cash incentive plan (ACIP) and equity award programs.

Fiscal 2019 Grants of Plan-Based Awards (1)(2)(3)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock	Grant Date Fair Value of Stock

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)	Awards ($) (4)
Steve Mollenkopf	ACIP		24,000	2,400,000	4,800,000
	Common Stock	05/06/19							40,794	3,600,071
	RTSR PSUs	09/20/19				8,087	32,346	64,692		3,000,092
	ROIC PSUs	09/20/19				12,952	39,247	78,494		3,000,041
	RSUs	09/20/19							156,986	12,000,010

Akash Palkhiwala	RSUs	10/31/18							13,119	825,054
	Common Stock	08/19/19							167	12,503
	RSUs	08/23/19							40,806	3,000,057

Cristiano R. Amon	ACIP		17,500	1,750,000	3,500,000
	Common Stock	05/06/19							24,930	2,200,073
	RTSR PSUs	09/20/19				7,278	29,111	58,222		2,700,045
	ROIC PSUs	09/20/19				11,656	35,322	70,644		2,700,014
	RSUs	09/20/19							60,178	4,600,006

James H. Thompson	ACIP		13,500	1,350,000	2,700,000
	Common Stock	05/06/19							19,264	1,700,048
	RTSR PSUs	09/20/19				6,550	26,200	52,400		2,430,050
	ROIC PSUs	09/20/19				10,491	31,790	63,580		2,430,028
	RSUs	09/20/19							54,161	4,140,067

Alexander H. Rogers	ACIP		11,200	1,120,000	2,240,000
	Common Stock	05/06/19							15,865	1,400,086
	RTSR PSUs	09/20/19				3,639	14,556	29,112		1,350,069
	ROIC PSUs	09/20/19				5,828	17,661	35,322		1,350,007
	RSUs	09/20/19							30,089	2,300,003

David E. Wise	RSUs	10/31/18							11,131	700,029
	RSUs	04/05/19							9,485	550,035
	Common Stock	05/08/19							2,958	250,069

(1)
All equity awards were approved on the grant dates, except for the RSU granted to Mr. Palkhiwala on August 23, 2019, which was approved by the HR and Compensation Committee on August 22, 2019.
(2)
We did not award any stock options to any NEOs in fiscal 2019. Accordingly, we did not include the "All Other Option Awards" or "Exercise or Base Price of Option Awards" columns in this table.
(3)
See the "Compensation Discussion and Analysis" section for a discussion of the Non-Equity Incentive Plan Awards and the Equity Incentive Plan Awards set forth in this table.
(4)
The amounts for common stock, RSUs and ROIC PSUs represent the grant date fair values based on the closing price of the Company's common stock on the dates of grant. The amounts for RTSR PSUs represent the grant date fair value of the Company's common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes).

2020 PROXY STATEMENT	61

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The "Outstanding Equity Awards at Fiscal Year End" table below provides information on the current holdings of equity awards by our NEOs. Messrs. Wise and Davis did not have any outstanding equity awards at fiscal year-end. The market value of equity awards reported is based on the closing price of the Company's common stock on September 27, 2019, the last trading day of fiscal 2019. All stock options awarded to our NEOs were nonqualified stock options.

Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Mollenkopf	09/22/16							141,157	(4)	10,816,861
	09/22/16							45,057	(4)	3,452,718
	09/21/17										165,875	(17)	12,711,001
	09/21/17										150,200	(17)	11,509,826
	09/20/18			496,397	(3)	74.60	09/19/25
	09/20/18										139,244	(18)	10,670,268
	09/20/18										115,584	(18)	8,857,202
	09/20/19							156,986	(5)	12,029,837
	09/20/19										12,952	(19)	992,512
	09/20/19										8,087	(19)	619,707

Total				496,397				343,200		26,299,416	591,942		45,360,516

Akash Palkhiwala	11/08/16							1,917	(6)	146,900
	11/03/17							7,201	(7)	551,813
	05/20/18							9,174	(8)	703,004
	10/31/18							13,627	(9)	1,044,237
	08/23/19							41,133	(10)	3,152,022

Total		—	—					73,052		5,597,976	—		—

Cristiano R. Amon	09/22/16							50,642	(4)	3,880,696
	09/22/16							16,165	(4)	1,238,724
	09/21/17							42,443	(11)	3,252,407
	09/21/17										74,738	(17)	5,727,173
	09/21/17										67,676	(17)	5,186,012
	12/20/17							33,108	(12)	2,537,066
	09/20/18							51,241	(13)	3,926,598
	09/20/18										60,154	(18)	4,609,601
	09/20/18										49,933	(18)	3,826,366
	09/20/19							60,178	(14)	4,611,440
	09/20/19										11,657	(19)	893,276
	09/20/19										7,278	(19)	557,713

Total		—	—	—				253,777		19,446,931	271,436		20,800,141

James H. Thompson	09/22/16							17,381	(4)	1,331,906
	09/22/16							5,549	(4)	425,220
	09/21/17							39,423	(11)	3,020,984
	09/21/17										69,419	(17)	5,319,578
	09/21/17										62,860	(17)	4,816,962
	09/20/18							44,836	(13)	3,435,783
	09/20/18										52,636	(18)	4,033,497
	09/20/18										43,692	(18)	3,348,118
	09/20/19							54,161	(14)	4,150,357
	09/20/19										10,491	(19)	803,925
	09/20/19										6,550	(19)	501,927

Total		—	—	—				161,350		12,364,250	245,648		18,824,007

Alexander H. Rogers	10/29/15							7,273	(15)	557,330
	10/10/16							7,666	(16)	587,446
	09/21/17							25,435	(11)	1,949,084
	09/21/17										44,788	(17)	3,432,104
	09/21/17										40,555	(17)	3,107,730
	09/20/18							25,621	(13)	1,963,337
	09/20/18										30,078	(18)	2,304,877
	09/20/18										24,968	(18)	1,913,298
	09/20/19							30,089	(14)	2,305,720
	09/20/19										5,829	(19)	446,676
	09/20/19										3,639	(19)	278,857

Total		—	—					96,084		7,362,917	149,857		11,483,542

(1)
Amounts include dividend equivalent shares that had not vested at the end of fiscal 2019 as follows: 20,066 shares for Mr. Mollenkopf; 2,077 shares for Mr. Palkhiwala, 14,359 shares for Mr. Amon; 7,023 shares for Dr. Thompson; and 4,662 shares for Mr. Rogers.
(2)
Amounts include dividend equivalent shares that had not vested at the end of fiscal 2019 as follows: 32,593 shares for Mr. Mollenkopf; 14,509 shares for Mr. Amon; 13,255 shares for Dr. Thompson; and 8,287 shares for Mr. Rogers.

62	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

	Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(3)	Performance Stock Options	9/20/2018	33-1/3% per year	10/1/2019 10/1/2020 10/1/2021	As of 9/29/19, the measurement period was incomplete. Continued employment through vesting date required.

(4)	Performance Stock Units	9/22/2016	100% cliff vesting	10/10/2019	As of 9/29/19, the measurement period was complete. Based on performance as of that date, the number of shares shown are the actual number of shares earned under this award. Continued employment through vesting date required.

(5)	Restricted Stock Units	9/20/2019	58-1/3% on 10/1/2020 25% on 10/1/2021 16-2/3% on 10/1/2022	10/1/2020 10/1/2021 10/1/2022	Continued employment through vesting date required.

(6)	Restricted Stock Units	11/8/2016	33-1/3% vests on first anniversary; balance vests semi-annually in equal installments.	11/20/2017 5/20/2018 11/20/2018 5/20/2019 11/20/2019	Continued employment through vesting date required.

(7)	Restricted Stock Units	11/3/2017	33-1/3% vests on first anniversary; balance vests semi-annually in equal installments.	11/20/2018 5/20/2019 11/20/2019 5/20/2020 11/20/2020	Continued employment through vesting date required.

(8)	Restricted Stock Units	5/20/2018	33-1/3% per year	5/20/2019 5/20/2020 5/20/2021	Continued employment through vesting date required.

(9)	Restricted Stock Units	10/31/2018	33-1/3% vests on first anniversary; balance vests semi-annually in equal installments.	11/20/2019 5/20/2020 11/20/2020 5/20/2021 11/20/2021	Continued employment through vesting date required.

(10)	Restricted Stock Units	8/23/2019	33-1/3% per year	8/23/2020 8/23/2021 8/23/2022	Continued employment through vesting date required.

(11)	Restricted Stock Units	9/21/2017	33-1/3% per year	11/20/2018 11/20/2019 11/20/2020	Continued employment through vesting date required.

(12)	Restricted Stock Units	12/20/2017	33-1/3% per year	11/20/2018 11/20/2019 11/20/2020	Continued employment through vesting date required.

(13)	Restricted Stock Units	9/20/2018	33-1/3% per year	10/1/2019 10/1/2020 10/1/2021	Continued employment through vesting date required.

(14)	Restricted Stock Units	9/20/2019	33-1/3% per year	10/1/2020 10/1/2021 10/1/2022	Continued employment through vesting date required.

(15)	Restricted Stock Units	10/29/2015	25% per year	11/20/2016 11/20/2017 11/20/2018 11/20/2019	Continued employment through vesting date required.

(16)	Restricted Stock Units	10/10/2016	33-1/3% per year	11/20/2017 11/20/2018 11/20/2019	Continued employment through vesting date required.

(17)	Performance Stock Units	9/21/2017	100% cliff vesting	10/12/2020	As of 9/29/19, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(18)	Performance Stock Units	9/20/2018	100% cliff vesting	10/1/2021	As of 9/29/19, the measurement period was incomplete. Based on performance as of that date, the number of shares shown is the maximum number of shares that may be earned under this award. Continued employment through vesting date required.

(19)	Performance Stock Units	9/20/2019	100% cliff vesting	10/1/2022	As of 9/29/19, the measurement period had not commenced. The number of shares shown is the threshold number of shares that may be earned under this award. Continued employment through vesting date required.

2020 PROXY STATEMENT	63

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2019

The "Option Exercises and Stock Vested During Fiscal 2019" table below provides information on stock options exercised by our NEOs and NEO stock awards that vested during fiscal 2019.

Option Exercises and Stock Vested During Fiscal 2019

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Steve Mollenkopf	—	—	265,087	14,920,519

Akash Palkhiwala	10,851	357,988	22,482	1,424,765

Cristiano R. Amon	88,625	1,497,953	94,120	6,263,797

James H. Thompson	91,000	2,011,661	65,442	4,764,418

Alexander H. Rogers	—	—	32,391	1,778,903

George S. Davis	—	—	35,243	1,956,872

David E. Wise	—	—	13,429	803,796

(1)
Amounts represent the total sale price of stock options exercised.
(2)
Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.
(3)
Amounts represent the dollar value of shares released upon vesting based on the fair market value of our common stock on the vest date.

NONQUALIFIED DEFERRED COMPENSATION

The "Fiscal 2019 Nonqualified Deferred Compensation" table below provides information on the nonqualified deferred compensation of our NEOs.

Under the NQDC Plan, we match a portion of participants' contributions to the NQDC Plan with cash. We match 25% of a participant's deferrals under the NQDC Plan, up to 4% of the aggregate of a participant's base salary plus ACIP amounts. We match a participant's contributions for a calendar year annually, but only if the participant is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2016, we effectively matched up to 8% of the aggregate of a participant's base salary plus ACIP amounts; and prior to calendar 2014, we matched participants' contributions with our common stock. All matching amounts vest in full upon the participant's death, disability, involuntary termination of employment without Cause or voluntary termination of employment for Good Reason (as defined in the Non-Qualified Deferred Compensation Plan, and in both cases within 24 months after a change in control of the Company) or completion of two continuous years of service with the Company commencing with the participant's date of hire. Participants may defer up to 60% of their annual salary and 85% of their ACIP earnings during a plan year.

64	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

Fiscal 2019 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Steve Mollenkopf	226,000	56,500	287,199	—	3,288,535

Akash Palkhiwala	182,399	23,076	24,474	—	857,419

Cristiano R. Amon	402,159	98,986	70,542	—	2,141,064

James H. Thompson	456,671	71,549	518,401	—	10,164,716

Alexander H. Rogers	277,884	52,951	75,438	—	1,573,160

George S. Davis	525,717	72,960	189,878	—	5,147,894

David E. Wise	209,331	26,017	98,475	—	3,092,959

(1)
All amounts disclosed in this column are also reported in the Fiscal 2019 Summary Compensation Table with some of the amounts included in the "Salary" column for the current year.
(2)
The amounts reported in this column reflect the cash match made by the Company in fiscal 2019 of our NEOs' contributions made in the 2018 calendar year. All amounts disclosed in this column are also reported in the Fiscal 2019 Summary Compensation Table under "All Other Compensation."
(3)
The amounts in this column are not included in the Fiscal 2019 Summary Compensation Table.
(4)
This column includes all amounts in the NQDC Plan for our NEOs. The following amounts were reported as compensation to our NEOs in our summary compensation tables for previous years: Mr. Mollenkopf—$1,995,388; Mr. Davis—$3,416,711; Mr. Amon—$1,040,809; and Dr. Thompson—$662,094.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Executive Severance and Change in Control (CIC) Benefits

Executive Officer Severance Plan.    The HR and Compensation Committee recognizes that the possibility of the termination of an executive officer's employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company's recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with the Company's peers, in September 2018, the HR and Compensation Committee adopted the Executive Officer Severance Plan (Severance Plan). The plan covers our CEO, President and Executive Vice Presidents in circumstances not covered by the Executive Officer Change in Control Severance Plan (CIC Severance Plan) described below.

Pursuant to the Severance Plan, if a participant's employment is terminated by the Company without Cause or by the participant for Good Reason (in each case, as defined in the Severance Plan) prior to a change in control or otherwise as not covered in the CIC Severance Plan, then the participant will receive, subject to the participant's execution and compliance with a separation agreement containing a release and non-disparagement agreement and an Invention Disclosure, Confidentiality and Propriety Rights Agreement:

•
(i) a severance payment of one and a half times the participant's annual base salary and target bonus (except the multiplier is two in the case of our CEO); (ii) a pro rata target bonus for the year in which the termination occurs; and (iii) continued payment for the cost of the participant's premiums for health continuation coverage under Section 4980B of the Code (COBRA) for a period equal to the number of months of severance pay but no longer than the end of the COBRA period (collectively, Severance Payment); and

•
Additional vesting of RSUs equal to (i) the number of RSUs under the award multiplied by a fraction, the numerator of which is the number of months from the date of grant through the first anniversary of the date of termination (or the final vesting date of the award, if earlier) and the denominator of which is the full number of months from the date of grant until the final vesting date, minus (ii) the number of RSUs (if any) that have vested prior to the date of termination; pro rata vesting of PSUs based on length of service and actual performance through the end of the year in which the termination occurs; and pro rata vesting of PSOs based on length of service but only exercisable if the TSR performance objective is achieved within two years.

CIC Severance Plan.    The Company maintains the CIC Severance Plan for executive officers (specifically our CEO, President and Executive Vice Presidents). The CIC Severance Plan, which was adopted by the HR and Compensation Committee in May

2020 PROXY STATEMENT	65

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

2018, supports the Company's compensation philosophy of attracting and retaining top executive talent and was adopted for the same reasons as articulated under the description of the Severance Plan above. In addition to the type of severance that is provided under the Severance Plan, the CIC Severance Plan provides for additional equity acceleration, as further described below, as a means of focusing executive officers on stockholder interests when considering strategic alternatives.

The CIC Severance Plan is intended to provide change in control severance coverage to the Company's executive officers who are not covered participants in the Company's Non-Executive Officer Change in Control Severance Plan that was adopted by the Board in December 2017.

Pursuant to the CIC Severance Plan, if a participant's employment is terminated by the Company without Cause or by the participant for Good reason (in each case, as defined in the CIC Severance Plan) after a "change in control" (as defined in the 2016 Long Term Incentive Plan), the participant will receive, subject to the participant's execution and compliance with a separation agreement containing a release, the Severance Payment.

The CIC Severance Plan provides that following a change in control, outstanding PSUs will vest in full upon a qualifying termination of employment. In addition, upon such a termination, the ROIC performance metric will be deemed achieved at target level and the TSR performance metric will be measured based on actual performance. The provision of the CIC Severance Plan related to PSUs applies retroactively to existing award agreements. The PSU award agreements underlying the PSUs granted since September 2018 include this provision. Consistent with the CIC Severance Plan, our equity award agreements require a "double-trigger" event for an acceleration of vesting.

The CIC Severance Plan also provides that if a participant would be subject to the excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced so that the participant is not subject to the tax, if such a reduction would place the participant in a better after-tax position than if the participant received the payments and paid the tax.

Figure 15 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested equity awards would be treated in various termination situations, in each case as of the last day of fiscal 2019. Any variations from the below are set forth in the CD&A.

Figure 15: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Restricted Stock Units (RSUs)	Treatment of Unvested Performance Stock Units (PSUs) and Performance Stock Options (PSOs)
Death	All unvested RSUs become fully vested.	All unvested PSUs and PSOs become fully vested, but the number of PSU shares issued is prorated based on a pre-established formula described in the applicable award agreement. PSOs remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.

Long-Term Disability (LTD)	All unvested RSUs become fully vested.	All unvested PSUs and PSOs become fully vested, but the number of PSU shares issued is prorated based on a pre-established formula described in the applicable award agreement. PSOs remain exercisable up to one year from the date of disability or the expiration date of the grant, whichever is earlier.

66	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

Termination Situation	Treatment of Unvested Restricted Stock Units (RSUs)	Treatment of Unvested Performance Stock Units (PSUs) and Performance Stock Options (PSOs)
Involuntary termination without Cause or voluntary resignation for Good Reason	All unvested RSUs are prorated based on the number of months that have elapsed between the date of grant and the earlier of (1) the first anniversary of the date of termination and (2) the final vesting date.	All unvested PSUs and PSOs are prorated based on the number of months that have elapsed between the date of grant and the date of termination. PSUs shares are based on performance pursuant to the award agreement except that the performance period for this determination will be concluded on the last day of the fiscal year in which the date of termination occurred. PSOs require the performance target to be attained before or after the date of termination, but within 2 years from the grant date. To the extent PSOs are awarded, PSOs can be exercised up to six months after the later of the date of termination or the date the performance target is attained.

Involuntary termination after a change in control without Cause or voluntary resignation for Good Reason	"Double-trigger:" If, within 24 months after a change in control, the recipient's employment is involuntarily terminated for any reason other than for Cause or if the recipient voluntarily resigns for Good Reason (as defined in the award agreements), vesting of RSUs is accelerated in full.	"Double-trigger:" If, within 24 months after a change in control, the recipient's employment is involuntarily terminated for any reason other than for Cause or if the recipient voluntarily resigns for Good Reason (as defined in the award agreements), vesting of PSUs is accelerated in full. For PSUs, the TSR goal is measured at the time of the change in control, and the ROIC goal is assumed to be met at target. PSOs become fully vested and exercisable irrespective of whether the performance target is attained.

Voluntary termination	All unvested RSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.	All unvested PSUs and PSOs are forfeited. All vested PSOs may be exercised for the number of days set forth in the terms of the applicable award agreement, but in no event later than the expiration date of the grant.

Note: Retirement provision applies if retirement eligible at termination.

Retirement (1)	RSUs will become fully vested and distributed according to the original vesting schedule.	PSUs become fully vested and paid out at the end of the performance period based upon and subject to achievement of the relevant performance targets. All vested PSOs may be exercised until the expiration date of the grant.

Change in control if awards are not assumed	All unvested RSUs become fully vested.	All unvested PSUs become fully vested. For PSUs the TSR goal is measured at the time of the change in control, and the ROIC goal is assumed to be met at target. PSOs become fully vested and exercisable irrespective of whether the performance target is attained.

(1)
For RSUs and PSUs granted prior to September 2016, Retirement is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company. For RSUs, PSUs and PSOs granted beginning in September 2016, Retirement is the date on which a participant has attained the age of 55 years and has completed 10 years of continuous service with the Company.

2020 PROXY STATEMENT	67

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The information in the "Potential Payments Upon Termination or Change in Control" table below describes the compensation that would be payable under various scenarios if the NEO's employment had terminated on the last day of fiscal 2019 and the price per share of our common stock is the closing market price as of that date. No amounts are reported for Messrs. Wise and Davis since they were not employed on the last day of fiscal 2019.

Potential Payments Upon Termination or Change In Control (1)

Name	Termination Scenario	Cash ($) (4)	COBRA Premiums ($) (5)	Performance Stock Units/Performance Stock Options/Restricted Stock Units ($) (6)(7)	Total ($)
Steve Mollenkopf	Death	—	—	46,157,146	46,157,146
	Long-Term Disability	—	—	46,157,146	46,157,146
	Involuntary Termination (2)	7,200,000	50,765	38,137,280	45,388,045
	Change in Control (3)	7,200,000	50,765	52,819,680	60,070,445
	Voluntary Termination	—	—	—	—

Akash Palkhiwala	Death	—	—	5,597,975	5,597,975
	Long-Term Disability	—	—	5,597,975	5,597,975
	Involuntary Termination (2)	560,007	38,074	2,772,090	3,370,171
	Change in Control (3)	560,007	38,074	5,597,975	6,196,056
	Voluntary Termination	—	—	—	—

Cristiano R. Amon	Death	—	—	28,306,564	28,306,564
	Long-Term Disability	—	—	28,306,564	28,306,564
	Involuntary Termination (2)	4,125,000	38,074	23,098,176	27,261,250
	Change in Control (3)	4,125,000	38,074	34,171,079	38,334,153
	Voluntary Termination	—	—	—	—

James H. Thompson	Death	—	—	19,152,185	19,152,185
	Long-Term Disability	—	—	19,152,185	19,152,185
	Involuntary Termination (2)	3,375,000	32,304	14,820,444	18,227,748
	Change in Control (3)	3,375,000	32,304	26,134,432	29,541,736
	Voluntary Termination	—	—	—	—
	Retirement	—	—	22,216,723	22,216,723

Alexander H. Rogers	Death	—	—	13,244,423	13,244,423
	Long-Term Disability	—	—	13,244,423	13,244,423
	Involuntary Termination (2)	2,880,000	20,179	9,872,692	12,772,871
	Change in Control (3)	2,880,000	20,179	16,427,250	19,327,429
	Voluntary Termination	—	—	—	—
	Retirement	—	—	13,963,748	13,963,748

(1)
Company match under the NQDC Plan is fully vested upon the completion of two years of continuous service with the Company. All of our NEOs fulfilled the continuous service requirement as of September 29, 2019, and all match amounts and/or shares credited to their accounts are vested. The potential payments upon termination or change in control related to the NQDC Plan are equal to the Aggregate Balance column in the "Fiscal 2019 Nonqualified Deferred Compensation" table, and as a result, we did not include these amounts in this table.
(2)
"Involuntary Termination" is any termination other than for Cause, death or disability, or by the executive for Good Reason (in each case, as defined in the CIC Severance Plan).
(3)
"Change in Control" includes any termination during the Change in Control Period other than for Cause, death or disability, or by the executive for Good Reason (in each case, as defined in the CIC Severance Plan).
(4)
For Messrs. Mollenkopf, Amon, Thompson and Rogers, this represents a severance payment of one and a half times the executive's annual base salary and target bonus (except that the multiplier is two in the case of our CEO). For Mr. Palkhiwala this represents his annual base salary and target bonus.
(5)
Continued payment for the cost of the executive's premiums for health continuation coverage under COBRA for a period equal to the number of months of severance pay but no longer than the end of the COBRA period.
(6)
For the Performance Stock Units, Performance Stock Options and Restricted Stock Units change-in-control termination scenarios, we have assumed 100% acceleration of unvested shares. Amounts may vary depending on actual performance metrics and the timing of any particular transactions and could differ in the event that awards are terminated and not assumed in connection with a transaction. Further, the amount for Performance Stock Options is based on the intrinsic value of such unvested option that would have become exercisable on September 29, 2019 based on the fair market value of the stock on such date.
(7)
Dr. Thompson and Mr. Rogers were the only NEOs who were retirement eligible under the applicable plan and award agreements as of September 29, 2019.

68	2020 PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

CEO PAY RATIO

We are providing the following information regarding the relationship of the annual total compensation of our CEO compared to the annual total compensation of our median employee.

For fiscal 2019, our last completed fiscal year:

•
the annual compensation of our CEO, as reported in the Summary Compensation Table included on page 59 of this proxy statement, was $23,065,052;

•
the annual total compensation of our median employee was $90,259; and

•
the resulting ratio was 256 : 1.

Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using data and assumptions summarized below.

To identify our median employee, we first determined our employee population (excluding our CEO) as of the last day of our fiscal year, September 29, 2019 (the Determination Date). We had approximately 37,000 employees, representing all full-time, part-time, seasonal and temporary workers as of the Determination Date. The number does not include any independent contractors or "leased" workers, as permitted by applicable SEC rules.

We then measured our employee population's total direct compensation in fiscal 2019 for our consistently applied compensation measure based on information from our Human Resources management systems. This compensation measurement was calculated by totaling, for each employee, his or her annual base salary as of the Determination Date, target annual bonus in fiscal 2019 and the grant date fair value of equity awards granted in fiscal 2019. As permitted by applicable SEC rules, due to the original median employee having anomalous compensation characteristics that impact the pay ratio, we substituted another employee within a 1% variance of the median who has substantially similar compensation to the original median employee based on the total direct compensation measurement. Once we identified our median employee, we then determined the annual total compensation of this employee. We believe the above is a reasonable estimate of the relationship between the pay of our CEO and the pay of our median employee.

2020 PROXY STATEMENT	69

DIRECTOR COMPENSATION

The HR and Compensation Committee reviews our non-employee director compensation program annually, including an analysis of reported non-employee director compensation practices at the same peer companies used for the HR and Compensation Committee's evaluation of executive compensation. References in this "Director Compensation" section to "directors" shall mean only "non-employee directors." The analysis, prepared by FW Cook, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. FW Cook also provides recommendations regarding potential changes to our director compensation program. The analysis conducted for fiscal 2019 affirmed that our director compensation program continued to be aligned with best practices as follows:

•
No fees are provided for Board meeting attendance.

•
Directors receive an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, are fully vested on the grant date, include a mandatory three-year holding period from the grant date and settle three years from the grant date regardless of continued Board service, or upon death, disability or a change in control. A director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period.

•
Directors are subject to meaningful stock ownership guidelines. As discussed under "Stock Ownership Guidelines" above, directors are required to hold shares of our common stock with a value equal to five times the annual retainer for Board service applicable to U.S. residents (which shares include shares subject to the DSUs described above). Directors are required to achieve this ownership level within five years of joining the Board. All of our directors have met this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our directors have met this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our directors during fiscal 2019.

Annual retainer.    Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments following the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments following the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs. The number of DSUs received is based on the fair market value of our common stock (as defined by the applicable equity plan) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to further defer their receipt.

Chair of the Board retainer.    The Chair of the Board (if an independent director) receives an annual retainer of $175,000.

Lead Independent Director retainer.    The Lead Independent Director, if such position is filled, receives an annual retainer of $35,000.

Board committee chair retainer.    The Chairs of the Audit Committee and the HR and Compensation Committee receive annual retainers of $25,000. The Chair of the Governance Committee receives an annual retainer of $15,000. The Board may appoint special committees from time-to-time, and retainers, if any, for the chairs of such committees are determined by the HR and Compensation Committee in its discretion.

Meeting fees.    Directors receive $1,500 for each standing committee meeting attended (in person or by telephone). Directors do not receive a fee for attending Board meetings. Meeting fees, if any, for special committees are determined by the HR and Compensation Committee in its discretion.

2020 Board committee compensation update. Effective January 1, 2020, the HR and Compensation Committee approved the Qualcomm Incorporated 2020 Director Compensation Plan. Pursuant to that plan, the Chairs of the Audit Committee and the HR and Compensation Committee will receive annual retainers of $40,000, and the Chair of the Governance Committee will receive an annual retainer of $30,000. The other committee members will each receive an annual retainer of $15,000. Meeting fees will no longer be paid for the first ten committee meetings attended (in person or by telephone) by a committee member in a calendar year. Committee members will receive $1,500 per committee meeting attended (in person or by telephone) after their tenth committee meeting attended (in person or by telephone) in a calendar year.

70	2020 PROXY STATEMENT

DIRECTOR COMPENSATION

Equity compensation.    The HR and Compensation Committee grants annual DSUs to directors with a grant date of the date of the Company's annual meeting of stockholders, and the number of DSUs awarded is determined by dividing $200,000 by the Fair Market Value (as defined in the 2016 LTIP) of a share of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from the grant date regardless of continued Board service, or upon death, disability or a change in control. If available under the applicable tax code, a director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period. The DSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs.

Nonqualified deferred compensation earnings.    Directors who are U.S. residents may defer any cash portion of their retainer and meeting fees under the Non-Qualified Deferred Compensation (NQDC) Plan. Directors who contribute to the NQDC Plan are not eligible to receive the Company match or any interest that is above the market rate.

Charitable gifts matching program.    We will match 100%, up to $50,000 annually, of a director's contribution to qualified, eligible IRS recognized non-profit organizations.

Perquisites and other personal benefits.    Perquisites and other personal benefits for a director are excluded from the table below if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all of his or her perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.

Fiscal 2019 Director Compensation (1)(2)

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)		All Other Compensation ($) (5)	Total ($)
Barbara T. Alexander	141,500	200,048		50,000	391,548

Martin B. Anstice	17,261	73,867	(6)	—	91,128

Mark Fields	113,500	200,048		—	313,548

Jeffrey W. Henderson	290,198	200,048		11,005	501,251

Thomas W. Horton	49,705	—		50,000	99,705

Ann M. Livermore	107,500	200,048		50,000	357,548

Harish Manwani	133,500	200,048		—	333,548

Mark D. McLaughlin	138,302	200,048		50,000	388,350

Clark T. Randt, Jr.	122,500	200,048		9,000	331,548

Francisco Ros	127,500	200,048		—	327,548

Irene B. Rosenfeld	113,098	273,915	(6)	50,000	437,013

Kornelis "Neil" Smit	113,500	200,048		50,000	363,548

Anthony J. Vinciquerra	113,500	200,048		25,000	338,548

(1)
We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2019. Therefore, we did not include the "Option Awards" or "Non-Equity Incentive Plan Compensation" columns in this table.
(2)
We do not offer a pension plan or other defined benefit retirement plan to our directors. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the NQDC Plan at a rate higher than dividends on our common stock. As a result, the "Nonqualified Deferred Compensation Earnings" column has been omitted from this table.
(3)
These amounts include cash retainers and meeting fees. For Ms. Alexander and Messrs. Fields, McLaughlin and Smit, these amounts also include the value of DSUs issued in lieu of payment of certain of their cash retainer fees. DSUs awarded to Ms. Alexander are fully vested and will be settled three years from the grant date. DSUs awarded to Messrs. Field, McLaughlin and Smit are fully vested and will be settled upon termination of Board service.
(4)
These amounts represent the fair value of the awards based on the fair market value of our common stock on the date of the Company's 2019 annual meeting of stockholders, which is the grant date for all awards with the exception of the DSUs awarded to Mr. Anstice and Ms. Rosenfeld in October 2018 when they joined the Board. See footnote (6) below. DSUs issued in lieu of payment of cash retainer fees are not included in this column.

2020 PROXY STATEMENT	71

DIRECTOR COMPENSATION
(5)
These amounts represent the Company's match of directors' contributions to qualified, eligible IRS recognized non-profit organizations. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000.
(6)
Mr. Anstice and Ms. Rosenfeld joined the Board in October 2018. The amounts shown in the Stock Awards column for Mr. Anstice reflect the value of his pro-rated new director DSU award. The amounts shown in the Stock Awards column for Ms. Rosenfeld reflect the value of her pro-rated new director DSU award as well as the value of the annual director DSU award granted on the date of the Company's 2019 annual meeting of stockholders.

The following table shows the aggregate number of outstanding DSUs, as of September 29, 2019, held by each individual who served as a director of the Company at any time during fiscal 2019, and who received such DSUs in their capacity as a director of the Company. No directors held outstanding stock options as of September 29, 2019.

Outstanding Equity Awards Held by Directors at Fiscal Year End

Name	Number of Outstanding DSUs (#) (1)
Barbara T. Alexander	15,494

Martin B. Anstice	1,627

Mark Fields	8,478

Jeffrey W. Henderson	12,865

Thomas W. Horton	8,555

Ann M. Livermore	12,865

Harish Manwani	12,865

Mark D. McLaughlin	18,127

Clark T. Randt, Jr.	19,313

Francisco Ros	12,865

Irene B. Rosenfeld	5,937

Kornelis "Neil" Smit	8,287

Anthony J. Vinciquerra	18,523

(1)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under "Director Compensation" for detailed information on DSUs granted to our directors.

72	2020 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm's financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company's consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company's consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP's qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants and the potential impact thereof. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company's internal control over financial reporting. Together with senior members of the Company's management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company's independent public accountants of the Company's internal control over financial reporting and the quality of the Company's financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company's internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC), including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company's consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the PCAOB regarding the independent public accountant's communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

2020 PROXY STATEMENT	73

AUDIT COMMITTEE REPORT

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm's Annual Report on Form 10-K for fiscal year 2019 for filing with the SEC.

AUDIT COMMITTEE
Jeffrey W. Henderson, Chair Mark Fields Kornelis "Neil" Smit Anthony J. Vinciquerra

74	2020 PROXY STATEMENT

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2019 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at https://investor.qualcomm.com/sec-filings/annual-reports.

By Order of the Board of Directors,

Donald J. Rosenberg Executive Vice President, General Counsel and Corporate Secretary
January 23, 2020

2020 PROXY STATEMENT	75

APPENDIX A: FINANCIAL INFORMATION

The following is certain information that was originally filed with the Securities and Exchange Commission (SEC) on November 6, 2019 as part of our Annual Report on Form 10-K for our fiscal year ended September 29, 2019. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words "Qualcomm," "we," "our," "ours" and "us" used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.

This financial information contains forward-looking statements regarding our business, investments, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, industry and market trends, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information.

Although forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with: commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers' and licensees' sales of products and services based on these technologies and our customers' demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees, which increasingly includes a small number of Chinese OEMs; our dependence on the premium-tier device segment; attacks on our licensing business model, including current and future legal proceedings and governmental investigations and proceedings, including potential adverse outcomes relating to the Federal Trade Commission lawsuit against us, and actions of quasi-governmental bodies and standards and industry organizations; potential changes in our patent licensing practices, whether due to governmental investigations, private legal proceedings challenging those practices, or otherwise; the difficulties in enforcing and protecting our intellectual property rights; our ability to extend our technologies, products and services into new and expanded product areas and adjacent industry segments and applications outside of traditional cellular industries; risks associated with the operation and control of our manufacturing facilities; the continued and future success of our licensing programs, which requires us to continue to evolve our patent portfolio, and which may be impacted by the proliferation of devices in new industry segments, and the need to renew or renegotiate license agreements that are expiring; our dependence on a limited number of third-party suppliers; claims by third parties that we infringe their intellectual property; strategic acquisitions, transactions and investments and our ability to consummate planned strategic acquisitions; our compliance with laws, regulations, policies and standards; our use of open source software; the cyclical nature of the semiconductor industry, and our stock price and earnings volatility; our indebtedness and our significant stock repurchase program; security breaches of our information technology systems or other misappropriation of our intellectual property or proprietary or confidential information; potential tax liabilities; global, regional or local economic conditions or political actions that impact the industries in which we operate; our ability to attract and retain qualified employees; foreign currency fluctuations; and failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors. These and other risks are set forth in our Annual Report on Form 10-K for the fiscal year ended September 29, 2019 filed with the SEC. Our reports filed with the SEC are available on our website at www.qualcomm.com. We undertake no obligation to update, or continue to provide information with respect to, any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

We incorporated in California in 1985 and reincorporated in Delaware in 1991. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 29, 2019 and September 24, 2017 included 52 weeks. The fiscal year ended September 30, 2018 included 53 weeks.

2020 PROXY STATEMENT	A-1

APPENDIX A: FINANCIAL INFORMATION

Overview

We are a global leader in the development and commercialization of foundational technologies for the wireless industry. Our technologies and products are used in mobile devices and other wireless products, including network equipment, broadband gateway equipment, consumer electronic devices and other connected devices. Our inventions have helped power the growth in smartphones, which have connected billions of people. We are a pioneer in 3G (third generation) and 4G (fourth generation) wireless technologies and are a leader in 5G (fifth generation) wireless technologies to empower a new era of intelligent, connected devices. Our technologies and products are also used in industry segments and applications beyond mobile, including automotive, computing, IoT (Internet of Things) and networking, allowing devices and objects to connect and communicate with each other in new ways. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents and other rights.

The foundational technologies we invent help power the modern mobile experience, impacting how the world connects, computes and communicates. We share these inventions broadly through our licensing program, enabling wide ecosystem access to technologies at the core of mobile innovation, and through the sale of our wireless integrated circuit platforms (also known as chips or chipsets) and other products, which accelerates consumer adoption of experiences empowered by these inventions. As a company, we collaborate across the ecosystem, including manufacturers, operators, developers, governments and industry standards organizations, to enable a global environment to drive continued progress and growth.

We have a long history of driving innovation. We have played and continue to play a leading role in developing system level inventions that serve as the foundation for 3G, 4G and 5G wireless technologies. This includes the CDMA (Code Division Multiple Access) and OFDMA (Orthogonal Frequency Division Multiple Access) families of technologies, with the latter encompassing LTE (Long Term Evolution), which, along with TDMA (Time Division Multiple Access), are the primary digital technologies currently used to transmit a wireless device user's voice or data over radio waves using a public cellular wireless network.

We own significant intellectual property, including patents, patent applications and trade secrets, applicable to products that implement any version of CDMA and OFDMA. Companies in the mobile industry generally recognize that any company seeking to develop, manufacture and/or sell devices or infrastructure equipment that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.

We also develop and commercialize numerous other key technologies used in mobile and other wireless devices that help drive end-user demand, and we own substantial intellectual property related to these technologies. Some of these inventions are contributed to and commercialized as industry standards, such as certain video and audio codecs, Wi-Fi, GPS (global positioning system) and Bluetooth. Other technologies that we have developed and that are widely used by wireless devices are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, RF (radio frequency), RF front-end (RFFE) and antenna designs and application processor architectures. Our patents cover a wide range of technologies across the entire wireless system (including wireless devices and network infrastructure equipment), not just the portion of such patented technologies incorporated into chipsets.

We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, broadband gateway equipment, consumer electronic devices, devices used in IoT and automotive telematics and infotainment systems. QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including Qualcomm Government Technologies or QGOV (formerly Qualcomm Cyber Security Solutions), as well as other wireless technology and service initiatives.

Industry Trends

As the largest technology platform in the world, mobile has transformed the way we connect, compute and communicate. The scale and pace of innovation in the mobile industry, especially around connectivity and computing capabilities, is also impacting industries beyond wireless, empowering new services, new business models and new experiences. Our inventions and licensing program have been integral to, and provided foundational technologies for, the evolution of the mobile industry.

Advancing connectivity.    3G/4G multimode mobile broadband technology has been a key innovation of mobile, providing users with fast, reliable, always-on connectivity. As of September 30, 2019, there were approximately 6.0 billion 3G/4G

A-2	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing 76% of total mobile connections (GSMA Intelligence, November 2019). By 2023, global 3G/4G connections are projected to reach 7.0 billion, with approximately 88% of these connections coming from emerging regions and China (GSMA Intelligence, November 2019).

3G/4G multimode mobile broadband continues to be an important platform for extending the reach and potential of the Internet. This is amplified in emerging regions and China, where, as of September 30, 2019, 3G/4G mobile broadband connections are estimated to be approximately seven times the number of fixed Internet household connections (GSMA Intelligence November 2019 and PT June 2019). In China, 3G/4G multimode services have experienced strong adoption since being launched in 2013, with more than 1.4 billion connections estimated as of September 30, 2019 (GSMA Intelligence, November 2019). In India, mobile operators continue to expand their 3G/4G multimode services, providing consumers with the benefits of advanced mobile broadband connectivity while creating new opportunities for device manufacturers and other members of the mobile ecosystem. 3G/4G mobile broadband may be the first and, in many cases, the only way that people in these regions access the Internet. The transition of wireless networks and devices to 3G/4G has not only been driven by the number of affordable handsets available in emerging regions and China, but also by the variety of flexible and affordable data plans being offered by mobile operators.

With the first 5G global specifications defined in 2018 by 3GPP (3rd Generation Partnership Project), an industry standards development organization, initial commercial 5G network deployments and device launches, which focus on enhanced mobile broadband services, began in 2019 and will continue into 2020 and beyond. 5G is designed to enhance mobile broadband services, including ultra-high definition (4K) video streaming, near-instant access to cloud services and augmented and virtual reality applications, with lower latency and multi-gigabit user data speeds, and bring more capacity and efficiency to networks, which may enable operators to offer new unlimited mobile data plans.

Looking ahead, we expect future releases of 5G to expand to new industries beyond traditional cellular communications and to create new business models and services, such as autonomous vehicles and artificial intelligence-based platforms designed to bring greater autonomy to manufacturing and other industrial applications (known as industrial IoT), through ultra-reliable, ultra-low latency communication links. We also expect 5G will enable connecting a significant number of "things" (also known as IoT, including the connected home, smart cities, wearables and voice and music devices), with connectivity designed to meet diverse (low) power and cost requirements, as well as to address both low and high complexity applications.

Most 5G devices are expected to include multimode support for 3G, 4G and Wi-Fi, enabling service continuity where 5G has yet to be deployed and simultaneous connectivity across 4G technology, while also allowing mobile operators to utilize current network deployments. At the same time, 4G is expected to continue to evolve in parallel with the further development of 5G and become fundamental to many of the key 5G technologies (through multi-connectivity) in areas such as support for unlicensed spectrum, gigabit LTE user data speeds and LTE IoT that meets low power and cost requirements. The first phase of 5G networks supports mobile broadband services for the smartphone form factor both in lower spectrum bands below 6 GHz (sub-6), as well as higher bands above 6 GHz, including millimeter wave (mmWave). As with previous generations of mobile networks, it will take time to deploy new 5G networks.

Consumer demand in smartphones.    From October 2018 through September 2019, approximately 1.4 billion smartphones are estimated to have shipped globally, representing a year-over-year decrease of approximately 4% (IDC, Mobile Phone Tracker, 2019Q3). Smartphone shipments in calendar 2020 are expected to be approximately flat year-over-year (IDC Quarterly Mobile Phone Tracker, 2019Q3). The slow-down in smartphone demand that began in the year ended September 2019, and that is expected to continue into calendar 2020, reflects further lengthening of replacement cycles, particularly in developed regions and China, where consumer demand is increasingly driven by new product launches and/or innovation cycles as the industry transitions to 5G.

Consumer demand for new types of experiences, combined with the needs of mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. As a result, the smartphone has become the go-to device for social networking, music and video streaming, gaming, email and web browsing, among others. It is expected that 5G connectivity will drive further innovations within the smartphone and offer enhanced connectivity, which in turn will enable new applications. Given its advanced capabilities and utility, the smartphone has replaced many traditional consumer electronic devices, including digital cameras, video cameras, standalone GPS units, gaming devices and music players.

Transforming other industries.    With their significant scale and highly integrated solutions, industries beyond mobile, including automotive, computing, IoT and networking, among others, are leveraging the same technology innovations found in today's leading smartphones to enhance existing products and services as well as to create new products and services. Our

2020 PROXY STATEMENT	A-3

APPENDIX A: FINANCIAL INFORMATION

inventions that contribute to the formation of advanced cellular technologies, such as 3G/4G and now 5G connectivity, are helping to drive, and in the case of 5G accelerate the pace of, this transformation. For example, in the automotive industry, approximately 72% of new vehicles produced are projected to have cellular connectivity by 2025, compared to 40% in 2018 (Strategy Analytics, October 2019). In addition, the installed base of non-mobile devices with cellular connectivity, which includes IoT devices among others, is projected to grow more than 150% between 2019 and 2023 (ABI Research, February 2019).

Wireless Technologies Overview

The growth in the use of wireless devices worldwide and the demand for data services and applications requires continuous innovation to improve the user experience, support new services, increase network capacity, make use of different frequency bands and allow for dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For nearly three decades, we have invested heavily in research and development and have developed foundational technologies that drive the continued evolution of the wireless industry, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed cellular wireless communications technology standards, and we have licensed it to several hundred licensees, including leading wireless device and infrastructure manufacturers.

Cellular wireless technologies.    Relevant cellular wireless technologies can be grouped into the following categories.

TDMA-based.    TDMA (Time Division Multiple Access)-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G (second generation) technology. The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan).

The transition of wireless devices from 2G to 3G/4G and the emergence of 5G technologies continued around the world with estimated 3G/4G/5G connections up 11% year-over-year (GSMA Intelligence, November 2019). As of September 30, 2019, there were approximately 1.9 billion GSM connections worldwide, representing approximately 24% of total cellular connections, down from 30% as of September 30, 2018 (GSMA Intelligence, November 2019).

CDMA-based.    CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology.

There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies such as GSM. To date, these technologies have seen many revisions. New specifications continue to be defined by 3GPP.

CDMA technologies ushered in a significant increase in mobile broadband data services. As of September 30, 2019, there were approximately 2.1 billion CDMA-based connections worldwide, representing approximately 27% of total cellular connections, down from 28% as of September 29, 2018 as consumers migrate to OFDMA-based technologies (GSMA Intelligence, November 2019).

OFDMA-based.    OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies to be deployed or expected to be deployed through the end of 2019 are classified as 4G technology. 5G heavily leverages OFDMA-based technologies. 3GPP developed 4G specifications through the standardization of the radio component (LTE) and the core network component (Enhanced Packet Core or EPC). Similarly, 3GPP has developed 5G specifications through the specification of the radio component (New Radio or NR) and the core network component (5G Core or 5GC). Unlike 4G that has fixed Orthogonal Frequency Division Multiplexing (OFDM) parameterization, 5G has multiple OFDM parameterizations to address a wide range of spectrum and use cases. We continue to play a significant role in the development of LTE, LTE Advanced and LTE Advanced Pro, which are the predominant 4G technologies currently in use.

LTE is incorporated in 3GPP specifications starting from Release 8 and uses OFDMA in the downlink and single carrier FDMA (Frequency Division Multiple Access) in the uplink. LTE has two modes, FDD (frequency division duplex) and TDD (time

A-4	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

division duplex), to support paired and unpaired spectrum, respectively, and continues to evolve as 3GPP defines new specifications. The principal benefit of LTE is its ability to leverage a wide range of spectrum (bandwidths of up to 20 MHz or more through aggregation). LTE is designed to seamlessly interwork with 3G technologies through multimode devices.

LTE Advanced brings many more enhancements, including carrier aggregation, advanced antenna techniques and optimization for small cells. Apart from improving the performance of existing networks, there are also new enhancements under the umbrella of LTE Advanced Pro, including LTE Direct for proximity-based device-to-device discovery, improved LTE broadcast, optimizations of narrowband communications designed for IoT (known as eMTC and NB-IoT) and the ability to use LTE Advanced in unlicensed spectrum (LTE Unlicensed) as well as in emerging shared spectrum bands in various regions (such as the Citizens Broadband Radio Service, or CBRS, in the United States). There are multiple options for deploying LTE Unlicensed for different deployment scenarios.

•
LAA (Licensed Assisted Access), introduced as part of 3GPP Release 13, aggregates unlicensed and licensed spectrum in the downlink and is being deployed globally by mobile operators. LAA is a key technology for many operators with limited licensed spectrum to deliver Gigabit LTE speeds.

•
eLAA (enhanced LAA) introduced as part of 3GPP Release 14, is an evolution of LAA, enables aggregation of unlicensed and licensed spectrum in the uplink.

Beginning with Release 14, 3GPP specifications provide enhancements specifically for vehicular communications known as cellular vehicle-to-everything (C-V2X), which includes both direct communication (vehicle-to-vehicle, vehicle-to-infrastructure and vehicle-to-pedestrian) in dedicated spectrum that is independent of a cellular network and cellular communications with networks in traditional mobile broadband licensed spectrum. C-V2X is designed to serve as the foundation for Intelligent Transportation Systems (ITS), enabling vehicles to communicate with each other and everything around them providing non-line-of-sight awareness for enhanced road safety and traffic efficiency. In future 3GPP releases (starting in Release 16, which is expected to be completed in June 2020), C-V2X is expected to benefit from the incorporation of 5G features, such as high throughput, lower latency and ultra-reliable communication capabilities to enable a higher level of performance and predictability as needed for automated driving and other advanced use cases.

As of September 30, 2019, there were approximately 3.8 billion global LTE connections worldwide, representing approximately 49% of total cellular connections, up from 41% as of September 30, 2018 (GSMA Intelligence, November 2019).

As of October 2019, approximately 900 wireless operators have commercially deployed or started testing LTE networks and 777 operators have commercially launched LTE in 228 countries, including 308 operators in 135 countries having commercially launched LTE Advanced networks (GSA, November 2019).

The wireless industry is actively developing and commercializing 5G technologies. Initial commercial 5G network deployments and device launches began in calendar 2019, and we expect that 5G network deployments and device launches will increase over the next several years. Some of our inventions that serve as foundational technologies for 3G and 4G now also serve as foundational technologies for 5G. 5G is designed to transform the role of wireless technologies and already incorporates or soon will incorporate advancements on 3G/4G features available today, including device-to-device capabilities and the use of all different types of spectrum (including licensed, unlicensed and shared spectrum). We continue to play a significant role in driving advancements in 5G, including contributing to 3GPP standardization activities that are defining the continued evolution of 5G NR and 5GC standards.

The first global set of 5G standards is incorporated in 3GPP specifications starting from Release 15, which was initially completed in March 2018 and subsequently updated in September 2018 and June 2019. Release 15 enables different architecture deployment choices of 5G networks while sharing the same radio access technology. The main advantages of 5G are its ability to target diverse services with very different technical requirements (from enhanced mobile broadband to massive IoT to mission critical services), its utilization of diverse types of spectrum (from the low bands to millimeter bands) and its ability to support diverse types of deployment scenarios. Predominant technological components of 5G include the ability to address ultra-reliable, low-latency communication, new channel coding schemes to efficiently support large data blocks, multiple-input multiple-output (MIMO) to increase coverage and network capacity and mobile millimeter wave to increase the data rate offered to users. 5G uses OFDMA in the downlink and either OFDMA or single carrier FDMA in the uplink depending on the use case. Like 3G and 4G, 5G supports carrier aggregation across spectrum bands, across FDD and TDD and across licensed and unlicensed spectrum (starting with Release 16), and 5G also supports dual connectivity across 4G and 5G. A key benefit of 5G is its ability to take advantage of very wide channel bandwidth such as 800/400/100 MHz (compared to LTE's 20 MHz maximum bandwidth, which requires carrier aggregation to combine spectrum beyond 20 MHz). As with previous cellular generations, 5G is designed to support seamless compatibility with 2G/3G/4G technologies through multimode devices.

2020 PROXY STATEMENT	A-5

APPENDIX A: FINANCIAL INFORMATION

As of October 2019, 258 wireless operators in 94 countries have demonstrated, are testing, trialing or have been licensed to begin field trials of 5G-enabling and candidate technologies, and an additional 69 wireless operators in 50 countries have announced their intentions to make 5G available to their customers by 2022 (GSA, November 2019).

Other (non-cellular) wireless technologies.    There are other, non-cellular wireless technologies that have also been broadly adopted.

Wireless Local Area Networks.    Wireless local area networks (WLAN), such as Wi-Fi, link two or more nearby devices wirelessly and usually provide connectivity through an access point. Wi-Fi systems are based on standards developed by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ax, the latest standard, adds advanced features such as downlink and uplink OFDMA and uplink multiple-user MIMO to the 802.11 baseline standard. This technology primarily targets connectivity for mobile devices, tablets, laptops and other consumer electronic devices using 2.4 GHz and 5 GHz spectrum. For 60GHz mmWave technology, 802.11ay adds wider channel bandwidth and the use of MIMO to the existing 802.11ad (also known as Gigabit Wi-Fi or WiGig) standard. 802.11ah was finalized in early 2017 and targets sub-1 GHz spectrum and is expected to be a solution for "connected home" applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ax, 802.11ay, 802.11ah, 802.11ad and 802.11p, and continue to play a lead role in the evolution of 802.11 family of standards. We are actively involved in innovative programs developed in the context of the Wi-Fi Alliance, a non-profit organization that drives global Wi-Fi adoption and evolution.

Bluetooth.    Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to approximately one hundred meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronic devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 5.1), which include different functionalities, such as enhanced data rate, low energy and mesh technologies. We are a leading contributor to Bluetooth technologies in the areas of mobile devices, HID (human interface device), A/V (audio/video) and mesh technologies.

Location Positioning Technologies.    Location positioning technologies continue to evolve in order to deliver an enhanced commercial location experience and comply with the new mandates on location for E911 calls from the United States Federal Communications Commission. We are a key developer of the Assisted-GPS (A-GPS), Assisted Global Navigation Satellite System (A-GNSS) and WLAN positioning technologies used in most cellular handsets today. For uses requiring the best reliability and accuracy for E911 services and navigational based services, A-GPS, A-GNSS and WLAN provide leading-edge solutions.

The industry continues to evolve to support additional inputs for improving the location experience. Our products and intellectual property now support multiple constellations for A-GNSS, including: GPS, GLONASS, Galileo and BeiDou; Wi-Fi-based and Bluetooth-based positioning for WLAN, including, Wi-Fi RSSI (received signal strength indication) and Wi-Fi RTT (round-trip time) signals for indoor location; observed time difference of arrival positioning for LTE access (e.g., in rural and indoor areas); and third-party inertial sensors. The combination of these different location solutions is used to ensure accurate location availability in all areas.

Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks.    We have played and continue to play a leading role in developing and/or have acquired many of the other technologies used across the wireless system, such as cellular handsets and certain other consumer electronic devices and networks, including:

•
RFFE chips and modules (including power amplifier modules, envelope tracker, antenna tuners, diversity modules, RF switches and micro-acoustic RF filters) designed for improved signal performance and reduced power consumption, while simplifying the design for manufacturers to develop LTE/5G multimode, multiband devices, including sub-6 GHz and mmWave devices;

•
graphics and display processing functionality;

•
video coding based on the HEVC (high efficiency video codec) standard, which is being deployed to support 4K video and immersive media content;

•
audio coding, including EVS (enhanced voice services) and MPEG-H 3D Audio;

•
the latest version of 3GPP's codec for multimedia use and for voice/speech use;

•
multimedia transport, including MPEG-DASH (Dynamic Adaptive Streaming over HTTP) enabling advanced multimedia experiences;

A-6	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION
•
camera and camcorder functions;

•
operating system and user interface features;

•
on-device artificial intelligence (AI) features, including machine learning platforms;

•
augmented reality (AR) and virtual reality (VR) features enabling new types of user experiences;

•
security and content protection systems for enhanced device security without compromising the user experience and ultrasonic fingerprint readers for single touch authentication;

•
volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers; and

•
power management systems for improved battery life and device charging.

Operating Segments

We have three reportable segments. We conduct business primarily through QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), while QSI (Qualcomm Strategic Initiatives) makes strategic investments. Revenues in fiscal 2019, 2018 and 2017 for our reportable segments were as follows (in millions, except percentage data):

	2019	2018	2017
QCT	$14,639	$17,282	$16,479
As a percent of total	60%	76%	74%
QTL	$4,591	$5,042	$6,412
As a percent of total	19%	22%	29%
QSI	$152	$100	$113
As a percent of total	1%	—%	1%
QCT Segment.    QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in wireless voice and data communications, networking, application processing, multimedia and global positioning system products. QCT's integrated circuit products are sold and its system software is licensed to manufacturers that use our products in a broad range of devices in support of CDMA- and OFDMA-based technologies, from low-tier, entry-level devices primarily for emerging regions to premium-tier devices, including mobile devices (primarily smartphones), tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, broadband gateway equipment, data cards and infrastructure equipment, IoT devices and applications, other consumer electronics and automotive telematics and infotainment systems. Our 3G/4G/5G modem roadmap delivers the latest network technologies across multiple product tiers and devices. This roadmap is the result of extensive collaboration with manufacturers, operators, developers, governments and industry standards organizations, as well as our years of research into emerging network standards and the development of integrated circuits that take advantage of these new standards, while maintaining backward compatibility with existing standards.

The Qualcomm® Snapdragon™ family of integrated circuit products include the Snapdragon mobile, compute and automotive platforms. Each platform consists of application processors and wireless connectivity capabilities, including our cellular modem that provides core baseband modem functionality for voice and data communications, non-cellular wireless connectivity (such as Wi-Fi and Bluetooth) and global positioning functions. Our Snapdragon application processor functions include security, graphics, display, audio, video, camera and AI. Our central processing units are designed based on ARM architecture and are designed to deliver high levels of compute performance at low power. Our Qualcomm® Hexagon™ processors are designed to support a variety of signal processing applications, including AI, audio and sensor processing. Qualcomm® Adreno™ graphics processing units are designed to deliver high quality graphics performance for visually rich 3D gaming and user interfaces. In addition to the highly integrated core system on a chip (SoC), we also design and supply supporting components, including the RF, PM (Power Management), audio, codecs, speaker amps and additional wireless connectivity integrated circuits. These supporting components, in addition to our cellular modems and application processors comprising our core SoC, are also sold as individual components. The combination of the Snapdragon SoC, system software and supporting components provide an overall platform with optimized performance and efficiency, enabling manufacturers to design and deliver powerful, slim and power-efficient devices ready for integration with the complex cellular networks worldwide.

Our portfolio of RF products includes Qualcomm® RFFE components that are designed to simplify the RF design for 5G front-end, LTE multimode and multiband mobile devices, to reduce power consumption and to improve radio performance. QCT offers an advanced portfolio of RFFE products for mobile devices, infrastructure, automotive, industrial IoT and other IoT applications. Our technologies provide comprehensive RFFE product offerings with system level performance from the modem

2020 PROXY STATEMENT	A-7

APPENDIX A: FINANCIAL INFORMATION

and transceiver to the antenna that include power tracking, tuning systems, switching, multimode-multiband power amplification, low noise amplifiers, complex transmit and receive modules, in addition to discrete filtering applications across cellular, automotive, infrastructure, industrial IoT and other IoT industries.

Our wireless connectivity products also consist of integrated circuits and system software for Wi-Fi, Bluetooth, frequency modulation (FM) and near field communications (NFC), as well as technologies that support location data and services, including GPS, GLONASS, BeiDou and Galileo. Our wireless connectivity products provide additional connectivity for mobile devices, tablets, laptops, IoT applications and automotive telematics and infotainment systems. QCT also offers standalone Wi-Fi, Bluetooth, fingerprint sensor, applications processor and Ethernet products for mobile devices, consumer electronics, computers, IoT applications, other connected devices and automotive telematics and infotainment systems. Our networking products include Wi-Fi, Ethernet and Powerline chips, network processors and software. These products help enable home and business networks to support the growing number of connected devices, digital media and data services.

Other than for our RFFE modules and RF filter acoustic products, QCT utilizes a fabless production model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Therefore, we primarily rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers also are responsible for the procurement of most of the raw materials used in the production of our integrated circuits. Integrated circuits are die cut from silicon wafers that have completed the package assembly and test manufacturing processes. The semiconductor package supports the electrical contacts that connect the integrated circuit to a circuit board. Die cut from silicon wafers are the essential components of all of our integrated circuits and a significant portion of the total integrated circuit cost. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Under the turnkey model, our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase die in singular or wafer form from semiconductor manufacturing foundries and contract with separate third-party suppliers for manufacturing services such as wafer bump, probe, assembly and the majority of our final test requirements. The primary foundry suppliers for our various digital, analog/mixed-signal, RF and PM integrated circuits are Global Foundries, Samsung Electronics, Semiconductor Manufacturing International, Taiwan Semiconductor Manufacturing Company (TSMC) and United Microelectronics. The primary semiconductor assembly and test suppliers are Advanced Semiconductor Engineering, Amkor Technology, Siliconware Precision Industries and STATSChipPAC. The majority of our foundry and semiconductor assembly and test suppliers are located in the Asia-Pacific region.

QCT uses internal fabrication facilities to manufacture RFFE modules and RF filter acoustic products, and its manufacturing operations consist of front-end and back-end processes. The front-end processes primarily take place at manufacturing facilities located in Germany and Singapore and involve the imprinting of substrate silicon wafers with the circuitry required for semiconductors to function (also known as wafer fabrication). The back-end processes involve the assembly, packaging and test of semiconductors to prepare RFFE modules and RF filter acoustic products for distribution. The back-end manufacturing facilities are located in China, Germany and Singapore.

QCT's sales are primarily made through standard purchase orders for delivery of products. QCT generally allows customers to reschedule delivery dates within a defined time frame and to cancel orders prior to shipment with or without payment of a penalty, depending on when the order is canceled. The industry in which QCT operates is intensely competitive. QCT competes worldwide with a number of U.S. and international designers and manufacturers of semiconductors. As a result of global expansion by foreign and domestic competitors, technological changes, lengthening replacement cycles for mobile devices, device manufacturer concentrations and the potential for further industry consolidation, we anticipate the industry to remain very competitive. We believe that the principal competitive factors for our products include performance, level of integration, quality, compliance with industry standards, price, time-to-market, system cost, design and engineering capabilities, new product innovation, growth and scaling of distribution channels, desire by certain customers to use multiple suppliers and customer support. QCT also competes in both single-mode and multimode environments against alternative communications technologies. Additional competitive factors exist for QCT product offerings that have expanded into adjacent industry segments outside traditional cellular industries, including automotive, computing, IoT and networking. The automotive industry is subject to long design-in time frames, long product life cycles and a high degree of regulatory and safety requirements, necessitating suppliers to the industry to comply with stringent qualification processes, very low defect rates and high reliability standards, all of which results in a significant barrier to entry and may result in increased costs.

QCT's current competitors include, but are not limited to, companies such as Broadcom, Cirrus Logic, Cypress Semiconductor, HiSilicon, Intel, Marvell, Maxim, MediaTek, Microchip Technology, Murata, Nordic Semiconductor, Nvidia, NXP Semiconductors, Qorvo, Realtek Semiconductor, Renesas, Samsung, Sequans Communications, Skyworks and Spreadtrum Communications (which is controlled by Tsinghua Unigroup). QCT also faces competition from products internally developed by our customers,

A-8	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

including some of our largest customers, and from some early-stage companies. Our competitors devote significant amounts of their financial, technical and other resources to develop and market competitive products and, in some cases, to develop and adopt competitive digital communication or signal processing technologies, and those efforts may materially and adversely affect us. Although we have attained a significant position in the wireless industry, many of our current and potential competitors may have advantages over us that include, among others: motivation by our customers in certain circumstances to use our competitors' integrated circuit products, to utilize their own internally-developed integrated circuit products or sell such products to others, including by selling them together with certain of their other products, or to choose alternative technologies; lower cost structures or a willingness and ability to accept lower prices and lower or negative margins for their products, particularly in China; foreign government support of other technologies or competitors or original equipment manufacturers (OEMs) that sell devices that do not contain our chipsets; better known brand names; ownership and control of manufacturing facilities and greater expertise in manufacturing processes; more extensive relationships with local distribution companies and OEMs in certain geographic regions (such as China); more experience in adjacent industry segments outside traditional cellular industries (such as automotive, computing, IoT and networking); and a more established presence in certain regions. These relationships may affect customers' decisions to purchase products or license technology from us. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market positions to our detriment.

QTL Segment.    QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture, sale and/or use of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD, LTE and/or OFDMA-based 5G standards and their derivatives. We have historically licensed our cellular standard-essential patents together with other Qualcomm patents that may be useful to such licensed products because in the past, licensees typically have desired to obtain the commercial benefits of receiving such broad patent rights from us. However, since 2015, our standard practice in China is to offer licenses to our 3G and 4G (and now 5G) cellular standard-essential Chinese patents for devices sold for use in China separately from our other patents. In addition, we also offer licenses to only our cellular standard-essential patents (including 3G, 4G and 5G) for both single-mode and multimode devices on a worldwide basis, and since 2018, an increasing number of new and existing licensees have elected to enter into worldwide license agreements covering only our cellular standard essential patents. Going forward, we continue to anticipate that a significant portion of QTL's licensing revenues will be derived from licensees that have entered into license agreements covering only Qualcomm's cellular standard essential patents. Our licensees manufacture wireless products including mobile devices (including handsets), other consumer devices (e.g., tablets and laptops), plug-in end user data modem cards and embedded modules for incorporation into machine-to-machine devices and certain end user products (excluding handsets and tablets), as well as infrastructure equipment required to establish and operate a network and equipment to test networks and cellular devices.

Since our founding in 1985, we have focused heavily on technology development and innovation. These efforts have resulted in a leading intellectual property portfolio related to foundational, system level technologies for the wireless industry. We have an extensive portfolio of United States and foreign patents, and we continue to pursue patent applications around the world. Our patents have broad coverage in many countries, including Brazil, China, India, Japan, South Korea, Taiwan, the United States and countries in Europe and elsewhere. A substantial portion of our patents and patent applications relate to digital wireless communications technologies, including patents that are essential or may be important to the commercial implementation of CDMA2000, WCDMA (UMTS), TD-SCDMA, TD-CDMA (Time Division CDMA), OFDMA-based LTE and OFDMA-based 5G products. Our patent portfolio is the most widely and extensively licensed in the industry, with more than 300 licensees. Additionally, we have a substantial patent portfolio related to key technologies used in communications and other devices and/or related services, some of which were developed in industry standards development bodies. These include certain video codecs, audio codecs, Wi-Fi, memory interfaces, wireless power, GPS and positioning, broadcast and streaming protocols, and short-range communication functionalities, including NFC and Bluetooth. Our patents cover a wide range of technologies across the entire wireless system, including the device (handsets and other wireless devices), not just the portion of such patented technologies incorporated into chipsets, and the network. Over the years, a number of companies have challenged our patent position, but companies in the mobile communications industry generally recognize that any company seeking to develop, manufacture and/or sell certain wireless products that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.

We have licensed or otherwise provided rights to use our patents to hundreds of companies on industry-accepted terms. Unlike some other companies in our industry that hold back certain key technologies, we offer companies substantially our entire patent portfolio for use in cellular devices and cell site infrastructure equipment. Our strategy to make our patented technologies broadly available has been a catalyst for industry growth, helping to enable a wide range of companies offering a broad array of wireless products and features while increasing the capabilities of and/or driving down average and low-end selling prices for 3G handsets and other wireless devices. By licensing or otherwise providing rights to use our patents to a

2020 PROXY STATEMENT	A-9

APPENDIX A: FINANCIAL INFORMATION

wide range of equipment manufacturers, encouraging innovative applications, supporting equipment manufacturers with integrated chipset and software products and focusing on improving the efficiency of the airlink for wireless operators, we have helped 3G and 3G/4G multimode evolve and grow and reduce device pricing, all at a faster pace than the 2G (second generation) technologies such as GSM that preceded it. 5G network deployments and commercial 3G/4G/5G multimode device sales began in 2019 and will continue into 2020 and beyond. By licensing or otherwise providing rights to use our patents to a wide range of equipment manufacturers, 5G will continue to encourage innovative applications through enhanced mobile broadband services with lower latency and multi-gigabit user data speeds and bring more capacity and efficiency to wireless networks.

Upon the initial deployment of OFDMA-based networks, the products implementing such technologies generally have been multimode and implement OFDMA-based and CDMA-based technologies. The licenses granted under our existing license agreements generally cover multimode CDMA/OFDMA (3G/4G/5G) devices, and our licensees are obligated to pay royalties under their license agreements for such devices.

Standards bodies have been informed that we hold patents that might be essential for all 3G standards that are based on CDMA. We have committed to such standards bodies that we will offer to license our essential patents for these CDMA standards consistent with our commitments to those bodies. We have also informed standards bodies that we hold patents and pending patent applications that are potentially essential for LTE standards, including FDD and TDD versions and have committed to offer to license our essential patents for these LTE standards consistent with our commitments to those bodies. We have informed standards bodies that we hold patents and pending patent applications that are essential for 5G technologies and have committed to offer to license our essential patents for these 5G standards consistent with our commitments to those bodies. We have made similar commitments with respect to certain other technologies implemented in industry standards.

QTL licensing revenues include license fees and royalties. Licensees pay royalties based on their sales of products incorporating or using our licensed intellectual property and may also pay a fixed license fee in one or more installments. Sales-based royalties are generally based upon a percentage of the wholesale (i.e., licensee's) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). We broadly provide per unit royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets, laptops and smartwatches, and provide for a maximum royalty amount payable per device. Revenues generated from royalties are subject to quarterly and annual fluctuations.

The vast majority of QTL revenues have been generated through our licensees' sales of CDMA2000-based, WCDMA-based and LTE-based products (including 3G and 3G/4G multimode devices), such as smartphones and feature phones. We have invested and continue to invest in both the acquisition and development of OFDMA technology and intellectual property and have generated the industry leading patent portfolio applicable to LTE, LTE Advanced and LTE Advanced Pro. Some of our inventions that serve as foundational technologies for 3G and 4G now also serve as foundational technologies for 5G. We have invested and continue to invest in the development of 5G and continue to play a significant role in driving advancements of 5G. Nevertheless, we face competition in the development of intellectual property for future generations of digital wireless communications technologies and services.

Separate and apart from licensing manufacturers of wireless devices and network equipment, we have entered into certain arrangements with competitors of our QCT segment, such as Broadcom. A principal purpose of these arrangements is to provide our QCT segment and the counterparties certain freedom of operation with respect to each party's integrated circuits business. In every case, these agreements expressly reserve the right for QTL to seek royalties from the customers of such integrated circuit suppliers with respect to such suppliers' customers' sales of CDMA-, WCDMA- and OFDMA-based wireless devices into which such suppliers' integrated circuits are incorporated.

Our license agreements also may provide us with rights to use certain of our licensees' technology and intellectual property to manufacture, sell and/or use certain components (e.g., Application-Specific Integrated Circuits) and related software, cellular devices and/or infrastructure equipment.

We are currently subject to various governmental investigations and private legal proceedings challenging our patent licensing practices, which may require us to change our patent licensing practices as described more fully in "Part I, Item 1A. Risk Factors" under the heading "Changes in our patent licensing practices, whether due to governmental investigations or private legal proceedings challenging those practices, or otherwise, could adversely impact our business and results of operations" in our Annual Report on Form 10-K for fiscal 2019 and in "Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies."

A-10	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

QSI Segment.    QSI makes strategic investments primarily through our Qualcomm Ventures arm that are focused on expanding or opening new opportunities for our technologies as well as supporting the design and introduction of new products and services (or enhancing existing products or services). Many of these strategic investments are in early-stage companies in a variety of industries and applications, including, but not limited to, artificial intelligence, automotive, digital healthcare, enterprise software and solutions, IoT, mobile and networking. Investments primarily include non-marketable equity securities and to a lesser extent, non-marketable convertible debt instruments. In addition, QSI segment results include revenues and related costs associated with development contracts with one of our equity method investees. As part of our strategic investment activities, we intend to pursue various exit strategies for each of our QSI investments in the foreseeable future.

Other Businesses.    Nonreportable segments include our Qualcomm Government Technologies or QGOV (formerly Qualcomm Cyber Security Solutions) business and other wireless technology and service initiatives. During fiscal 2019, we completed the sale of our mobile health nonreportable segment, and we combined our Small Cells nonreportable segment into our QCT segment. Prior period segment information has not been adjusted to conform to the new segment presentation as such adjustments are insignificant. QGOV provides development and other services and sells related products to U.S. government agencies and their contractors. Additional information regarding our operating segments is provided in "Notes to Consolidated Financial Statements, Note 8. Segment Information." Information regarding seasonality is provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the "Our Business and Operating Segments" section under the heading "Seasonality."

Corporate Structure

We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operational and other matters. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI's subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

Revenue Concentrations and Significant Customers

A small number of customers/licensees historically have accounted for a significant portion of our consolidated revenues. In fiscal 2019, 2018 and 2017, revenues from Apple Inc. and its contract manufacturers (Hon Hai Precision Industry Co., Ltd./Foxconn, its affiliates and other suppliers to Apple), Samsung Electronics and combined revenues from GuangDong OPPO Mobile Telecommunications and vivo Communication Technology, and their respective affiliates (including BBK), each comprised 10% or more of consolidated revenues. Revenues from Xiaomi also comprised 10% or more of consolidated revenues in fiscal 2019 and 2018. Revenues in fiscal 2018 and 2017 were negatively impacted by our prior dispute with Apple Inc. and its contract manufacturers. Revenues in fiscal 2019 were positively impacted by our settlement of such dispute in the third quarter of fiscal 2019. We expect to begin recording revenues for new chipset models under our recently announced multi-year chipset agreement with Apple in the second half of fiscal 2020.

Research and Development

The wireless communications industry is characterized by rapid technological change, evolving industry standards and frequent new product introductions, requiring a continuous effort to enhance existing products and technologies and to develop new products and technologies. We have significant engineering resources, including engineers with substantial expertise in CDMA, OFDMA and a broad range of other technologies. Using these engineering resources, we expect to continue to invest in research and development in a variety of ways in an effort to extend the demand for our products, and to utilize that research and development in adjacent industry segments outside of traditional cellular industries (such as automotive, computing, IoT and networking), including continuing the development of CDMA, OFDMA and other technologies (such as RF), developing alternative technologies for certain specialized applications, participating in the formulation of new voice and data communication standards and technologies, and assisting in deploying digital voice and data communications networks around the world. Our research and development team has a demonstrated track record of innovation in voice and data communication technologies and application processor technology, among others.

2020 PROXY STATEMENT	A-11

APPENDIX A: FINANCIAL INFORMATION

We continue to invest significant resources towards advancements in OFDMA-based 4G technologies (including LTE) and 5G technologies. We also engage in acquisitions and other transactions, such as joint ventures, to meet certain technology needs, to obtain development resources or open or expand opportunities for our technologies and to support the design and introduction of new products and services (or enhancing existing products and services) for voice and data communications and new industry segments outside of the traditional cellular industry. Our most recent significant transaction was the formation of, and subsequent acquisition of the remaining minority ownership interest in, RF360 Holdings to enable delivery of RFFE modules and RF filters into fully integrated products for mobile devices and IoT applications, among others. See "Notes to Consolidated Financial Statements, Note 9. Acquisitions" in our Annual Report on Form 10-K for fiscal 2019 for additional information.

We make investments to provide our integrated circuit customers with chipsets designed on leading-edge technology nodes that combine multiple technologies for use in consumer devices (e.g., smartphones, tablets and laptops), consumer electronics and other products (e.g., access points and routers, data cards and infrastructure equipment). In addition to 3G, 4G and 5G technologies, our chipsets support other wireless and wired connectivity technologies, including Wi-Fi, Bluetooth, Ethernet, location positioning and Powerline communication. Our integrated chipsets often include multiple technologies, including advanced multimode modems, application processors and graphics engines, as well as the tools to connect these diverse technologies. We continue to support Android, Windows and other mobile client software environments in our chipsets.

We develop on our own, and with our partners, innovations that are integrated into our product portfolio to further expand the opportunity for wireless communications and enhance the value of our products and services. These innovations are expected to enable our customers to improve the performance or value of their existing services, offer these services more affordably and introduce revenue-generating broadband data services ahead of their competition.

We have research and development centers in various locations throughout the world that support our global development activities and ongoing efforts to develop and/or advance 4G, 5G and a broad range of other technologies. We continue to use our substantial engineering resources and expertise to develop new technologies, applications and services and make them available to licensees to help grow the communications industry and generate new or expanded licensing opportunities.

We also make investments in opportunities that leverage our existing technical and business expertise to deploy new and expanded product areas, such as RFFE, and enter into adjacent industry segments, such as products for automotive, computing, IoT (including the connected home, smart cities, wearables, voice and music and robotics) and networking, among others.

Sales and Marketing

Sales and marketing activities of our operating segments are discussed under Operating Segments. Other marketing activities include public relations, advertising, digital marketing and social media, participation in technical conferences and trade shows, development of business cases and white papers, competitive analyses, industry intelligence and other marketing programs, such as marketing and/or market development funds with our customers. Our Corporate Marketing department provides company information on our Internet site and through other channels regarding our products, strategies and technology to industry analysts and media.

Competition

Competition faced by our operating segments is discussed under Operating Segments. Competition in the wireless communications industry throughout the world continues to increase at a rapid pace as consumers, businesses and governments realize the potential of wireless communications products and services. We have facilitated competition in the wireless communications industry by licensing our technologies to a large number of manufacturers. Although we have attained a significant position in the traditional cellular industry, many of our current and potential competitors may have advantages over us that include, among others: motivation by our customers in certain circumstances to use our competitors' integrated circuit products, to utilize their own internally-developed integrated circuit products or sell such products to others, including by selling them together with certain of their other products, or to choose alternative technologies; lower cost structures or a willingness and ability to accept lower prices and lower or negative margins for their products, particularly in China; foreign government support of other technologies or competitors or original equipment manufacturers (OEMs) that sell devices that do not contain our chipsets; better known brand names; ownership and control of manufacturing facilities and greater expertise in manufacturing processes; more extensive relationships with local distribution companies and OEMs in certain geographic regions (such as China); more experience in adjacent industry segments outside traditional cellular industries (such as automotive, computing, IoT and networking); and a more established presence in certain regions. These

A-12	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

relationships may affect customers' decisions to purchase products or license technology from us. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market positions to our detriment.

We expect competition to increase as our current competitors expand their product offerings and introduce new technologies and services in the future and as additional companies compete with our products or services based on 3G, 4G, 5G or other technologies. Although we intend to continue to make substantial investments in developing new products and technologies and improving existing products and technologies to strengthen and/or maintain our competitive position, our competitors may introduce alternative products, services or technologies that threaten our business. It is also possible that the prices we charge for our products and services may continue to decline as competition continues to intensify. See also the Risk Factor entitled "Our industry is subject to competition in an environment of rapid technological changes. Our success depends in part on our ability to adapt to such changes and compete effectively; and such changes and competition could result in decreased demand for our products or declining average selling prices for our products or those of our customers or licensees."

Information about our Executive Officers

Information regarding our Executive Officers is provided in "Appendix C: Corporate Directory" to this 2020 Proxy Statement.

Market Information and Dividends

Our common stock is traded on the NASDAQ Global Select Market (NASDAQ) under the symbol "QCOM." At November 4, 2019, there were 6,683 holders of record of our common stock.

We intend to continue to pay quarterly dividends, subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales and distribution channels, investments and acquisitions, legal risks, withholding of payments by one or more of our significant licensees and/or customers, fines by government agencies and/or adverse rulings by a court or arbitrator in a legal matter, stock repurchase programs, debt issuances, changes in federal and state income tax law and changes to our business model.

Additional information regarding our stock performance is provided in "Appendix B: Performance Measurement Comparison of Stockholder Return" to this 2020 Proxy Statement.

Selected Financial Data

The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein. We have revised our prior period financial statements for the years ended September 30, 2018 and September 24, 2017 to reflect the correction of an immaterial error as described in Notes to

2020 PROXY STATEMENT	A-13

APPENDIX A: FINANCIAL INFORMATION

Consolidated Financial Statements, "Note 1. Significant Accounting Policies" and "Note 12. Revision of Prior Period Financial Statements."

	Years Ended (1)
	September 29, 2019	September 30, 2018	September 24, 2017	September 25, 2016	September 27, 2015
	(In millions, except per share data)
Statement of Operations Data:
Revenues (2)	$24,273	$22,611	$22,258	$23,554	$25,281
Operating income	7,667	621	2,581	6,495	5,776
Net income (loss) attributable to Qualcomm (2)	4,386	(4,964)	2,445	5,705	5,271
Per Share Data:
Basic earnings (loss) per share attributable to Qualcomm:	3.63	(3.39)	1.66	3.84	3.26
Diluted earnings (loss) per share attributable to Qualcomm:	3.59	(3.39)	1.64	3.81	3.22
Dividends per share announced	2.48	2.38	2.20	2.02	1.80
Balance Sheet Data:
Cash, cash equivalents and marketable securities (3)	$12,296	$12,123	$38,578	$32,350	$30,947
Total assets (3)	32,957	32,718	65,498	52,359	50,796
Short-term debt (4)	2,496	1,005	2,495	1,749	1,000
Long-term debt (5)	13,437	15,365	19,398	10,008	9,969
Other long-term liabilities (6)	4,516	3,537	2,432	895	817
Total stockholders' equity (3)	4,909	807	30,725	31,768	31,414
(1)
Our fiscal year ends on the last Sunday in September. The fiscal year ended September 29, 2019, September 24, 2017, September 25, 2016 and September 27, 2015 each included 52 weeks. The fiscal year ended September 30, 2018 included 53 weeks.

(2)
Revenues in fiscal 2019 included $4.7 billion resulting from the settlement with Apple and its contract manufacturers. Revenues in fiscal 2019 also reflected the impact of the adoption of the new revenue recognition guidance in the first quarter of fiscal 2019. Operating income in fiscal 2019 was impacted by a $275 million charge attributed to a fine imposed by the European Commission (EC) and $213 million in net charges related to our Cost Plan. Additionally, net income for fiscal 2019 was impacted by a $2.5 billion charge to income tax expense resulting from the derecognition of a deferred tax asset related to the distributed intellectual property and a tax benefit of $570 million due to establishing new U.S. net deferred tax assets from making certain check-the-box elections.

  Revenues in fiscal 2018 were negatively impacted by our prior dispute with Apple and its contract manufacturers, partially offset by $600 million paid under an interim agreement with Huawei. Operating income in fiscal 2018 was further impacted by a $2.0 billion charge related to a fee in connection with the termination of a purchase agreement to acquire NXP Semiconductors N.V., a $1.2 billion charge related to a fine imposed by the EC and $629 million in charges related to our Cost Plan, partially offset by a $676 million benefit resulting from a settlement with the Taiwan Fair Trade Commission (TFTC). Additionally, net loss for fiscal 2018 was impacted by the $5.7 billion charge related to the Tax Legislation.

  Revenues in fiscal 2017 were negatively impacted by actions taken by Apple and its contract manufacturers and Huawei, who did not fully report or fully pay royalties due in the last three quarters of fiscal 2017, as well as a $940 million reduction to revenues recorded related to the BlackBerry arbitration. Operating income was further impacted by $927 million and $778 million in charges related to the fines imposed by the Korea Fair Trade Commission and TFTC, respectively.

(3)
In the fourth quarter of fiscal 2018, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock. Under this program, we completed a tender offer and paid an aggregate of $5.1 billion to repurchase shares of our common stock and entered into three accelerated share repurchase agreements to repurchase an aggregate of $16.0 billion of our common stock, resulting in significant reductions to the balances of our cash, cash equivalents and marketable securities, total assets and total stockholders' equity.

(4)
Short-term debt was comprised of outstanding commercial paper and, in fiscal 2019 and fiscal 2017, the current portion of long-term debt.

(5)
Long-term debt was comprised of floating- and fixed-rate notes.

(6)
Other long-term liabilities in this balance sheet data includes non-current income taxes payable and excludes unearned revenues.

Management's Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in "Part I, Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K for fiscal 2019.

A-14	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in "Part II, Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for fiscal 2019.

Fiscal 2019 Overview

Revenues were $24.3 billion, an increase of 7% from fiscal 2018, with net income of $4.4 billion, compared to net loss of $5.0 billion in fiscal 2018. Highlights and other events from fiscal 2019 included:

•
From October 2018 through September 2019, approximately 1.4 billion smartphones are estimated to have shipped globally, representing a year-over-year decrease of approximately 4% (IDC, Mobile Phone Tracker, 2019Q3), primarily driven by further lengthening of replacement cycles, particularly in developed regions and China where consumer demand is increasingly driven by new product launches and/or innovation cycles as the industry transitions to 5G.

•
QCT results in fiscal 2019 were negatively impacted by lower modem sales to Apple.

•
In April 2019, we entered into settlement agreements with Apple and its contract manufacturers to dismiss all outstanding litigation between the parties. We also entered into a six-year global patent license agreement with Apple, effective as of April 1, 2019, which includes an option for Apple to extend for two additional years, and a multi-year chipset supply agreement with Apple. In the third quarter of fiscal 2019, we recognized licensing revenues of $4.7 billion resulting from the settlement, consisting of a payment from Apple and the release of certain of our obligations to pay Apple and its contract manufacturers customer-related liabilities. In addition, our QTL results for the third and fourth quarters of fiscal 2019 included royalties from Apple and its contract manufacturers for sales made in such quarters.

•
QTL results in fiscal 2019 reflected certain reductions made in the per unit royalty caps (which provide a maximum royalty amount payable per device) in fiscal 2019 and 2018. While we expect these changes to enhance stability for the long term, they negatively impacted QTL royalty revenues in fiscal 2019. In addition, an increasing number of new and existing licensees have elected to enter into worldwide license agreements covering only our cellular standard essential patents, resulting in lower QTL royalty revenues in fiscal 2019.

•
QTL revenues in fiscal 2019 included $450 million paid under a second interim agreement with Huawei that concluded in the third quarter of fiscal 2019, and although negotiations continue, we have not reached a final agreement with Huawei. This represents a minimum, non-refundable amount for royalties due and does not reflect the full amount of royalties due under the underlying license agreement. We did not record any revenues in the fourth quarter of fiscal 2019 for royalties due on the sales of Huawei's products.

•
In May 2019, in United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated, the court issued an Order ruling against us and imposing certain injunctive relief. We disagree with the court's conclusions, interpretation of the facts and application of the law. Accordingly, we filed a motion to stay certain of the remedies with, and have appealed the decision to, the Ninth Circuit Court of Appeals (Ninth Circuit). In August 2019, our partial motion to stay was granted in its entirety by the Ninth Circuit. The impact of the Order and the Ninth Circuit granting our motion for partial stay did not have a material impact to QTL licensing revenues recognized in fiscal 2019 based on facts and factors currently known by us.

•
In July 2019, the European Commission (EC) issued a decision ruling that between 2009 and 2011 we engaged in predatory pricing with respect to two customers and imposed a fine (2019 EC fine) of approximately 242 million Euros, which resulted in a $275 million charge to other expenses in the third quarter of fiscal 2019. In October 2019, we filed an appeal of the EC's decision, and we provided a financial guarantee to satisfy the obligation in lieu of a cash payment while we appeal the EC's decision.

•
In the second quarter of fiscal 2018, we announced a Cost Plan designed to align our cost structure to our long-term margin targets. As part of this plan, we initiated a series of targeted actions across our businesses with the objective to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. Actions taken under this plan have been completed and resulted in us achieving substantially all of this target in fiscal 2019 based on our run rate exiting the second quarter of fiscal 2019, excluding litigation costs that were in excess of the baseline spend. We recorded net restructuring and restructuring-related charges of $213 million in fiscal 2019 related to our Cost Plan.

•
Beginning in fiscal 2019, certain provisions of the 2017 U.S. Tax Cuts and Jobs Act (the Tax Legislation) became effective, including new taxes on certain foreign income. Our estimated annual effective tax rate for fiscal 2019 reflected the effects of these provisions of the Tax Legislation, and it also included the effects of tax elections made by several of our foreign subsidiaries in the first quarter of fiscal 2019 to be treated as U.S. branches for federal income tax purposes effective beginning in fiscal 2018 and 2019, which resulted in an income tax benefit of $570 million recorded discretely in the first quarter of fiscal 2019.

2020 PROXY STATEMENT	A-15

APPENDIX A: FINANCIAL INFORMATION
•
During the third quarter of fiscal 2019, the United States Treasury Department issued new temporary regulations that resulted in a change to the deductibility of dividend income received by a U.S. stockholder from a foreign corporation. As a result of this change, pursuant to an agreement with the Internal Revenue Service, we relinquished the federal tax basis step-up of intellectual property that was distributed in fiscal 2018 by one of our foreign subsidiaries to a U.S. subsidiary. Therefore, the related deferred tax asset was derecognized, resulting in a $2.5 billion charge to income tax expense in the third quarter of fiscal 2019.

Our Business and Operating Segments

We develop and commercialize foundational technologies and products used in mobile devices and other wireless products. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents and other rights.

We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices (primarily smartphones), tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, broadband gateway equipment, data cards and infrastructure equipment, IoT devices and applications, other consumer electronics and automotive telematics and infotainment systems. QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture, sale and/or use of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. We also have nonreportable segments, including Qualcomm Government Technologies or QGOV (formerly Qualcomm Cyber Security Solutions) and other wireless technology and service initiatives.

Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI's subsidiaries. QTL is operated by QUALCOMM Incorporated, which owns the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

Further information regarding our business and operating segments is provided in "Part I, Item 1. Business" of our Annual Report on Form 10-K for fiscal 2019.

Seasonality.    Many of our products and/or much of our intellectual property are incorporated into consumer wireless devices, which are subject to seasonality and other fluctuations in demand. Our revenues have historically fluctuated based on consumer demand for devices, as well as on the timing of customer/licensee device launches and/or innovation cycles (such as the transition to the next generation of wireless technologies). This has resulted in fluctuations in QCT revenues in advance of and during device launches incorporating our products and in QTL revenues when the related royalties were recognized, which prior to fiscal 2019 was when licensees reported their sales and beginning in fiscal 2019 was when the licensees' sales occurred. Our historical trends were impacted by our prior dispute with Apple and its contract manufacturers, which was settled in April 2019. We expect to begin recording revenues for new chipset models under our recently announced multi-year chipset agreement with Apple in the second half of fiscal 2020. These trends may or may not continue in the future. Further, the trends for QTL have been, and/or may in the future be, impacted by disputes and/or resolutions with licensees and/or governmental investigations or proceedings, including the lawsuit filed against us by the FTC.

Results of Operations

  Revenues (in millions)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Equipment and services	$14,611	$17,400	$16,647	$(2,789)	$753
Licensing	9,662	5,211	5,611	4,451	(400)

	$24,273	$22,611	$22,258	$1,662	$353

A-16	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

2019 vs. 2018

The increase in revenues in fiscal 2019 was primarily due to:

  +
  $4.7 billion in licensing revenues recorded in the third quarter of fiscal 2019 resulting from the settlement with Apple and its contract manufacturers (which were not allocated to our segment results)
  –
  $2.7 billion in lower equipment and services revenues from our QCT segment
  –
  $451 million in lower licensing revenues from our QTL segment

2018 vs. 2017

The increase in revenues in fiscal 2018 was primarily due to:

  +
  $962 million reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration (which was not allocated to our segment results)
  +
  $745 million in higher equipment and services revenues from our QCT segment
  –
  $1.4 billion in lower licensing revenues from our QTL segment
  –
  $100 million reduction to licensing revenues recorded in fiscal 2018 related to a portion of a business arrangement that resolved a legal dispute (which was not allocated to our segment results)

  Costs and Expenses (in millions, except percentages)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Cost of revenues	$8,599	$10,244	$9,792	$(1,645)	$452
Gross margin	65%	55%	56%

2019 vs. 2018

The increase in margin percentage in fiscal 2019 was primarily due to:

  +
  higher licensing revenues resulting from the settlement with Apple and its contract manufacturers in fiscal 2019

2018 vs. 2017

The decrease in margin percentage in fiscal 2018 was primarily due to:

  –
  decrease in higher margin QTL licensing revenues as a proportion of total revenues
  –
  reduction to licensing revenues recorded in fiscal 2018 related to a portion of a business arrangement that resolved a legal dispute
  +
  reduction to licensing revenues recorded in fiscal 2017 related to the BlackBerry arbitration

Our margin percentage may continue to fluctuate in future periods depending on the mix of segment results as well as products sold, competitive pricing, new product introduction costs and other factors, including disputes and/or resolutions with licensees and/or governmental investigations or proceedings, including the lawsuit filed against us by the FTC.

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Research and development	$5,398	$5,625	$5,485	$(227)	$140
% of revenues	22%	25%	25%

2019 vs. 2018

The dollar decrease in research and development expenses in fiscal 2019 was primarily due to:

  –
  $221 million decrease primarily driven by actions taken under our Cost Plan, partially offset by higher share-based compensation expense and higher employee cash incentive programs

2020 PROXY STATEMENT	A-17

APPENDIX A: FINANCIAL INFORMATION

2018 vs. 2017

The dollar increase in research and development expenses in fiscal 2018 was primarily due to:

  +
  $168 million, net of cost decreases driven by actions taken under our Cost Plan, in higher costs related to the development of wireless and integrated circuit technologies, including 5G technologies and RFFE technologies from the formation of RF360 Holdings in the second quarter of fiscal 2017
  –
  $30 million impairment charge on certain intangible assets recorded in fiscal 2017

In fiscal 2018, all of the costs ($474 million) related to pre-commercial research and development of 5G technologies were included in unallocated corporate research and development expenses. Beginning in fiscal 2019, all research and development costs associated with 5G technologies were included in segment results. Additionally, beginning in fiscal 2019, certain research and development costs associated with early research and development that were historically included in our QCT segment were allocated to our QTL segment. The net effect of these changes negatively impacted QTL's EBT by $489 million in fiscal 2019 and positively impacted QCT's EBT by $160 million in fiscal 2019.

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Selling, general and administrative	$2,195	$2,986	$2,658	$(791)	$328
% of revenues	9%	13%	12%

2019 vs. 2018

The dollar decrease in selling, general and administrative expenses in fiscal 2019 was primarily due to:

  –
  $287 million in lower professional fees and costs, primarily driven by Broadcom's withdrawn takeover proposal in fiscal 2018 and our then proposed acquisition of NXP Semiconductors N.V. (NXP) in fiscal 2018
  –
  $235 million in lower litigation costs, primarily resulting from the settlement of our prior dispute with Apple and its contract manufacturers and the end of the District Court trial in the lawsuit filed against us by the FTC
  –
  $162 million in lower employee-related expenses, primarily driven by actions taken under our Cost Plan
  –
  $75 million in lower sales and marketing expenses, primarily driven by actions taken under our Cost Plan

2018 vs. 2017

The dollar increase in selling, general and administrative expenses in fiscal 2018 was primarily due to:

  +
  $325 million in higher litigation costs, with total litigation costs of $554 million and $229 million in fiscal 2018 and fiscal 2017, respectively
  +
  $45 million in bad debt expense recorded in fiscal 2018
  +
  $42 million in higher professional fees and costs related to other legal matters, which was primarily driven by Broadcom's withdrawn takeover proposal, partially offset by lower third-party acquisition and integration services fees
  –
  $40 million in lower amortization expense, primarily from the formation of RF360 Holdings
  –
  $37 million in lower share-based compensation expense, primarily due to actions taken under our Cost Plan

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Other	$414	$3,135	$1,742	$(2,721)	$1,393

2019

Other expenses in fiscal 2019 consisted of:

  +
  $275 million charge related to the 2019 EC fine
  +
  $213 million net charges related to our Cost Plan
  –
  $43 million gain due to the partial recovery of a fine imposed in fiscal 2009 resulting from our appeal of the Korea Fair Trade Commission (KFTC) decision
  –
  $31 million gain related to a favorable legal settlement

A-18	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

2018

Other expenses in fiscal 2018 consisted of:

  +
  $2.0 billion charge related to a fee in connection with the termination of a purchase agreement to acquire NXP
  +
  $1.2 billion charge related to a fine imposed by the EC
  +
  $629 million in restructuring and restructuring-related charges related to our Cost Plan
  –
  $676 million benefit related to the settlement of the Taiwan Fair Trade Commission (TFTC) investigation

2017

Other expense in fiscal 2017 consisted of:

  +
  $927 million charge related to the KFTC fine, including related foreign currency losses
  +
  $778 million charge related to the TFTC fine
  +
  $37 million in restructuring and restructuring-related charges related to our 2015 Strategic Realignment Plan

  Interest Expense and Investment and Other Income, Net (in millions)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Interest expense	$627	$768	$494	$(141)	$274

Investment and other income, net
Interest and dividend income	$316	$625	$619	$(309)	$6
Net gains on marketable securities	288	41	456	247	(415)
Net gains on other investments	68	83	74	(15)	9
Impairment losses on marketable securities and other investments	(135)	(75)	(177)	(60)	102
Net (losses) gains on derivative instruments	(14)	(27)	32	13	(59)
Equity in net losses of investees	(93)	(145)	(74)	52	(71)
Net gains (losses) on foreign currency transactions	11	37	(30)	(26)	67

	$441	$539	$900	$(98)	$(361)

In the fourth quarter of fiscal 2018, we implemented a stock repurchase program to repurchase up to $30 billion of our outstanding common stock. Stock repurchases made under this program have significantly reduced the amount of our cash, cash equivalents and marketable securities, resulting in a decrease to interest and dividend income in fiscal 2019. The increase in net gains on marketable securities in fiscal 2019 was primarily driven by gains resulting from the initial public offering of certain non-marketable equity investments.

The increase in interest expense in fiscal 2018 was primarily due to the issuance of an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes in May 2017, of which $4.0 billion were repaid between May and August 2018.

In the first quarter of fiscal 2017, we began divesting a substantial portion of our marketable securities portfolio in order to finance, in part, the then proposed acquisition of NXP. As a result, we recorded net realized gains and impairment losses on such marketable securities that we sold and expected to sell before their anticipated recovery, respectively, in fiscal 2017.

  Income Tax Expense (in millions, except percentages)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Income tax expense	$3,095	$5,356	$543	$(2,261)	$4,813
Effective tax rate	41%	N/M	18%

N/M—Not meaningful

2020 PROXY STATEMENT	A-19

APPENDIX A: FINANCIAL INFORMATION

The following table summarizes the primary factors that caused our annual tax provision to differ from the expected income tax provision at the United States federal statutory rate (in millions):

	2019	2018	2017
Expected income tax provision at federal statutory tax rate	$1,571	$97	$1,045
State income tax provision, net of federal benefit	10	2	8
Derecognition of deferred tax asset on distributed intellectual property	2,472	—	—
Benefits from establishing new U.S. net deferred tax assets	(570)	—	—
Benefits from foreign-derived intangible income (FDII) deduction	(419)	—	—
Benefits related to the research and development tax credit	(110)	(136)	(81)
Benefits from foreign income taxed at other than U.S. rates	(54)	(834)	(963)
Nondeductible charges (reversals) related to the EC, KFTC and TFTC investigations	51	(119)	363
Impact of changes in tax reserves and audit settlements for prior year tax positions	20	—	111
Taxes on undistributed foreign earnings	8	87	—
Toll Charge from U.S. tax reform	—	5,236	—
Valuation allowance on deferred tax asset related to NXP termination fee	—	494	—
Remeasurement of deferred taxes due to changes in statutory rate due to U.S. tax reform	—	443	—
Other	116	86	60

Income tax expense	$3,095	$5,356	$543

The 2017 Tax Cuts and Jobs Act (the Tax Legislation), which was enacted during the first quarter of fiscal 2018, significantly revised the United States corporate income tax by, among other things, lowering the corporate income tax rate to 21% and imposing a one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge). The Tax Legislation fundamentally changed the taxation of multinational entities, including a shift from a system of worldwide taxation with deferral to a hybrid territorial system, featuring a participation exemption regime with current taxation of certain foreign income, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion and promote U.S. production. As a fiscal-year taxpayer, certain provisions of the Tax Legislation became effective starting at the beginning of fiscal 2019, including GILTI (global intangible low-taxed income), a new tax on income of foreign corporations, BEAT (base-erosion and anti-abuse tax) and FDII (foreign-derived intangible income). In response to the Tax Legislation and to better align our profits with our activities, we implemented certain tax restructuring in fiscal 2018 and 2019. As a result, beginning in fiscal 2019, substantially all of our income is in the U.S., of which a significant portion qualifies for preferential treatment as FDII at a 13% effective tax rate. The impact of GILTI and BEAT is negligible. Accordingly, our annual effective tax rate for fiscal 2019 reflected the effects of these provisions of the Tax Legislation. Our annual effective tax rate for fiscal 2018 reflected a blended federal statutory rate of approximately 25%.

As a result of the Tax Legislation, in fiscal 2019, several of our foreign subsidiaries made tax elections to be treated as U.S. branches for federal income tax purposes (commonly referred to as "check-the-box" elections) effective beginning in fiscal 2018 and 2019. As a result of making these check-the-box elections, we recorded a tax benefit of $570 million in fiscal 2019. Additionally, in fiscal 2019, the United States Treasury Department issued new temporary regulations that resulted in a change to the deductibility of dividend income received by a U.S. stockholder from a foreign corporation. As a result of this change, pursuant to an agreement with the Internal Revenue Service, we relinquished the federal tax basis step-up of intellectual property that was distributed in fiscal 2018 by one of our foreign subsidiaries to a U.S. subsidiary. Therefore, the related deferred tax asset was derecognized, resulting in a $2.5 billion charge to income tax expense in fiscal 2019.

Income tax expense for fiscal 2019 also reflected benefits from our FDII deduction (including the impact of the Apple settlement) and research and development credits, as well as the impact of the 2019 EC fine, which is not deductible for tax purposes.

In fiscal 2018, as a result of the Tax Legislation, we recorded a charge of $5.7 billion to income tax expense, comprised of $5.2 billion related to the estimated Toll Charge and $438 million resulting from the remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate, which included a $135 million tax benefit in fiscal 2018 related to the remeasurement of a U.S. deferred tax liability that was established as a result of a change in one of our positions due to the Tax Legislation.

Income tax expense for fiscal 2018 was also impacted by the charge recorded in the fourth quarter of fiscal 2018 related to the termination fee paid to NXP, which did not result in a tax benefit after the consideration of realizability of such loss. Fiscal 2018 and 2017 income tax expense was impacted by the EC, KFTC and TFTC fines, and settlement with the TFTC, which were not

A-20	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

deductible for tax purposes (or taxable in the case of the settlement) and portions of which were attributable to foreign jurisdictions and to the United States. These impacts were partially offset in fiscal 2018 and 2017 by lower U.S. revenues primarily related to decreased royalty revenues from Apple's contract manufacturers and, for fiscal 2017, a payment to BlackBerry in connection with an arbitration decision.

Income tax expense for fiscal 2017 also reflected the increase in our Singapore tax rate as a result of the expiration of certain of our tax incentives in March 2017, which was substantially offset by tax benefits resulting from the increase in our Singapore tax rate in effect when certain deferred tax assets reversed. During the third quarter of fiscal 2018, we entered into a new tax incentive agreement in Singapore that results in a reduced tax rate from March 2017 through March 2022, provided that we meet specified employment and investment criteria in Singapore. Our Singapore tax rate will increase in March 2022 as a result of expiration of these incentives and again in March 2027 upon the expiration of tax incentives under a prior agreement. Without these tax incentives, our fiscal 2018 income tax expense would have been higher. During fiscal 2018, one of our Singapore subsidiaries distributed certain intellectual property to a U.S. subsidiary, substantially reducing the benefit of these tax incentives going forward.

Unrecognized tax benefits were $1.7 billion and $217 million at September 29, 2019 and September 30, 2018, respectively. The increase in unrecognized tax benefits in fiscal 2019 was primarily due to our plan to apply for a refund of Korean withholding tax (which had an insignificant impact to our income tax provision) as a result of recent court rulings in Korea, among other factors. If successful, the refund will result in a corresponding reduction in U.S. foreign tax credits. We are subject to income taxes in the United States and numerous foreign jurisdictions and are currently under examination by various tax authorities worldwide, primarily related to transfer pricing. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. As of September 29, 2019, we believe that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in our income tax provision and the related accruals.

Segment Results

The following should be read in conjunction with the fiscal 2019, 2018 and 2017 results of operations for each reportable segment included in "Notes to Consolidated Financial Statements, Note 8. Segment Information."

  QCT Segment (in millions, except percentages)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Revenues
Equipment and services	$14,318	$17,060	$16,315	$(2,742)	$745
Licensing	321	222	164	99	58

Total revenues	$14,639	$17,282	$16,479	$(2,643)	$803

EBT (1)	$2,143	$2,966	$2,747	$(823)	$219
EBT as a % of revenues	15%	17%	17%	(2)%	—%
(1)
Earnings (loss) before taxes.

Beginning in fiscal 2019, we combined our Small Cells business, which sells products designed for the implementation of small cells to address the challenge of meeting the increased demand for mobile data, into our QCT segment. Revenues and operating results related to the Small Cells business were included in nonreportable segments through the end of fiscal 2018. Prior period segment information has not been adjusted to conform to the new segment presentation as such adjustments are insignificant.

Equipment and services revenues mostly relate to sales of Mobile Station Modem (MSM™), Radio Frequency (RF), Power Management (PM) and wireless connectivity integrated circuits. MSM integrated circuits include our stand-alone Mobile Data Modems and Snapdragon platforms, including processors and modems. Approximately 650 million, 855 million and 804 million MSM integrated circuits were sold during fiscal 2019, 2018 and 2017, respectively.

2020 PROXY STATEMENT	A-21

APPENDIX A: FINANCIAL INFORMATION

2019 vs. 2018

The decrease in QCT equipment and services revenues was primarily due to:

  –
  $2.7 billion in lower MSM and accompanying unit shipments, primarily driven by lower modem sales to Apple and a decline in demand from OEMs in China
  –
  $515 million in lower connectivity product revenues, primarily driven by a decline in demand for Wi-Fi and Bluetooth products from OEMs in China
  +
  $552 million in higher revenues per MSM and accompanying unit shipment, primarily driven by a favorable shift in mix related to our premium-tier products

QCT EBT as a percentage of revenues decreased in fiscal 2019 primarily due to:

  –
  lower QCT revenues
  +
  decrease in operating expenses, primarily driven by a decrease in the amount of research and development expense allocated to QCT in fiscal 2019 and actions under our Cost Plan

QCT accounts receivable decreased by 33% in fiscal 2019 from $1.36 billion to $908 million, primarily due to the decrease in revenues, as well as the impact of settling certain receivables in connection with the settlement agreements with Apple and its contract manufacturers. QCT inventories decreased by 17% in fiscal 2019 from $1.68 billion to $1.40 billion, primarily due to a decrease in the overall quantity of units on hand.

2018 vs. 2017

The increase in QCT equipment and services revenues in fiscal 2018 was primarily due to:

  +
  $825 million in higher RFFE product revenues primarily related to revenues from RF360 Holdings, which was formed in the second quarter of fiscal 2017, and reflected the impact of eliminating a one-month reporting lag in fiscal 2018
  +
  $737 million in higher MSM and accompanying unit shipments primarily driven by higher demand from OEMs in China, partially offset by a decline in share at Apple
  –
  $719 million decrease due to lower average selling prices and unfavorable product mix
  –
  $83 million in lower connectivity product revenues

QCT EBT as a percentage of revenues remained flat in fiscal 2018 primarily due to an unchanged gross margin percentage, driven by the net effect of lower average selling prices and lower-margin product mix, offset by lower average unit costs.

  QTL Segment (in millions, except percentages)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Licensing revenues	$4,591	$5,042	$6,412	$(451)	$(1,370)
EBT	$2,954	$3,404	$5,142	$(450)	$(1,738)
EBT as a % of revenues	64%	68%	80%	(4)%	(12)%

QTL results in fiscal 2019 reflected the adoption of new revenue recognition guidance that requires us to estimate and recognize QTL royalties in the period in which the associated sales occur, resulting in an acceleration of royalty revenues by one quarter as compared to prior periods. Prior period results have not been adjusted for the adoption of the new accounting guidance.

As a result of the settlement with Apple and its contract manufacturers, QTL results for fiscal 2019 included royalties from Apple and its contract manufactures for sales made in the June 2019 and September 2019 quarters. Revenues in the first six months of fiscal 2019 and all of fiscal 2018 did not include royalties due on sales of Apple or other products by Apple's contract manufacturers.

QTL revenues in fiscal 2019 included $450 million of royalties due under a second interim agreement with Huawei that concluded in the third quarter of fiscal 2019, and although negotiations continue, we have not reached a final agreement with Huawei. We did not record any revenues in the fourth quarter of fiscal 2019 for royalties due on the sales of Huawei's products. QTL revenues in fiscal 2018 included $600 million paid under an interim agreement with Huawei for royalties due

A-22	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

after the second quarter of fiscal 2017. These payments represent minimum, non-refundable amounts for royalties due and do not reflect the full amount of royalties due under the underlying license agreement.

We did not record any revenues in the third or fourth quarter of fiscal 2017 for royalties due on the sales of Apple or other products by Apple's contract manufacturers and Huawei's products, and Huawei underpaid royalties due in the second quarter of fiscal 2017, which negatively impacted QTL revenues. Royalty revenues related to the products of Apple's contract manufacturers and Huawei were approximately $1.7 billion in fiscal 2017.

2019 vs. 2018

QTL licensing revenues in fiscal 2019, which primarily related to royalties due on sales made by our licensees in the December 2018, March 2019, June 2019 and September 2019 quarters, decreased compared to licensing revenues in fiscal 2018, which primarily related to royalties due on sales made by our licensees in the September 2017, December 2017, March 2018 and June 2018 quarters, primarily due to:

  –
  $757 million in lower estimated revenues per unit compared to revenues per reported unit, in part reflecting licensees entering into new 5G multimode license agreements with rights to our cellular standard-essential patents only (compared to previous licenses which also included rights to certain other non-cellular essential patents), and decreases in our per unit royalty caps
  –
  $150 million in lower royalty revenues from Huawei under the interim agreements
  +
  $484 million increase in estimated sales of 3G/4G/5G-based products (including multimode products) compared to reported sales of 3G/4G-based products, primarily due to the new license agreement with Apple, partially offset by a decline in unit demand and a shift in OEM share towards Huawei

QTL EBT as a percentage of revenues decreased in fiscal 2019 primarily due to:

  –
  higher research and development costs due to an increase in the amount of research and development expense allocated to QTL in fiscal 2019
  –
  lower QTL revenues
  +
  lower selling, general and administrative expenses, primarily from lower litigation costs and lower bad debt expense

QTL accounts receivable increased by 5% in fiscal 2019 from $1.47 billion to $1.54 billion, primarily due to the adoption of the new revenue recognition guidance, partially offset by the impact of settling approximately $960 million of receivables that were related to the short payment in the second quarter of fiscal 2017 of royalties due from Apple's contract manufacturers in connection with the settlement agreements with Apple and its contract manufacturers.

2018 vs. 2017

Excluding the impact of the prior dispute with Apple and its contract manufacturers, as well as the dispute with Huawei, QTL licensing revenues in fiscal 2018 further decreased primarily due to:

  –
  $177 million in lower royalty revenues recognized related to devices sold in prior periods from certain other licensees

QTL EBT as a percentage of revenue decreased in fiscal 2018 primarily due to:

  –
  higher selling, general and administrative expenses resulting primarily from higher litigation costs
  –
  lower QTL revenues

  QSI Segment (in millions)

	2019	2018	2017	2019 vs. 2018 Change	2018 vs. 2017 Change
Equipment and services revenues	$152	$100	$113	$52	$(13)
EBT	$344	$24	$65	$320	$(41)

2020 PROXY STATEMENT	A-23

APPENDIX A: FINANCIAL INFORMATION

2019 vs. 2018

The increase in QSI EBT in fiscal 2019 was primarily due to:

  +
  $270 million increase in net gains on investments, primarily driven by gains resulting from the initial public offering of certain non-marketable equity investments
  +
  $91 million increase resulting from higher revenues and lower costs associated with certain development contracts with an equity method investee
  –
  $41 million increase in impairment losses on investments, primarily related to an equity method investee

QSI segment assets, which primarily consist of marketable and non-marketable equity investments, increased by 34% in fiscal 2019 from $1.28 billion to $1.71 billion, primarily due to recording certain non-marketable equity investments at fair value upon becoming publicly traded and acquiring non-marketable equity investments.

2018 vs. 2017

The decrease in QSI EBT in fiscal 2018 was primarily due to:

  –
  $14 million decrease in net gains on investments
  –
  $14 million increase in our share of losses in equity method investments
  –
  $13 million decrease resulting from lower revenues from certain development contracts with one of our equity method investees

Looking Forward

In the coming years, we expect consumer demand for 3G/4G multimode and 4G products and services to decline as new consumer demand for 3G/4G/5G multimode and 5G products and services ramp around the world. We expect growth in new device categories and industries, resulting from the expanding adoption of certain technologies that are already commonly used in smartphones by industry segments outside traditional cellular industries, such as automotive, computing, IoT and networking.

As we look forward to the next several months and beyond, we expect our business to be impacted by the following key items:

•
In May 2019, in United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated, the court issued an Order ruling against us and imposing certain injunctive relief. We disagree with the court's conclusions, interpretation of the facts and application of the law. Accordingly, we filed a motion to stay certain of the remedies with, and have appealed the decision to, the Ninth Circuit Court of Appeals (Ninth Circuit). In August 2019, our partial motion to stay was granted in its entirety by the Ninth Circuit. Regulatory authorities in certain jurisdictions have investigated our business practices and instituted proceedings against us, and they or other regulatory authorities may do so in the future. Additionally, certain of our direct and indirect customers and licensees have pursued, and others may in the future pursue, litigation or arbitration against us related to our business. Unfavorable resolutions of one or more of these matters have had and could in the future have a material adverse effect on our business, revenues, results of operations, financial condition and cash flows. Depending on the matter, various remedies that could result from an unfavorable resolution include, among others, the loss of our ability to enforce one or more of our patents; injunctions; monetary damages or fines or other orders to pay money; the issuance of orders to cease certain conduct or modify our business practices, such as requiring us to reduce our royalty rates, reduce the base on which our royalties are calculated, grant patent licenses to chipset manufacturers, sell chipsets to unlicensed OEMs or modify or renegotiate some or all of our existing license agreements; and determinations that some or all of our license agreements are invalid or unenforceable. These activities have required, and we expect that they will continue to require, the investment of significant management time and attention and have resulted, and we expect that they will continue to result, in increased legal costs until the respective matters are resolved. See "Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies" and "Part I, Item 1A. Risk Factors" included in our Annual Report on Form 10-K for fiscal 2019, including the Risk Factors entitled "Efforts by some communications equipment manufacturers or their customers to avoid paying fair and reasonable royalties for the use of our intellectual property may require the investment of substantial management time and financial resources and may result in legal decisions or actions by governments, courts, regulators or agencies, Standards Development Organizations (SDOs) or other industry organizations that harm our business," "Our business, particularly our licensing business, may suffer as a result of adverse rulings in government investigations or proceedings" and "Changes in our patent licensing practices, whether due to governmental investigations or private legal proceedings challenging those practices, or otherwise, could adversely impact our business and results of operations."

A-24	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION
•
In fiscal 2019, we entered into a second interim agreement with Huawei under which we recognized $450 million of royalty revenues in fiscal 2019. These payments do not reflect the full amount of royalties due under the underlying license agreement. The second interim agreement concluded in the third quarter of fiscal 2019, and although negotiations continue, we have not reached a final agreement with Huawei. We did not record any revenues in the fourth quarter of fiscal 2019 for royalties due on the sales of Huawei's products. If no agreement is reached, Huawei may not make any other payments or may not make full payments due under the underlying license agreement, which may result in significant legal costs and will negatively impact our future revenues, as well as our financial condition, results of operations and cash flows, until the dispute is resolved.

•
We expect our business, particularly QCT, to continue to be impacted by industry dynamics, including:

  •
  Increased concentration of device share among a few companies, particularly within the premium tier, resulting in significant supply chain leverage for those companies, and exacerbating the negative impact to our business and financial results to the extent those companies do not utilize our chipsets. For example, Huawei has taken, and we believe will continue to take, share in China from other Chinese OEMs, negatively impacting QCT as we sell a limited number of chipsets to Huawei as compared to many of those other OEMs, and the negative impact to our overall business of Huawei share gains at the expense of other Chinese OEMs may be further exacerbated if Huawei continues to not pay us royalties or does not make full payment due to us under its license agreement;

  •
  Decisions by companies to utilize their own internally-developed integrated circuit products and/or sell such products to others, including by selling them together with certain of their other products;

  •
  Decisions by certain companies to utilize our competitors' integrated circuit products in all or a portion of their devices. For example, we have not been the sole supplier of modems for iPhone products beginning with products that launched in September 2016, as Apple utilizes modems from one of our competitors in a portion of such devices. Apple is solely using one of our competitors' modems, rather than our modems, in its 2019 iPhone release. For new chipset models, QCT does not expect to begin recording revenues under our recently announced multi-year chipset agreement with Apple until the second half of fiscal 2020;

  •
  Intense competition, particularly in China, as our competitors expand their product offerings and/or reduce the prices of their products as part of a strategy to attract new and/or retain existing customers;

  •
  Slow-down in handset demand as the industry transitions from 4G to 5G and continued reduction in demand in developed regions and China;

  •
  Lengthened handset replacement cycles and consumer demand, which is increasingly driven by new product launches and/or innovation cycles; and

  •
  Continued growth of device share by Chinese OEMs in China and in regions outside of China.

•
Current U.S./China trade relations and/or national security protection policies may negatively impact our business, growth prospects and results of operations.

•
Initial commercial 5G network deployments and device launches have begun and will continue into fiscal 2020 and beyond. We believe that 5G technologies will empower a new era of smartphones and connected devices. We also believe that 5G will drive transformation across industries beyond traditional cellular communications that will create new business models and new services. We believe it is important that we remain a leader in 5G technology development, standardization, intellectual property creation and licensing of 5G technologies, and to be a leading developer and supplier of 5G integrated circuit products in order to sustain and grow our business long term.

•
We continue to invest significant resources to develop our wireless baseband chipsets, and our converged computing/communications (Snapdragon) chipsets, which incorporate technologies in the following areas, among others: advancements in 4G and 5G, OFDM-based Wi-Fi, RF, connectivity, power management, graphics, audio and video codecs, multimedia, artificial intelligence and virtual/augmented reality, and all of which contribute to the expansion of our intellectual property portfolio. We are also investing in targeted opportunities that leverage our existing technical and business expertise to deploy new business models and enter and/or expand into new industry segments and applications, such as products for automotive, computing, IoT (including the connected home, smart cities, wearables, voice and music and robotics) and networking, among others.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain and governments as to the benefits of our licensing program and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our licensing program in enabling new, highly cost-effective competitors to their products.

2020 PROXY STATEMENT	A-25

APPENDIX A: FINANCIAL INFORMATION

Accordingly, such companies, and/or governments or regulators, may continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in "Part I, Item 1A. Risk Factors" included in our Annual Report on Form 10-K for fiscal 2019.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and cash provided by our debt programs. The following table presents selected financial information related to our liquidity as of and for the years ended September 29, 2019 and September 30, 2018 (in millions, except percentages):

	2019	2018	$ Change	% Change
Cash, cash equivalents and marketable securities	$12,296	$12,123	$173	1%
Accounts receivable, net	2,471	2,904	(433)	(15)%
Inventories	1,400	1,693	(293)	(17)%
Short-term debt	2,496	1,005	1,491	148%
Long-term debt	13,437	15,365	(1,928)	(13)%
Net cash provided by operating activities	7,286	3,908	3,378	86%
Net cash (used) provided by investing activities	(806)	2,381	(3,187)	(134)%
Net cash used by financing activities	(6,386)	(31,500)	25,114	(80)%

The net increase in cash, cash equivalents and marketable securities was primarily due to net cash provided by operating activities and $414 million in proceeds from issuance of common stock, partially offset by $3.0 billion in cash dividends paid, $1.8 billion in payments to repurchase shares of our common stock, a $1.2 billion payment of purchase consideration related to RF360 Holdings, $887 million in capital expenditures, $503 million in net repayments under our commercial paper program and $266 million in payments of tax withholdings related to the vesting of share-based awards. The net increase in total cash provided by operating activities reflected the settlement with Apple and its contract manufacturers, as well as lower segment revenues and the impact of timing of payments of customer-related liabilities.

Our days sales outstanding, on a consolidated basis, increased to 47 days at September 29, 2019 compared to 30 days at September 30, 2018. The increase in days sales outstanding was primarily due to the adoption of the new revenue recognition guidance in fiscal 2019. The decrease in accounts receivable was primarily due to the settlement with Apple and its contract manufacturers and a decrease in integrated circuit shipments, partially offset by the adoption of the new revenue recognition guidance in fiscal 2019. The decrease in inventories was primarily due to a decrease in the overall quantity of units on hand to align with near-term demand.

Debt.    In May 2017, we issued an aggregate principal amount of $11.0 billion in nine tranches of unsecured floating- and fixed-rate notes, of which $7.0 billion remains outstanding with maturity dates in 2023 through 2047. Effective interest rates were between 2.70% and 4.47% at September 29, 2019. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.

In May 2015, we issued an aggregate principal amount of $10.0 billion in eight tranches of unsecured floating- and fixed-rate notes, of which $8.5 billion remains outstanding with maturity dates in 2020 through 2045. Effective interest rates were between 2.64% and 4.73% at September 29, 2019. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.

Our Revolving Credit Facility provides for unsecured revolving facility loans, swing line loans and letters of credit in the aggregate amount of up to $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. At September 29, 2019, no amounts were outstanding under the revolving credit facility.

We have an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. At September 29, 2019, we had $499 million of commercial paper outstanding with a weighted-average net interest rate of 2.17% and weighted-average remaining days to maturity of 41 days.

A-26	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

We may issue additional debt in the future. The amount and timing of such additional borrowings will be subject to a number of factors, including acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.

Additional information regarding our outstanding debt at September 29, 2019 is provided in "Notes to Consolidated Financial Statements, Note 6. Debt."

Income Taxes.    The Tax Legislation, which was signed into law during the first quarter of fiscal 2018, resulted in a $5.2 billion charge recognized in fiscal 2018 related to the Toll Charge. After application of certain tax credits (including excess tax credits generated in fiscal 2019), the total cash payment is expected to be $2.5 billion. The first payment was made in January 2019. At September 29, 2019, we estimated future cash payments of $2.3 billion, payable in installments over the next seven years. At September 29, 2019, $209 million was included in other current liabilities, reflecting our next installment due in January 2020.

Additional information regarding our income taxes is provided in "Notes to Consolidated Financial Statements, Note 3. Income Taxes."

Capital Return Program.    The following table summarizes stock repurchases, before commissions, and dividends paid during fiscal 2019, 2018 and 2017 (in millions, except per-share amounts):

	Stock Repurchase Program			Dividends		Total
	Shares	Average Price Paid Per Share (1)	Amount	Per Share	Amount	Amount
2019	95.8	$66.18	$1,793	$2.48	$2,968	$4,761
2018	278.8	65.41	22,569	2.38	3,466	26,035
2017	22.8	58.87	1,342	2.20	3,252	4,594
(1)
Average Price Paid Per Share in fiscal 2018 and 2019 excludes the impact of the three accelerated share repurchase agreements (the ASR Agreements) executed in September 2018 and completed in September 2019. The average price per share under the ASR Agreements was $64.76.

In fiscal 2018, we announced a stock repurchase program authorizing us to repurchase up to $30.0 billion of our common stock. In fiscal 2018, we entered into the ASR Agreements to repurchase an aggregate of $16.0 billion of our common stock, with 178.4 million shares initially delivered to us under the ASR Agreements and retired. The ASR Agreements were completed during the fourth quarter of fiscal 2019, and an additional 68.7 million shares were delivered to us, comprising the final delivery of shares under the ASR Agreements. In total, 247.1 million shares were delivered to us under the ASR Agreements. In fiscal 2019, we repurchased and retired an additional 27.1 million shares of our common stock for $1.8 billion, before commissions. At September 29, 2019, $7.1 billion remained authorized for repurchase under the stock repurchase program. Since September 29, 2019, we repurchased and retired 3.9 million shares of common stock for $300 million.

Our stock repurchase program has significantly reduced and we expect that it will continue to reduce the amount of cash that we have available to fund our operations including research and development, working capital, capital expenditures, acquisitions, investments, dividends and other corporate purposes; and increases our exposure to adverse economic, market, industry and competitive conditions and developments, and other changes in our business and our industry. This stock repurchase program has no expiration date. However, we periodically evaluate repurchases as a means of returning capital to stockholders to determine when and if repurchases are in the best interests of our stockholders and may accelerate, suspend, delay or discontinue repurchases at any time.

On October 15, 2019, we announced a cash dividend of $0.62 per share on our common stock, payable on December 19, 2019 to stockholders of record as of the close of business on December 5, 2019. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders, among other factors.

Additional Capital Requirements.    We believe our cash, cash equivalents and marketable securities, our expected cash flow generated from operations and our expected financing activities will satisfy our working and other capital requirements for at

2020 PROXY STATEMENT	A-27

APPENDIX A: FINANCIAL INFORMATION

least the next 12 months based on our current business plans. Recent and expected working and other capital requirements, in addition to the above matters, also include the items described below:

•
Our purchase obligations at September 29, 2019, some of which relate to research and development activities and capital expenditures, totaled $2.9 billion and $286 million for fiscal 2020 and 2021, respectively, and $178 million thereafter.

•
Our research and development expenditures were $5.4 billion in fiscal 2019 and $5.6 billion in fiscal 2018, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications.

•
Cash outflows for capital expenditures were $887 million in fiscal 2019 and $784 million in fiscal 2018. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities.

•
At September 29, 2019, $1.4 billion was accrued related to two fines imposed by the EC (based on the exchange rate at September 29, 2019, including related foreign currency gains and accrued interest). We have provided financial guarantees in lieu of cash payment to satisfy the obligations while we appeal the EU's decisions.

•
We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new businesses.

Further, regulatory authorities in certain jurisdictions have investigated our business practices and instituted proceedings against us, including the lawsuit filed against us by the FTC, in which a ruling was issued in favor of the FTC in May 2019, and they or other regulatory authorities may do so in the future. Additionally, certain of our direct and indirect customers and licensees, have pursued, and others may in the future pursue, litigation or arbitration against us related to our business. Unfavorable resolutions of one or more of these matters have had and could in the future have a material adverse effect on our business, revenues, results of operations, financial condition and cash flows. See "Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies" and "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for fiscal 2019.

Contractual Obligations/Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).

The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 29, 2019 (in millions):

	Total	2020	2021-2022	2023-2024	Beyond 2024	No Expiration Date
Purchase obligations (1)	$3,390	$2,926	$394	$69	$1	$—
Operating lease obligations	385	138	163	49	35	—
Capital lease obligations (2)	28	17	11	—	—	—
Equity funding and financing commitments (3)	154	5	1	1	—	147
Long-term debt (4)	15,500	2,000	2,000	3,500	8,000	—
Other long-term liabilities (5)(6)	2,974	250	453	574	1,136	561

Total contractual obligations	$22,431	$5,336	$3,022	$4,193	$9,172	$708

(1)
Purchase obligations primarily relate to integrated circuit product inventory obligations, which represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization.

(2)
Amounts represent future minimum lease payments including interest payments. Capital lease obligations were included in other current liabilities and other noncurrent liabilities in the consolidated balance sheet at September 29, 2019.

(3)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions and have, therefore, been presented as having no expiration date. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(4)
The amounts noted herein represent contractual payments of principal only.

(5)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions, as applicable.

(6)
Our consolidated balance sheet at September 29, 2019 included $1.6 billion in other noncurrent liabilities for uncertain tax positions, which primarily relate to a reduction of U.S. foreign tax credits that will occur if we are successful in our claim for a refund of Korean withholding tax (for which a $1.4 billion receivable was recorded at September 29, 2019). The majority of this liability will be payable when we receive the Korean tax refund, with the remainder payable over periods up to and including the last payment of the Toll Charge in January 2026. The future payments related to uncertain tax positions recorded as other noncurrent liabilities have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

A-28	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Additional information regarding our financial commitments at September 29, 2019 is provided in "Notes to Consolidated Financial Statements, Note 3. Income Taxes," "Note 6. Debt" and "Note 7. Commitments and Contingencies."

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could be material to our consolidated financial statements. A summary of our significant accounting policies is included in "Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies." We consider the following accounting estimates to be critical in the preparation of our consolidated financial statements.

Revenue Recognition.    We derive revenues principally from sales of integrated circuit products and licensing of our intellectual property. We grant licenses or otherwise provide rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture, sale or use of certain wireless products. Licensees pay royalties based on their sales of products incorporating or using our licensed intellectual property and may also pay a fixed license fee in one or more installments. Sales-based royalties are generally based upon a percentage of the wholesale (i.e., licensee's) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). We broadly provide per unit royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets, laptops and smartwatches, and provide for a maximum royalty amount payable per device. We estimate and recognize sales-based royalties on such licensed products in the period in which the associated sales occur, subject to certain constraints on our ability to estimate such royalties. Our estimates of sales-based royalties are based largely on an assessment of the volume of devices supplied into the market that incorporate or use our licensed intellectual property. We estimate sales-based royalties taking into consideration the mix of such sales on a licensee-by-licensee basis, as well as the licensees' average wholesale prices of such products, and consider all information (historical, current and forecasted, which may include certain estimates from licensees) that is reasonably available to us. We also consider in our estimates of sales-based royalties any changes in pricing we plan or expect to make. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, which is generally the following quarter. As a result of recognizing revenues in the period in which the licensees' sales occur using estimates, adjustments to revenues are required in subsequent periods to reflect changes in estimates as new information becomes available, primarily resulting from actual amounts reported by our licensees.

From time to time, regulatory authorities investigate our business practices, particularly with respect to our licensing business, and institute proceedings against us. Depending on the matter, various remedies that could result from an unfavorable resolution include, among others, the loss of our ability to enforce one or more of our patents; injunctions; monetary damages or fines or other orders to pay money; the issuance of orders to cease certain conduct or modify our business practices, such as requiring us to reduce our royalty rates, reduce the base on which our royalties are calculated, grant patent licenses to chipset manufacturers, sell chipsets to unlicensed OEMs or modify or renegotiate some or all of our existing license agreements; and determinations that some or all of our license agreements are invalid or unenforceable. Additionally, from time to time, companies initiate various strategies in an attempt to negotiate, renegotiate, reduce and/or eliminate their need to pay royalties to us for the use of our intellectual property, which may include disputing, underreporting, underpaying, not reporting and/or not paying royalties owed to us under their license agreements with us, or reporting to us in a manner that is not in compliance with their contractual obligations. In such cases, we estimate and recognize licensing revenues only when we have a contract, as defined in the revenue recognition guidance, and to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur, both of which may require significant judgment. We analyze the risk of a significant revenue reversal considering both the likelihood and magnitude of the reversal and, if necessary, constrain the amount of estimated revenues recognized in order to mitigate this risk, which may result in recognizing revenues less than amounts contractually owed to us.

In May 2019, in United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated, the court issued an Order ruling against us and imposing certain injunctive relief (see "Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies"). In August 2019, the U.S. Court of Appeals for the Ninth Circuit granted in its entirety Qualcomm's request for a partial stay of the injunction. While we believe that our business practices do not violate either antitrust law or our FRAND (fair, reasonable and non-discriminatory) licensing commitments, significant evaluation and judgment were required in determining the impact of such ruling on the amount of licensing revenues estimated and recognized in fiscal 2019. This included, among other items: (i) evaluating whether our license agreements remain valid and enforceable, (ii) evaluating

2020 PROXY STATEMENT	A-29

APPENDIX A: FINANCIAL INFORMATION

licensees' conduct and whether they remain committed to perform their respective obligations and (iii) determining the expected impact, if any, to revenues of any license agreements that may be renegotiated and/or are newly entered into. Based on this evaluation, the impact of the ruling was not material to QTL licensing revenues in fiscal 2019 based on facts and factors currently known by us. As new information becomes available, we may be required to make adjustments to revenues in subsequent periods to reflect changes in estimates and/or this matter could have a material adverse effect on our ability to recognize future licensing revenues.

Impairment of Other Investments.    We hold investments in non-marketable equity instruments in privately held companies, including those accounted for under the equity method. Non-marketable equity instruments do not have readily determinable fair values and are accounted for under the equity method or based on initial cost minus impairment, if any, plus or minus adjustments resulting from observable price changes in orderly transactions for identical or similar securities. Many of these investments are in early-stage companies, which are inherently risky because the markets for the technologies or products of these companies are uncertain and may never develop. We monitor our investments for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee's financial condition and business forecasts and lower valuations in recently completed or anticipated financings, and we record impairment losses in earnings when we believe an investment has experienced a decline in value (such decline in value must be considered other-than-temporary for equity method investments).

Valuation of Inventories.    Inventories are valued at the lower of cost and net realizable value using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers, among other things. This valuation also requires us to make judgments and assumptions based on information currently available about market conditions, including competition, product pricing, product life cycle and development plans. As we move to smaller geometry process technologies, the manufacturing lead-time increases, resulting in an increased reliance on our own forecasts of customer demand, rather than our customers' forecasts. If we overestimate demand for our products, the amount of our loss will be impacted by our contractual ability to reduce inventory purchases from our suppliers. Our assumptions of future product demand are inherently uncertain, and changes in our estimates and assumptions may cause us to realize material write-downs in the future.

Valuation of Goodwill and Other Indefinite-Lived and Long-Lived Assets.    Our business combinations typically result in the recording of goodwill, other intangible assets and/or property, plant and equipment, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets and property, plant and equipment in other types of transactions. The determination of the recorded value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires us to use assumptions to estimate future cash flows including those related to total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models and from the future cash flows actually realized.

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if events or changes in circumstances indicate that the assets may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and/or long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist, and that goodwill or other long-lived assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial

A-30	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

condition and results of operations. During fiscal 2019, 2018 and 2017, we recorded $203 million, $273 million and $76 million, respectively, in impairment charges for goodwill, other indefinite-lived intangible assets and long-lived assets. The estimated fair values of our QCT and QTL reporting units were substantially in excess of their respective carrying values at September 29, 2019.

Legal and Regulatory Proceedings.    We are currently involved in certain legal and regulatory proceedings, and we intend to continue to vigorously defend ourselves. Litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Investigations by antitrust and trade regulation agencies are not conducted in a consistent manner across jurisdictions. Further, each country and agency has different sets of laws, rules and regulations, both substantive and procedural, as well as different legal principles, theories and potential remedies, and some agencies may seek to use the investigation to advance domestic policy goals. Depending on the jurisdiction, these investigations can involve non-transparent procedures under which we may not receive access to evidence relied upon by the enforcement agency or that may be exculpatory and may not be informed of the specific legal theories or evidence considered or relied upon by the agency. Unlike in civil litigation in the United States, in foreign proceedings, we may not be entitled to discovery or depositions, allowed to cross-examine witnesses or confront our accusers. As a result, we may not be aware of, and may not be entitled to know, all allegations against us, or the information or documents provided to, or discovered or prepared by, the agency. Accordingly, we may have little or no idea what an agency's intent is with respect to liability, penalties or the timing of a decision. In many cases the agencies are given significant discretion, and any available precedent may have limited, if any, predictive value in their jurisdictions, much less in other jurisdictions. Accordingly, we cannot predict the outcome of these matters. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices.

If there is at least a reasonable possibility that a material loss may have been incurred associated with pending legal and regulatory proceedings, we disclose such fact, and if reasonably estimable, we provide an estimate of the possible loss or range of possible loss. We record our best estimate of a loss related to pending legal and regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability related to pending legal and regulatory proceedings and revise our estimates and update our disclosures accordingly. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. Revisions in our estimates of the potential liability could materially impact our results of operations.

Income Taxes.    We are subject to income taxes in the United States and numerous foreign jurisdictions, and the assessment of our income tax positions involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. In addition, the application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Significant judgments and estimates are required in determining our provision for income taxes, including those related to special deductions such as FDII (foreign-derived intangible income), tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing, tax credits and the realizability of deferred tax assets. While we believe we have appropriate support for the positions we have taken or that we plan to take on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. Therefore, the actual liability for U.S. or foreign taxes may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities. We are participating in the Internal Revenue Service (IRS) Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and the impact of those pronouncements, if any, on our consolidated financial statements is provided in "Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies."

2020 PROXY STATEMENT	A-31

APPENDIX A: FINANCIAL INFORMATION

Quantitative and Qualitative Disclosures about Market Risk

Marketable Securities

We have made investments in marketable equity securities of companies of varying size, style, industry and geography and changes in investment allocations may affect the price volatility of our investments. On July 26, 2018, we announced that we had been authorized to repurchase up to $30 billion of our common stock. The actions taken pursuant to our stock repurchase program have significantly reduced the amount of cash available to fund our investments in marketable securities.

Equity Price Risk.    At September 29, 2019, the recorded value of our marketable equity securities was $418 million. A 10% decrease in the market price of our marketable equity securities at September 29, 2019 would have caused a decrease in the carrying amounts of these securities of $42 million. A 10% decrease in the market price of our marketable equity securities at September 30, 2018 would have caused a decrease in the carrying amounts of these securities of $17 million.

Interest Rate Risk.    We invest a portion of our cash in a number of diversified fixed- and floating-rate securities consisting of cash equivalents, marketable debt securities and demand deposits that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. As a result of divesting a substantial portion of our marketable securities portfolio and changes in portfolio allocation, the fair value of our investment portfolio is subject to lower interest rate risk. At September 29, 2019 and September 30, 2018, a hypothetical increase in interest rates of 100 basis points across the entire yield curve on our holdings would have resulted in a negligible decrease in the fair value of our holdings.

Other Investments

Equity Price Risk.    We hold investments in non-marketable equity instruments in privately held companies that may be impacted by equity price risks. Volatility in the equity markets could negatively affect our investees' ability to raise additional capital as well as our ability to realize value from our investments through initial public offerings, mergers and private sales. Consequently, we could incur impairment losses or realized losses on all or a part of the values of our non-marketable equity investments. At September 29, 2019, the aggregate carrying value of our non-marketable equity investments was included in other noncurrent assets and was $1.1 billion.

Debt and Interest Rate Swap Agreements

Interest Rate Risk.    At September 29, 2019, we have an aggregate principal amount of $15.5 billion of unsecured floating- and fixed-rate notes with varying maturity dates. We have also entered into interest rate swaps with an aggregate notional amount of $1.8 billion to effectively convert certain fixed-rate interest payments into floating-rate payments. The interest rates on our floating-rate notes and interest rate swaps are based on LIBOR. At September 29, 2019, a hypothetical increase in LIBOR-based interest rates of 100 basis points would cause our interest expense to increase by $18 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements. At September 30, 2018, a hypothetical increase in LIBOR-based interest rates of 100 basis points would have caused our interest expense to increase by $22 million on an annualized basis as it relates to our floating-rate notes and interest rate swap agreements.

Additionally, we have a commercial paper program that provides for the issuance of up to $5.0 billion of commercial paper. At September 29, 2019, we had $499 million of commercial paper outstanding, with original maturities of less than three months. Changes in interest rates could affect the amounts of interest that we pay if we refinance the current outstanding commercial paper with new debt.

Additional information regarding our notes and related interest rate swap agreements and commercial paper program is provided in "Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies" and "Notes to Consolidated Financial Statements, Note 6. Debt."

Foreign Exchange Risk

We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculative purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. A

A-32	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

description of our foreign currency accounting policies is provided in "Notes to Consolidated Financial Statements, Note 1. Significant Accounting Policies."

Foreign Currency Options.    At September 29, 2019, our net asset related to foreign currency options designated as hedges of foreign currency risk on royalties earned from certain licensees was negligible. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective. Based on forecasts at September 30, 2018, assuming the same hypothetical market conditions, we would also not have incurred a loss.

Foreign Currency Forwards.    At September 29, 2019, our net asset related to foreign currency forward contracts designated as hedges of foreign currency risk on certain operating expenditure transactions was negligible. If our forecasted operating expenditures for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would incur a negligible loss. Based on forecasts at September 30, 2018, assuming the same hypothetical market conditions, a negligible loss would also have been incurred.

At September 29, 2019, our net asset related to foreign currency forward contracts not designated as hedging instruments used to manage foreign currency risk on certain receivables and payables was negligible. If the foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as the change in the fair value of the foreign currency option and forward contracts would be offset by the change in fair value of the related receivables and/or payables being economically hedged. Based on forecasts at September 30, 2018, assuming the same hypothetical market conditions, we would also not have incurred a loss.

Net Investment Hedges.    At September 29, 2019, we have designated $1.4 billion of foreign currency-denominated liabilities as hedges of our net investment in certain foreign subsidiaries. If foreign exchange rates were to change unfavorably by 10% in our hedged foreign currency, there would be an increase of $136 million in the accumulated other comprehensive loss attributable to the cumulative translation adjustment at September 29, 2019 related to our net investment hedges. The change in value recorded in cumulative translation adjustment would be expected to offset a corresponding foreign currency translation gain or loss from our investment in foreign subsidiaries.

Functional Currency.    Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-U.S. customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of QUALCOMM Incorporated and its subsidiaries as of September 29, 2019 and September 30, 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended September 29, 2019, including the related notes and financial statement schedule listed in the index appearing under Item 15(a)(2) (collectively referred to as the "consolidated financial statements"). We also have audited the Company's internal control over financial reporting as of September 29, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 29, 2019 and September 30, 2018 and the results of their operations and their cash flows for each of the three years in the period ended September 29, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 29, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

2020 PROXY STATEMENT	A-33

APPENDIX A: FINANCIAL INFORMATION

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in fiscal 2019.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for income tax effects of intra-entity transfers of assets other than inventory in fiscal 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company's consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

A-34	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Income Taxes

As described in Notes 1 and 3 to the consolidated financial statements, the Company is subject to income taxes in the United States and numerous foreign jurisdictions, and the assessment of tax positions involves dealing with uncertainties in the application of complex tax laws and regulations which are subject to legal and factual interpretation, judgment and uncertainty. The Company recorded a provision for income taxes of $3.1 billion for the year ended September 29, 2019 and net deferred tax assets of $1.1 billion, including a valuation allowance of $1.7 billion, a noncurrent income taxes receivable of $1.4 billion, and unrecognized tax benefits of $1.7 billion as of September 29, 2019. Significant judgments and estimates are required when determining the provision for income taxes and other tax positions, which includes the application of complex tax laws and regulations (including new temporary regulations and evolution of court rulings), special deductions such as FDII (foreign-derived intangible income), tax incentives, intercompany research and development cost-sharing arrangements, transfer pricing, tax credits and the realizability of deferred tax assets.

The principal considerations for our determination that performing procedures relating to income taxes is a critical audit matter are the matter involved significant judgment by management when assessing complex tax laws and regulations (including new temporary regulations and recent court rulings) and special deductions such as FDII, transfer pricing and tax credits as it relates to determining the provision for income taxes and other tax positions. This led to a high degree of auditor judgment and significant audit effort in performing our procedures over income taxes, including the use of professionals with specialized skill and knowledge to assist in evaluating the audit evidence obtained from these procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. The procedures included testing the effectiveness of controls relating to the provision of income taxes and other tax positions. The procedures also included, among others, testing the provision for income taxes, including the effective tax rate reconciliation, permanent and temporary differences, inspecting correspondence with tax regulators and external tax advisors, and testing the underlying data and evaluating the significant assumptions used in establishing and measuring tax-related assets and liabilities, including the application of new temporary regulations and recent court rulings. Professionals with specialized skill and knowledge were used to assist in evaluating the application of relevant tax laws, the provision for income taxes and the reasonableness of management's assessments of whether certain tax positions are more-likely-than-not of being sustained.

Legal and Regulatory Proceedings

As described in Notes 1 and 7 to the consolidated financial statements, the Company is currently involved in certain legal and regulatory proceedings. If there is at least a reasonable possibility that a material loss may have been incurred associated with a pending legal and regulatory proceeding, management discloses such fact, and if reasonably estimable, management provides an estimate of the possible loss or range of possible loss. Management records the best estimate of a loss related to pending legal and regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of a loss can be reasonably estimated with no best estimate in the range, management records the minimum estimated liability. As additional information becomes available, management assesses the potential liability related to pending legal or regulatory proceedings, and revises the estimates and updates the disclosures accordingly. Significant judgment is required by management in both the determination of probability of loss and the determination as to whether a loss is reasonably estimable.

The principal considerations for our determination that performing procedures relating to legal and regulatory proceedings is a critical audit matter are the matter involved significant judgment by management when assessing the likelihood of a loss being incurred and when determining whether a reasonable estimate of the loss or range of loss can be made. This led to a high degree of auditor judgment, subjectivity and significant audit effort in evaluating management's assessment of the loss contingencies associated with the legal and regulatory proceedings.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management's evaluation of legal and regulatory proceedings, including controls over determining whether a loss is probable and whether the amount of loss can be reasonably estimated, including related financial statement disclosures. These procedures also included, among others: obtaining and evaluating the letters of audit inquiry with external and internal legal counsel, reading certain correspondence the Company received from regulators, reading certain documents the Company has filed with the courts and related counterparty filings, evaluating the reasonableness of management's process for identifying and assessing loss contingencies regarding whether an unfavorable outcome is probable and reasonably estimable, and evaluating the sufficiency of the Company's legal and regulatory proceedings disclosures in the consolidated financial statements.

2020 PROXY STATEMENT	A-35

APPENDIX A: FINANCIAL INFORMATION

Revenue Recognition—Estimation of Sales-based Royalty Revenues

As described in Note 1 to the consolidated financial statements, a vast majority of the $4.6 billion of the Qualcomm Technology Licensing (QTL) segment's revenues for the year ended September 29, 2019 related to sales-based royalty arrangements and is recognized as revenues when a contract exists and to the extent it is probable that a significant reversal of cumulative revenues will not occur. As disclosed in the financial statements, the Company grants licenses or otherwise provides rights to use portions of its intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture, sale or use of certain wireless products. Licensees pay royalties based on their sales of products incorporating or using the licensed intellectual property, which are generally based upon a percentage of the licensee's selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). If a contract is determined to exist, management estimates and recognizes sales-based royalties on such licensed products in the period in which the associated sales by the licensee occur, subject to certain constraints on management's ability to estimate such royalties. As certain licensees have disputed, underreported, underpaid, not reported and/or not paid royalties owed to the Company under their license agreements, management applied significant judgment to determine whether a contract exists and, if so, the extent to which those revenues are constrained. Management analyzes the risk of a significant revenue reversal considering both the likelihood and magnitude of the reversal and, if necessary, constrains the amount of estimated revenues recognized, which may result in recognizing revenues less than amounts contractually owed to the Company.

The principal considerations for our determination that performing procedures relating to the estimation of sales-based royalty revenues for revenue recognition is a critical audit matter are there was significant judgment by management when determining whether a contract exists and in developing the estimate of sales-based royalties. This in turn led to significant auditor judgment, subjectivity and significant audit effort in performing procedures to evaluate the estimate of sales-based royalties, including management's assessment of the existence of a contract and significant assumptions related to the extent of any constraint.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. The procedures included testing the effectiveness of controls relating to the revenue recognition process, including the estimation of sales-based royalty revenues. The procedures also included, among others, testing management's process for determining the existence of a contract and management's estimate of sales-based royalties including evaluating the reasonableness of significant assumptions related to whether any further constraints are required and testing the underlying data used in management's estimate for a sample of contracts. Evaluating management's assumptions related to the constraints involved evaluating whether the constraints assumptions used by management were reasonable considering disputes with certain licensees and the impact of any existing litigation on the estimate of sales-based royalties. Evaluating the reasonableness of the estimate of sales-based royalties also involved assessing management's ability to reasonably estimate those revenues by performing a comparison of the estimate for the prior reporting period to the actual royalties reported by licensees in the subsequent period for a sample of contracts.

/s/ PricewaterhouseCoopers LLP

San Diego, California
November 6, 2019

We have served as the Company's auditor since 1985.

A-36	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 29, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$11,839	$11,777
Marketable securities	421	311
Accounts receivable, net	2,471	2,904
Inventories	1,400	1,693
Other current assets	634	699

Total current assets	16,765	17,384
Deferred tax assets	1,196	936
Property, plant and equipment, net	3,081	2,975
Goodwill	6,282	6,498
Other intangible assets, net	2,172	2,955
Other assets	3,461	1,970

Total assets	$32,957	$32,718

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,368	$1,825
Payroll and other benefits related liabilities	1,048	1,081
Unearned revenues	565	500
Short-term debt	2,496	1,005
Other current liabilities	3,458	6,978

Total current liabilities	8,935	11,389
Unearned revenues	1,160	1,620
Income taxes payable	2,088	2,312
Long-term debt	13,437	15,365
Other liabilities	2,428	1,225
Total liabilities	28,048	31,911

Commitments and contingencies (Note 7)

Stockholders' equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,145 and 1,219 shares issued and outstanding, respectively	343	—
Retained earnings	4,466	542
Accumulated other comprehensive income	100	265
Total stockholders' equity	4,909	807

Total liabilities and stockholders' equity	$32,957	$32,718

See accompanying notes.

2020 PROXY STATEMENT	A-37

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 29, 2019	September 30, 2018	September 24, 2017
Revenues:
Equipment and services	$14,611	$17,400	$16,647
Licensing	9,662	5,211	5,611

Total revenues	24,273	22,611	22,258

Costs and expenses:
Cost of revenues	8,599	10,244	9,792
Research and development	5,398	5,625	5,485
Selling, general and administrative	2,195	2,986	2,658
Other	414	3,135	1,742

Total costs and expenses	16,606	21,990	19,677

Operating income	7,667	621	2,581
Interest expense	(627)	(768)	(494)
Investment and other income, net	441	539	900

Income before income taxes	7,481	392	2,987
Income tax expense	(3,095)	(5,356)	(543)

Net income (loss)	4,386	(4,964)	2,444
Net loss attributable to noncontrolling interests	—	—	1

Net income (loss) attributable to Qualcomm	$4,386	$(4,964)	$2,445

Basic earnings (loss) per share attributable to Qualcomm	$3.63	$(3.39)	$1.66

Diluted earnings (loss) per share attributable to Qualcomm	$3.59	$(3.39)	$1.64

Shares used in per share calculations:
Basic	1,210	1,463	1,477

Diluted	1,220	1,463	1,490

See accompanying notes.

A-38	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Year Ended
	September 29, 2019	September 30, 2018	September 24, 2017
Net income (loss)	$4,386	$(4,964)	$2,444

Other comprehensive loss, net of income taxes:
Foreign currency translation (losses) gains	(110)	(136)	309
Net unrealized (losses) gains on certain available-for-sale securities, net of tax benefit (expense) of $0, ($8) and $59, respectively	(6)	29	(102)
Reclassification of net realized gains on available-for-sale securities included in net income (loss), net of tax expense of $0, $3 and $156, respectively	(1)	(9)	(286)
Net unrealized gains (losses) on derivative instruments, net of tax (expense) benefit of ($7), $6 and $0, respectively	26	(17)	(49)
Other (losses) gains, net of tax expense of $0, $0 and $3, respectively	(19)	(3)	10
Other reclassifications included in net income (loss), net of tax expense (benefit) of $1, ($6) and ($42), respectively	(4)	17	74

Total other comprehensive loss	(114)	(119)	(44)

Total comprehensive income (loss)	4,272	(5,083)	2,400
Comprehensive loss attributable to noncontrolling interests	—	—	1

Comprehensive income (loss) attributable to Qualcomm	$4,272	$(5,083)	$2,401

See accompanying notes.

2020 PROXY STATEMENT	A-39

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 29, 2019	September 30, 2018	September 24, 2017
Operating Activities:
Net income (loss)	$4,386	$(4,964)	$2,444
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	1,401	1,561	1,461
Income tax provision in excess of (less than) income tax payments	1,976	4,481	(412)
Non-cash portion of share-based compensation expense	1,037	883	914
Net gains on marketable securities and other investments	(356)	(124)	(530)
Indefinite and long-lived asset impairment charges	203	273	76
Impairment losses on marketable securities and other investments	135	75	177
Other items, net	(272)	(49)	(26)
Changes in assets and liabilities:
Accounts receivable, net	1,373	734	(1,104)
Inventories	273	337	(200)
Other assets	78	24	136
Trade accounts payable	(443)	(94)	(45)
Payroll, benefits and other liabilities	(2,376)	1,005	2,341
Unearned revenues	(129)	(234)	(231)

Net cash provided by operating activities	7,286	3,908	5,001

Investing Activities:
Capital expenditures	(887)	(784)	(690)
Purchases of debt and equity marketable securities	—	(5,936)	(19,062)
Proceeds from sales and maturities of debt and equity marketable securities	139	9,188	41,715
Purchases of other marketable securities	—	(49)	(2,010)
Proceeds from sales and maturities of other marketable securities	—	50	2,006
Acquisitions and other investments, net of cash acquired	(252)	(326)	(1,544)
Proceeds from other investments	68	222	23
Other items, net	126	16	25

Net cash (used) provided by investing activities	(806)	2,381	20,463

Financing Activities:
Proceeds from short-term debt	5,989	11,131	8,558
Repayment of short-term debt	(6,492)	(11,127)	(9,309)
Proceeds from long-term debt	—	—	10,953
Repayment of long-term debt	—	(5,513)	—
Proceeds from issuance of common stock	414	603	497
Repurchases and retirements of common stock	(1,793)	(22,580)	(1,342)
Dividends paid	(2,968)	(3,466)	(3,252)
Payments of tax withholdings related to vesting of share-based awards	(266)	(280)	(268)
Payment of purchase consideration related to RF360 Holdings	(1,163)	(157)	(115)
Other items, net	(107)	(111)	(151)

Net cash (used) provided by financing activities	(6,386)	(31,500)	5,571

Effect of exchange rate changes on cash and cash equivalents	(32)	(41)	48

Net increase (decrease) in total cash and cash equivalents	62	(25,252)	31,083
Total cash and cash equivalents at beginning of period	11,777	37,029	5,946

Total cash and cash equivalents at end of period	$11,839	$11,777	$37,029

Reconciliation to the consolidated balance sheets
Cash and cash equivalents	$11,839	$11,777	$35,029
Restricted cash and restricted cash equivalents included in other assets	—	—	2,000

Total cash and cash equivalents at end of period	$11,839	$11,777	$37,029

See accompanying notes.

A-40	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In millions)

	Year Ended
	September 29, 2019	September 30, 2018	September 24, 2017
Total stockholders' equity, beginning balance	$807	$30,725	$31,768

Common stock and paid-in capital:
Balance at beginning of period	—	274	414
Common stock issued under employee benefit plans and the related tax benefits	415	612	499
Repurchases and retirements of common stock	(910)	(1,536)	(1,342)
Share-based compensation	1,104	930	975
Tax withholdings related to vesting of share-based payments	(266)	(280)	(268)
Other	—	—	(4)

Balance at end of period	343	—	274

Retained earnings:
Balance at beginning of period	542	30,067	30,936
Cumulative effect of accounting changes (Note 1)	3,455	—	—
Net income (loss) attributable to Qualcomm	4,386	(4,964)	2,445
Repurchases and retirements of common stock	(883)	(21,044)	—
Dividends	(3,034)	(3,517)	(3,314)

Balance at end of period	4,466	542	30,067

Accumulated other comprehensive income:
Balance at beginning of period	265	384	428
Cumulative effect of accounting changes (Note 1)	(51)	—	—
Other comprehensive loss	(114)	(119)	(44)

Balance at end of period	100	265	384

Total Qualcomm stockholders' equity	4,909	807	30,725

Noncontrolling Interests
Balance at beginning of period	—	—	(10)
Other comprehensive loss	—	—	(1)
Other	—	—	11

Balance at end of period	—	—	—

Total stockholders' equity, ending balance	$4,909	$807	$30,725

Dividends per share announced	$2.48	$2.38	$2.20

See accompanying notes.

2020 PROXY STATEMENT	A-41

APPENDIX A: FINANCIAL INFORMATION

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

We develop, design, manufacture, have manufactured on our behalf and market digital communications products, which principally consist of integrated circuits and system software based on CDMA (Code Division Multiple Access), OFDMA (Orthogonal Frequency Division Multiple Access) and other technologies for use in mobile devices, wireless networks, broadband gateway equipment, consumer electronic devices, devices used in IoT and automotive telematics and infotainment systems. We also grant licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receive ongoing royalties based on sales by licensees of wireless products incorporating our patented technologies and may also receive fixed license fees (payable in one or more installments).

Principles of Consolidation.    The consolidated financial statements include the assets, liabilities and operating results of Qualcomm and its subsidiaries, including our subsidiary RF360 Holdings Singapore Pte. Ltd (RF360 Holdings) since its formation in fiscal 2017 (Note 9). During the third quarter of fiscal 2018, we eliminated the one-month reporting lag previously used to consolidate RF360 Holdings to provide contemporaneous reporting within our consolidated financial statements. The effect of this change was not material to the consolidated financial statements, and therefore, the impact of eliminating the one-month reporting lag was included in our results of operations for fiscal 2018. Intercompany transactions and balances have been eliminated.

Financial Statement Preparation.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Examples of our significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the estimation of sales-based royalty revenues; the impairment of other investments; the valuation of inventories; the valuation of the recoverability of goodwill and other indefinite-lived and long-lived assets; the recognition, measurement and disclosure of loss contingencies related to legal and regulatory proceedings; and the calculation of our income tax provision, including the recognition and measurement of uncertain tax positions. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Revision of Prior Period Financial Statements.    In connection with the preparation of our consolidated financial statements, we identified an immaterial error related to the recognition of certain royalty revenues of our QTL (Qualcomm Technology Licensing) segment in the quarterly and annual periods in fiscal 2018 and third and fourth quarters and annual period in fiscal 2017. In accordance with SAB No. 99, "Materiality," and SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," we evaluated the error and determined that the related impact was not material to our financial statements for any prior annual or interim period, but that correcting the cumulative impact of the error would be significant to our results of operations for the three months ended December 30, 2018. Accordingly, we have revised previously reported financial information for such immaterial error, as previously disclosed in our Quarterly Report on Form 10-Q for the first, second and third quarters of fiscal 2019. A summary of revisions to certain previously reported financial information presented herein for comparative purposes is included in Note 12.

Fiscal Year.    We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal year ended September 29, 2019 and September 24, 2017 each included 52 weeks. The fiscal years ended September 30, 2018 included 53 weeks.

Recently Adopted Accounting Pronouncements.

Revenue Recognition:    In May 2014, the Financial Accounting Standards Board (FASB) issued new accounting guidance related to revenue recognition (ASC 606), which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition accounting guidance and requires increased disclosures. The new accounting guidance defines a five-step approach that requires a company to recognize revenue as control of goods or services transfers to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. We adopted ASC 606 in the first quarter of fiscal 2019 using the modified retrospective transition method only to those contracts that were not completed as of October 1, 2018. We recognized the cumulative effect of initially applying the new revenue accounting guidance as an adjustment to opening retained earnings. Prior period results have not been restated and continue to be

A-42	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

reported in accordance with the accounting guidance in effect for those periods (ASC 605). We have implemented new accounting policies, systems, processes and internal controls necessary to support the requirements of ASC 606.

Adoption of this new accounting guidance most significantly impacts the timing of sales-based royalty revenues, which are the vast majority of our QTL segment's revenues. Prior to adoption, we recognized sales-based royalties as revenues in the period in which such royalties were reported by licensees, which was after the conclusion of the quarter in which the licensees' sales occurred and when all other revenue recognition criteria had been met. Under the new accounting guidance, we estimate and recognize sales-based royalties in the period in which the associated sales occur, subject to certain constraints on our ability to estimate such amounts, resulting in an acceleration of revenue recognition compared to the historical method under ASC 605. Since we do not invoice for sales-based royalties estimated and recognized in any given quarter until after the conclusion of that quarter (which is generally the following quarter when such royalties are reported by licensees), revenues recognized from sales-based royalties results in unbilled receivables (included in accounts receivable, net on the consolidated balance sheet). The adoption of ASC 606 did not otherwise have a material impact.

The new accounting guidance also impacts the timing of recognizing certain customer incentives, which are recorded as a reduction to revenues in the period that the related revenues are earned. Prior to adoption, we accounted for certain customer incentive arrangements, including volume-related and other pricing rebates or cost reimbursements for marketing and other activities involving certain of our products and technologies, in part based on the maximum potential liability. Under the new accounting guidance, we estimate the amount of all customer incentives.

The following table summarizes the cumulative effects of adopting the new revenue accounting guidance (substantially all of which related to the impact to QTL's sales-based royalties) on our consolidated balance sheet at October 1, 2018 (in millions):

	Balance at September 30, 2018	Adjustment	Opening Balance at October 1, 2018
Assets
Accounts receivable, net	$2,904	$957	$3,861
Other current assets	699	1	700
Deferred tax assets	936	(98)	838
Other assets	1,970	1	1,971
Liabilities
Unearned revenues, current	$500	$6	$506
Other current liabilities	6,978	125	7,103
Unearned revenues	1,620	(110)	1,510
Stockholders' equity
Retained earnings	$542	$840	$1,382

2020 PROXY STATEMENT	A-43

APPENDIX A: FINANCIAL INFORMATION

The following tables summarize the impacts of adopting the new revenue accounting guidance on our consolidated balance sheet and statement of operations (in millions):

	Balance at September 29, 2019
Balance Sheet	As Reported ASC 606	Adjustment	ASC 605
Assets
Accounts receivable, net	$2,471	$(1,171)	$1,300
Other current assets	634	(35)	599
Deferred tax assets	1,196	140	1,336
Other assets	3,461	(62)	3,399
Liabilities
Unearned revenues, current	$565	$55	$620
Other current liabilities	3,458	(169)	3,289
Unearned revenues	1,160	182	1,342
Other liabilities	2,428	(58)	2,370

Stockholders' equity
Retained earnings	$4,466	$(1,138)	$3,328

	Year Ended September 29, 2019
	As Reported ASC 606	Adjustment	ASC 605
Statement of Operations
Revenues
Equipment and services	$14,611	$(106)	$14,505
Licensing	9,662	(270)	9,392
Income tax expense	(3,095)	78	(3,017)
Net income	4,386	(298)	4,088

Adoption of the new accounting guidance had no impact to net cash provided (used) by operating, financing or investing activities on our consolidated statement of cash flows for fiscal 2019.

Financial Assets:    In January 2016, the FASB issued new accounting guidance on classifying and measuring financial instruments, which requires that all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings in the statement of operations. Additionally, it changes the disclosure requirements for financial instruments. We adopted the new accounting guidance in the first quarter of fiscal 2019 using the modified retrospective transition method for investments in marketable securities, which have readily determinable fair values, with the cumulative effect of applying the new accounting guidance recognized as an adjustment to opening retained earnings. Upon adoption, we reclassified $50 million of unrealized gains, net of the associated tax effects, related to our investments in marketable securities from accumulated other comprehensive income to opening retained earnings. We have applied the prospective transition method for investments in non-marketable securities, which are investments in privately held companies that do not have readily determinable fair values and will recognize, through earnings, any unrealized gains that have accumulated in the period in which there is an observable transaction, if any.

Prior to the adoption of the new accounting guidance in the first quarter of fiscal 2019, investments in marketable equity securities were generally classified as available-for-sale equity investments, with net unrealized gains or losses recorded as a component of accumulated other comprehensive income, net of income taxes. Beginning in fiscal 2019, all gains and losses on investments in marketable equity securities, realized and unrealized, are recognized in investment and other income, net.

Prior to the adoption of the new accounting guidance in the first quarter of fiscal 2019, investments in non-marketable equity securities were recorded at cost less impairment, if any, with any losses resulting from an impairment recognized in investment and other income, net. Beginning in fiscal 2019, investments in non-marketable equity securities are recorded at cost, less impairments, adjusted for observable price changes in orderly transactions for identical or similar securities. All gains and losses on investments in non-marketable equity securities, realized and unrealized, are recognized in investment and other income, net.

A-44	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

In addition, prior to adoption, we recorded impairment losses in earnings on investments in non-marketable equity securities when an impairment was considered other than temporary. Beginning in fiscal 2019, we record impairment losses in earnings when we believe an investment has experienced a decline in value.

Hedge Instruments:    In August 2017, the FASB issued new accounting guidance that expands and refines hedge accounting for both financial and non-financial risks, aligns the recognition and presentation of the effects of hedging instruments and hedged items in the financial statements, and includes targeted improvements related to the assessment of hedge effectiveness. The new accounting guidance also modifies disclosure requirements for hedging activities. We adopted the new accounting guidance in the first quarter of 2019 using the modified retrospective transition method and recorded a negligible adjustment to opening retained earnings. The new accounting guidance did not have a material impact on our consolidated financial statements.

Statement of Cash Flows:    In August 2016, the FASB issued new accounting guidance related to the classification of certain cash receipts and cash payments in the statement of cash flows. We adopted the new accounting guidance in the first quarter of fiscal 2019 using the retrospective transition method for each period presented, which did not have a material impact on our consolidated statements of cash flows.

In November 2016, the FASB issued new accounting guidance that requires companies to include restricted cash and cash equivalents as a component in total cash and cash equivalents on the statement of cash flows. As a result, the consolidated statement of cash flows no longer reflects transfers between cash and cash equivalents and restricted cash and cash equivalents. We adopted the new accounting guidance in the first quarter of fiscal 2019 using the retrospective transition method, which resulted in certain amounts in fiscal 2017 and 2018 being adjusted to conform to the new accounting guidance. In fiscal 2017, $2.0 billion was designated as collateral for outstanding letters of credit in connection with the then proposed acquisition of NXP Semiconductors N.V. (NXP). During fiscal 2017, $1.3 billion of the amount held as collateral was invested in time deposits that were not considered cash equivalents, which subsequently matured. This resulted in an adjustment to investing activities for fiscal 2017 to reflect the $1.3 billion purchase and subsequent maturity of time deposits and a $2.0 billion reduction in investing activities to reflect removal of the activity of restricted cash and cash equivalents. In fiscal 2018, such restricted cash and cash equivalents were released from restriction, which resulted in a decrease in investing activities by such amount.

Income Taxes:    In October 2016, the FASB issued new accounting guidance that changes the accounting for the income tax effects of intra-entity transfers of assets other than inventory. Under the new accounting guidance, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. We adopted the new accounting guidance in the first quarter of fiscal 2019 using the modified retrospective transition method, with the cumulative effect of applying the new accounting guidance recognized as an adjustment to opening retained earnings of $2.6 billion, primarily as the result of establishing a deferred tax asset on the basis difference of certain intellectual property distributed from one of our foreign subsidiaries to a subsidiary in the United States in fiscal 2018. During fiscal 2019, the United States Treasury Department issued new temporary regulations that resulted in a change to the deductibility of dividend income received by a U.S. stockholder from a foreign corporation. As a result of this change, pursuant to an agreement with the Internal Revenue Service, we relinquished the federal tax basis step-up in such distributed intellectual property. Therefore, the related deferred tax asset was derecognized, resulting in a $2.5 billion charge to income tax expense in fiscal 2019 (Note 3). The ongoing impact of this accounting guidance will be dependent on the facts and circumstances of any transactions within its scope.

Cash Equivalents.    We consider all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, corporate bonds and notes, certain bank time and demand deposits and government agencies' securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.    Marketable securities include marketable equity securities and available-for-sale debt securities for which classification is determined at the time of purchase and reevaluated at each balance sheet date. We classify marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value with all realized and unrealized gains and losses on investments in marketable equity securities and realized gains and losses on available-for-sale debt securities recognized in investment and other income, net. Net unrealized gains or losses on available-for-sale debt securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The realized gains and losses on marketable securities are determined using the specific identification method.

2020 PROXY STATEMENT	A-45

APPENDIX A: FINANCIAL INFORMATION

At each balance sheet date, we assess available-for-sale debt securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. We consider factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security's relative performance versus its peers, sector or asset class; the market and economy in general; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

If a debt security's market value is below amortized cost and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record an other-than-temporary impairment charge to investment and other income, net for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, we separate the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, which is recorded as a charge to investment and other income, net, and the portion of the loss that is not related to credit factors, or the noncredit loss portion, which is recorded as a component of other accumulated comprehensive income, net of income taxes.

Equity Method and Non-marketable Equity Investments.    Equity investments for which we have significant influence, but not control over the investee and are not the primary beneficiary of the investee's activities, are accounted for under the equity method. Our share of gains and losses in equity method investments are recorded in investment and other income, net. Non-marketable equity investments (for which we do not have significant influence or control) are investments without readily determinable fair values that are recorded based on initial cost minus impairment, if any, plus or minus adjustments resulting from observable price changes in orderly transactions for identical or similar securities. All gains and losses on investments in non-marketable equity securities, realized and unrealized, are recognized in investment and other income, net. We monitor equity method investments and non-marketable equity securities for events or circumstances that could indicate the investments are impaired, such as a deterioration in the investee's financial condition and business forecasts and lower valuations in recently completed or anticipated financings, and recognize a charge to investment and other income, net for the difference between the estimated fair value and the carrying value. For equity method investments, we record impairment losses in earnings only when impairments are considered other-than-temporary.

Derivatives.    Our primary objectives for holding derivative instruments are to manage interest rate risk on our long-term debt and to manage foreign exchange risk for certain foreign currency revenues, operating expenses, receivables and payables. Derivative instruments are recorded at fair value and included in other current or noncurrent assets or other current or noncurrent liabilities based on their maturity dates. Counterparties to our derivative instruments are all major banking institutions.

Interest Rate Swaps:    We manage our exposure to certain interest rate risks related to our long-term debt through the use of interest rate swaps. Such swaps allow us to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are designated as fair value hedges, and the gains and losses related to changes in the fair value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt that are attributable to changes in the market interest rates. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate debt attributable to the hedged risks, are recognized in earnings as interest expense in the current period. The interest settlement payments associated with the interest rate swap agreements are classified as cash flows from operating activities in the consolidated statements of cash flows.

At September 29, 2019 and September 30, 2018, the aggregate fair value of our interest rate swaps related to our long-term debt issued in May 2015 was negligible and $50 million, respectively. The fair values of the swaps were recorded in other current liabilities and other noncurrent assets at September 29, 2019 and in other noncurrent liabilities at September 30, 2018. At September 29, 2019 and September 30, 2018, the swaps had an aggregate notional amount of $1.8 billion, which effectively converted approximately 43% and 50% of the fixed-rate debt due in 2020 and 2022, respectively, into floating-rate debt, with maturities matching our fixed-rate debt due in 2020 and 2022.

Foreign Currency Hedges:    We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties, that may or may not be designated as hedging instruments. These derivative instruments have maturity dates of less than twelve months. Gains and losses arising from such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect our earnings. The cash flows associated with derivative instruments designated as cash flow hedging

A-46	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The fair values of our foreign currency forward and option contracts used to hedge foreign currency risk designated as cash flow hedges recorded in total assets were negligible at September 29, 2019. The fair values of our foreign currency forward and option contracts used to hedge foreign currency risk designated as cash flow hedges recorded in total assets and in total liabilities were negligible and $19 million, respectively, at September 30, 2018.

For foreign currency forward and option contracts not designated as hedging instruments, the changes in fair value are recorded in investment and other income, net in the period of change. The cash flows associated with derivative instruments not designated as hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The fair values of our foreign currency forward and option contracts not designated as hedging instruments were negligible at September 29, 2019 and September 30, 2018.

Gross Notional Amounts:    The gross notional amounts of our interest rate and foreign currency derivatives by instrument type were as follows (in millions):

	September 29, 2019	September 30, 2018
Forwards	$878	$682
Options	176	1,375
Swaps	1,750	1,750

	$2,804	$3,807

The gross notional amounts of our derivatives by currency were as follows (in millions):

	September 29, 2019	September 30, 2018
Chinese renminbi	$463	$650
Euro	—	938
Indian rupee	440	336
Japanese yen	12	17
United States dollar	1,889	1,866

	$2,804	$3,807

Other Hedging Activities.    We have designated $1.4 billion of foreign currency-denominated liabilities related to the fines imposed by the European Commission (Note 7) as hedges of our net investment in certain foreign subsidiaries as of September 29, 2019. Gains and losses arising from the portion of these balances that are designated as net investment hedges are recorded in accumulated other comprehensive income as a component of the foreign currency translation adjustment.

Fair Value Measurements.    Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•
Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•
Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•
Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including our own assumptions.

2020 PROXY STATEMENT	A-47

APPENDIX A: FINANCIAL INFORMATION

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. We review the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. We recognize transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer to occur.

Cash Equivalents and Marketable Securities:    With the exception of auction rate securities, we obtain pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. We conduct reviews of our primary pricing vendors to determine whether the inputs used in the vendor's pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.

The fair value of corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

The fair value of auction rate securities is estimated using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities we hold are pools of student loans guaranteed by the United States government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.

Derivative Instruments:    Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.

Other Investments and Other Liabilities:    Other investments and other liabilities included in Level 1 are comprised of our deferred compensation plan liabilities and related assets, which consist of mutual funds and are included in other assets. Other investments and other liabilities included in Level 3 are comprised of convertible debt instruments issued by private companies and contingent consideration related to business combinations, respectively. The fair value of convertible debt instruments is estimated based on the estimated timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery. The fair value of contingent consideration related to business combinations is primarily estimated using either a real options or discounted cash flow model, which includes inputs, such as projected financial information, market volatility, discount rates and timing of contractual payments. The inputs we use to estimate the fair values of the convertible debt instruments and contingent consideration are generally unobservable, and therefore, they are included in Level 3.

Allowances for Doubtful Accounts.    We maintain allowances for doubtful accounts for estimated losses resulting from receivables that will not be collected. We determine the allowance based on customer credit-worthiness, historical payment experience, the age of outstanding receivables and collateral, to the extent applicable.

Inventories.    Inventories are valued at the lower of cost and net realizable value using the first-in, first-out method. Recoverability of inventories is assessed based on review of future customer demand that considers multiple factors, including committed purchase orders from customers as well as purchase commitment projections provided by customers and our own forecast of customer demand, among other things.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded, when appropriate. Buildings on owned land are depreciated over 30 years, and building improvements are depreciated over 15 years. Leasehold improvements and buildings on leased land are amortized over the shorter of their estimated useful lives, not to exceed 15 years and 30 years, respectively, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred.

A-48	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Goodwill and Other Intangible Assets.    Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets.    Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if events or changes in circumstances indicate that the assets may be impaired. If a qualitative assessment is used and we determine that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment and a reporting unit's carrying value exceeds its fair value, the difference is recorded as an impairment. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Revenue Recognition.    As a result of the adoption of ASC 606, we revised our revenue recognition policy beginning in fiscal 2019 as follows.

We derive revenues principally from sales of integrated circuit products and licensing of our intellectual property. We also generate revenues from licensing system software and by performing development and other services and from other product sales. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our performance obligations.

Revenues from sales of our products are recognized upon transfer of control to the customer, which is generally at the time of shipment. Revenues from providing services are typically recognized over time as our performance obligation is satisfied. Revenues from providing services and licensing system software were each less than 5% of total revenues for all periods presented.

We grant licenses or otherwise provide rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture, sale or use of certain wireless products. Licensees pay royalties based on their sales of products incorporating or using our licensed intellectual property and may also pay a fixed license fee in one or more installments. Sales-based royalties are generally based upon a percentage of the wholesale (i.e., licensee's) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). We broadly provide per unit royalty caps that apply to certain categories of complete wireless devices, namely smartphones, tablets, laptops and smartwatches, and provide for a maximum royalty amount payable per device. We estimate and recognize sales-based royalties on such licensed products in the period in which the associated sales occur, subject to certain constraints on our ability to estimate such royalties. Our estimates of sales-based royalties are based largely on an assessment of the volume of devices supplied into the market that incorporate or use our licensed intellectual property. We estimate sales-based royalties taking into consideration the mix of such sales on a licensee-by-licensee basis, as well as the licensees' average wholesale prices of such products, and consider all information (historical, current and forecasted, which may include certain estimates from licensees) that is reasonably available to us. We also consider in our estimates of sales-based royalties any changes in pricing we plan or expect to make. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, which is generally the following quarter. As a result of recognizing revenues in the period in which the licensees' sales occur using

2020 PROXY STATEMENT	A-49

APPENDIX A: FINANCIAL INFORMATION

estimates, adjustments to revenues are required in subsequent periods to reflect changes in estimates as new information becomes available, primarily resulting from actual amounts reported by our licensees.

License agreements that require payment of license fees contain a single performance obligation that represents ongoing access to a portfolio of intellectual property over the license term since such agreements provide the licensee the right to access a portfolio of intellectual property that exists at inception of the license agreement and to updates and new intellectual property that is added to the licensed portfolio during the term of the agreement that are highly interdependent or interrelated. Since we expect to expend efforts to develop and transfer updates to our licensed portfolio on an even basis, license fees are recognized as revenues on a straight-line basis over the estimated period of benefit of the license to the licensee.

We account for a contract with a customer/licensee when it is legally enforceable, the parties are committed to perform their respective obligations, the rights of the parties regarding the goods and/or services to be transferred are identified, payment terms are identified, the contract has commercial substance and collectability of substantially all of the consideration is probable. If all such conditions are not met, revenues and any associated receivables are generally not recognized until such time that the required conditions are met. Cash collected from customers prior to a contract existing is recorded to other customer-related liabilities in other current liabilities.

From time to time, regulatory authorities investigate our business practices, particularly with respect to our licensing business, and institute proceedings against us. Depending on the matter, various remedies that could result from an unfavorable resolution include, among others, the loss of our ability to enforce one or more of our patents; injunctions; monetary damages or fines or other orders to pay money; the issuance of orders to cease certain conduct or modify our business practices, such as requiring us to reduce our royalty rates, reduce the base on which our royalties are calculated, grant patent licenses to chipset manufacturers, sell chipsets to unlicensed original equipment manufacturers (OEMs) or modify or renegotiate some or all of our existing license agreements; and determinations that some or all of our license agreements are invalid or unenforceable. Additionally, from time to time, companies initiate various strategies in an attempt to negotiate, renegotiate, reduce and/or eliminate their need to pay royalties to us for the use of our intellectual property, which may include disputing, underreporting, underpaying, not reporting and/or not paying royalties owed to us under their license agreements with us, or reporting to us in a manner that is not in compliance with their contractual obligations. In such cases, we estimate and recognize licensing revenues only when we have a contract, as defined in the revenue recognition guidance, and to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur, both of which may require significant judgment. We analyze the risk of a significant revenue reversal considering both the likelihood and magnitude of the reversal and, if necessary, constrain the amount of estimated revenues recognized in order to mitigate this risk, which may result in recognizing revenues less than amounts contractually owed to us.

In May 2019, in United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated, the court issued an Order ruling against us and imposing certain injunctive relief (Note 7). In August 2019, the U.S. Court of Appeals for the Ninth Circuit granted in its entirety Qualcomm's request for a partial stay of the injunction. While we believe that our business practices do not violate either antitrust law or our FRAND (fair, reasonable and non-discriminatory) licensing commitments, significant evaluation and judgment were required in determining the impact of such ruling on the amount of licensing revenues estimated and recognized in fiscal 2019. This included, among other items: (i) evaluating whether our license agreements remain valid and enforceable, (ii) evaluating licensees' conduct and whether they remain committed to perform their respective obligations and (iii) determining the expected impact, if any, to revenues of any license agreements that may be renegotiated and/or are newly entered into. Based on this evaluation, the impact of the ruling was not material to QTL licensing revenues in fiscal 2019 based on facts and factors currently known by us. As new information becomes available, we may be required to make adjustments to revenues in subsequent periods to reflect changes in estimates and/or this matter could have a material adverse effect on our ability to recognize future licensing revenues.

We measure revenues (including our estimates of sales-based royalties) based on the amount of consideration we expect to receive in exchange for products or services. We record reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of our products and technologies, in the period that the related revenues are earned. The charges for such arrangements are recorded as a reduction to accounts receivable, net or as other current liabilities based on whether we have the intent and contractual right of offset. Certain of these charges are considered variable consideration and are included in the transaction price primarily based on estimating the most likely amount expected to be provided to the customer/licensee.

Revenues recognized from sales of our products and sales-based royalties are generally included in accounts receivable, net (including unbilled receivables) based on our unconditional right to payment for satisfied or partially satisfied performance obligations.

A-50	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

We disaggregate our revenues by segment (Note 8) and type of product and services (as presented on our consolidated statement of operations), as we believe this best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors. Substantially all of QCT's revenues consist of equipment revenues that are recognized at a point in time, and substantially all of QTL's revenues represent licensing revenues that are recognized over time.

Revenues recognized from performance obligations satisfied (or partially satisfied) in previous periods were $4.1 billion for fiscal 2019, and primarily related to licensing revenues of $4.7 billion recognized in the third quarter of fiscal 2019 (a portion of which was attributable to fiscal 2019) resulting from the settlement with Apple and its contract manufacturers, consisting of a payment from Apple and the release of certain of our obligations to pay Apple and the contract manufacturers customer-related liabilities.

Unearned revenues (which are considered contract liabilities) consist primarily of license fees for intellectual property with continuing performance obligations. In fiscal 2019, we recognized revenues of $481 million that were recorded as unearned revenues at October 1, 2018.

Remaining performance obligations, substantially all of which are included in unearned revenues, represent the aggregate amount of the transaction price of certain customer contracts yet to be recognized as revenues as of the end of the reporting period and exclude revenues related to (a) contracts that have an original expected duration of one year or less and (b) sales-based royalties (i.e., future royalty revenues) pursuant to our license agreements. Our remaining performance obligations are primarily comprised of certain customer contracts for which QTL received license fees upfront. At September 29, 2019, we had $1.7 billion of remaining performance obligations, of which $544 million, $453 million, $440 million, $196 million and $50 million is expected to be recognized as revenues for each of the subsequent five years from fiscal 2020 through 2024, respectively, and $27 million thereafter.

Concentrations.    A significant portion of our revenues are concentrated with a small number of customers/licensees of our QCT and QTL segments. Revenues from three customers/licensees comprised 24%, 15% and 10% of total consolidated revenues in fiscal 2019 and 11%, 16% and 11% in fiscal 2018. Revenues from two customers/licensees comprised 18% and 17% in fiscal 2017. Revenues in 2018 and 2017 were negatively impacted by our prior dispute with Apple Inc. and its contract manufacturers (Hon Hai Precision Industry Co., Ltd./Foxconn, its affiliates and other suppliers to Apple). Revenues in fiscal 2019 were positively impacted by our settlement of such dispute in the third quarter of fiscal 2019.

We rely on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting us to possible shortages of raw materials or manufacturing capacity. While we have established alternate suppliers for certain technologies that we consider critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm our ability to meet our delivery obligations and/or negatively impact our revenues, business operations and ability to compete for future business.

Shipping and Handling Costs.    Costs incurred for shipping and handling are included in cost of revenues. Amounts billed to a customer for shipping and handling are reported as revenues.

Share-Based Compensation.    Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee's requisite service period. The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.

Legal and Regulatory Proceedings.    We are currently involved in certain legal and regulatory proceedings. Litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Investigations by antitrust and trade regulation agencies are not conducted in a consistent manner across jurisdictions. Further, each country and agency has different sets of laws, rules and regulations, both substantive and procedural, as well as different legal principles, theories and potential remedies, and some agencies may seek to use the investigation to advance domestic policy goals. Depending on the jurisdiction, these investigations can involve non-transparent procedures under which we may not receive access to evidence relied upon by the enforcement agency or that may be exculpatory and may not be informed of the specific legal theories or evidence considered or relied upon by the agency. Unlike in civil litigation in the United States, in foreign proceedings, we may not be entitled to

2020 PROXY STATEMENT	A-51

APPENDIX A: FINANCIAL INFORMATION

discovery or depositions, allowed to cross-examine witnesses or confront our accusers. As a result, we may not be aware of, and may not be entitled to know, all allegations against us, or the information or documents provided to, or discovered or prepared by, the agency. Accordingly, we may have little or no idea what an agency's intent is with respect to liability, penalties or the timing of a decision. In many cases the agencies are given significant discretion, and any available precedent may have limited, if any, predictive value in their jurisdictions, much less in other jurisdictions. Accordingly, we cannot predict the outcome of these matters.

If there is at least a reasonable possibility that a material loss may have been incurred associated with pending legal and regulatory proceedings, we disclose such fact, and if reasonably estimable, we provide an estimate of the possible loss or range of possible loss. We record our best estimate of a loss related to pending legal and regulatory proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability related to pending legal and regulatory proceedings and revise our estimates and update our disclosures accordingly. Our legal costs associated with defending ourself are recorded to expense as incurred.

Foreign Currency.    Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recorded as a component of accumulated other comprehensive income. Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations.

Income Taxes.    The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We include interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense. We classify all deferred tax assets and liabilities as noncurrent in the consolidated balance sheets.

Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

We recognize excess tax benefits and shortfall tax detriments associated with share-based awards in the consolidated statements of operations, as a component of income tax expense, when realized.

Earnings (Loss) Per Common Share.    Basic earnings (loss) per common share is computed by dividing net income (loss) attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under our share-based compensation plans and shares subject to accelerated share repurchase agreements, if any, and the weighted-average number of common shares outstanding during the reporting period. The accelerated share repurchase agreements were entered into in fiscal 2018 (Note 4) and, due to the net loss in fiscal 2018, all of the common share equivalents issuable under share-based compensation plans had an anti-dilutive effect and were therefore excluded from the computation of diluted loss per share. The following table provides information about the diluted earnings per share calculation (in millions):

	2019	2018	2017
Dilutive common share equivalents included in diluted shares	10.4	—	13.0
Shares of common stock equivalents not included because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period	7.5	51.2	3.0

A-52	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Recent Accounting Pronouncements Not Yet Adopted.

Leases:    In February 2016, the FASB issued new accounting guidance related to leases that outlines a comprehensive lease accounting model and supersedes the current lease accounting guidance. The new accounting guidance requires lessees to recognize right-of-use assets and corresponding lease liabilities on the balance sheet for leases with a lease term of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. We will adopt the new accounting guidance in the first quarter of fiscal 2020 using the modified retrospective approach and will not restate comparative periods. In addition, we will elect certain practical expedients. We do not expect finance leases to be material at the time of adoption. We currently expect to record lease assets and liabilities of approximately $400 million to $500 million on our consolidated balance sheet upon adoption. We do not expect the adoption of the new accounting guidance will have a material impact on our consolidated statements of operations or consolidated statements of cash flows.

Financial Assets:    In June 2016, the FASB issued new accounting guidance that changes the accounting for recognizing impairments of financial assets. Under the new accounting guidance, credit losses for financial assets held at amortized cost will be estimated based on expected losses rather than the current incurred loss impairment model. The new accounting guidance also modifies the impairment model for available-for-sale debt securities. The new accounting guidance generally requires the modified retrospective transition method, with the cumulative effect of applying the new accounting guidance recognized as an adjustment to opening retained earnings in the year of adoption, except for certain financial assets where the prospective transition method is required, such as available-for-sale debt securities for which an other-than-temporary impairment has been recorded. We will adopt the new accounting guidance in the first quarter of fiscal 2021, and the impact of this new accounting guidance will largely depend on the composition and credit quality of our investment portfolio, as well as economic conditions at the time of adoption.

Note 2. Composition of Certain Financial Statement Items

  Accounts Receivable (in millions)

	September 29, 2019	September 30, 2018
Trade, net of allowances for doubtful accounts of $47 and $56, respectively	$1,046	$2,667
Unbilled receivables	1,411	201
Other	14	36

	$2,471	$2,904

The increase in unbilled receivables was primarily due to the adoption of new revenue recognition guidance in fiscal 2019 (Note 1). Accounts receivable, trade at September 30, 2018 included approximately $960 million related to the short payment in the second quarter of fiscal 2017 of royalties reported by and deemed collectible from Apple's contract manufacturers. This same amount was recorded in customer-related liabilities (in other current liabilities) for Apple, since we did not have the contractual right to offset these amounts. In the third quarter of fiscal 2019, we entered into settlement agreements with Apple and its contract manufacturers to dismiss all outstanding litigation between the parties, and as a result, these amounts, as well as others, were settled.

  Inventories (in millions)

	September 29, 2019	September 30, 2018
Raw materials	$77	$72
Work-in-process	667	715
Finished goods	656	906

	$1,400	$1,693

2020 PROXY STATEMENT	A-53

APPENDIX A: FINANCIAL INFORMATION

  Property, Plant and Equipment (in millions)

	September 29, 2019	September 30, 2018
Land	$170	$186
Buildings and improvements	1,546	1,575
Computer equipment and software	1,356	1,419
Machinery and equipment	4,007	3,792
Furniture and office equipment	86	85
Leasehold improvements	301	325
Construction in progress	182	79

	7,648	7,461
Less accumulated depreciation and amortization	(4,567)	(4,486)

	$3,081	$2,975

Depreciation and amortization expense related to property, plant and equipment for fiscal 2019, 2018 and 2017 was $674 million, $776 million and $684 million, respectively.

Goodwill and Other Intangible Assets.    We allocate goodwill to our reporting units for annual impairment testing purposes. The following table presents the goodwill allocated to our reportable and nonreportable segments, as described in Note 8, as well as the changes in the carrying amounts of goodwill during fiscal 2019 and 2018 (in millions):

	QCT	QTL	Nonreportable Segments	Total
Balance at September 24, 2017	$5,581	$741	$301	$6,623
Impairments (Note 10)	—	(22)	(107)	(129)
Other (1)	6	(1)	(1)	4

Balance at September 30, 2018 (2)	5,587	718	193	6,498
Acquisitions	18	—	—	18
Impairments (Note 10)	—	—	(146)	(146)
Other (1)	(40)	(1)	(47)	(88)

Balance at September 29, 2019 (2)	$5,565	$717	$—	$6,282

(1)
Includes changes in goodwill amounts resulting from the sale of our mobile health nonreportable segment in fiscal 2019, foreign currency translation and purchase accounting adjustments.

(2)
Cumulative goodwill impairments were $812 million and $666 million at September 29, 2019 and September 30, 2018, respectively.

The components of other intangible assets, net were as follows (in millions):

	September 29, 2019			September 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Weighted- average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Weighted- average amortization period (years)
Technology-based	$5,958	$(3,851)	10	$6,334	$(3,461)	10
Other	134	(69)	9	149	(67)	8

	$6,092	$(3,920)	10	$6,483	$(3,528)	10

A-54	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

All of these intangible assets are subject to amortization and the amortization expense related to these intangible assets was $727 million, $785 million and $777 million for fiscal 2019, 2018 and 2017, respectively. Amortization expense related to these intangible assets is expected to be $610 million, $496 million, $399 million, $275 million and $121 million for each of the five years from fiscal 2020 through 2024, respectively, and $271 million thereafter. At September 29, 2019 and September 30, 2018, all acquired in-process research and development projects were completed and are being amortized over their useful lives.

Equity Method and Non-marketable Equity Investments.    The carrying values of our equity method and non-marketable equity investments are recorded in other noncurrent assets and were as follows (in millions):

	September 29, 2019	September 30, 2018
Equity method investments	$343	$402
Non-marketable equity investments	787	650

	$1,130	$1,052

Transactions with equity method investees are considered related party transactions. Revenues from certain services contracts were $152 million and $100 million with one of our equity method investees in fiscal 2019 and 2018, respectively, and revenues from certain license and services contracts were $165 million with two of our equity method investees in fiscal 2017. We eliminate unrealized profit or loss related to such transactions in relation to our ownership interest in the investee, which is recorded as a component of equity in net losses in investees in investment and other income, net. At September 29, 2019 and September 30, 2018, we had no accounts receivable from these equity method investees.

During fiscal 2019, non-marketable debt and equity securities (non-cash consideration) with an aggregate estimated fair value of $98 million were received related to a development contract with one of our equity method investees, which was recognized as revenues in fiscal 2019. In addition, during fiscal 2019, non-marketable equity securities (non-cash consideration) with an estimated fair value of $53 million were received in connection with the sale of certain assets as part of the Cost Plan (Note 10).

  Other Current Liabilities (in millions)

	September 29, 2019	September 30, 2018
Customer incentives and other customer-related liabilities	$1,129	$3,500
Accrual for EC fines (Note 7)	1,379	1,167
Income taxes payable	480	453
RF360 Holdings Put and Call Option (Note 9)	—	1,137
Other	470	721

	$3,458	$6,978

2020 PROXY STATEMENT	A-55

APPENDIX A: FINANCIAL INFORMATION

Accumulated Other Comprehensive Income.    Changes in the components of accumulated other comprehensive income, net of income taxes, in stockholders' equity during fiscal 2019 were as follows (in millions):

	Foreign Currency Translation Adjustment	Noncredit Other- than-Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for-Sale Debt Securities	Net Unrealized Gains (Losses) on Other Available- for-Sale Securities	Net Unrealized Gain (Loss) on Derivative Instruments	Other Gains (Losses)	Total Accumulated Other Comprehensive Income
Balance at September 30, 2018	$11	$23	$243	$(13)	$1	$265

Other comprehensive (loss) income before reclassifications	(110)	—	(6)	26	(19)	(109)
Reclassifications from accumulated other comprehensive income	—	—	(51)	(5)	—	(56)

Other comprehensive (loss) income	(110)	—	(57)	21	(19)	(165)

Balance at September 29, 2019	$(99)	$23	$186	$8	$(18)	$100

Reclassifications from accumulated other comprehensive income included adjustments of $51 million to the opening retained earnings balance as a result of the adoption of new accounting guidance in the first quarter of fiscal 2019 related to financial instruments and hedge instruments (Note 1). Reclassifications from accumulated other comprehensive income (excluding adjustments to opening retained earnings) related to available-for-sale securities were negligible during fiscal 2019 and 2018. Reclassifications from accumulated other comprehensive income related to available-for-sale securities were $201 million during fiscal 2017 and were recorded in investment and other income, net. Reclassifications from accumulated other comprehensive income related to foreign currency translation adjustments and derivative instruments were negligible for all periods presented.

Share-based compensation expense.    Total share-based compensation expense, related to all of our share-based awards, was comprised as follows (in millions):

	2019	2018	2017
Cost of revenues	$35	$38	$38
Research and development	725	594	588
Selling, general and administrative	277	251	288

Share-based compensation expense before income taxes	1,037	883	914
Related income tax benefit	(184)	(140)	(161)

	$853	$743	$753

Other Income, Costs and Expenses.    Other expenses in fiscal 2019 consisted of a $275 million charge for the fine imposed by the European Commission (EC) related to the Icera complaint (2019 EC fine) (Note 7) and $213 million in net restructuring and restructuring-related charges related to our Cost Plan (Note 10), partially offset by a $43 million gain due to the partial recovery of a fine we previously paid to the Korea Fair Trade Commission (KFTC) and a $31 million gain related to a favorable legal settlement.

Other expenses in fiscal 2018 consisted of a $2.0 billion charge related to a fee paid in connection with the termination of our purchase agreement to acquire NXP, a $1.2 billion charge for the fine imposed by the EC related to an investigation (2018 EC

A-56	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

fine) (Note 7) and $629 million in restructuring and restructuring-related charges related to our Cost Plan, partially offset by a $676 million benefit related to the settlement of the Taiwan Fair Trade Commission (TFTC) investigation.

Other expenses for fiscal 2017 consisted of a $927 million charge related to the a fine imposed by the KFTC (Note 7), including related foreign currency losses, a $778 million charge related to the TFTC fine and $37 million in restructuring and restructuring-related charges related to our Strategic Realignment Plan that was completed in fiscal 2017.

  Investment and Other Income, Net (in millions)

	2019	2018	2017
Interest and dividend income	$316	$625	$619
Net gains on marketable securities	288	41	456
Net gains on other investments	68	83	74
Impairment losses on marketable securities and other investments	(135)	(75)	(177)
Net (losses) gains on derivative instruments	(14)	(27)	32
Equity in net losses of investees	(93)	(145)	(74)
Net gains (losses) on foreign currency transactions	11	37	(30)

	$441	$539	$900

Net gains on marketable securities included realized gains and losses of available-for-sale debt securities. During fiscal 2019 and 2018, gross realized gains or losses on sales of available-for-sale debt securities were negligible. During fiscal 2017, gross realized gains and losses on sales of available-for-sale debt securities were $361 million and $98 million, respectively.

Note 3. Income Taxes

The components of the income tax provision were as follows (in millions):

	2019	2018	2017
Current provision (benefit):
Federal	$1,563	$2,559	$72
State	2	(1)	3
Foreign	(407)	777	1,256

	1,158	3,335	1,331

Deferred provision (benefit):
Federal	2,037	1,846	(598)
State	17	1	4
Foreign	(117)	174	(194)

	1,937	2,021	(788)

	$3,095	$5,356	$543

The foreign component of the income tax provision (benefit) included foreign withholding taxes on royalty revenues included in U.S. earnings.

The components of income before income taxes by U.S. and foreign jurisdictions were as follows (in millions):

	2019	2018	2017
United States	$7,042	$(1,834)	$(795)
Foreign	439	2,226	3,782

	$7,481	$392	$2,987

In fiscal 2018 and 2017, the foreign component of income before income taxes in foreign jurisdictions consisted primarily of income earned in Singapore.

2020 PROXY STATEMENT	A-57

APPENDIX A: FINANCIAL INFORMATION

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision (in millions):

	2019	2018	2017
Expected income tax provision at federal statutory tax rate	$1,571	$97	$1,045
State income tax provision, net of federal benefit	10	2	8
Derecognition of deferred tax asset on distributed intellectual property	2,472	—	—
Benefits from establishing new U.S. net deferred tax assets	(570)	—	—
Benefits from foreign-derived intangible income (FDII) deduction	(419)	—	—
Benefits related to research and development tax credits	(110)	(136)	(81)
Benefits from foreign income taxed at other than U.S. rates	(54)	(834)	(963)
Nondeductible charges (reversals) related to the EC, KFTC and TFTC investigations	51	(119)	363
Impact of changes in tax reserves and audit settlements for prior year tax positions	20	—	111
Taxes on undistributed foreign earnings	8	87	—
Toll Charge from U.S. tax reform	—	5,236	—
Valuation allowance on deferred tax assets related to NXP termination fee	—	494	—
Remeasurement of deferred taxes due to changes in statutory rate due to U.S. tax reform	—	443	—
Other	116	86	60

	$3,095	$5,356	$543

The 2017 Tax Cuts and Jobs Act (the Tax Legislation), which was enacted during the first quarter of fiscal 2018, significantly revised the United States corporate income tax by, among other things, lowering the corporate income tax rate to 21% and imposing a one-time repatriation tax on deemed repatriated earnings and profits of U.S.-owned foreign subsidiaries (the Toll Charge). The Tax Legislation fundamentally changed the taxation of multinational entities, including a shift from a system of worldwide taxation with deferral to a hybrid territorial system, featuring a participation exemption regime with current taxation of certain foreign income, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion and promote U.S. production. As a fiscal-year taxpayer, certain provisions of the Tax Legislation became effective starting at the beginning of fiscal 2019, including GILTI (global intangible low-taxed income), a new tax on income of foreign corporations, BEAT (base-erosion and anti-abuse tax) and FDII (foreign-derived intangible income). In response to the Tax Legislation and to better align our profits with our activities, we implemented certain tax restructuring in fiscal 2018 and 2019. As a result, beginning in fiscal 2019, substantially all of our income is in the U.S., of which a significant portion qualifies for preferential treatment as FDII at a 13% effective tax rate. The impact of GILTI and BEAT is negligible. Accordingly, our annual effective tax rate for fiscal 2019 reflected the effects of these provisions of the Tax Legislation. Our annual effective tax rate for fiscal 2018 reflected a blended federal statutory rate of approximately 25%.

As a result of the Tax Legislation, in fiscal 2019, several of our foreign subsidiaries made tax elections to be treated as U.S. branches for federal income tax purposes (commonly referred to as "check-the-box" elections) effective beginning in fiscal 2018 and 2019. Although beginning in fiscal 2019 the income of these entities will be included in our consolidated U.S. tax return, we believe that by treating these foreign subsidiaries as U.S. branches for federal income taxes, rather than controlled foreign corporations, we will significantly reduce the risk of being subject to GILTI and BEAT taxes. As a result of making these check-the-box elections, we recorded a tax benefit of $570 million in the first quarter of fiscal 2019 due to establishing new U.S. net deferred tax assets resulting from the difference between the GAAP basis and the U.S. federal tax carryover basis of the existing assets and liabilities of those foreign subsidiaries, primarily related to customer incentive liabilities that have not been deducted for tax purposes. Additionally, during fiscal 2018, one of our foreign subsidiaries distributed certain intellectual property to a U.S. subsidiary resulting in a difference between the GAAP basis and the U.S. federal tax basis of the distributed intellectual property. Upon adoption of new accounting guidance in the first quarter of fiscal 2019, we recorded a deferred tax asset of approximately $2.6 billion primarily related to the distributed intellectual property, with an adjustment to opening retained earnings (Note 1). During the third quarter of fiscal 2019, the United States Treasury Department issued new temporary regulations that resulted in a change to the deductibility of dividend income received by a U.S. stockholder from a foreign corporation. As a result of this change, pursuant to an agreement with the Internal Revenue Service, we relinquished the federal tax basis step-up of intellectual property that was distributed in fiscal 2018 by one of our foreign subsidiaries to a U.S. subsidiary. Therefore, the related deferred tax asset was derecognized, resulting in a $2.5 billion charge to income tax expense in fiscal 2019.

A-58	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

In the fourth quarter of fiscal 2019, as a result of recent court rulings in Korea, among other factors, we decided to apply for a partial refund claim for taxes previously withheld from licensees in Korea on payments due under their license agreements to which we have claimed a foreign tax credit in the United States. As a result, we established a noncurrent income taxes receivable of $1.4 billion (recorded in other assets and included as foreign current benefit in the components of the income tax provision) and a noncurrent liability for uncertain tax benefits of $1.4 billion (recorded in other liabilities and included as federal current provision in the components of the income tax provision).

Income tax expense for fiscal 2019 also reflected benefits from our FDII deduction (including the impact of the Apple settlement) and research and development credits, as well as the impact of the 2019 EC fine, which is not deductible for tax purposes.

In fiscal 2018, as a result of the Tax Legislation, we recorded a charge of $5.7 billion to income tax expense, comprised of $5.2 billion related to the estimated Toll Charge and $438 million resulting from the remeasurement of U.S. deferred tax assets and liabilities that existed at the end of fiscal 2017 at a lower enacted corporate income tax rate, which included a $135 million tax benefit recorded in fiscal 2018 related to the remeasurement of a U.S. deferred tax liability that was established as a result of a change in one of our tax positions due to Tax Legislation. After application of certain tax credits, the total cash payment is expected to be $2.5 billion. The first payment was made on January 15, 2019. At September 29, 2019, we estimated remaining future payments of $2.3 billion for the Toll Charge, after application of certain tax credits (including excess tax credits generated in fiscal 2019), which is payable in installments over the next seven years. At September 29, 2019, $209 million was included in other current liabilities, reflecting the next installment due in January 2020.

Income tax expense for fiscal 2018 was also impacted by the charge recorded in the fourth quarter of fiscal 2018 related to the termination fee paid to NXP, which did not result in a tax benefit after the consideration of realizability of such loss. Fiscal 2018 and 2017 income tax expense was impacted by the EC, KFTC and TFTC fines, and settlement with the TFTC, which were not deductible for tax purposes (or taxable in the case of the settlement) and portions of which were attributable to foreign jurisdictions and to the United States. These impacts were partially offset in fiscal 2018 and 2017 by lower U.S. revenues primarily related to decreased royalty revenues from Apple's contract manufacturers and, for fiscal 2017, a payment to BlackBerry in connection with an arbitration decision.

Income tax expense for fiscal 2017 reflected an increase in our Singapore tax rate as a result of the expiration of certain of our tax incentives in March 2017, which was substantially offset by tax benefits resulting from the increase in our Singapore tax rate in effect when certain deferred tax assets reversed. During the third quarter of fiscal 2018, we entered into a new tax incentive agreement in Singapore that results in a reduced tax rate from March 2017 through March 2022, provided that we meet specified employment and investment criteria in Singapore. Our Singapore tax rate will increase in March 2022 as a result of expiration of these incentives and again in March 2027 upon the expiration of tax incentives under a prior agreement. During fiscal 2018, one of our Singapore subsidiaries distributed certain intellectual property to a U.S. subsidiary reducing the benefit of these tax incentives almost entirely going forward. Without these tax incentives, our income tax expense would have been higher and impacted earnings (loss) per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2019	2018	2017
Additional income tax expense	$—	$652	$493
Reduction to diluted earnings (loss) per share	—	0.45	0.33

We continue to assert that substantially all of our foreign earnings are not indefinitely reinvested. We recorded a charge of $8 million and $87 million to income tax expense in fiscal 2019 and 2018, respectively, related to outside basis differences that are not permanently reinvested. Income tax expense in fiscal 2018 reflected a one-time charge resulting from a change in our assertion as a result of the Tax Legislation, which eliminated certain material tax effects on the repatriation of cash to the United States. At September 29, 2019, we had not recorded a deferred tax liability of approximately $25 million related to foreign withholding taxes on approximately $225 million of undistributed earnings of certain subsidiaries that we continue to consider to be indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, we would have to adjust the income tax provision in the period we make such determination.

2020 PROXY STATEMENT	A-59

APPENDIX A: FINANCIAL INFORMATION

We had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 29, 2019	September 30, 2018
Unused tax credits	$1,137	$1,044
Accrued liabilities and reserves	648	396
Unused net operating losses	619	696
Unearned revenues	376	478
Unrealized losses on other investments and marketable securities	164	126
Share-based compensation	115	97
Other	144	26

Total gross deferred tax assets	3,203	2,863
Valuation allowance	(1,672)	(1,529)

Total net deferred tax assets	1,531	1,334

Intangible assets	(216)	(322)
Property, plant and equipment	(102)	(49)
Unrealized gains on other investments and marketable securities	(99)	(26)
Accrued withholding taxes	(19)	(90)
Accrued revenues	—	(202)
Other	(2)	—

Total deferred tax liabilities	(438)	(689)

Net deferred tax assets	$1,093	$645

Reported as:
Non-current deferred tax assets	$1,196	$936
Non-current deferred tax liabilities (1)	(103)	(291)

	$1,093	$645

(1)
Non-current deferred tax liabilities were included in other liabilities in the consolidated balance sheets.

At September 29, 2019, we had unused federal net operating loss carryforwards of $188 million expiring from 2021 through 2035, unused state net operating loss carryforwards of $740 million expiring from 2020 through 2039 and unused foreign net operating loss carryforwards of $2.1 billion, of which $1.8 billion expire in 2027. At September 29, 2019, we had unused state tax credits of $1.0 billion, of which substantially all may be carried forward indefinitely, unused federal tax credits of $169 million expiring from 2026 through 2030 and unused tax credits of $34 million in foreign jurisdictions expiring from 2033 through 2039. We do not expect our federal net operating loss carryforwards to expire unused.

At September 29, 2019, we have provided a valuation allowance on certain state tax credits, foreign deferred tax assets, federal capital losses, state net operating losses and federal foreign tax credits of $1.0 billion, $536 million, $83 million, $26 million and $20 million, respectively. The valuation allowances reflect the uncertainties surrounding our ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize our net operating losses and our ability to generate sufficient capital gains to utilize all capital losses. We believe, more likely than not, that we will have sufficient taxable income after deductions related to share-based awards to utilize our remaining deferred tax assets.

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2019, 2018 and 2017 follows (in millions):

	2019	2018	2017
Beginning balance of unrecognized tax benefits	$217	$372	$271
Additions based on prior year tax positions	1,238	7	92
Reductions for prior year tax positions and lapse in statute of limitations	(3)	(11)	(11)
Additions for current year tax positions	253	18	23
Settlements with taxing authorities	—	(169)	(3)

Ending balance of unrecognized tax benefits	$1,705	$217	$372

A-60	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Of the $1.7 billion of unrecognized tax benefits, $1.6 billion has been recorded to other noncurrent liabilities. We believe that it is reasonably possible that certain unrecognized tax benefits recorded at September 29, 2019 may result in a cash payment in fiscal 2020. Unrecognized tax benefits at September 29, 2019 included $125 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect our effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect related receivables or secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if our tax positions are sustained. The increase in unrecognized tax benefits in fiscal 2019 was primarily due to our plan to apply for a refund of Korean withholding tax (which had an insignificant impact to our income tax provision). If successful, the refund will result in a corresponding reduction in U.S. foreign tax credits. The decrease in unrecognized tax benefits in fiscal 2018 was primarily due to an agreement reached with the Internal Revenue Service (IRS) related to tax positions on the classification of income in our fiscal 2016 federal income tax return. The increase in unrecognized tax benefits in fiscal 2017 was primarily due to tax positions related to transfer pricing. We believe that it is likely that the total amount of unrecognized tax benefits at September 29, 2019 will increase in fiscal 2020 as licensees in Korea continue to withhold taxes on future payments due under their licensing agreements at a rate higher than we believe is owed; such increase is not expected to have a significant impact on our income tax provision.

We file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. We are currently a participant in the IRS Compliance Assurance Process, whereby we and the IRS endeavor to agree on the treatment of all tax issues prior to the tax return being filed. We are no longer subject to U.S. federal income tax examinations for years prior to fiscal 2015. We are subject to examination by the California Franchise Tax Board for fiscal years after 2014. We are also subject to examination in other taxing jurisdictions in the United States and numerous foreign jurisdictions. These examinations are at various stages with respect to assessments, claims, deficiencies and refunds, many of which are open for periods after fiscal 2000. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts give rise to a revision become known. At September 29, 2019, we believe that adequate amounts have been reserved for based on facts known. However, the final determination of tax audits and any related legal proceedings could materially differ from amounts reflected in our income tax provision and the related accruals.

Cash amounts paid for income taxes, net of refunds received, were $1.1 billion, $877 million and $1.0 billion for fiscal 2019, 2018 and 2017, respectively.

Note 4. Capital Stock

Stock Repurchase Program.    On July 26, 2018, we announced a stock repurchase program authorizing us to repurchase up to $30 billion of our common stock. The stock repurchase program has no expiration date. In August 2018, we completed a "modified Dutch auction" tender offer and paid an aggregate of $5.1 billion, excluding fees and related expenses, to repurchase 76.2 million shares of our common stock, which were retired, at a price of $67.50 per share.

In September 2018, we entered into three accelerated share repurchase agreements (ASR Agreements) with three financial institutions under which we paid an aggregate of $16.0 billion upfront to the financial institutions and received from them an initial delivery of 178.4 million shares of our common stock, which were retired and recorded as a $12.8 billion reduction to stockholders' equity. The remaining $3.2 billion was recorded as a reduction to stockholders' equity as an unsettled forward contract indexed to our own stock. During September 2019, the ASR Agreements were completed, and an additional 68.7 million shares were delivered to us, which were retired, and the forward contract was settled with no adjustment to stockholders' equity. In total, we purchased 247.1 million shares based on the volume-weighted average stock price of our common stock during the terms of the transactions, less a discount.

During fiscal 2019, 2018 and 2017, we repurchased and retired an additional 27.1 million, 24.2 million and 22.8 million shares of common stock, respectively, for $1.8 billion, $1.4 billion and $1.3 billion, respectively, before commissions. To reflect share repurchases in the consolidated balance sheet, we (i) reduce common stock for the par value of the shares, (ii) reduce paid-in capital for the amount in excess of par to zero during the quarter in which the shares are repurchased and (iii) record the residual amount to retained earnings, if any. At September 29, 2019, $7.1 billion remained authorized for repurchase under our stock repurchase program. Since September 29, 2019, we repurchased and retired 3.9 million shares of common stock for $300 million.

2020 PROXY STATEMENT	A-61

APPENDIX A: FINANCIAL INFORMATION

Shares Outstanding.    Shares of common stock outstanding at September 29, 2019 were as follows (in millions):

2019
Balance at beginning of period	1,219
Issued	22
Repurchased	(96)

Balance at end of period	1,145

Dividends.    On October 15, 2019, we announced a cash dividend of $0.62 per share on our common stock, payable on December 19, 2019 to stockholders of record as of the close of business on December 5, 2019.

Note 5. Employee Benefit Plans

Employee Savings and Retirement Plan.    We have a 401(k) plan that allows eligible employees to contribute up to 85% of their eligible compensation, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our contribution expense was $64 million, $78 million and $76 million in fiscal 2019, 2018 and 2017, respectively.

Equity Compensation Plans.    On March 8, 2016, our stockholders approved the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the 2016 Plan), which replaced the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the Prior Plan). Effective on and after that date, no new awards will be granted under the Prior Plan, although all outstanding awards under the Prior Plan will remain outstanding according to their terms and the terms of the Prior Plan. The 2016 Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. The share reserve under the 2016 Plan is equal to 90.0 million shares, plus approximately 20.1 million shares that were available for future grant under the Prior Plan on March 8, 2016, for a total of approximately 110.1 million shares initially available for grant under the 2016 Plan. This share reserve is automatically increased as provided in the 2016 Plan by the number of shares subject to stock options that were granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire or for any reason are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options that were granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by us to satisfy any tax withholding or tax payment obligations related to such award. The Board of Directors may amend or terminate the 2016 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. At September 29, 2019, approximately 50.4 million shares were available for future grant under the 2016 Plan.

RSUs are share awards that entitle the holder to receive shares of our common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions that contain only service requirements to vest for all equity compensation plans follows:

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 30, 2018	23,097	$62.12
RSUs granted	20,879	63.10
RSUs canceled/forfeited	(2,812)	62.45
RSUs vested	(14,475)	62.64

RSUs outstanding at September 29, 2019	26,689	$62.57	$2.0

The weighted-average estimated fair values of employee RSUs that contain only service requirements to vest granted during fiscal 2018 and 2017 were $62.61 and $66.54 per share, respectively. Upon vesting, we issue new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by us on behalf of the employees. As a result, the actual number of shares issued will be

A-62	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs was estimated to be approximately 7%, 6% and 5% in fiscal 2019, 2018 and 2017, respectively.

At September 29, 2019, total unrecognized compensation expense related to such non-vested RSUs granted prior to that date was $1.1 billion, which is expected to be recognized over a weighted-average period of 1.9 years. The total vest-date fair value of such RSUs that vested during fiscal 2019, 2018 and 2017 was $977 million, $940 million and $820 million, respectively. The total shares withheld to satisfy statutory tax withholding requirements related to all share-based awards were approximately 4.2 million, 4.4 million and 4.2 million in fiscal 2019, 2018 and 2017, respectively, and were based on the value of the awards on their vesting dates as determined by our closing stock price.

The Board of Directors may grant stock options to employees, directors and consultants to purchase shares of our common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. Total outstanding stock option shares at September 29, 2019 and September 30, 2018, were 1.1 million and 5.1 million, respectively. The decrease in the number of stock option shares outstanding during fiscal 2019 related primarily to stock options exercised.

The total tax benefits realized, including the excess tax benefits, related to share-based awards during fiscal 2019, 2018 and 2017 were $237 million, $254 million and $301 million, respectively.

Employee Stock Purchase Plan.    We have an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize us to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. On March 23, 2018, our stockholders approved an amendment to the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan to increase the share reserve by 30.0 million shares. The shares authorized under the plan were approximately 101.7 million at September 29, 2019. The shares reserved for future issuance were approximately 32.8 million at September 29, 2019. During fiscal 2019, 2018 and 2017, approximately 6.1 million, 5.8 million and 5.7 million shares, respectively, were issued under the plan at an average price of $42.13, $49.41 and $45.29 per share, respectively. At September 29, 2019, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $27 million. We recorded cash received from the exercise of purchase rights of $257 million, $286 million and $260 million during fiscal 2019, 2018 and 2017, respectively.

Note 6. Debt

Long-term Debt.    In May 2015, we issued an aggregate principal amount of $10.0 billion of unsecured floating- and fixed-rate notes (May 2015 Notes) with varying maturities, of which $8.5 billion remained outstanding at September 29, 2019. The proceeds from the May 2015 Notes of $9.9 billion, net of underwriting discounts and offering expenses, were used to fund stock repurchases and other general corporate purposes. In May 2017, we issued an aggregate principal amount of $11.0 billion of unsecured floating- and fixed-rate notes (May 2017 Notes) with varying maturities, of which $7.0 billion remained outstanding at September 29, 2019. The proceeds from the May 2017 Notes of $10.95 billion, net of underwriting discounts and offering expenses, were intended to be used to finance, in part, a then proposed acquisition and other related transactions and for general corporate purposes.

2020 PROXY STATEMENT	A-63

APPENDIX A: FINANCIAL INFORMATION

The following table provides a summary of our long-term debt and current portion of long-term debt (in millions, except percentages):

	September 29, 2019		September 30, 2018
	Amount	Effective Rate	Amount	Effective Rate
May 2015 Notes
Floating-rate three-month LIBOR plus 0.55% notes due May 20, 2020	$250	2.74%	$250	2.93%
Fixed-rate 2.25% notes due May 20, 2020	1,750	2.64%	1,750	3.13%
Fixed-rate 3.00% notes due May 20, 2022	2,000	2.89%	2,000	3.73%
Fixed-rate 3.45% notes due May 20, 2025	2,000	3.46%	2,000	3.46%
Fixed-rate 4.65% notes due May 20, 2035	1,000	4.73%	1,000	4.73%
Fixed-rate 4.80% notes due May 20, 2045	1,500	4.72%	1,500	4.72%
May 2017 Notes
Floating-rate three-month LIBOR plus 0.73% notes due January 30, 2023	500	3.06%	500	3.14%
Fixed-rate 2.60% notes due January 30, 2023	1,500	2.70%	1,500	2.70%
Fixed-rate 2.90% notes due May 20, 2024	1,500	3.01%	1,500	3.01%
Fixed-rate 3.25% notes due May 20, 2027	2,000	3.45%	2,000	3.46%
Fixed-rate 4.30% notes due May 20, 2047	1,500	4.47%	1,500	4.47%

Total principal	15,500		15,500
Unamortized discount, including debt issuance costs	(75)		(85)
Hedge accounting fair value adjustments	9		(50)

Total long-term debt	$15,434		$15,365

Reported as:
Short-term debt	$1,997		$—
Long-term debt	13,437		15,365

Total	$15,434		$15,365

At September 29, 2019, future principal payments were $2.0 billion in fiscal 2020, $2.0 billion in fiscal 2022, $2.0 billion in fiscal 2023, $1.5 billion in fiscal 2024 and $8.0 billion after fiscal 2024; no principal payments are due in fiscal 2021. At September 29, 2019 and September 30, 2018, the aggregate fair value of the notes, based on Level 2 inputs, was approximately $16.5 billion and $15.1 billion, respectively.

We may redeem the outstanding fixed-rate notes at any time in whole, or from time to time in part, at specified make-whole premiums as defined in the applicable form of note. We may not redeem the outstanding floating-rate notes prior to maturity. The obligations under the notes rank equally in right of payment with all of our other senior unsecured indebtedness and will effectively rank junior to all liabilities of our subsidiaries.

At September 29, 2019, we had outstanding interest rate swaps with an aggregate notional amount of $1.8 billion, related to the May 2015 Notes, which effectively converted approximately 43% and 50% of the fixed-rate notes due in 2020 and 2022, respectively, into floating-rate notes. The net gains and losses on the interest rate swaps, as well as the offsetting gains or losses on the related fixed-rate notes attributable to the hedged risks, are recorded as interest expense in the current period. We did not enter into interest rate swaps in connection with issuance of the May 2017 Notes.

The effective interest rates for the notes include the interest on the notes, amortization of the discount, which includes debt issuance costs, and if applicable, adjustments related to hedging. Interest is payable in arrears quarterly for the floating-rate notes and semi-annually for the fixed-rate notes. Cash interest paid related to our commercial paper program and long-term debt, net of cash received from the related interest rate swaps, was $563 million, $662 million and $313 million during fiscal 2019, 2018 and 2017, respectively.

Commercial Paper Program.    We have an unsecured commercial paper program, which provides for the issuance of up to $5.0 billion of commercial paper. Net proceeds from this program are used for general corporate purposes. Maturities of commercial paper can range from 1 day to up to 397 days. At September 29, 2019 and September 30, 2018, we had

A-64	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

$499 million and $1.0 billion, respectively, of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 2.17% and 2.35%, respectively, which included fees paid to the commercial paper dealers, and weighted-average remaining days to maturity of 41 days and 16 days, respectively. The carrying value of the outstanding commercial paper approximated its estimated fair value at September 29, 2019 and September 30, 2018.

Revolving Credit Facility.    We have an Amended and Restated Revolving Credit Facility (Revolving Credit Facility) that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $5.0 billion, of which $530 million and $4.47 billion will expire in February 2020 and November 2021, respectively. Proceeds from the Revolving Credit Facility, if drawn, are expected to be used for general corporate purposes. Loans under the Revolving Credit Facility will bear interest, at our option, at either the reserve-adjusted Eurocurrency Rate or the Base Rate (both of which are determined in accordance with the Revolving Credit Facility), in each case plus an applicable margin based on our long-term unsecured senior, non-credit enhanced debt ratings. The margins over the reserve-adjusted Eurocurrency Rate and the Base Rate will be 0.805% and 0.00%, respectively. The Revolving Credit Facility has a facility fee, which accrues at a rate of 0.07% per annum. At September 29, 2019 and September 30, 2018, we had not borrowed any funds under the Revolving Credit Facility.

Debt Covenants.    The Revolving Credit Facility requires that we comply with certain covenants, including one financial covenant to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense, as defined in each of the respective agreements, of not less than three to one at the end of each fiscal quarter. We are not subject to any financial covenants under the notes nor any covenants that would prohibit us from incurring additional indebtedness ranking equal to the notes, paying dividends, issuing securities or repurchasing securities issued by us or our subsidiaries. At September 29, 2019 and September 30, 2018, we were in compliance with the applicable covenants under the Revolving Credit Facility.

Note 7. Commitments and Contingencies

Legal and Regulatory Proceedings.

3226701 Canada, Inc. v. QUALCOMM Incorporated et al:    On November 30, 2015, a securities class action complaint was filed by purported stockholders of us in the United States District Court for the Southern District of California against us and certain of our current and former officers. On April 29, 2016, the plaintiffs filed an amended complaint. On January 27, 2017, the court dismissed the amended complaint in its entirety, granting leave to amend. On March 17, 2017, the plaintiffs filed a second amended complaint, alleging that we and certain of our current and former officers violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making false and misleading statements regarding our business outlook and product development between November 19, 2014 and July 22, 2015. The second amended complaint sought unspecified damages, interest, attorneys' fees and other costs. On May 8, 2017, we filed a motion to dismiss the second amended complaint. On October 20, 2017, the court entered an order granting in part our motion to dismiss, and on November 29, 2017, the court entered an order granting the remaining portions of our motion to dismiss. On December 28, 2017, the plaintiffs filed an appeal to the United States Court of Appeals for the Ninth Circuit (Ninth Circuit). A hearing was held on July 11, 2019, and on July 23, 2019, the Ninth Circuit affirmed the District Court's dismissal of the second amended complaint in its entirety. On August 29, 2019, the Ninth Circuit denied the plaintiffs' request for en banc review. The plaintiffs have until November 27, 2019 to file a petition for certiorari to request that the United States Supreme Court hear the matter or the dismissal becomes final. We believe the plaintiffs' claims are without merit.

Consolidated Securities Class Action Lawsuit:    On January 23, 2017 and January 26, 2017, securities class action complaints were filed by purported stockholders of us in the United States District Court for the Southern District of California against us and certain of our current and former officers and directors. The complaints alleged, among other things, that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by making false and misleading statements and omissions of material fact in connection with certain allegations that we are or were engaged in anticompetitive conduct. The complaints sought unspecified damages, interest, fees and costs. On May 4, 2017, the court consolidated the two actions and appointed lead plaintiffs. On July 3, 2017, the lead plaintiffs filed a consolidated amended complaint asserting the same basic theories of liability and requesting the same basic relief. On September 1, 2017, we filed a motion to dismiss the consolidated amended complaint. On March 18, 2019, the court denied our motion to dismiss the complaint. Discovery has commenced and is scheduled to be completed by March 3, 2020. We believe the plaintiffs' claims are without merit.

2020 PROXY STATEMENT	A-65

APPENDIX A: FINANCIAL INFORMATION

In re Qualcomm/Broadcom Merger Securities Litigation (formerly Camp v. Qualcomm Incorporated et al):    On June 8, 2018 and June 26, 2018, securities class action complaints were filed by purported stockholders of us in the United States District Court for the Southern District of California against us and two of our current officers. The complaints alleged, among other things, that we violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by failing to disclose that we had submitted a notice to the Committee on Foreign Investment in the United States (CFIUS) in January 2018. The complaints sought unspecified damages, interest, fees and costs. On January 22, 2019, the Court appointed the lead plaintiff in the action and designated that the case be captioned "In re Qualcomm/Broadcom Merger Securities Litigation." On March 18, 2019, the plaintiffs filed a consolidated complaint asserting the same basic theories of liability and requesting the same basic relief. On May 10, 2019, we filed a motion to dismiss the consolidated complaint. The court has not yet ruled on our motion. We believe the plaintiffs' claims are without merit.

Consumer Class Action Lawsuit:    Since January 18, 2017, a number of consumer class action complaints have been filed against us in the United States District Courts for the Southern and Northern Districts of California, each on behalf of a putative class of purchasers of cellular phones and other cellular devices. At September 29, 2019, twenty-two such cases remain outstanding. In April 2017, the Judicial Panel on Multidistrict Litigation transferred the cases that had been filed in the Southern District of California to the Northern District of California. On May 15, 2017, the court entered an order appointing the plaintiffs' co-lead counsel. On July 11, 2017, the plaintiffs filed a consolidated amended complaint alleging that we violated California and federal antitrust and unfair competition laws by, among other things, refusing to license standard-essential patents to our competitors, conditioning the supply of certain of our baseband chipsets on the purchaser first agreeing to license our entire patent portfolio, entering into exclusive deals with companies, including Apple Inc., and charging unreasonably high royalties that do not comply with our commitments to standard setting organizations. The complaint seeks unspecified damages and disgorgement and/or restitution, as well as an order that we be enjoined from further unlawful conduct. On August 11, 2017, we filed a motion to dismiss the consolidated amended complaint. On November 10, 2017, the court denied our motion, except to the extent that certain claims seek damages under the Sherman Antitrust Act. On July 5, 2018, the plaintiffs filed a motion for class certification, and the court granted that motion on September 27, 2018. On January 23, 2019, the United States Court of Appeals for the Ninth Circuit (Ninth Circuit) granted us permission to appeal the court's class certification order. On January 24, 2019, the court stayed the case pending our appeal. A hearing on our appeal of the class certification order is scheduled for December 2, 2019 before the Ninth Circuit. We believe the plaintiffs' claims are without merit.

Canadian Consumer Class Action Lawsuits:    Since November 9, 2017, eight consumer class action complaints have been filed against us in Canada (in the Ontario Superior Court of Justice, the Supreme Court of British Columbia and the Quebec Superior Court), each on behalf of a putative class of purchasers of cellular phones and other cellular devices, alleging various violations of Canadian competition and consumer protection laws. The claims are similar to those in the U.S. consumer class action complaint. The complaints seek unspecified damages. One of the complaints in the Supreme Court of British Columbia has since been discontinued by the plaintiffs. We have not yet answered the complaints. We expect the Ontario and British Columbia complaints will be consolidated into one proceeding in British Columbia with a class certification hearing no earlier than late 2020. Once the certification hearing is scheduled, we expect the court to set a timetable for the exchange of evidence and briefing. As to the complaint filed in Quebec, on April 15, 2019, the Quebec Superior Court held a class certification hearing, and on April 30, 2019, the court issued an order certifying a class. Before the end of calendar 2019, we expect the court to set a timetable for pre-trial steps, including discovery as well as the exchange of expert evidence. We do not expect the trial to occur before 2022. We believe the plaintiffs' claims are without merit.

Korea Fair Trade Commission (KFTC) Investigation:    On March 17, 2015, the KFTC notified us that it was conducting an investigation of us relating to the Korean Monopoly Regulation and Fair Trade Act (MRFTA). On December 27, 2016, the KFTC announced that it had reached a decision in the investigation, finding that we violated provisions of the MRFTA. On January 22, 2017, we received the KFTC's formal written decision, which found that the following conducts violate the MRFTA: (i) refusing to license, or imposing restrictions on licenses for, cellular communications standard-essential patents with competing modem chipset makers; (ii) conditioning the supply of modem chipsets to handset suppliers on their execution and performance of license agreements with us; and (iii) coercing agreement terms including portfolio license terms, royalty terms and free cross-grant terms in executing patent license agreements with handset makers. The KFTC's decision orders us to: (i) upon request by modem chipset companies, engage in good-faith negotiations for patent license agreements, without offering unjustifiable conditions, and if necessary submit to a determination of terms by an independent third party; (ii) not demand that handset companies execute and perform under patent license agreements as a precondition for purchasing modem chipsets; (iii) not demand unjustifiable conditions in our license agreements with handset companies, and upon request renegotiate existing patent license agreements; and (iv) notify modem chipset companies and handset companies of the decision and order imposed on us and report to the KFTC new or amended agreements. According to the KFTC's decision, the foregoing will apply to transactions between us and the following enterprises: (i) handset manufacturers headquartered in Korea and their affiliate companies; (ii) enterprises that sell handsets in or to Korea and their affiliate

A-66	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

companies; (iii) enterprises that supply handsets to companies referred to in (ii) above and the affiliate companies of such enterprises; (iv) modem chipset manufacturers headquartered in Korea and their affiliate companies; and (v) enterprises that supply modem chipsets to companies referred to in (i), (ii) or (iii) above and the affiliate companies of such enterprises. The KFTC's decision also imposed a fine of 1.03 trillion Korean won (approximately $927 million), which we paid on March 30, 2017.

We believe that our business practices do not violate the MRFTA, and on February 21, 2017, we filed an action in the Seoul High Court to cancel the KFTC's decision. On the same day, we filed an application with the Seoul High Court to stay the decision's remedial order pending the Seoul High Court's final judgment on our action to cancel the KFTC's decision. On September 4, 2017, the Seoul High Court denied our application to stay the remedial order, and on November 27, 2017, the Korea Supreme Court dismissed our appeal of the Seoul High Court's decision on the application to stay. Hearings on our action to cancel the KFTC's decision were held before the Seoul High Court on August 12 and 14, 2019. Under the current procedural plan of the Seoul High Court, we believe these will be the final hearings before that court issues its decision.

Icera Complaint to the European Commission (EC):    On June 7, 2010, the EC notified and provided us with a redacted copy of a complaint filed with the EC by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that we were engaged in anticompetitive activity. On July 16, 2015, the EC announced that it had initiated formal proceedings in this matter. On July 18, 2019, the EC issued a decision confirming their preliminary view that between 2009 and 2011, we engaged in predatory pricing by selling certain baseband chipsets to two customers at prices below cost with the intention of hindering competition and imposed a fine of approximately 242 million euros. On October 1, 2019, we filed an appeal of the EC's decision with the General Court of the European Union. The court has not yet ruled on our appeal. We believe that our business practices do not violate the EU competition rules.

In the third quarter of fiscal 2019, we recorded a charge of $275 million to other expenses related to such EC fine. We provided a financial guarantee in the first quarter of fiscal 2020 to satisfy the obligation in lieu of cash payment while we appeal the EC's decision. The fine is accruing interest at a rate of 1.50% per annum while it is outstanding. In the fourth quarter of fiscal 2019, we designated the liability as a hedge of our net investment in certain foreign subsidiaries, with gains and losses recorded in accumulated other comprehensive income as a component of the foreign currency translation adjustment. At September 29, 2019, the liability, including related foreign currency gains and accrued interest (which, to the extent they were not related to the net investment hedge, were recorded in investment and other income, net), was $265 million and included in other current liabilities.

European Commission (EC) Investigation:    On October 15, 2014, the EC notified us that it was conducting an investigation of us relating to Articles 101 and/or 102 of the Treaty on the Functioning of the European Union (TFEU). On July 16, 2015, the EC announced that it had initiated formal proceedings in this matter. On January 24, 2018, the EC issued a decision finding that pursuant to an agreement with Apple Inc. we paid significant amounts to Apple on the condition that it exclusively use our baseband chipsets in its smartphones and tablets, reducing Apple's incentives to source baseband chipsets from our competitors and harming competition and innovation for certain baseband chipsets, and imposed a fine of 997 million euros. On April 6, 2018, we filed an appeal of the EC's decision with the General Court of the European Union. The court has not yet ruled on our appeal. We believe that our business practices do not violate the EU competition rules.

In the first quarter of fiscal 2018, we recorded a charge of $1.2 billion to other expenses related to such EC fine. We provided financial guarantees in the third quarter of fiscal 2018 to satisfy the obligation in lieu of cash payment while we appeal the EC's decision. The fine is accruing interest at a rate of 1.50% per annum while it is outstanding. In the first quarter of fiscal 2019, we designated the liability as a hedge of our net investment in certain foreign subsidiaries, with gains and losses recorded in accumulated other comprehensive income as a component of the foreign currency translation adjustment. At September 29, 2019, the liability, including related foreign currency gains and accrued interest (which, to the extent they were not related to the net investment hedge, were recorded in investment and other income, net), was $1.11 billion and included in other current liabilities.

United States Federal Trade Commission (FTC) v. QUALCOMM Incorporated:    On September 17, 2014, the FTC notified us that it was conducting an investigation of us relating to Section 5 of the Federal Trade Commission Act (FTCA). On January 17, 2017, the FTC filed a complaint against us in the United States District Court for the Northern District of California alleging that we were engaged in anticompetitive conduct and unfair methods of competition in violation of Section 5 of the FTCA by conditioning the supply of cellular modem chipsets on the purchaser first agreeing to a license to our cellular standard-essential patents, paying incentives to purchasers of cellular modem chipsets to induce them to accept certain license terms, refusing to license our cellular standard-essential patents to our competitors, and entering into alleged exclusive dealing arrangements with Apple Inc. The complaint sought a permanent injunction against our alleged violations of the FTCA and

2020 PROXY STATEMENT	A-67

APPENDIX A: FINANCIAL INFORMATION

other unspecified ancillary equitable relief. On August 30, 2018, the FTC moved for partial summary judgment that our commitments to license our cellular standard-essential patents to the Alliance for Telecommunications Industry Solutions (ATIS) and the Telecommunications Industry Association (TIA) require us to make licenses available to rival sellers of cellular modem chipsets. On November 6, 2018, the court granted the FTC's partial summary judgment motion. Trial was held January 4-29, 2019.

On May 21, 2019, the court issued an Order setting forth its Findings of Fact and Conclusions of Law. The court concluded that we had monopoly power in the CDMA and premium-tier LTE (Long Term Evolution) cellular modem chip markets, and that we had used that power in these two markets to engage in anticompetitive acts, including (1) using threats of lack of access to cellular modem chip supply to coerce OEMs (original equipment manufacturers) to accept license terms that include unreasonably high royalty rates; (2) refusing to license our cellular standard-essential patents to competitors selling cellular modem chips; and (3) entering into exclusive dealing arrangements with OEMs that foreclosed our rivals. The court further found that the royalties we charge OEMs are unreasonably high and reflect the use of our monopoly power over CDMA and premium-tier LTE cellular modem chips rather than just the value of our patents. The court concluded that our unreasonably high royalties constitute an anticompetitive surcharge on cellular modem chips sold by our competitors, which increases the effective price of our competitors' cellular modem chips, reduces their margins and results in exclusivity. The court also found that our practice of not licensing competitors' cellular modem chips violated our commitments to certain standard-development organizations and a duty under the antitrust laws to license competing cellular modem chip makers and helped us maintain our royalties at unreasonably high levels. Finally, the court found that incentive funds entered into with certain OEMs further harmed competing cellular modem chip makers' ability to undermine our monopoly position, prevented rivals from entering the market and restricted the sales of those competitors that do enter. The court concluded that the combined effect of our conduct, together with our monopoly power, harmed the competitive process.

The court imposed the following injunctive relief: (1) we must not condition the supply of cellular modem chips on a customer's patent license status, and we must negotiate or renegotiate license terms with customers in good faith under conditions free from the threat of lack of access to or discriminatory provision of cellular modem chip supply or associated technical support or access to software; (2) we must make exhaustive cellular standard-essential patent licenses available to cellular modem chip suppliers on fair, reasonable and non-discriminatory (FRAND) terms and submit, as necessary, to arbitral or judicial dispute resolution to determine such terms; (3) we may not enter into express or de facto exclusive dealing agreements for the supply of cellular modem chips; and (4) we may not interfere with the ability of any customer to communicate with a government agency about a potential law enforcement or regulatory matter. The court also ordered us to submit to compliance and monitoring procedures for a period of seven years and to report to the FTC on an annual basis regarding our compliance with the above remedies.

We disagree with the court's conclusions, interpretation of the facts and application of the law. Accordingly, on May 28, 2019, we filed a Motion to Stay Pending Appeal in the court, which the court denied on July 3, 2019. On May 31, 2019, we filed with the court a Notice of Appeal to the United States Court of Appeals for the Ninth Circuit (Ninth Circuit). On July 8, 2019, we filed a Motion for Partial Stay of Injunction Pending Appeal and a Consent Motion to Expedite Appeal in the Ninth Circuit. On August 23, 2019, the Ninth Circuit granted our Motion. Thus, pending the resolution of the appeal in the Ninth Circuit or until further order of the Ninth Circuit, the portions of the court's injunction requiring that we must (i) make exhaustive cellular standard-essential patent licenses available to cellular modem chip suppliers and (ii) not condition the supply of cellular modem chips on a customer's patent license status and must negotiate or renegotiate license terms with customers are stayed. On July 10, 2019, the Ninth Circuit granted our Motion to Expedite Appeal, and we expect briefing to be completed before the end of the calendar year. We currently expect the Ninth Circuit to schedule oral argument for February 2020.

Contingent losses and other considerations:    We will continue to vigorously defend ourself in the foregoing matters. However, litigation and investigations are inherently uncertain, and we face difficulties in evaluating or estimating likely outcomes or ranges of possible loss in antitrust and trade regulation investigations in particular. Other than with respect to the EC fines, we have not recorded any accrual at September 29, 2019 for contingent losses associated with these matters based on our belief that losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition or cash flows. We are engaged in numerous other legal actions not described above arising in the ordinary course of our business and, while there can be no assurance, believe that the ultimate outcome of these other legal actions will not have a material adverse effect on our business, results of operations, financial condition or cash flows.

Indemnifications.    We generally do not indemnify our customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, we are contingently liable under certain product sales, services, license and other agreements to indemnify certain customers, chipset foundries and semiconductor assembly and test service providers

A-68	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by us, or by intellectual property provided by us to chipset foundries and semiconductor assembly and test service providers. Our obligations under these agreements may be limited in terms of time and/or amount, and in some instances, we may have recourse against third parties for certain payments made by us.

Through September 29, 2019, we have received a number of claims from our direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by our products. Reimbursements under indemnification arrangements have not been material to our consolidated financial statements. We have not recorded any accrual for contingent liabilities at September 29, 2019 associated with these indemnification arrangements based on our belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.

Purchase Obligations and Operating Leases.    We have agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Integrated circuit product inventory obligations represent purchase commitments for raw materials, semiconductor die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase commitments is generally allowed but requires payment of costs incurred through the date of cancelation, and in some cases, incremental fees related to capacity underutilization. We lease certain of our land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 20 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2019, 2018 and 2017 was $146 million, $160 million and $129 million, respectively.

Obligations under our purchase agreements, which primarily relate to integrated circuit product inventory obligations, and future minimum lease payments under our operating leases at September 29, 2019 were as follows (in millions):

	Purchase Obligations	Operating Leases
2020	$2,926	$138
2021	286	97
2022	108	66
2023	53	31
2024	16	18
Thereafter	1	35

Total	$3,390	$385

Other Commitments.    At September 29, 2019, we have committed to fund certain strategic investments up to $154 million, most of which do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

Note 8. Segment Information

We are organized on the basis of products and services and have three reportable segments. We conduct business primarily through our QCT (Qualcomm CDMA Technologies) semiconductor business and our QTL (Qualcomm Technology Licensing) licensing business. QCT develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in mobile devices, wireless networks, devices used in the Internet of Things (IoT), broadband gateway equipment, consumer electronic devices and automotive telematics and infotainment systems. QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture, sale or use of certain wireless products. Our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments and includes revenues and related costs associated with development contracts with an equity method investee. We also have nonreportable segments, including Qualcomm Government Technologies or QGOV (formerly Qualcomm Cyber Security Solutions) and other wireless technology and service initiatives.

We evaluate the performance of our segments based on earnings (loss) before income taxes (EBT). Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in our management reports because they are not considered in evaluating the segments' operating performance. Unallocated income and charges include certain interest expense; certain net investment income; certain share-based compensation; and certain research and development

2020 PROXY STATEMENT	A-69

APPENDIX A: FINANCIAL INFORMATION

expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories and property, plant and equipment to fair value, amortization of certain intangible assets and certain other acquisition-related charges, third-party acquisition and integration services costs and certain other items, which may include major restructuring and restructuring-related costs, goodwill and long-lived asset impairment charges and litigation settlements and/or damages.

In fiscal 2018, all of the costs ($474 million) related to pre-commercial research and development of 5G (fifth generation) technologies were included in unallocated corporate research and development expenses, whereas similar costs related to the research and development of other technologies, including 3G (third generation) and 4G (fourth generation) technologies, were recorded in the QCT and QTL segments. Beginning in fiscal 2019, all research and development costs associated with 5G technologies were included in segment results. Additionally, beginning in fiscal 2019, certain research and development costs associated with early research and development that were historically included in our QCT segment were allocated to our QTL segment. The net effect of these changes negatively impacted QTL's EBT by $489 million in fiscal 2019 and positively impacted QCT's EBT by $160 million in fiscal 2019.

Beginning in fiscal 2019, we combined our Small Cells business, which sells products designed for the implementation of small cells to address the challenge of meeting the increased demand for mobile data, into our QCT segment. Revenues and operating results related to the Small Cells business were included in nonreportable segments through the end of fiscal 2018. Prior period segment information has not been adjusted to conform to the new segment presentation as such adjustments are insignificant.

The table below presents revenues, EBT and total assets for reportable segments (in millions):

	2019	2018	2017
Revenues
QCT	$14,639	$17,282	$16,479
QTL	4,591	5,042	6,412
QSI	152	100	113
Reconciling items	4,891	187	(746)

Total	$24,273	$22,611	$22,258

EBT
QCT	$2,143	$2,966	$2,747
QTL	2,954	3,404	5,142
QSI	344	24	65
Reconciling items	2,040	(6,002)	(4,967)

Total	$7,481	$392	$2,987

Assets
QCT	$2,307	$3,041	$3,830
QTL	1,541	1,472	1,735
QSI	1,708	1,279	1,037
Reconciling items	27,401	26,926	58,896

Total	$32,957	$32,718	$65,498

Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain non-marketable equity instruments, accounts receivable and other investments. QSI assets at September 29, 2019, September 30, 2018 and September 24, 2017 included $230 million, $283 million and $254 million, respectively, related to investments in equity method investees. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable and non-marketable securities, property, plant and equipment, deferred tax assets, goodwill, intangible assets, noncurrent income taxes receivable and assets of nonreportable segments. The net book value of long-lived tangible assets located outside of the United States was $1.4 billion at September 29, 2019, September 30, 2018 and September 24, 2017. The net book values of long-lived tangible assets located in the United States were $1.7 billion, $1.6 billion and $1.8 billion at September 29, 2019, September 30, 2018 and September 24, 2017, respectively.

A-70	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, and for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits for a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

	2019	2018	2017
China (including Hong Kong)	$11,610	$15,149	$14,579
Ireland	2,957	1	—
United States	2,774	603	513
South Korea	2,400	3,175	3,538
Other foreign	4,532	3,683	3,628

	$24,273	$22,611	$22,258

Reconciling items for revenues and EBT in a previous table were as follows (in millions):

	2019	2018	2017
Revenues
Nonreportable segments	$168	$287	$311
Reduction to revenues related to BlackBerry arbitration decision	—	—	(962)
Other unallocated revenues	4,723	(100)	(95)

	$4,891	$187	$(746)

EBT
Reduction to revenues related to BlackBerry arbitration decision	$—	$—	$(962)
Other unallocated revenues	4,723	(100)	(95)
Unallocated cost of revenues	(430)	(486)	(517)
Unallocated research and development expenses	(989)	(1,154)	(1,056)
Unallocated selling, general and administrative expenses	(413)	(576)	(647)
Unallocated other expenses (Note 2)	(414)	(3,135)	(1,742)
Unallocated interest expense	(619)	(761)	(488)
Unallocated investment and other income, net	243	566	913
Nonreportable segments	(61)	(356)	(373)

	$2,040	$(6,002)	$(4,967)

Certain revenues (and reduction to revenues) were not allocated to our segments in our management reports because they were not considered in evaluating segment results. Other unallocated revenues in fiscal 2019 were comprised of licensing revenues resulting from the settlement with Apple and its contract manufacturers. Other unallocated revenues in fiscal 2018 and 2017 were comprised of reductions to licensing revenues related to the portions of business arrangements that resolved legal disputes and were not allocated to our QTL segment. In fiscal 2017, we recognized a reduction to revenues related to an arbitration decision and resulting Joint Stipulation Regarding Final Award Agreement entered into with BlackBerry Limited, the substantial impact of which was not allocated to QTL.

Note 9. Acquisitions

On February 3, 2017 (the Closing Date), we completed the formation of a joint venture with TDK Corporation (TDK), under the name RF360 Holdings to enable delivery of radio frequency front-end (RFFE) modules and radio frequency (RF) filters into fully integrated products for mobile devices and Internet of Things (IoT) applications, among others. Upon formation, the joint venture was owned 51% by Qualcomm Global Trading Pte. Ltd. (Qualcomm Global Trading), a Singapore corporation and wholly-owned subsidiary of ours, and 49% by EPCOS AG (EPCOS), a German wholly-owned subsidiary of TDK. We had the option to acquire (and EPCOS had an option to sell) EPCOS's interest in the joint venture for $1.15 billion (Settlement Amount), beginning on August 4, 2019, for a period of 60 days (the Put and Call Option). The Put and Call Option was recorded as a liability at fair value as part of the total purchase price of $3.1 billion on the Closing Date. The liability was

2020 PROXY STATEMENT	A-71

APPENDIX A: FINANCIAL INFORMATION

accreted to the Settlement Amount (with the offset recorded as interest expense) and was included in other current liabilities at September 30, 2018 (Note 2). On September 16, 2019, the Put and Call Option was exercised, and we acquired EPCOS's remaining minority ownership interest in RF360 Holdings for $1.15 billion.

At the Closing Date, we determined that RF360 Holdings was a variable interest entity, and its results of operations and statement of financial position have been included in our consolidated financial statements since its formation as the governance structure of RF360 Holdings provided us with the power to direct the activities of the joint venture that most significantly impacted its economic performance. Since the Put and Call Option was considered a financing of our purchase of EPCOS's interest in RF360 Holdings, noncontrolling interest was not recorded in our consolidated financial statements.

At the Closing Date, intangible assets acquired subject to amortization totaled $833 million, which primarily comprised of $738 million of technology-based intangible assets that are being amortized on a straight-line basis over the weighted-average useful lives of seven years.

The following table presents the unaudited pro forma results for fiscal 2017. The unaudited pro forma financial information combines the results of operations of Qualcomm and RF360 Holdings as though the companies had been combined as of the beginning of fiscal 2016. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. The unaudited pro forma results presented below include adjustments for the step-up of inventories to fair value, amortization and depreciation of identified intangible assets and property, plant and equipment, adjustments for certain acquisition-related charges, interest expense related to the Put and Call Option and related tax effects (in millions):

(Unaudited)
2017
Pro forma revenues	$22,806
Pro forma net income attributable to Qualcomm	$2,614

Note 10. Cost Plan

In the second quarter of fiscal 2018, we announced a Cost Plan designed to align our cost structure to our long-term margin targets. As part of this plan, we initiated a series of targeted actions across our businesses with the objective to reduce annual costs by $1 billion, excluding incremental costs resulting from any future acquisition of a business. Actions taken under this plan have been completed and resulted in us achieving substantially all of this target in fiscal 2019 based on our run rate exiting the second quarter of fiscal 2019, excluding litigation costs that were in excess of the baseline spend.

Total restructuring and restructuring-related charges related to the Cost Plan were as follows (in millions):

	2019	2018 (1)	Total
Restructuring-related charges (2)	$151	$334	$485
Restructuring charges (3)	62	353	415

	$213	$687	$900

(1)
During fiscal 2018, we recorded restructuring and restructuring-related charges of $629 million in other expenses and charges of $58 million in investment and other income, net.

(2)
Restructuring-related charges primarily related to asset impairment charges in fiscal 2019 and 2018 and also included a $52 million net gain in fiscal 2019 from the sale of certain assets related to wireless electric vehicle charging applications and the sale of our mobile health nonreportable segment, as well as a $41 million gain in fiscal 2018 resulting from fair value adjustments of certain contingent consideration related to a business combination.

(3)
Restructuring charges primarily consisted of severance and consulting costs in fiscal 2019 and 2018, which were payable in cash.

The restructuring accrual, a portion of which was included in payroll and other benefits related liabilities with the remainder included in other current liabilities, is expected to be substantially paid within the next 12 months. At September 29, 2019 and September 30, 2018, the restructuring accrual was $17 million and $83 million, respectively.

A-72	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Note 11. Fair Value Measurements

The following table presents our fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 29, 2019 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$6,493	$4,084	$—	$10,577

Marketable securities:
Corporate bonds and notes	—	4	—	4
Auction rate securities	—	—	35	35
Equity and preferred securities	418	—	—	418

Total marketable securities	418	4	35	457
Derivative instruments	—	25	—	25
Other investments	416	—	73	489

Total assets measured at fair value	$7,327	$4,113	$108	$11,548

Liabilities
Derivative instruments	$—	$1	$—	$1
Other liabilities	416	—	35	451

Total liabilities measured at fair value	$416	$1	$35	$452

Activity within Level 3 of the Fair Value Hierarchy.    Other investments and other liabilities included in Level 3 at September 29, 2019 and September 30, 2018 were comprised of convertible debt instruments issued by private companies and contingent consideration related to business combinations, respectively. Activity for marketable securities, other investments and other liabilities classified within Level 3 of the valuation hierarchy was insignificant during fiscal 2019, which was primarily related to issuances of convertible debt instruments by private companies and settlements of contingent consideration, and fiscal 2018, which was primarily related to settlements of convertible debt.

Nonrecurring Fair Value Measurements.    We measure certain assets and liabilities at fair value on a nonrecurring basis. These assets and liabilities include equity method and non-marketable equity investments, assets acquired, and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2019 and 2018, certain property, plant and equipment, non-marketable equity securities, intangible assets and goodwill were written down to their estimated fair values (Note 10). We also measured certain non-marketable equity securities received as non-cash consideration at fair value on a nonrecurring basis (Note 2). We determined the fair values using cost, market and income approaches. The estimation of fair value used in the fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. We did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition for all periods presented.

Note 12. Revision of Prior Period Financial Statements

We revised certain prior period financial statements for an immaterial error related to the recognition of certain royalty revenues of our QTL segment (Note 1). A summary of revisions to our previously reported financial statements presented herein for comparative purposes is included below (in millions, except per share data).

Revised Consolidated Balance Sheets.

	As of September 30, 2018
	As reported	Adjustment	As revised
Deferred tax assets (noncurrent)	$904	$32	$936
Total assets	32,686	32	32,718
Other current liabilities	6,825	153	6,978
Total current liabilities	11,236	153	11,389
Total liabilities	31,758	153	31,911
Retained earnings	663	(121)	542
Total stockholders' equity	928	(121)	807
Total liabilities and stockholders' equity	32,686	32	32,718

2020 PROXY STATEMENT	A-73

APPENDIX A: FINANCIAL INFORMATION

Revised Consolidated Statements of Operations.

	Year Ended
	September 30, 2018			September 24, 2017
	As reported	Adjustment	As revised	As reported	Adjustment	As revised
Licensing revenues	$5,332	$(121)	$5,211	$5,644	$(33)	$5,611
Total revenues	22,732	(121)	22,611	22,291	(33)	22,258
Operating income	742	(121)	621	2,614	(33)	2,581
Income before income taxes	513	(121)	392	3,020	(33)	2,987
Income tax expense	(5,377)	21	(5,356)	(555)	12	(543)
Net (loss) income	(4,864)	(100)	(4,964)	2,465	(21)	2,444
Net (loss) income attributable to Qualcomm	(4,864)	(100)	(4,964)	2,466	(21)	2,445
Basic (loss) earnings per share	(3.32)	(0.07)	(3.39)	1.67	(0.01)	1.66
Diluted (loss) earnings per share	(3.32)	(0.07)	(3.39)	1.65	(0.01)	1.64

Revised Consolidated Statements of Comprehensive Income (Loss).

	Year Ended
	September 30, 2018			September 24, 2017
	As reported	Adjustment	As revised	As reported	Adjustment	As revised
Net (loss) income	$(4,864)	$(100)	$(4,964)	$2,465	$(21)	$2,444
Total comprehensive (loss) income	(4,983)	(100)	(5,083)	2,421	(21)	2,400
Comprehensive (loss) income attributable to Qualcomm	(4,983)	(100)	(5,083)	2,422	(21)	2,401

Revised Consolidated Statements of Cash Flows.

We revised our consolidated statements of cash flows for the years ended September 30, 2018 and September 24, 2017 for this correction, which had no impact to net cash provided by operating activities in each such period.

	Year Ended September 30, 2018
	As reported	Reclassification adjustment (1)	Revision adjustment	As revised
Operating Activities:
Net loss	$(4,864)	$—	$(100)	$(4,964)
Income tax provision in excess of (less than) income tax payments	4,502	—	(21)	4,481
Other items, net	129	(178)	—	(49)
Other assets	30	(6)	—	24
Payroll, benefits and other liabilities	687	197	121	1,005
Net cash provided by operating activities	3,895	13	—	3,908

	Year Ended September 24, 2017
	As reported	Reclassification adjustment (1)	Revision adjustment	As revised
Operating Activities:
Net income	$2,465	$—	$(21)	$2,444
Income tax provision in excess of (less than) income tax payments	(400)	—	(12)	(412)
Other items, net	146	(172)	—	(26)
Other assets	169	(33)	—	136
Payroll, benefits and other liabilities	2,103	205	33	2,341
Net cash provided by operating activities	5,001	—	—	5,001
(1)
Certain previously reported amounts have been reclassified to conform to the current year presentation.

A-74	2020 PROXY STATEMENT

APPENDIX A: FINANCIAL INFORMATION

Revised Segment Information.

QTL segment results were revised for this correction (Note 8), which resulted in a decrease in QTL revenues and EBT (earnings before income taxes) of $121 million and $33 million for fiscal 2018 and 2017, respectively.

Note 13. Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for fiscal 2019 and 2018 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2019 (1)
Revenues (2)	$4,842	$4,982	$9,635	$4,814
Operating income (2)	710	940	5,317	701
Net income (2)	1,068	663	2,149	506

Basic earnings per share (3):	$0.88	$0.55	$1.77	$0.42
Diluted earnings per share (3):	0.87	0.55	1.75	0.42

2018 (1)(4)
Revenues	$6,035	$5,220	$5,577	$5,778
Operating (loss) income (5)	(4)	400	903	(679)
Net (loss) income (5)	(5,983)	330	1,202	(513)

Basic (loss) earnings per share (3):	$(4.05)	$0.22	$0.81	$(0.36)
Diluted (loss) earnings per share (3):	(4.05)	0.22	0.81	(0.36)
(1)
Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Revenues, operating income and net income in the third quarter of fiscal 2019 included licensing revenues recognized of $4.7 billion resulting from the settlement with Apple and its contract manufacturers. Operating income and net income in the third quarter of fiscal 2019 were impacted by a $275 million charge related to the 2019 EC Fine. Net income in the first quarter of fiscal 2019 was impacted by an income tax benefit of $570 million due to establishing new U.S. net deferred tax assets from making certain check-the-box elections. Net income in the third quarter of fiscal 2019 was impacted by a $2.5 billion charge to income tax expense resulting from the derecognition of a deferred tax asset related to the distributed intellectual property.

(3)
Earnings (loss) per share and earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly (loss) earnings per share amounts may not equal the annual amounts reported.

(4)
As previously disclosed in our Quarterly Reports on Form 10-Q for the quarters ended December 30, 2018, March 31, 2019 and June 30, 2019, we revised certain prior period financial information for an immaterial error related to the recognition of certain royalty revenues of our QTL segment (Note 1).

(5)
Operating loss and net loss in the fourth quarter of fiscal 2018 were impacted by a $2.0 billion charge related to the NXP termination fee. Net loss in the first quarter of fiscal 2018 was impacted by a $5.9 billion provisional charge to income tax expense due to the effects of the Tax Legislation. Additionally, operating income and net loss in the first quarter of fiscal 2018 were impacted by a $1.2 billion charge related to the 2018 EC fine.

2020 PROXY STATEMENT	A-75

APPENDIX B: PERFORMANCE MEASUREMENT
COMPARISON OF STOCKHOLDER RETURN

The following graph compares total stockholder return on our common stock since September 28, 2014 to two indices: the Standard & Poor's 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor's Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

Comparison of Cumulative Total Return on Investment Since September 28, 2014 (1)

$300
$250
$200
$150
$100
$50
$0
9/28/2014
9/27/2015
9/25/2016
9/24/2017
9/30/2018
9/29/2019
S&P 500
NASDAQ-100 (NDX)
QUALCOMM Incorporated
Baseline Index on 9/28/2014

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock, the S&P 500 and the NASDAQ-100 on September 28, 2014. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 27, 2019, the last trading day of our 2019 fiscal year, was $76.63 per share.

2020 PROXY STATEMENT	B-1

APPENDIX C: CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS

Steve Mollenkopf
Chief Executive Officer and Director

Cristiano R. Amon
President

Akash Palkhiwala
Executive Vice President and Chief Financial Officer

Brian Modoff
Executive Vice President, Strategy and Mergers & Acquisitions

Alexander H. Rogers
Executive Vice President and President, Qualcomm Technology Licensing

Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary

Michelle M. Sterling
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc. and Chief Technology Officer

Barbara T. Alexander
Chair: HR and Compensation Committee
Independent Consultant

Mark Fields
Member: Audit Committee
Senior Advisor, TPG Capital LP

Jeffrey W. Henderson
Chair: Audit Committee
Former Chief Financial Officer, Cardinal Health Inc.

Ann M. Livermore
Member: Governance Committee
Former Executive Vice President of the Enterprise Business, Hewlett-Packard Company

Harish Manwani
Member: HR and Compensation Committee
Senior Operating Partner, The Blackstone Group

Mark D. McLaughlin
Chairman of the Board
Vice Chairman of the Board, Palo Alto Networks, Inc.

Steve Mollenkopf
Chief Executive Officer,
Qualcomm Incorporated

Clark T. "Sandy" Randt, Jr.
Chair: Governance Committee
President, Randt & Co. LLC

Dr. Francisco Ros
Member: Governance Committee
Founder and President, First International Partners, S.L.

Irene B. Rosenfeld
Member: HR and Compensation Committee
Former Chair and Chief Executive Officer, Mondelēz International, Inc.

Kornelis "Neil" Smit
Member: Audit Committee
Vice Chairman, Comcast Corporation

Anthony J. Vinciquerra
Member: Audit Committee
Chairman of the Board and Chief Executive Officer, Sony Pictures Entertainment Inc.

As of January 2020

2020 PROXY STATEMENT	C-1

APPENDIX D: PERFORMANCE MEASURES

We use non-GAAP financial information (i) to evaluate, assess and benchmark our operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of our ongoing core operating businesses, including the QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing) segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors.

We are able to assess what we believe is a more meaningful and comparable set of financial performance measures by using non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the HR and Compensation Committee of the Board of Directors focus primarily on non-GAAP financial measures.

The various performance measures used throughout this Proxy Statement are defined below. The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures to our reported financial results prepared in accordance with GAAP are included in Appendix E.

Adjusted Earnings Per Share (EPS)

For purposes of determining earnings under the ACIP for fiscal 2019, GAAP earnings per share were adjusted to exclude the after-tax impact of the following items:

•
The QSI segment;

•
Acquisition-related items, which may include (i) third-party acquisition and integration services costs; (ii) amortization of certain intangible assets; (iii) recognition of the step-up of inventories to fair value; (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property; (v) debt issuance and letter of credit costs; (vi) acquired in-process research and development; (vii) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017; and (viii) purchase accounting effects on acquired or assumed debt;

•
Non-cash share-based compensation;

•
Certain other items exceeding $25 million on a pre-tax basis, which may include (i) major restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite-lived and long-lived assets; (iii) litigation and regulatory settlements and/or damages; (iv) gains and losses on divestitures and sales of certain assets and associated third-part costs; (v) the effect of changes in tax law and accounting principles; (vi) discrete income tax expenses or benefits resulting from tax elections made in fiscal 2019; (vii) tax items, including the effects of changes to tax law, individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded; and (viii) acquisition termination fees;

•
From a potential acquisition occurring during the fiscal year with a purchase price that is greater than $5 billion, (i) the impact on net income; (ii) the impact of expense or amortization of premiums or discounts related to debt issued or assumed in connection with or related to such acquisition for the fiscal year in which the acquisition closes, and if such debt is incurred in the fiscal year prior to the expected year in which such acquisition closes, for such prior fiscal year; and (iii) the impact on investment income as a result of usage of such funds in the purchase; and

•
The impact of unresolved contract disputes on revenues recorded in the fiscal year to the extent a licensee withholds or fails to make royalty payments or disputes the royalty payment paid, provided that such adjustment shall be the specific amounts for each licensee that was used in determination of the performance target.

Adjusted Return on Invested Capital (ROIC)

We calculate our Adjusted ROIC by averaging over the three-year performance period (a) Adjusted After-Tax Operating Income for the relevant year divided by (b) the sum of average Adjusted Debt and average Adjusted Equity for the relevant year.

For purposes of calculating the 2019 ROIC PSU grant, Adjusted After-Tax Operating Income for use in the Adjusted ROIC calculation, GAAP operating income will be adjusted to (a) include the relevant tax effects of the components of operating income and (b) exclude the after-tax impact of the following items:

•
The QSI segment;

•
Certain acquisition-related items, including (i) third-party acquisition and integration services costs; (ii) amortization of certain intangible assets; (iii) recognition of the step-up of inventories to fair value; (iv) expenses related to the termination of contracts that limit the use of the acquired intellectual property; (v) purchase accounting effects on property, plant and

2020 PROXY STATEMENT	D-1

APPENDIX D: PERFORMANCE MEASURES

  equipment for acquisitions completed in or after the second quarter of fiscal 2017; (vi) acquired in-process research and development; and (vii) break-up fees;

•
Certain other items exceeding $25 million on a pre-tax basis, including (i) restructuring and restructuring-related costs; (ii) impairments of goodwill and indefinite- and long-lived assets; (iii) litigation settlement, arbitration and/or judgment; (iv) gains and losses on divestitures and sales of certain assets; and

•
An acquisition's operating results in the fiscal year in which the acquisition is completed for which the purchase price exceeds $5 billion.

Adjusted Debt is the debt issued or assumed by Qualcomm Incorporated or any of its consolidated subsidiaries excluding the impact of debt incurred or assumed (and related expenses) related to an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed.

Adjusted Equity is GAAP equity excluding (a) the equity issued related to an acquisition for the fiscal year in which such acquisition is completed for which the purchase price exceeds $5 billion; (b) the after-tax impact of expense or amortization of premiums or discounts related to debt issued or assumed by Qualcomm Incorporated or any of its subsidiaries in connection with an acquisition for which the purchase price exceeds $5 billion in the fiscal year in which such acquisition is completed and, if such debt is incurred prior to the fiscal year in which such acquisition is completed, for such prior fiscal year and the fiscal year in which the acquisition is completed; (c) the effect of adjustments to retained earnings for changes in U.S. GAAP (including the adoption of new accounting standards); (d) tax items, including the effects of changes to tax laws, and items individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded, but only with respect to tax items relating to one or more tax years ending before the beginning of the performance period; and (e) the financial impact of share buybacks, if any, in excess of an amount equal to (i) the average cost of repurchased shares for the fiscal year, multiplied by (ii) the number of shares actually issued in the year to employees, non-employee directors and consultants, provided, however, that if the excluded amount of share buybacks cannot be determined pursuant to the foregoing formula for any fiscal year in the performance period because we have entered into an accelerated share repurchase agreement that has not been settled by the end of the performance period, then the financial impact of share buybacks in excess of $2 billion determined in accordance with GAAP shall be excluded for such fiscal year. To the extent that adjustments are made to GAAP operating income, corresponding adjustments will be made to GAAP Equity.

D-2	2020 PROXY STATEMENT

APPENDIX E: RECONCILIATION OF FISCAL 2019
NON-GAAP MEASURES TO GAAP RESULTS (1)

$ in millions, except per share data	GAAP Results	Less QSI	Less Share-Based Compensation	Less Other Items (2)	Adjusted Results
Net income	$4,386	$271	$(853)	$1,197	$3,771

Diluted earnings per share (EPS)	$3.59	$0.22	$(0.70)	$0.98	$3.09

Diluted shares	1,220	1,220	1,220	1,220	1,220

(1)
See Appendix D for definitions of the various non-GAAP performance measures used in calculating our cash and long-term equity incentives.

(2)
In fiscal 2019, other items excluded from adjusted results were comprised of licensing revenues of $4.7 billion resulting from the settlement with Apple and its contract manufacturers, which were not allocated to our segment results. Other items excluded from adjusted results also included $418 million of acquisition-related charges, a $275 million charge related to the 2019 EC fine, $213 million of net restructuring and restructuring-related charges primarily related to our Cost Plan and $21 million of interest expense related to the 2018 EC fine, partially offset by a $43 million gain (and $13 million of interest) due to the partial recovery of a fine imposed in fiscal 2009 resulting from our appeal of the Korea Fair Trade Commission (KFTC) decision, a $31 million benefit related to a favorable legal settlement and $6 million of foreign currency transaction gains related to the 2018 and 2019 EC fines, net of associated losses on derivative instruments. Other items excluded from adjusted results also included a $2.5 billion charge for the write-off of a deferred tax asset, a $786 million charge for the combined tax effect of other items in earnings before tax (EBT), a $552 million benefit relating to certain tax elections made in the first quarter of fiscal 2019, a $70 million charge related to certain other impacts of final U.S. regulations issued in the third quarter of fiscal 2019, a $66 million charge for the foreign currency loss related to a refund claim for withholding taxes paid to Korea in prior periods and a $20 million charge related to a proposed settlement with the IRS, partially offset by a $79 million benefit for release of a valuation allowance, a $72 million benefit for the tax effect of acquisition-related items in EBT and an $18 million tax benefit related to a prior year.

2020 PROXY STATEMENT	E-1

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

2020 PROXY STATEMENT	F-1

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

F-2	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

Qualcomm Incorporated
2016 Long-Term Incentive Plan

1.    Establishment, Purpose and Term of Plan.

        1.1    Establishment.    The Qualcomm Incorporated 2016 Long-Term Incentive Plan (the "Plan") was adopted December 7, 2015, and approved by the stockholders of the Company on March 8, 2016. The amendment and restatement of the Plan as set forth in this document was adopted by the HR and Compensation Committee of the Board of Directors of the Company on December 8, 2019, subject to approval of the stockholders at the 2020 Annual Meeting.

        1.2    Purpose.    The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company's stockholders, and by rewarding such persons for their services by tying a portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below.

        1.3    Term of Plan.    The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than March 8, 2026.

2.    Definitions and Construction.

        2.1    Definitions.    Whenever used herein, the following terms shall have their respective meanings set forth below:

                (a)   "2006 LTIP" means the QUALCOMM Incorporated 2006 Long-Term Incentive Plan.

                (b)   "Affiliate" means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term "control" (including the term "controlled by") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

                (c)   "Award" means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit, Deferred Compensation Award or other Stock-Based Award granted under the Plan.

                (d)   "Award Agreement" means a written agreement (which may be in electronic form) between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

                (e)   "Board" means the Board of Directors of the Company.

                (f)    A "Change in Control" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(bb)(iii), the corporation or other business entity to which the assets of the Company were transferred (the "Transferee"), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction. In addition, a "Change in Control" shall occur in the event that individuals who, as of December 20, 2017, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 20, 2017, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (such Change in Control, a "Board Change in Control").

2020 PROXY STATEMENT	F-3

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                (g)   "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

                (h)   "Committee" means the HR and Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

                (i)    "Company" means Qualcomm Incorporated, a Delaware corporation, or any Successor.

                (j)    "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

                (k)   "Deferred Compensation Award" means an Award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.

                (l)    "Director" means a member of the Board or of the board of directors of any Participating Company.

                (m)  "Disability" means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to a Nonemployee Director, "Disability" means the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant's position with the Participating Company Group because of sickness or other physical or mental incapacity. Notwithstanding the foregoing, the Committee may specify a different definition of Disability in any Award Agreement.

                (n)   "Dividend Equivalent" means a credit provided by the Plan, a Full-Value Award or a Deferred Compensation Award, to reflect an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by such Award. No Dividend Equivalent credits shall be credited or paid with respect to any Option or SAR.

                (o)   "Employee" means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director's fee shall be sufficient to cause a Nonemployee Director to be an Employee for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's rights, if any, under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

                (p)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                (q)   "Fair Market Value" means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

                        (i)    Except as otherwise determined by the Committee as permitted under this Section 2.1(q), if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable, and, if there is no such closing price on the date of determination, the Fair Market Value of a share of Stock under this Section 2.1(q)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.

F-4	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                        (ii)    Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that, for purposes of determining the exercise price of Options (under Section 6.1) or SARs (under Section 7.2), the Fair Market Value shall not be less than the Fair Market Value determined under Section 2.1(q)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.

                        (iii)   If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

                (r)    "Full-Value Award" means any Restricted Stock Award, Restricted Stock Unit, Stock Unit, Performance Award, and Stock-Based Award based on the full value of shares of Stock under this Plan.

                (s)   "Good Reason" For purposes of all Award Agreements under the Plan for all Awards granted to Participants who are participants in the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan, the definition of Good Reason that shall apply following a Change in Control that occurs pursuant to the last sentence of the definition of Change in Control, shall be the definition of Good Reason in the Qualcomm Incorporated Non-Executive Officer Change in Control Severance Plan; provided that if a subsequent Change in Control occurs that is not a Board Change in Control, then the definition of Good Reason in the applicable Award Agreement shall apply following such subsequent Change in Control.

                (t)    "Incentive Stock Option" means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

                (u)   "Insider" means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

                (v)   "Non-Control Affiliate" means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

                (w)  "Nonemployee Director" means a Director who is not an Employee.

                (x)   "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

                (y)   "Officer" means any person designated by the Board as an officer of the Company.

                (z)   "Option" means an Award that provides the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

                (aa) "Option Expiration Date" means the date of expiration of the Option's term as set forth in the Award Agreement.

                (bb) An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

                (cc) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

                (dd) "Participant" means any eligible person who has been granted one or more Awards.

                (ee) "Participating Company" means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

2020 PROXY STATEMENT	F-5

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                (ff)   "Participating Company Group" means, at any point in time, all entities collectively which are then Participating Companies.

                (gg) "Performance Award" means an Award of Performance Shares or Performance Units.

                (hh) "Performance Award Formula" means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the amount payable pursuant to a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

                (ii)    "Performance Goal" means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.

                (jj)   "Performance Period" means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.

                (kk) "Performance Share" means an Award granted to a Participant pursuant to Section 9 of the Plan which provides for a payment of Shares (or cash equal to the Fair Market Value of Shares) based on satisfaction of Performance Goals established by the Committee pursuant to Section 9.

                (ll)    "Performance Unit" means any Award granted to a Participant pursuant to Section 9 of the Plan which provides for the payment of cash based on the satisfaction of Performance Goals established by the Committee pursuant to Section 9, including but not limited to the Company's Annual Cash Incentive Plan.

                (mm)  "Restricted Stock Award" means an Award of Restricted Stock.

                (nn) "Restricted Stock Unit" means an Award granted to a Participant pursuant to Section 10 of the Plan, to receive a share of Stock or cash on a date determined in accordance with the provisions of Section 10 and the Participant's Award Agreement.

                (oo) "Restriction Period" means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

                (pp) "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

                (qq) "SAR" or "Stock Appreciation Right" means an Award representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.

                (rr)   "Section 162(m)" means Section 162(m) of the Code.

                (ss) "Securities Act" means the Securities Act of 1933, as amended.

                (tt)   "Service" means

                        (i)    a Participant's employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant's Service. Furthermore, only to such extent as may be provided by the Company's leave policy, a Participant's Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company's leave policy. The Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if

F-6	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the stockholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of such termination.

                        (ii)    Notwithstanding any other provision of this Section, a Participant's Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant's Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.

                                In the event that the Participating Company for which Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.

                                Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant's Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant's Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff Transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.

                (uu) "Spinoff Company" means a Participating Company which ceases to be such as a result of a Spinoff Transaction.

                (vv) "Spinoff Transaction" means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the stockholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.

                (ww)  "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.

                (xx) "Stock-Based Award" means any Award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

                (yy) "Stock Unit" means an Award granted to a Participant pursuant to Section 11 of the Plan to receive a share of Stock or cash on a date determined in accordance with the provisions of Section 11 and the Participant's Award Agreement.

                (zz) "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

                (aaa)  "Successor" means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.

                (bbb)  "Ten Percent Owner" means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

2020 PROXY STATEMENT	F-7

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                (ccc)  "Vesting Conditions" mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant's termination of Service.

        2.2    Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

3.    Administration.

        3.1    Administration by the Committee.    The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

        3.2    Authority of Officers.    Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

        3.3    Administration with Respect to Insiders.    With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

        3.4    Committee Complying with Section 162(m).    While the Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors" within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

        3.5    Powers of the Committee.    In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

                (a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;

                (b)   to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

                (c)   to determine the Fair Market Value of shares of Stock or other property;

                (d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability, vesting and payment of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula, Performance Goals and Performance Period applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant's termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

                (e)   to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

                (f)    to authorize, establish or approve one or more forms of Award Agreement;

                (g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, except as provided in Section 3.8 (Repricing and Reload Options Prohibited) and Section 5.4(b) (Vesting Requirements);

F-8	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                (h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant's termination of Service except as provided in Section 5.4(b) (Vesting Requirements);

                (i)    without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option, does not violate Section 3.8 (Repricing and Reload Options Prohibited) and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;

                (j)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

                (k)   to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law;

                (l)    to establish required holding periods for Stock acquired pursuant to Awards; and

                (m)  to the extent permitted by applicable law, to delegate to any proper officer or officers the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement authorized, established or approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.

        3.6    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

        3.7    Arbitration.    Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

        3.8    Repricing and Reload Options Prohibited.    Except as provided in Section 4.2 (Adjustments for Changes in Capital Structure), the Company may not, without obtaining stockholder approval: (a) amend or modify the terms of any outstanding Option or SAR to reduce the exercise price of such outstanding Option or SAR; (b) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; or (c) cancel, exchange or permit or accept the surrender of any outstanding Option or SAR in exchange for any other Award, cash or other securities for purposes of repricing such Option or SAR. No Option may be granted to any Participant on account of the use of Stock by the Participant to exercise a prior Option.

2020 PROXY STATEMENT	F-9

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

4.    Shares Subject to Plan.

        4.1    Aggregate Number of Shares Issuable.

                (a)    Basic Limitation.    The Stock issuable under the Plan shall be authorized but unissued Shares. Subject to the Share Count provisions of Section 4.1(b) and adjustment pursuant to Section 4.2, the aggregate number of shares of Stock that may be issued pursuant to Awards granted under the Plan on and after the date of the 2020 Annual Meeting shall be 93,481,095 shares of Stock, reduced by one (1) share of Stock subject to any Option or SAR, and two (2) shares of Stock subject to any Full Value Award, that is granted after December 1, 2019 and prior to the date of the 2020 Annual Meeting.

                (b)    Share Count.

                        (i)    Shares issued pursuant to Awards under the Plan that are Full-Value Awards will count against the shares of Stock available for issuance under the Plan as two (2) shares of Stock for every one (1) share of Stock issued in connection with the Award.

                        (ii)    Shares of Stock issued pursuant to the exercise of Options or SARs will count against the shares of Stock available for issuance under the Plan as one (1) share of Stock for every one (1) share to which such exercise relates. For purposes of clarity, the total number of shares of Stock subject to Options or SARs that are exercised and settled in Stock, shall be counted in full on a one-for-one basis against the number of shares of Stock available for issuance under the Plan, regardless of the number of shares of Stock actually issued upon settlement of the SARs or Options, and any shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment of the exercise price of any Option or SAR, and any shares of Stock that are exchanged or withheld by the Company or any member of the Participating Company Group to satisfy any tax withholding or payment obligations related to any Option or SAR, shall not be available for subsequent Awards under the Plan.

                        (iii)   If Awards are settled in cash, the Stock that would have been issued had there been no cash settlement shall not be counted against the number of shares of Stock available for issuance under the Plan.

                        (iv)   Stock that is subject to Awards that are forfeited, terminated, cancelled, not earned due to any performance goal that is not met or that otherwise fail to vest or are reacquired by the Company, shall again be available for Awards under the Plan; provided that any one (1) share of Stock subject to any such Award that is a Full-Value Award shall be credited as two (2) shares of Stock when determining the number of shares of Stock available for issuance under the Plan.

                        (v)   Stock exchanged by a Participant or withheld by the Company or any member of the Participating Company Group to satisfy the minimum tax withholding or payment obligations related to any Full-Value Award shall again be available for issuance under the Plan; provided that any one (1) share of Stock so exchanged or withheld in connection with any Full-Value Award shall be credited as two (2) shares of Stock when determining the number of shares of Stock available for issuance under the Plan. Notwithstanding anything in the Plan to the contrary, any shares of Stock exchanged or withheld by the Company or any member of the Participating Company Group to satisfy any tax withholding or payment obligations in excess of the minimum statutory rate with respect to any Full Value Award shall not again be available for issuance under the Plan.

                        (vi)   Notwithstanding anything to the contrary contained herein, for purposes of clarity: (1) any Stock that is tendered (by attestation or otherwise) or exchanged by a Participant or withheld by the Company (by net exercise or other means) as full or partial payment of the exercise price of any Option or SAR shall not be available for subsequent Awards under the Plan; (2) Stock exchanged by a Participant or withheld by the Company or any member of the Participating Company Group to satisfy the tax withholding or tax payment obligations related to any Option or SAR shall not be available for subsequent Awards under the Plan; (3) shares of Stock that are purchased or repurchased by the Company with Option proceeds shall not be available for subsequent Awards under the Plan; and (4) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

        4.2    Adjustments for Changes in Capital Structure.    Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of

F-10	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has an effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants' rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as "effected without receipt of consideration by the Company." If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the "New Shares"), the adjustment made pursuant to this Section may include the unilateral amendment of outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board or the Committee, in its sole discretion, and subject to the requirements of Sections 409A and 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. The Committee shall also make such adjustments pursuant to this Section in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions in a fair and equitable manner as determined by the Committee, in its sole discretion, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

5.    Eligibility and Award Limitations.

        5.1    Persons Eligible for Awards.    Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, "Employees," "Consultants" and "Directors" shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.

        5.2    Participation.    Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

        5.3    Incentive Stock Option Limitations.

                (a)    Persons Eligible.    An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an "ISO-Qualifying Corporation"). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

                (b)    Fair Market Value Limitation.    To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

2020 PROXY STATEMENT	F-11

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

        5.4    Award Limits.

                (a)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.    Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options is 90,000,000 shares.

                (b)    Vesting Requirements.    Notwithstanding anything in the Plan to the contrary, all Full-Value Awards (including but not limited to Performance Awards), Options and SARs shall vest or become exercisable no earlier than twelve (12) months from the date on which such Award is granted, except for the Committee's discretion to provide for accelerated vesting or exercisability in connection with death, Disability, retirement, termination of Service without cause or a Change in Control in the terms of an Award or otherwise, and except that up to five percent (5%) of the aggregate number of shares of Stock authorized for issuance under the Plan may be issued pursuant to Full-Value Awards, Options and SARs without regard to the Service vesting and exercisability requirements of this Section 5.4(b).

                (c)    Section 162(m) Award Limits.    The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a "publicly held corporation" within the meaning of Section 162(m).

                        (i)    Options and SARs.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.

                        (ii)    Restricted Stock and Restricted Stock Unit Awards.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 2,000,000 shares of Stock reserved for issuance under the Plan.

                        (iii)    Performance Awards.    Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company (1)Performance Shares which could result in such Employee receiving pursuant to such Performance Shares more than 2,000,000 shares of Stock reserved for issuance under the Plan, or (2) Performance Units which could result in such Employee receiving pursuant to such Performance Units more than $10,000,000.

                (d)    Limitation on Nonemployee Director Compensation.    Notwithstanding any other provision of the Plan to the contrary, the sum of (i) the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted, plus (ii) the total amount payable in cash, for any calendar year to any individual for services rendered as a Nonemployee Director in that year shall not exceed $650,000 for any individual serving as a Nonexecutive Chair or Lead Independent Director for any portion of that calendar year and $500,000 for any other Nonemployee Director; provided, however, that such limitation shall not apply to compensation payable to any individual for service as an Employee or Consultant or to any compensation that the Board determines is for special services or services beyond those required in the regular course of the duties of a Nonemployee Director.

6.    Terms and Conditions of Options.

        Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

        6.1    Exercise Price.    The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

        6.2    Exercisability and Term of Options.

                (a)    Option Vesting and Exercisability.    Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee

F-12	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

and set forth in the Award Agreement evidencing such Option; provided, however, that (i) no Option shall be vested or exercisable prior to the date allowable under Section 5.4(b), (ii) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (iii) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (iv) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.

                (b)    Participant Responsibility for Exercise of Option.    Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time, provided, however, that the Committee may (but is not required to) include in any Award Agreement such provisions (if any) for automatic exercise of Options upon expiration or termination as it deems appropriate. By accepting an Award Agreement for an Option, a Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant's request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.

        6.3    Payment of Exercise Price.

                (a)    Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company's sole and absolute discretion at the time the Option is exercised, by delivery of the Participant's promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired to the extent required by Delaware law, (iv) by net exercise whereby the Company will, at the time of exercise, reduce the number of shares of Stock otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares of Stock with respect to which the Option is exercised and the Participant shall pay to the Company in cash at the time of exercise the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares of Stock to be issued, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

                (b)    Limitations on Forms of Consideration.

                        (i)    Tender of Stock.    Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's Stock.

                        (ii)    Payment by Promissory Note.    No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to any regulations promulgated by the Board of Governors of the Federal Reserve System or any law or regulation of any other governmental entity affecting the extension of credit in connection with the Company's securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

2020 PROXY STATEMENT	F-13

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

        6.4    Effect of Termination of Service.

                (a)    Option Exercisability.    Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant's termination of Service only during the applicable time periods provided in the Award Agreement.

                (b)    Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

                (c)    Extension if Participant Subject to Section 16(b).    Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant's termination of Service, or (iii) the Option Expiration Date.

        6.5    Transferability of Options.    During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant's guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable to a family member pursuant to a gift, pursuant to a domestic relations order, or to an entity in which more than fifty (50) percent of the voting interests are owned by family members (or the Participant) in exchange for an interest in that entity, subject to the applicable limitations set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act. For purposes of this Section, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty (50) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50) percent of the voting interests.

7.    Terms and Conditions of Stock Appreciation Rights.

        Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

        7.1    Types of SARs Authorized.    SARs may be granted in tandem with all or any portion of a related Option (a "Tandem SAR") or may be granted independently of any Option (a "Freestanding SAR"). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

        7.2    Exercise Price.    The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

        7.3    Exercisability and Term of SARs.

                (a)    Tandem SARs.    Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.

F-14	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

                (b)    Freestanding SARs.    Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be vested or exercisable prior to the date allowable under Section 5.4(b), and (ii) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

        7.4    Deemed Exercise of SARs.    If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

        7.5    Effect of Termination of Service.    Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant's termination of Service only as provided in the Award Agreement.

        7.6    Nontransferability of SARs.    During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant's guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution.

8.    Terms and Conditions of Restricted Stock Awards.

        Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award and including such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

        8.1    Types of Restricted Stock Awards Authorized.    Restricted Stock Awards may or may not require the payment of cash compensation for the Stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

        8.2    Purchase Price.    The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.

        8.3    Purchase Period.    A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.

        8.4    Vesting and Restrictions on Transfer.    Shares issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.

        8.5    Voting Rights; Dividends and Distributions.    Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares to the extent specified by the Committee, provided that no dividends or distributions shall be paid on shares of Stock subject to Vesting Conditions except to the extent that such Vesting Conditions are satisfied. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant's Restricted Stock Award

2020 PROXY STATEMENT	F-15

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

        8.6    Effect of Termination of Service.    Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or Disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

        8.7    Nontransferability of Restricted Stock Award Rights.    Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

9.    Terms and Conditions of Performance Awards.

        Performance Awards shall be evidenced by Award Agreements which include such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

        9.1    Types of Performance Awards Authorized.    Performance Awards may be in the form of either Performance Shares or Performance Units.

        9.2    Value of Performance Shares and Performance Units.    The final value payable to the Participant in settlement of a Performance Award will be determined on the basis of the applicable Performance Award Formula as provided in Section 9.5.

        9.3    Establishment of Performance Period, Performance Goals and Performance Award Formula.    In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to "performance-based compensation" is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed or modified during the Performance Period except to the extent permitted under the requirements of Code Section 162(m) with respect to "performance based compensation" or to the extent compliance with such requirements is not desired. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

        9.4    Measurement of Performance Goals.    Performance Goals shall be established by the Committee on the basis of targets to be attained ("Performance Targets") with respect to one or more measures of business or financial performance (each, a "Performance Measure"), subject to the following:

                (a)    Performance Measures.    Performance Measures may be one or more of the following, as determined by the Committee: revenues; average selling price; average unit costs; excess and obsolete inventory costs; cost of revenues; gross profit; gross margin; research and development expenses; selling, marketing and general and administrative expenses; operating expenses; operating income; operating margin; contribution margin; earnings before any one or more of stock-based compensation expense, interest expense, interest and dividend income, taxes and depreciation and amortization; net income; earnings per share; cost reductions or savings; stock price; economic value added; operating cash flow; free cash flow; return on capital, which includes return on invested capital; compound annual growth rate; return on stockholders' equity; total stockholder return; return on assets; balance of cash, cash equivalents and marketable securities; design wins; product launch; product quality; establishing relationships with commercial entities with respect to marketing, distribution and sale of the Company's products; supply chain achievements; customer satisfaction; customer service; customer/ licensee reporting compliance; employee satisfaction; employee retention; leadership evaluation; completion of identified project(s); completion of

F-16	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

a joint venture or corporate transaction; financing or other capital raising transactions (including sales of the Company's debt or equity); forecast accuracy, including demand or total addressable opportunities accuracy; regulatory achievements, including submitting or filing application or other documents with regulatory authorities or receiving approval of any such application or other documents and passing preapproval inspections; brand reputation; market share; and such other measures as determined by the Committee consistent with this Section 9.4(a) and Code Section 162(m). A Performance Measure may be measured on an objective and pre-established basis in absolute terms, in relative terms (including but not limited to, the passage of time or period to period comparisons and/or against other companies or financial metrics), on a per share and/or share per capita basis, against the performance of the Company as a whole or against particular entities, segments, operating or business units, regional operations or segments, or products of the Company, in accordance with accounting principles generally accepted in the United States ("GAAP") and/or other objective and pre-established principles which are not in accordance with GAAP), and/or on a pre-tax or after-tax basis. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, Participating Company, division, business segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to common stock, any business interruption event, the cumulative effects of tax or accounting changes in accordance with GAAP, or the effect of changes in other laws or regulatory rules affecting reported results. Awards issued to persons who are not Covered Employees may take into account any other factors deemed appropriate by the Committee.

                (b)    Performance Targets.    Performance Targets may, but need not, include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an objective standard selected by the Committee and set forth in the Award Agreement.

        9.5    Settlement of Performance Awards.

                (a)    Determination of Final Value.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

                (b)    Discretionary Adjustment of Award Formula.    In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute "qualified performance based compensation" to a "covered employee" within the meaning of Section 162(m) (a "Covered Employee") to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee may provide in the Award Agreement that it shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.

                (c)    Payment in Settlement of Performance Awards.    As soon as practicable following the Committee's determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.

        9.6    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting or dividend rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having

2020 PROXY STATEMENT	F-17

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

a record date prior to the date on which the Performance Shares are settled or forfeited. Except as otherwise provided in an Award Agreement, such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock or, if Performance Shares are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited. Dividend Equivalents shall be accumulated and paid only to the extent that Performance Shares become nonforfeitable and are paid, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award, except as may be provided in any Award Agreement or required to comply with applicable laws. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

        9.7    Effect of Termination of Service.    Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant's termination of Service on the Performance Award shall be as follows:

                (a)    Death or Disability.    If the Participant's Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant's Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.

                (b)    Other Termination of Service.    If the Participant's Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant's Service other than for cause, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award to the extent permitted under Section 5.4(b) and the requirements of Code Section 162(m) with respect to "performance based compensation".

        9.8    Nontransferability of Performance Awards.    Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

10.    Terms and Conditions of Restricted Stock Unit Awards.

        Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award and such terms and conditions as the Committee shall from time to time establish, subject to the provisions of the Plan.

        10.1    Grant of Restricted Stock Unit Awards.    The grant of Restricted Stock Unit Awards may be conditioned on the attainment of one or more Performance Goals described in Section 9.4. If the grant of a Restricted Stock Unit Award is conditioned on the attainment of one of more Performance Goals described in Section 9.4, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(b).

        10.2    Vesting.    Restricted Stock Units may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4. If the Vesting Conditions of a Restricted Stock Unit Award are based on satisfaction of Performance Goals

F-18	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

described in Section 9.4, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).

        10.3    Voting Rights, Dividend Equivalent Rights and Distributions.    Participants shall have no voting or dividend rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock or, if Restricted Stock Units are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Restricted Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award, except as may be provided in any Award Agreement or required to comply with applicable laws. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

        10.4    Effect of Termination of Service.    Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or Disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service.

        10.5    Settlement of Restricted Stock Unit Awards.    The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement or such other conditions as the Committee may establish, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

        10.6    Nontransferability of Restricted Stock Unit Awards.    Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

11.    Deferred Compensation Awards.

        11.1    Establishment of Deferred Compensation Award Programs.    This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

                (a)   Participants designated by the Committee who are Directors, Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant's compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect

2020 PROXY STATEMENT	F-19

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

                (b)   Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Restricted Stock Unit, Performance Award or Performance Unit.

        11.2    Terms and Conditions of Deferred Compensation Awards.    Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

                (a)    Vesting Conditions.    Deferred Compensation Awards maybe subject to any vesting conditions specified in the Award Agreement.

                (b)    Terms and Conditions of Stock Units.

                        (i)    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting or dividend rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Stock Unit that a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock or, if Stock Units are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock as of the date such Dividend Equivalents are credited Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant's Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.

                        (ii)    Settlement of Stock Unit Awards.    A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award, subject to such conditions as the Committee or the Company may specify. The Company shall issue a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award in settlement of such Award, except as otherwise provided by the Committee. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

                        (iii)    Nontransferability of Stock Unit Awards.    Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

F-20	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

12.    Other Stock-Based Awards.

        In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.

13.    Effect of Change in Control.

        13.1    Accelerated Vesting.    The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and the vesting of shares of Stock acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding, such acceleration shall not occur solely upon a Change in Control to the extent an Option or SAR is assumed or substituted with a substantially similar award in connection with a Change in Control.

        13.2    Assumption or Substitution.    In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiring Corporation"), may, without the consent of the Participant, either assume the Company's rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation's stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares of Stock acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement or pursuant to Section 13.1. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(bb)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

        13.3    Effect of Change in Control on Awards Other Than Options and SARs.    The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control or in the event of a termination of employment following a Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur solely upon a Change in Control to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that is permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

14.    Compliance with Law.

        The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law, including but not limited to laws with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

2020 PROXY STATEMENT	F-21

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

15.    Tax Withholding.

        15.1    Tax Withholding in General.    The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group's tax withholding obligations have been satisfied by the Participant.

        15.2    Withholding in Shares.    The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates or such other limitations as will not cause adverse accounting consequences or cost, except as otherwise specifically provided in any Award Agreement with respect to a Participant subject to tax withholding in any foreign jurisdiction in which there is no minimum statutory withholding rates.

16.    Amendment or Termination of Plan.

        The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no amendment of Section 3.8 and (d) no other amendment of the Plan that would require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

17.    Miscellaneous Provisions.

        17.1    Repurchase Rights.    Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        17.2    Provision of Information.    Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

        17.3    Rights as Employee, Consultant or Director.    No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant's Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee's employer or that the Employee has an employment relationship with the Company.

        17.4    Rights as a Stockholder.    A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

        17.5    Fractional Shares.    The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

F-22	2020 PROXY STATEMENT

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

        17.6    Severability.    If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

        17.7    Beneficiary Designation.    Subject to local laws and procedures and to the extent allowed in any Award Agreement, a Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation may be subject to the consent of the Participant's spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.

        17.8    Awards in Substitution for Awards Granted by Other Companies.    Awards may be granted under the Plan in substitution for or in connection with an assumption of employee, director and/or consultant stock options, stock appreciation rights, restricted stock, restricted stock unit or other stock-based awards granted by other entities to persons who are or who will become Employees, Consultants or Nonemployee Directors in respect of a Participating Company in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by a Participating Company, directly or indirectly, of all or a substantial part of the stock or assets of the granting entity. The Awards so granted may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Plan, Stock substituted for the securities covered by the original award and with the number of shares of Stock subject to such awards, as well as any exercise or purchase prices applicable to such awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares of Stock that are issued or delivered and any Awards that are granted by, or become obligations of, the Company, as a result of any such assumption or substitution in connection with any such transaction shall not be counted against the number of shares of Stock available for issuance under the Plan as specified in Section 4.1 or other limits on the number of Shares available for issuance under the Plan, unless determined otherwise by the Board, and shall not be added back into the number of shares of Stock available for issuance under the Plan upon forfeiture or otherwise. Additionally, in the event that a company acquired by the Company or any Participating Company or with which the Company or any Participating Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock available for issuance under the Plan as specified in Section 4.1 or other limits on the number of Shares available for issuance under the Plan (and Shares subject to such Awards shall not be added to the shares of Stock available for issuance pursuant to Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Nonemployee Directors prior to such acquisition or combination.

        17.9    Section 409A.    The Company intends that the Plan and Awards be exempt from or comply with Section 409A of the Code to the extent applicable (including any amendments to or replacements of such section), and the Plan and the Awards shall be so construed, provided, however, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment in settlement of an Award providing for deferred compensation subject to Section 409A may be made to a Participant who is a "specified employee" (as defined by Section 409A) as of the date of the Participant's separation from service before the date (the "Delayed Payment Date") that is six (6) months after the date of such Participant's separation from service, or, if earlier, the date of the Participant's death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

        17.10    Unfunded Obligation.    Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such

2020 PROXY STATEMENT	F-23

APPENDIX F: AMENDED AND RESTATED 2016 LONG-TERM INCENTIVE PLAN

obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant's (or other individual's) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant's acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

F-24	2020 PROXY STATEMENT

VIEW MATERIALS & VOTE w SCAN TO QUALCOMM INCORPORATED 5775 MOREHOUSE DRIVE N-585L SAN DIEGO, CA 92121 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2020. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E87735-P31472 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. QUALCOMM INCORPORATED The Board of Directors recommends you vote FOR proposals 1-4. Vote on Directors 1. Election of 10 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Nominees: For Withhold Abstain Vote on Proposals For ! Against ! Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2020. 1a. Mark Fields 1b. Jeffrey W. Henderson 3. To approve the amended and restated 2016 Long-Term Incentive Plan, including an increase in the share reserve by 74,500,000 shares. ! ! ! 1c. Ann M. Livermore 1d. Harish Manwani 4. To approve, on an advisory basis, our executive compensation. ! 2 Years ! 3 Years ! Abstain 1e. Mark D. McLaughlin The Board of Directors recommends an annual (1 year) vote: 1 Year 1f. Steve Mollenkopf ! ! ! ! 5. To approve, on an advisory basis, the frequency of future advisory votes on our executive compensation. 1g. Clark T. Randt, Jr. 1h. Irene B. Rosenfeld 6. To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof. 1i. Kornelis "Neil" Smit 1j. Anthony J. Vinciquerra Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on March 10, 2020: The Notice and Proxy Statement is available at www.proxyvote.com. E87736-P31472 PROXY QUALCOMM INCORPORATED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 10, 2020 PROXY The undersigned, revoking all prior proxies, hereby appoints Mark D. McLaughlin and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 10, 2020 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors. YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States. (Continued and to be signed on reverse side.)